UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CENTURYLINK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CenturyLink™

2019 Annual Report
2020 Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2020

This proxy statement and related materials are

available at www.proxyvote.com.

Dear Fellow Shareholders:

On behalf of the entire Board of Directors, I want to thank you for your support of CenturyLink.

Over the last year, we have certainly been busy. We are continuing the transformation we began a little more than two years ago with the acquisition of Level 3, responding to a continually and rapidly evolving world where our technology is key, de-risking our business by significantly improving our balance sheet, listening to and acting upon your feedback regarding corporate governance and executive compensation, and, as I write this letter, dealing with the COVID-19 pandemic sweeping the world.

Committing to our Communities During the COVID-19 Pandemic

As a company, we have taken many proactive steps to help “flatten the curve” of this virus. Our first priority is for the health and safety of our employees. All employees whose jobs allow them to work at home are currently doing so, approximately 75% of our global workforce, and, excluding our critical infrastructure personnel such as field technicians, close to 95% of our North American employees. Whether working from home or not, we have established strict social distancing practices, eliminated travel, and are using our own products and services to maintain a productive and engaged workforce during this period. We have also sought to mitigate the financial impact on employees. We have instituted an additional 80 hours of paid time off to be available for COVID-19 issues and have expanded access to our short-term disability program to all U.S. employees. We are also working with our local leadership around the world to provide additional protections to our non-U.S. employees.

Our employees’ response has been phenomenal. They recognize their efforts and our services are key components to our customers and communities combatting this disease. We are actively and urgently working with State, Local and Federal Governments around the globe to ensure they have the networking, connectivity and security capabilities they need to respond effectively. Similarly, we are working with our many Business and Consumer customers to ensure they have the capabilities to implement their own work-from-home initiatives and support their businesses. This is what our network was built to do. Our team is keeping people connected when it matters most, and I am incredibly proud of our team of employees. Their appreciation of their role with each other and their role in supporting our customers and communities across the globe has been truly remarkable.

We have also taken the FCC’s Keep America Connected Pledge, which means we will not disconnect or charge late fees to Consumer or Small Business customers experiencing hardships due to COVID-19 and we have suspended data usage limits for these customers.

While the long-term effect of this pandemic remains to be fully understood, it is not too soon to say that secure, far-reaching and capable networks such as ours, together with the employees who bring them to life, are critical to the security and prosperity of the customers we serve around the world and the communities in which they live. We at CenturyLink are proud to be part of that.

The 4th Industrial Revolution

As the current crisis amply demonstrates, the world is more networked and more dynamic than ever. We are undergoing what has been termed the 4th Industrial Revolution, where digital technologies, Big Data and Artificial Intelligence (AI) fundamentally change the way the world and our customers engage in business and in governing.

CenturyLink’s core technologies are at the center of this new world. We believe the starting point for all communications is fiber as the fundamental transport technology. We are continually expanding what is already one of the world’s largest fiber networks (approximately 450,000 route miles), connecting new buildings (approximately 170,000 buildings on-net as of year-end), expanding our footprint (more than 60 countries today) and utilizing our extensive conduit systems to rapidly and economically augment with new fiber and transport technologies.

Internet Protocol (IP) is at the heart of this fiber-connected world and CenturyLink is at the heart of the IP world. Our IP network operates at incredible scale and can easily support our customers’ growing capacity needs. Work-from-home, distance learning, remote medicine and how the economy itself functions depend on IP and the services we provide. Whether you are a Content customer, Cloud Service Provider, Wholesaler, Enterprise, Small Business or one of our almost 5 million Consumer broadband customers, you rely on CenturyLink’s IP backbone.

Although compute resources are historically centralized into a few locations for each customer, we recognize that latency concerns, along with intensive bandwidth demands of Big Data and AI, require compute resources to move closer and closer to the network edge. Our fiber network and our newly launched CenturyLink Edge Compute products are meeting that need. For one global customer, we evaluated thousands of domestic U.S. locations and found that with slightly more than 100 CenturyLink edge compute facilities, we could serve 95% of those sites with less than 5 milliseconds of delay. This is a good, but not uncommon example of how our far-reaching fiber network and our focus on providing next generation solutions work together to solve our customers’ evolving needs.

There is a lot for us to look forward to in our business. But we also face pressures. As I regularly tell our team, we have to always “face the truth”, and the truth here is that a portion of our revenue will continue to decline. Products like legacy Consumer voice services or Enterprise private lines, which are based on technology from the early 2000’s, will continue to decline. These declines are expected to occur over long periods and are flattening, but these legacy declines will continue to put pressure on our top line.

Fiber is key even here. As an example, our fiber-based Consumer broadband services are growing. When we invest in fiber to a home, we change from an analog to a digital customer experience, with higher speeds, simpler product sets, better network performance, enhanced monitoring and even intuitive self-installs.

The bottom line is we operate one of the world’s largest, most powerful fiber networks. It is a critically valuable asset in which we will continue to invest to expand and upgrade – where we invest in fiber, we grow our business.

Financial Discipline

Many of you have heard me say that I believe growing Free Cash Flow per share is the best method for driving long-term growth in shareholder value. This principle is critical to how we run the business – focusing on profitable revenue and disciplined financial management are essential to that end.

To drive profitable revenue, we have expanded our capabilities for businesses. As an example, operating in today’s hybrid-cloud world is complex for our customers. With services like Dynamic Connections (scalable, redirectable, instantaneous connectivity), Cloud Application Manager (where customers can control all of their cloud resources in a streamlined, seamless manner), Edge computing and Security embedded within the network itself, we greatly simplify our customers’ hybrid cloud environments.

At the beginning of 2019, we announced our digital and cost transformation efforts, with plans to achieve $800 million to $1 billion in cost transformation synergies over the next three years. During the year we made great progress, achieving approximately $430 million in run-rate cost savings. The primary objective of our transformation efforts is to implement a digital operating model – evolving how our employees support our services and how our customers buy and consume those services. Cost efficiencies are a natural outcome of those efforts. As 2020 begins, we remain focused on streamlining and enhancing the CenturyLink customer experience.

Similarly, in early 2019 we announced our three-year plan to reduce net leverage to a range of 2.75 to 3.25 times Adjusted EBITDA. A strong balance sheet is critical to our ability to invest, pursue future growth opportunities and provide the flexibility to adapt to unforeseen events. I am pleased to say that we have made excellent progress toward this objective. We exited 2019 at 3.7x leverage – down from 4.0x at the end of 2018 and from 4.3x at the time of the Level 3 acquisition. In addition, over the last twelve months we refinanced $17 billion of debt – roughly half of our total outstanding debt, reducing interest expense and extending debt maturities. We believe our financial position is strong.

Corporate Governance and Executive Compensation

The CenturyLink Board continually reviews our Board composition, governance and executive compensation practices. During 2019, we deepened our engagement with you and listened to your feedback on these issues. In response to this feedback, we made extensive changes to our compensation plans. These changes are detailed in the proxy and included in a letter from the Chair of our Human Resources and Compensation Committee, Laurie Siegel.

Our Board of Directors continues to review our governance policies and Board composition to ensure we are aligned with the interests of all shareholders. Late last year, we announced several changes to the Board, including the retirement of Harvey Perry and Glen Post at our upcoming shareholder meeting. In addition, we recently added Hal Jones to the Board and, as you will see in the slate of Directors, Mary Landrieu has elected not to stand for reelection to the Board. With Harvey’s upcoming retirement, we are nominating Mike Glenn as Chairman of our Board. These changes reduce the size, improve the average tenure and position us to enhance important skills for our Board.

In addition, we established targets and expectations regarding key governance issues:

•

Average Board tenure of no more than 10 years. On this objective, I’m pleased to say that with the changes we are making to the Board, our average tenure will be nine years, compared to the 12-year average last year;

•	All Board members except the CEO should be independent. With the proposed slate, that is now the case;

•	Maintaining a Board of between 10 and 12 directors. As you can see from the proxy, we are proposing an 11-director slate;

•	Rotating Board chairs and assignments approximately every five years, which we are currently implementing; and

•	Strengthening oversight in key areas, such as our political contribution philosophy, ESG and gender pay equity initiatives.

Please join me in thanking Glen, Harvey and Mary for their leadership on your Board of Directors. At the time Harvey joined Glen on the Board more than 30 years ago, Century Telephone, as it was then known, had roughly $250 million in revenue, and operated primarily in small markets within 14 states. Over the years, Glen and Harvey have overseen the growth of the company into a global telecommunications leader, providing services in more than 60 countries with more than $20 billion in revenue. We are grateful to Glen, Harvey and Mary for their contributions and will miss their deep engagement and their counsel.

In the event it is not possible or advisable to hold an in-person annual meeting as currently planned, we are making arrangements to hold the meeting through virtual meeting technology. We will continue to monitor the COVID-19 situation and will announce any alternative arrangements for the meeting as soon as possible. Please monitor our website at ir.centurylink.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check our website for updates, which will be posted no later than May 10, 2020. As always, we encourage you to vote your shares prior to the annual meeting.

Operating one of the world’s largest networks, we provide services that are extraordinarily important and relevant to the marketplace. We continue enhancing those services and the reach of our fiber network, responding to our customers’ evolving needs for ubiquitous, scalable and flexible solutions that allow them to control their own digital infrastructure and fuel their ongoing digital transformations. Whether for Content distribution, Big Data applications, AI, Cloud computing, Edge computing or Security, CenturyLink is at the heart of the 4th Industrial Revolution.

Wishing you all health, safety and strength during these trying times, and with thanks for your support.

Regards,

Jeff Storey

President and Chief Executive Officer

CenturyLink

Notice of 2020 Annual Meeting

of Shareholders

DATE AND TIME May 20, 2020 10:00 a.m. local time	PLACE CenturyLink Auditorium CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS
(1)	Elect as directors the 11 nominees named in the accompanying proxy statement
(2)	Ratify the appointment of KPMG LLP as our independent auditor for 2020
(3)	Approve an amendment to our 2018 Equity Incentive Plan
(4)	Conduct a non-binding advisory vote to approve our executive compensation
(5)	Transact such other business as may properly come before the meeting and any adjournment

RECORD DATE You can vote if you were a shareholder of record at the close of business on March 26, 2020.

PROXY VOTING Shareholders are invited to attend the meeting in person. Even if you expect to attend, we urge you to vote in advance using any of the methods listed below.

EMERGENCY CONTINGENCY PLAN As discussed further in the accompanying proxy statement, in the event existing public health concerns related to COVID-19 persist, CenturyLink may take steps to best protect the health and welfare of all our stakeholders, including announcing alternate meeting attendance options or restrictions, or adjourning or rescheduling the meeting.

Stacey W. Goff

Secretary

April 8, 2020

YOUR VOTE IS IMPORTANT TO US. WE URGE YOUR PARTICIPATION.

Using the voting instructions provided in your proxy materials, you may vote one of the following ways:

By Internet: visit www.proxyvote.com	By Phone: call 1-800-690-6903	By Mail: mark, sign, date and return proxy card	In Person: attend Annual Meeting

2020 Proxy Statement | i

Forward-Looking Statements

Except for historical and factual information contained herein, matters set forth in our 2020 proxy materials identified by words such as “expects,” “believes,” “will” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protection thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to uncertainties. Actual events and results may differ materially from those anticipated by us in those statements due to several factors, including those disclosed in our other filings with the SEC. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Certain Defined Terms

All references in this proxy statement or related materials to “we,” “us,” “our,” the “Company” or “CenturyLink” refer to CenturyLink, Inc. In addition, each reference to (i) the “Board” refers to our Board of Directors, (ii) “Voting Shares” refers collectively to our shares of Common Stock (“Common Shares”) and shares of Series L Preferred Stock (“Preferred Shares”), (iii) “meeting” or “annual meeting” refers to the 2020 annual meeting of our shareholders described further herein, (iv) “executives,” “executive officers,” “named executives,” “named officers,” “named executive officers” or “NEOs” refers to the five officers listed in the Summary Compensation Table appearing on page 77 of this proxy statement, (v) “senior officers” refers to our executive officers and a

ii | 2020 Proxy Statement

limited number of additional officers whose compensation is determined by the Compensation Committee, (vi) “Compensation Committee” refers to the Human Resources and Compensation Committee of our Board, (vii) “Nominating Committee” refers to the Nominating and Corporate Governance Committee of our Board, (viii) “Embarq” refers to Embarq Corporation, which we acquired on July 1, 2009, (ix) “Qwest” refers to Qwest Communications International Inc., which we acquired on April 1, 2011, (x) “Level 3” refers to Level 3 Parent, LLC and its predecessor, Level 3 Communications, Inc., (xi) “Level 3 Combination” refers to our business combination with Level 3, which was consummated on November 1, 2017, (xii) “SEC” refers to the U.S. Securities and Exchange Commission, (xiii) “ESG” refers to Environmental, Social and Governance, (xiv) “GAAP” refers to U.S. generally accepted accounting principles and (xv) “NYSE” refers to the New York Stock Exchange. Unless otherwise provided, all information is presented as of the date of this proxy statement.

2020 Proxy Statement | iii

CENTURYLINK AT-A-GLANCE

Key 2019 Financial Highlights

During 2019, we met or exceeded all financial outlook measures we provided at the beginning of the year, including Adjusted EBITDA, Free Cash Flow, and Capital Expenditure objectives. Specifically, we:

–	Generated greater Enterprise and iGAM revenue in the second half 2019, compared to the first half 2019

–	Grew Adjusted EBITDA (excluding integration and transformation costs and special items) to $9.070 billion compared to $9.040 billion for the full year 2018

–	Expanded Adjusted EBITDA (excluding integration and transformation costs and special items) margin to 40.5%, compared to 38.6% for the full year 2018

–	Reduced Net Debt by approximately $2.0 billion in 2019, and reduced Net Debt to Adjusted EBITDA to 3.7 times in 4Q19 from 4.0 times in 4Q18, moving closer to our three-year objective of 2.75 to 3.25 times

–	Refinanced approximately $17.0 billion in long-term debt (pro forma for first quarter 2020 activity), significantly reducing our cost of capital, and resulting in more than $200 million in annualized interest expense savings

For information on how our non-GAAP metrics used above reconcile to GAAP measures, see Appendix A. For more complete information on us and our recent performance, see the remainder of this proxy statement, including Appendix B.

We are an international facilities-based communications company engaged primarily in providing a broad array of integrated services to our business and residential customers. We believe we are among the largest providers of communications services to domestic and global enterprise customers and the second largest enterprise wireline telecommunications company in the United States. We provide services in over 60 countries, with most of our revenue being derived in the United States.

We continue expanding the reach and capabilities of our network by investing at the edge of our world class fiber network consisting of approximately 450,000 route miles, connecting approximately 170,000 fiber-based on-net enterprise buildings, connecting to public and private data centers and subsea networks. We are also investing in new technologies, leveraging our extensive fiber network that provides customers with dynamic bandwidth and low-latency edge computing services to enable their digital transformation.

Our Customers:

CenturyLink provides services through five customer-facing segments:

•	International and Global Accounts Management (“iGAM”) Segment. Under our iGAM segment, we provide our products and services to approximately 200 global enterprise customers and three operating regions: Asia Pacific, Latin America, Europe Middle East and Africa. We serve customers in more than 60 countries and conduct business in 25 languages.

•	Enterprise Segment. Under our enterprise segment, we provide our products and services to large and medium domestic and global enterprises, and the public sector, which includes the U.S. federal, state and local governments and research and educational institutions.

•	Small and Medium Business (“SMB”) Segment. Under our SMB segment, we provide our products and services to small and medium businesses directly and through our indirect channel partners.

•	Wholesale Segment. Under our wholesale segment, we provide our products and services to a wide range of other communication providers across the wireline, wireless, cable, voice and data center sectors. Our wholesale customers range from large global telecom providers to small regional providers.

•	Consumer Segment. Under our consumer segment, we provide our products and services to residential customers across the United States.

Adjusted EBITDA ($ in billions)	Leverage Net Debt to Adjusted EBITDA	Net Debt ($ in billions)

2020 Proxy Statement | 1

ITEM NO. 1 – ELECTION OF DIRECTORS

The first proposal for consideration at the meeting is the election of each of the 11 candidates named below for a one-year term expiring at our 2021 annual meeting of shareholders, or until his or her successor is duly elected and qualified.

Who We Are

We believe our Board of Directors contains the right combination of skills and experience to drive shareholder value. Over the last several years, we have overseen the transformation of CenturyLink from a relatively small rural local exchange provider to one of the premier providers of communication services to domestic and global customers. More recently, we have overseen our company’s growth in Adjusted EBITDA over the last two years, reduction of its leverage, attainment of its merger synergy goals, and the identification of and progress toward achievement of additional opportunities to create value.

We have also worked to set the tone for excellence, integrity and diversity within our Board. Our directors represent a wide array of backgrounds in areas critical to our success including telecommunications, technology, government and finance as well as gender and other types of diversity. Additionally, we believe our Board is well equipped to oversee the Company’s strategy and risk management. Except for our CEO, all of our nominees have been determined to be independent.

Our Board sets the tone for governance excellence by maintaining provisions for majority voting, annual director elections and proxy access. Our Board also takes steps to ensure that it obtains information from a range of diverse sources including, among others, through shareholder engagement, invitations to key experts outside the Company to make presentations and active engagement with employees below the C-suite level. Also, in addition to shares earned via Board service, some of our directors have also purchased shares individually.

We invite you to read the board bios that follow to appreciate our directors’ individual accomplishments, attributes and skills. Your voting support for these nominees enables us to continue representing your interests and those of our stakeholders. We believe we have the right Board, with the right skills, perspectives, and experience, to manage the next phase in CenturyLink’s transformation.

Our Director Nominees

CenturyLink’s Nominating Committee recommended, and the full Board nominated, the below-named 11 candidates. Other than Mr. Hal Jones, all of the nominees were elected to the Board at the 2019 annual meeting.

✓	Martha Bejar

✓	Virginia Boulet

✓	Peter Brown

✓	General Kevin Chilton
✓	Steven Clontz

✓	Michael Glenn

✓	Bruce Hanks

✓	Hal Jones
✓	Michael Roberts

✓	Laurie Siegel

✓	Jeff Storey

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR

2 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Board Qualifications

Director Qualifications

Board Skills and Experience

CenturyLink’s Board of Directors provides a wide array of skills, experience and perspectives that strengthen the Board’s ability to fulfill its oversight role on behalf of CenturyLink’s shareholders. We strive to maintain a well-rounded and diverse Board that balances:

•	telecommunications and technology experience with other industry expertise,

•	the institutional knowledge of long-tenured directors with the fresh perspective of newer directors, and

•	in-depth knowledge of areas critical to our business, such as cybersecurity and customer experience, with broad-based executive management skills.

As summarized below, our nominees bring a variety of skills and experience to our Board, developed across a variety of industries.

DIRECTOR SKILLS AND EXPERTISE	Bejar	Boulet	Brown	Chilton	Clontz	Glenn	Hanks	Jones	Roberts	Siegel	Storey

SENIOR LEADERSHIP/EXECUTIVE EXPERIENCE/INDUSTRY EXPERIENCE Senior/executive level experience in complex organizations, particularly those in the communications industry or selling services to enterprise customers.

	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

BUSINESS AND DIGITAL TRANSFORMATION Experience in leading or implementing transformation of a business or business unit, particularly with a focus on simplification and automation or risk management at an enterprise level.

	🌑			🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

RISK MANAGEMENT Experience overseeing complex enterprise risk management programs.		🌑	🌑	🌑			🌑

FINANCE/PUBLIC ACCOUNTING Experience in the oversight of internal controls and reporting of public company financial and operating results.	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

GLOBAL BUSINESS EXPERIENCE Experience crafting, leading or implementing international business strategy and operations.	🌑			🌑	🌑	🌑		🌑	🌑	🌑	🌑

CUSTOMER EXPERIENCE Experience developing strategies or leading efforts to improve and transform customer experience, particularly with respect to simplification and automation of customer platforms.					🌑	🌑	🌑		🌑		🌑

MERGERS AND ACQUISITIONS EXPERIENCE Experience navigating growth opportunities, analyzing strategic transactions and negotiating complex transactions.		🌑	🌑		🌑	🌑	🌑	🌑		🌑	🌑

TECHNOLOGY AND INNOVATION Experience developing, leading or implementing new technology and innovation initiatives on an enterprise-wide basis, including a focus on digital risk mitigation.	🌑			🌑	🌑			🌑			🌑

HUMAN RESOURCES LEADERSHIP Managed human resources and talent management functions, including executive compensation system design.							🌑			🌑

CYBERSECURITY Knowledge of the evolving landscape of data security, information technology and the transmission and storage of confidential information.	🌑			🌑							🌑

ENVIRONMENTAL, SOCIAL AND GOVERNANCE Experience in assessing business operations in conjunction with evolving corporate governance and ESG principles to deliver responsible results to stakeholders.		🌑				🌑				🌑

2020 Proxy Statement | 3

ITEM NO. 1 – ELECTION OF DIRECTORS

Board Qualifications

Board Diversity

Our nominees embody tenure, gender, and professional diversity: Most of our nominees have served for four years or less. The remaining five nominees each have more than nine years of service and form the institutional knowledge backbone of the Board. More than a quarter of our nominees are women, and women hold key boardroom leadership positions including chairs of two of our four principal standing Board committees. Our commitment to gender diversity is longstanding – first electing a woman to the Board in 1995, when women in the boardroom were relatively rare. With nominees from the telecommunications and technology industries, and with leadership experience in global logistics, human capital management, the U.S. military, and international brand and franchise management – the Board’s professional experience represents a diversity of perspectives essential to effective risk management oversight.

4 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Director Biographies

Director Biographies

Martha H. Bejar
Principal Occupation: Former technology executive and advisor Committees: Audit; Risk and Security Age 58 Independent Director Director since 2016

Telecommunications Leadership with innovation experience as co-founder and principal of Red Bison Advisory Group, LLC, which provides business advisory services to telecommunications and enterprise technology firms, from January 2014 to June 2019. Ms. Bejar also served as Chief Executive Officer and director at Unium, Inc., a Wi-Fi service provider, from December 2016 to March 2018; as Chief Executive Officer and director of Flow Mobile, Inc., a broadband wireless company, from January 2012 to December 2015; as Chief Executive Officer and Chairperson of Infocrossing, Inc. (a U.S.-based cloud services affiliate of Wipro Limited) from January 2011 to March 2012; as President of Worldwide Sales and Operations at Wipro’s information technology services affiliate from 2009 to 2011; and as Corporate Vice President for the communications sector of Microsoft Corporation from June 2007 to June 2009. Prior to then, Ms. Bejar held diverse sales, operations, engineering and R&D positions at Nortel Networks Corporation and Bellsouth/AT&T

Current public company directorships: CommVault Systems; Sportsman’s Warehouse Holdings, Inc.; and Quadient SA (formerly Neopost)

Previous public company directorships in last five years: Mitel Networks Corporation and Polycom, Inc.

Other leadership experience: Rainer Scholars - Trustee and Board member

Virginia Boulet
Principal Occupation: Managing Director, Legacy Capital LLC Committees: Nominating and Corporate Governance (Chair); Human Resources and Compensation Age 66 Independent Director Director since 1995

Corporate Governance and Securities expertise as Special Counsel at Adams and Reese LLP from March 2002 to March 2014; as a Corporate and Securities Partner at Phelps Dunbar LLP from 1992 to March 2002; also served as the President and Chief Operating Officer of IMDiversity, Inc. from March 2002 to March 2004 and as an adjunct professor of securities regulation and mergers and acquisitions law at Loyola University - New Orleans College of Law, 2004 to 2018

Current public company directorships: W&T Offshore, Inc.

2020 Proxy Statement | 5

ITEM NO. 1 – ELECTION OF DIRECTORS

Director Biographies

Peter C. Brown
Principal Occupation: Chairman, Grassmere Partners, LLC Committees: Finance (Chair); Audit Age 61 Independent Director Director since 2009

Executive Leadership, Finance, Growth and Strategic Development experience as former Chairman and CEO of AMC Entertainment Inc. from 1999 to 2009 and its Chief Financial Officer from 1991 to 1999. Chairman of Grassmere Partners, LLC, a private investment firm, since 2009; founded EPR Properties, a NYSE-listed real estate investment trust, where he currently serves as a member of the Board of Trustees

Current public company directorships: Cinedigm Corporation and EPR Properties

Other leadership experience: CEC Entertainment, Inc.; National CineMedia, Inc.; Midway Games, Inc.; Lab One, Inc.; Protection One, Inc.; CORE Entertainment Holdings; Digital Cinema Implementation Partners; Movietickets.com; Swope Community Enterprises; Greater Kansas City Chamber of Commerce; The Advancement Board of the University of Kansas Medical Center and Hospital; Rockhurst High School; The Advisory Board of the University of Kansas Business School; The Kansas City Art Institute; and National Association of Theatre Owners

Kevin P. Chilton
Principal Occupation: President, Chilton & Associates LLC Committees: Risk and Security (Chair); Audit Age 65 Independent Director Director since 2017

Cybersecurity, Risk Management and Scientific leadership experience as a retired General following 34 years of service in the U.S. Air Force, including service as Commander, U.S. Strategic Command, from 2007 to 2011, overseeing the U.S. Department of Defense’s nuclear, space and cyberspace operations; as Commander, U.S. Air Force, Space Command from 2006 to 2007; as a NASA Astronaut from 1987 to 1996, including three space shuttle flights; and as Deputy Program Manager of the International Space Station from 1996 to 1998; currently serves as President of Chilton & Associates, LLC

Current public company directorships: AeroJet Rocketdyne

Previous public company directorships in last five years: Anadarko Petroleum Corporation, Level 3 Communications, Inc., Orbital ATK

Other leadership experience: Aerospace Corporation (a federally-funded R&D center); Air Force Academy Falcon Foundation; Jewish Institute for the National Security of America; Cobham Advanced Electronic Solutions; SEA Adventure Crusade, National Technology; and Engineering Solutions of Sandia, Los Alamos & Lawrence Livermore National Lab

6 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Director Biographies

Steven “Terry” Clontz
Principal Occupation: Global Corporate Advisor Committees: Human Resources and Compensation; Nominating and Corporate Governance Age 69 Independent Director Director since 2017

Innovative Technologies and Global Telecommunications experience as the Chief Executive Officer of StarHub, Ltd., a Singaporean telecommunications company, from 1999 to 2010, and as the Senior Executive Vice President (International) of Singapore Technologies Telemedia Pte. Ltd. from 2010 to 2017; previously served as the Chief Executive Officer, President and a Director of IPC Information Systems from December 1995 to December 1998; Mr. Clontz held various senior executive positions (including President, Asia-Pacific) at BellSouth International, Inc. from 1987 to 1995; currently serves as a corporate advisor to ST Telemedia Pte. Ltd. since January 2018 and as a corporate advisor to Temasek International Advisors Pte. LTD. since January 2010

Current public company directorships: StarHub Ltd.

Previous public company directorships in last five years: Level 3 Communications, Inc. (2012 to 2017), InterDigital Wireless, Inc. (1998 to 2015)

Other leadership experience: Various positions with other communications companies, including Cloud9 Technologies LLC, PSA International Pte. Ltd.; Virgin Mobile Latin America, Inc. and STT GDC Pte. Ltd.

T. Michael Glenn
Principal Occupation: Senior Advisor, Oak Hill Capital Partners Committees: Human Resources and Compensation; Audit Age 64 Independent Director Director since 2017

Market Development, Customer, Communications, Strategic, and Operational experience as the Executive Vice President of Market Development and Corporate Communications for FedEx Corp. from 1998 to December 2016; also served during this time as the President and Chief Executive Officer of FedEx Corporate Services and as a member of its five-person Executive Committee responsible for developing and implementing strategic business activities; previously held the role of Senior Vice President, Worldwide Marketing, Consumer Service and Corporate Communications for FedEx Express; currently serves as a senior advisor to Oak Hill Capital Partners, a private equity firm, since 2017

Current public company directorships: Pentair PLC

Previous public company directorships in last five years: Level 3 Communications, Inc.

Other leadership experience: Safe Fleet; Church Health; and Madonna Learning Center

2020 Proxy Statement | 7

ITEM NO. 1 – ELECTION OF DIRECTORS

Director Biographies

W. Bruce Hanks
Principal Occupation: Consultant, Graham, Bordelon, Golson & Gilbert, Inc. Committees: Audit (Chair); Finance Age 65 Independent Director Director since 1992

Corporate Development, Finance, Public Accounting and Telecommunications executive experience holding various senior level roles at CenturyLink from 1980 to 2001, including the Chief Operating Officer, Senior Vice President - Corporate Development and Strategy, Chief Financial Officer and President - Telecommunication Services; served as the Athletic Director of the University of Louisiana at Monroe from 2001 to 2004; began his career as a Certified Public Accountant with Peat, Marwick & Mitchell; currently a consultant for an investment management and financial planning company based in Monroe, Louisiana

Other leadership experience: Board member of the American Football Coaches Foundation and the Edward Via College of Osteopathic Medicine; National Association of Corporate Directors - Board Leadership Fellow; Advisory Board Member of IberiaBank Corporation; previous service on the executive boards of several national telecommunications industry associations, private organizations, non-profits, and other public companies not within the last five years

Hal S. Jones
Principal Occupation: Retired former accounting executive Committees: None Age 67 Independent Director Director since January 1, 2020

Public Accounting, Financial and Controls experience as the Chief Financial Officer of Graham Holdings (formerly known as the Washington Post Company) from 2009 to 2013; as the Chief Executive Officer and President of Kaplan Professional, a subsidiary of The Washington Post from 2008 to 2009; and through various senior level positions at The Washington Post Company, from 1989 to 2008; began his career as a Certified Public Accountant at PricewaterhouseCoopers from 1977 to 1988

Current public company directorships: Playa Hotels and Resorts, N.V.

Other leadership experience: Studio Theatre, a Washington, D.C.-based non-profit theater production company

8 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Director Biographies

Michael J. Roberts

Principal Occupation:

Founder and Chief

Executive Officer,

Westside Holdings
LLC

Committees:

Human Resources
and Compensation;

Nominating and

Corporate
Governance

Age 69

Independent Director

Director since 2011

Fortune 500 Global Executive, Marketing, and Customer experience as the President and Chief Operating Officer of McDonald’s Corporation from 2004 to 2006; previously served as the Chief Executive Officer of McDonald’s USA during 2004 and prior to that in various senior level roles at McDonald’s USA from 2001 to 2004; since 2006, currently serves as founder and chief executive officer of Westside Holdings LLC, a marketing and brand development company

Current public company directorships: W. W. Grainger, Inc.

Laurie A. Siegel
Principal Occupation: Founder of LAS Advisory Services Committees: Human Resources and Compensation (Chair); Nominating and Corporate Governance Age 63 Independent Director Director since 2009

Human Resources and Executive Compensation experience as Senior Vice President of Human Resources and Internal Communication of Tyco International from 2003 to 2012; held various senior level positions at Honeywell International, Inc. from 1994 to 2002; founded in 2012 LAS Advisory Services, a business and human resources consultancy; currently serves as a Senior Advisor to the G100 and as a Chairman of the G100 Talent Consortium

Current public company directorships: FactSet Research Systems, Inc., California Resources Corporation

Previous public company directorships in last five years: Volt Information Sciences, Inc.

Other leadership experience: Positions with various non-profit organizations, including Understood (non-profit); Morristown Festival of Books; and currently serves on the Board of Directors of Swoop, a venture-backed company providing enterprise solutions enabling co-workers to carpool to work

2020 Proxy Statement | 9

ITEM NO. 1 – ELECTION OF DIRECTORS

Director Biographies

Jeffrey K. Storey
Principal Occupation: President and Chief Executive Officer, CenturyLink Committees: Risk and Security Age 59 Director since 2017

Innovative Transformational Telecommunications and Cybersecurity experience as the President and Chief Executive Officer of CenturyLink since 2018; previously served as the Chief Operating Officer of CenturyLink between 2017 and 2018; previously served as the President and Chief Executive Officer of Level 3 Communications, Inc. from April 2013 to November 2017; also held the positions of President and Chief Operating Officer of Level 3 Communications, Inc. from December 2008 to April 2013; served as the President of Leucadia Telecommunications Group (Leucadia National Corporation) from 2006 to 2008; as the Chief Executive Officer and President of WilTel Communications Group Inc. from 2002 to 2005 and in various other senior level positions with WilTel or its affiliates from 1999 to 2002; held the title of Vice President of Commercial Services of Cox Communications from 1998 to 1999 and also served as a Vice President and General Manager of Cox Fibernet from 1994 to 1998; began his career in telecommunications in 1983 with Southwestern Bell Telephone where he held various engineering and operations positions

Previous public company directorships in last five years: Level 3 Communications, Inc. (2013 to 2017)

Other leadership experience: Member of the National Security Telecommunications Advisory Committee

Votes Required

To be elected, each of the 11 nominees must receive an affirmative vote of a majority of the votes cast with respect to the election of directors. Any director failing to receive a majority of votes cast must promptly tender his or her resignation.

Unless otherwise directed, all votes attributable to voting shares represented by each duly executed and delivered proxy will be cast for the election of each of the above-named nominees. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Under our Bylaws nominating procedures, these nominees are the only individuals who may be elected at the meeting. If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, the persons named as proxies may vote instead for another candidate designated by the Board, without re-soliciting proxies.

10 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Executive Officers Who Are Not Directors

Executive Officers Who Are Not Directors

Listed below is information on each of our executive officers who are not directors.

Shaun C. Andrews
Executive Vice President and Chief Marketing Officer
Age: 47

Shaun Andrews has served as Executive Vice President and Chief Marketing Officer since August 2019. He has responsibility for the Company’s go-to-market strategy, product development, privacy, and product management. Shaun also has oversight of the Company’s global marketing organization, including managing the Company’s end-to-end customer experience, brands, global messaging, digital campaigns and marketing technology. Shaun started with CenturyLink in 2017 as Executive Vice President, Product Management. Mr. Andrews previously served in several capacities at Level 3 Communications, Inc., most recently as the Senior Vice President of IP and Real-Time Communications from 2016 until the Level 3 and CenturyLink combination. Prior to that role, Mr. Andrews served as Level 3’s Senior Vice President, Global Voice Services from 2012 to 2016. Mr. Andrews has nearly 25 years of experience in the technology industry, including positions with AT&T, WilTel and SBC Communications.

Indraneel Dev
Executive Vice President and Chief Financial Officer
Age: 48

Neel Dev has served as Chief Financial Officer since September 2018. Mr. Dev has global responsibility for managing the Company’s financial planning, accounting, tax, treasury, investor relations, real estate, procurement and supply chain functions. Mr. Dev has more than 20 years of telecommunications industry experience in both operational and financial roles. He also served as Group Vice President, Finance from February 2004 to November 2017 with Level 3 Communications, Inc. and then with CenturyLink from November 2017 to September 2018. Prior to joining Level 3, Mr. Dev held leadership positions with MCI (subsequently acquired by Verizon) and MFS Communications, with both financial and operating responsibilities.

2020 Proxy Statement | 11

ITEM NO. 1 – ELECTION OF DIRECTORS

Executive Officers Who Are Not Directors

Stacey W. Goff
Executive Vice President, General Counsel and Secretary
Age: 54

Stacey Goff has practiced law for more than 25 years, and participated in our executive decision-making for several years. CenturyLink appointed him to his current role in 2009. Stacey supervises not only the Company’s legal team, but also its government relations and aviation functions. He started with CenturyLink in 1998 as Director-Corporate Legal. From November 2014 to May 2018 he served as our Chief Administrative Officer. Prior to joining CenturyLink, Stacey practiced corporate and securities law with Jones Walker LLP in New Orleans.

Scott A. Trezise
Executive Vice President, Human Resources
Age: 51

Scott Trezise has served in his current position since August 2013 and has responsibility for the Company’s talent acquisition, employee engagement, training and development, compensation and benefits, payroll and labor relations. Previously, Mr. Trezise served as the Senior Vice President of Human Resources of The Shaw Group Inc. from June 2010 until its acquisition by Chicago Bridge & Iron Company N.V. in February 2013. Additionally, Mr. Trezise served as the Vice President of Human Resources for Honeywell International Inc. from June 2005 to June 2010.

How Our Board is Selected and Elected

Director Nomination Process

The Nominating Committee considers possible candidates suggested by Board and Committee members, shareholders who comply with our Bylaws, and senior management. From time-to-time, the Nominating Committee may engage a third-party search firm to assist in identifying and evaluating qualified candidates. In 2019, the Nominating Committee retained an independent firm to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services.

Under our Corporate Governance Guidelines, the Nominating Committee assesses director candidates based on their merits, independence, diversity, character, skills, and experience in the context of the needs of the Board. When evaluating candidates for nomination as new directors, the Nominating Committee will consider (and will ask any search firm that it engages to provide) a pool of candidates that includes women and individuals from diverse backgrounds. Our Corporate Governance Guidelines also establish a target average director tenure of no more than ten years, set a goal of all Board members (except our CEO) being independent, and express the Board’s general sense that no director should be age 75 or older prior to the next annual shareholders meeting. The Nominating Committee may, but has not formally chosen to, establish additional qualifications. The Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees who can best contribute to the success of the business and best represent shareholder interests through the contribution of their particular perspective, merit, experience, and skill set. The Nominating Committee and the Board also evaluates on a periodic basis the effectiveness of its nominating processes and procedures. For information on how a shareholder may nominate a person for election as a director, please see the mandatory procedure described in our Bylaws.

12 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

How Our Board is Selected and Elected

Agreements to Nominate Certain Directors – In connection with the Level 3 combination, on October 31, 2016, we entered into a Shareholder Rights Agreement (the “Shareholder Rights Agreement”) with STT Crossing Ltd. (“STT Crossing”), which was Level 3’s largest shareholder as of such date. In early 2018, STT Crossing assigned its rights under this agreement to two of its affiliates, Everitt Investments Pte. Ltd and Aranda Investments Pte. Ltd. (the “STT Affiliates”). Pursuant to the Shareholder Rights Agreement, the Nominating Committee is currently obligated to nominate the individual designated by the STT Affiliates for election to the Board, subject to: (i) the fiduciary duties of the members of that Committee, (ii) any applicable regulation or listing requirement of the NYSE, and (iii) any applicable provisions of any network security agreement between us, STT Crossing and a government agency. Following the execution of the Shareholder Rights Agreement, STT Crossing or the STT Affiliates in each instance have designated Steven T. Clontz as their designee. The Board is required to recommend that the shareholders vote in favor of the STT Affiliates’ designee and we are required to use all reasonable efforts to cause the individual to be elected as a member of the Board. In connection with recommending Mr. Clontz as a nominee, the Nominating Committee considered, among other things, his extensive experience in the telecommunications industry and his prior contributions as a director of CenturyLink and Level 3. For additional information about the Shareholder Rights Agreement, please see the full copy of the agreement that we have filed as an exhibit to our prior SEC reports.

Additionally, on December 30, 2019, the Company announced that effective January 1, 2020, Hal Jones would join the Board. Mr. Jones was among several director candidates recommended to the Board by Southeastern Asset Management, our fourth largest shareholder at the time of his appointment. With his appointment, the Board will continue to be comprised of 14 members until the 2020 Annual Shareholder Meeting.

2019 Board Refreshment

In 2019, the Nominating Committee and Board considered a wide range of factors in assessing the composition of the Board, including:

•	the input of our shareholders;

•

the critical importance of balancing the need for fresh perspectives and the continued value of institutional knowledge, particularly given the complexity of our transformation over the past 10-15 years;

•	the current and long-term needs of the Board; and

•	the skillsets necessary to oversee the implementation of our business strategies, including our continued evolution to a digital technology company offering a simpler and improved customer experience.

Following these discussions, we announced in late December 2019: (i) the appointment of Hal Jones to our Board, effective January 1, 2020, (ii) the designation of Mr. Glenn as Chairman of the Board and the retention of Mr. Hanks as Vice Chairman of the Board, each effective immediately following the 2020 annual meeting, (iii) the retirement of two of our long-tenured directors, Messrs. Perry and Post, effective immediately following the 2020 annual meeting, and (iv) certain changes to our governance policies discussed elsewhere herein. Earlier this year, Ms. Landrieu advised us that she had elected not to stand for re-election at the 2020 annual meeting. Additionally, we currently plan to refresh the composition of our committees on or about the date of our annual shareholder meeting.

Our Board continues to regularly review the need for refreshment by focusing on identifying individuals whose skills and experiences will enable them to make meaningful contributions to shaping and implementing CenturyLink’s business strategies. The Nominating Committee remains engaged with third-party search firms to identify candidates with the skills and attributes necessary to further advance our board refreshment goals in 2020 and beyond.

Board Evaluation and Continuing Director Education

Recognizing that a robust and constructive performance evaluation process is an essential component of Board effectiveness, the Board performs an annual evaluation of its members, committees, and the Board as a whole to determine the skills, processes, structure, and policies necessary to attain its goals and fulfill its responsibilities. While this formal evaluation is conducted on an annual basis, directors share their perspectives, feedback, and suggestions periodically throughout the year.

2020 Proxy Statement | 13

ITEM NO. 1 – ELECTION OF DIRECTORS

How Our Board is Selected and Elected

As part of its 2019 evaluation process, our Nominating Committee engaged a nationally recognized third-party governance consultant to assist with our Board and committee evaluation process. After the independent third-party distilled the information and perspectives gathered during interviews and surveys, it presented findings to the Nominating Committee and Board for review and discussion. This year’s evaluation process, combined with shareholder input and third-party guidance, led to governance changes we believe strengthened the Board and its practices, including Board and committee composition. Specifically, the Board evaluated and refined our director skills and experience qualifications criteria to meet the current and anticipated needs of the business. Results of the process, including a review of contributions and performance of each director, are used by the Nominating Committee when considering whether to nominate such director for re-election to the Board.

New directors participate in an orientation which familiarizes them with the Company’s business, operations, strategies, and corporate governance practices, and assists them in developing Company and industry knowledge to optimize their service on the Board. The onboarding process includes meetings with members of our management team to accelerate new directors’ ability to effectively and fully discharge their responsibilities.

We encourage directors to participate in continuing education programs focused on our business and industry, committee roles and responsibilities and legal and ethical responsibilities of directors. We reimburse directors for their expenses associated with this participation. We encourage our directors to participate in nationally recognized governance organizations, including the National Association of Corporate Directors (“NACD”) and G100. We provide continuing director education during Board and committee meetings and other Board discussions as part of the formal meetings which from time-to-time include presentations from third parties.

Director Independence

We believe that director independence enhances the Board’s ability to provide oversight of our strategy, long-term planning and risk oversight, among other responsibilities. As a result, our Board evaluates the independence of each director nominee on an annual basis, using standards required by the SEC, NYSE and our Corporate Governance Guidelines. Consistent with these standards, the Board reviewed all relationships between the Company and each director based upon detailed written submissions by each director nominee and the volume of business transacted by us, either as a service provider or customer, with other companies with which our directors are employed or affiliated. Following its review, the Board affirmatively determined that all of our director nominees are independent other than Mr. Storey. Mr. Storey is not independent because he is CenturyLink’s President and CEO.

How Our Board is Organized

Board Leadership Structure

The Nominating Committee periodically reviews the Board’s leadership structure and, when appropriate, recommends leadership structural changes, taking into consideration the needs of the Board and the Company at such time.

Mr. Perry, who announced his retirement plans in December 2019, currently serves as non-executive Chairman of our Board and Mr. Hanks serves as our Board’s Vice Chairman and Lead Outside Director. As Chairman, Mr. Perry presides over meetings of the Board, oversees the management, development and functioning of the Board, and performs additional duties as the Board determines. As Vice Chairman and Lead Outside Director, Mr. Hanks coordinates and develops the agenda for each meeting of non-management directors and serves as the conduit for information management believes is necessary for the non-management directors to perform their duties effectively and responsibly. In that regard, he also provides guidance to the CEO on the quality, quantity, and timeliness of the flow of information, with the understanding that the non-management directors will receive any information requested on their behalf by the Lead Outside Director.

In connection with Mr. Perry’s upcoming retirement, the Board approved changes to its senior leadership structure. Effective May 20, 2020, Mr. Perry will step down from his position as non-executive Chairman of our Board and the Board intends to appoint Mr. Glenn, one of the Company’s independent directors, as non-executive Chairman. Our Corporate Governance Guidelines require an independent director to serve as

14 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

How Our Board is Organized

Lead Outside Director if the Chairman is not an independent director. In light of the Board’s plans to replace Mr. Perry with an independent director, there will be no subsequent need to maintain a Lead Outside Director, although the Board intends to continue to retain Mr. Hanks as Vice Chairman.

The Board believes that the separation of the Chairman and CEO positions has functioned effectively over the past several years. Separating these positions has allowed our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our Chairman to lead the Board in its fundamental role of providing guidance to and separate oversight of management. The Board further believes that this separate oversight has fostered additional focus on strategic planning and risk management.

As noted in our Corporate Governance Guidelines, it is the sense of the Board that the Chairman of the Board and the chairs of our committees should rotate approximately every five years. As described in our 2019 proxy statement, the Board comprehensively overhauled its committee structure in 2018, and, as noted above, plans to make additional refinements on or about May 20, 2020.

Board Committees

Each of our five standing Board committees supports the full Board with various risk management, governance, and strategic responsibilities.

AUDIT
MEMBERS*	KEY RESPONSIBILITIES	2019 MEETINGS HELD
Martha Bejar Peter Brown Kevin Chilton Michael Glenn Bruce Hanks (C) * Each is an audit committee financial expert, other than Michael Glenn

Responsible for overseeing the Company’s system of financial reporting and for reviewing and discussing with management, our internal auditors and our independent auditors our major financial risks, including matters potentially impacting financial reporting

Assists the Board in fulfilling its oversight responsibilities relating to the adequacy and effectiveness of (i) our internal control over financial reporting, (ii) our internal controls regarding information technology security, and (iii) our disclosure controls and procedures

See “Audit Committee Matters—Audit Committee Report” for additional information

		9

FINANCE
MEMBERS	KEY RESPONSIBILITIES	2019 MEETINGS HELD
Peter Brown (C) Bruce Hanks Harvey Perry* Glen Post* * non-independent	Assists the Board in fulfilling its oversight responsibilities with respect to the management of our financial resources and capital structure, including our (i) capital requirements, (ii) capital allocation plans, (iii) benefit plan funding, and (iv) hedging strategies Provides guidance, as needed, regarding capital markets transactions	4

2020 Proxy Statement | 15

ITEM NO. 1 – ELECTION OF DIRECTORS

How Our Board is Organized

HUMAN RESOURCES AND COMPENSATION
MEMBERS	KEY RESPONSIBILITIES	2019 MEETINGS HELD
Virginia Boulet Steven Clontz Michael Glenn Michael Roberts Laurie Siegel (C)	Responsible for establishing executive compensation Responsible, in consultation with management, for overseeing our compliance with regulations governing executive and director compensation Oversees labor relations risk See “Compensation Discussion and Analysis” for additional information	4

NOMINATING AND CORPORATE GOVERNANCE
MEMBERS	KEY RESPONSIBILITIES	2019 MEETINGS HELD
Virginia Boulet (C) Steven Clontz Mary Landrieu Michael Roberts Laurie Siegel	Recommends to the Board nominees to serve as directors and officers Oversees CEO’s annual performance evaluation Monitors and advises on ESG matters Oversees and recommends improvements to our governance principles, policies, and practices Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company’s Board leadership structure and corporate governance matters Performs other governance responsibilities described under “Corporate Governance”	7

16 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

How Our Board is Organized

RISK AND SECURITY
MEMBERS	KEY RESPONSIBILITIES	2019 MEETINGS HELD
Martha Bejar Kevin Chilton (C) Mary Landrieu Harvey Perry* Glen Post* JeffStorey* * non-independent

Assists the Board in fulfilling its oversight responsibilities with respect to, among others:

•  risks posed by cyberattacks or other casualty events

•  risks related to network reliability, privacy and regulations

•  other key enterprise or operational risks as jointly determined by the Committee and management

Oversees our classified activities and facilities through a subcommittee

Oversees our corporate compliance and enterprise risk management programs and activities

Receives periodic reports on various risk exposures, including quarterly reports on cybersecurity, which typically include reports on recent cyber intrusions, mitigation steps taken in response to those intrusions, and ongoing cybersecurity initiatives

Coordinates risk oversight functions of other Board committees

4

Additional information on the roles and responsibilities of our committees is available in the committees’ respective charters, which can be obtained at our website at http://www.CenturyLink.com/aboutus/governance.html.

Our Board’s Approach to Governance

Our Board is responsible for overseeing management, which is responsible for the day-to-day operations of the Company. The Board’s primary areas of focus includes selection of CenturyLink’s leadership, risk management oversight, strategy, long-range planning, capital allocation, corporate governance, and compliance. In addition, our Board evaluates management in its effectiveness in operating and achieving the objectives of the company. In carrying out this responsibility, our Board advises our senior management to help drive success for the long-term value creation for our shareholders. Our Board discusses and receives regular updates on a wide variety of matters affecting our business.

Corporate Governance Framework

The Board continuously reviews our governance practices and Board composition to ensure we are aligned with the interests of our shareholders and continue to take actions that will enhance our ability to oversee the execution of strategies that drive value. In 2019, the Board approved the following changes to its Corporate Governance Guidelines:

•	Targeting average Board tenure of no more than 10 years
•	Targeting to have all Board members, except our CEO, be independent
•	Targeting a Board size of between 10 and 12 directors
•	Targeting the rotation of Board committee and Board chairs approximately every five years

Our Corporate Governance Guidelines, along with other governance documents including our Code of Conduct, Bylaws, and Board committee charters and other governance policies are available on our website at http://www.centurylink.com/aboutus/governance.html.

2020 Proxy Statement | 17

ITEM NO. 1 – ELECTION OF DIRECTORS

Shareholder Engagement Program

Shareholder Engagement Program

Our Approach

The Board believes that input from shareholders is essential to continue to enhance our governance practices, earn our shareholders’ confidence and provide the foundation for improving shareholder value. We engage on a year-round basis with holders of our equity and debt securities, as well as proxy advisory firms and ESG rating firms, among others.

Our formal governance engagement process includes members of management, as well as key representatives from our Board.

In 2019, our compensation program received the support of 41% of the total votes cast at our meeting. These results were disappointing and significantly below the support we have received in the past. In response to the vote, we reengaged with shareholders throughout the summer and fall, contacting shareholders representing 53% of our outstanding common stock and directly engaging with 47%, as well as the two largest proxy advisory firms. Our primary purpose for initiating these meetings was to listen to our shareholders, discuss proposed changes to our compensation plans and obtain feedback on a series of other topics, including board composition, corporate governance, strategy, performance, ESG initiatives and human capital management.

18 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Shareholder Engagement Program

During the fall of 2019, each of the shareholder and proxy advisory firm meetings was attended by the Chair of our Human Resources and Compensation Committee, and most were also attended by our Chairman, along with members of our senior management team. The input we received was shared with the members of the Board who did not directly engage in our outreach process. The chart below summarizes this feedback from our shareholders and our response:

We Listened	We Responded

Corporate Governance
Promote board diversity	✓ We adopted the “Rooney Rule” and are committed to interviewing minority candidates for open board seats.
Support gender equality	✓ We made the “Parity Pledge” for open Vice President and higher roles, including open board seats.
Review board oversight/process for political contributions

✓  We clarified the Board oversight role and political contributions policy, which is discussed further below under the heading “—Our Board’s Responsibilities—Commitment to Environmental, Social and Governance (ESG) Leadership.”

Board Composition
Consider new board candidates	✓ At the recommendation of a large CenturyLink shareholder, Southeastern Asset Management, we appointed a new independent director, Hal Jones, to the board effective January 1, 2020.
Reduce board tenure and increase independence	✓ We announced the retirements of two of our longest-tenured and non-independent directors, Chairman Harvey Perry and Glen F. Post III, effective after the Company’s 2020 Annual Shareholder Meeting.
Have an Independent Chairman	✓ The Board intends to designate an independent director, Michael Glenn, as Chairman effective after the Company’s 2020 Annual Shareholder Meeting.

ESG/Sustainability
Provide updated and increased disclosure on:

✓  We issued our 2020 ESG report, which is discussed further below under the heading “—Our Board’s Responsibilities—Commitment to Environmental, Social and Governance (ESG) Leadership,” and implemented protocols to enhance ESG oversight by our Nominating Committee.

(1) Environmental topics such as electrical usage
(2) Non-financial benefits and other ways we attract and retain employees

Cybersecurity
Increase disclosure on privacy and data security	✓ We provided explanations of our risk mitigation strategies for cybersecurity and data privacy risks below under the heading “—Our Board’s Responsibilities—Risk Oversight.”

Executive Compensation*
One-time awards	✓ In 2019, there were no one-time awards for any of our executive officers.
STI and LTI plan metrics	✓ We redefined our metrics under both the STI and LTI plans to enhance differentiation and pay-for-performance alignment.
Shorten performance period under LTI plan	✓ For 2020, we returned to our normal practice of three-year cliff-vested cumulative performance periods for our 2020 Annual PBRS grant.

*	An expanded Executive Compensation list can be found in the Compensation Discussion and Analysis section beginning on page 42.

2020 Proxy Statement | 19

ITEM NO. 1 – ELECTION OF DIRECTORS

Our Board’s Responsibilities

Our Board’s Responsibilities

CEO and Executive Succession Planning

The Board and management recognize the importance of continuously developing our executive talent, identifying potential outside candidates and preparing for emergency situations. Our Compensation Committee, along with management, conducts periodic talent reviews that includes succession plans for our senior leadership positions, including 360° peer reviews. In 2019, the Nominating Committee engaged a nationally recognized third-

party consultant to develop a comprehensive succession planning strategy, and CenturyLink has retained the same consultant to continue to advise the Board and the Company’s leadership. Specific objectives were to:

•	Understand the external market of CEO-ready talent and update this understanding at regular intervals over the upcoming three years

•	Assess the current gaps in CEO readiness of key CenturyLink executives, the probability that they will be able to close the gaps, and the executive development plans and timeframes for doing so

•

Ensure that key CenturyLink executives have a clear and actionable development plans and establish a transparent process for leadership and the Board to track progress against development goals as needed

•	Consider possible CEO succession scenarios based on individual as well as collective team strengths and gaps

In 2019, our Board approved an emergency succession plan and related communications plan.

Long-term Strategic Planning

Recognizing the importance of assuring that our business strategies are designed to create long-term, sustainable value for our shareholders, our Board regularly engages in active discussions with management to formulate and implement those strategies for the overall Company and each business segment. The Board and management routinely discuss key initiatives, transformative technologies, innovation, and corporate governance opportunities focused on driving long-term value. In addition to regular Board and committee meetings, which include presentations and discussions of tactical and strategic initiatives, the Board participates in an annual in-depth review of the Company’s overall strategy with our management team. The Board and our management team discuss the industry and competitive landscapes, short and long-term plans and capital allocation strategies.

Risk Oversight

The Board, along with its committees, reviews and oversees CenturyLink’s risk management processes in many ways, including receiving regular reports about our enterprise risk management (“ERM”) program, which is designed to comprehensively identify our most significant risks. Under the ERM program, management develops a response plan for prioritized risks, as well as monitoring and mitigation plans for other identified risk focus areas. Management provides regular reports on the risk portfolio and response efforts to the Risk and Security Committee. The Board also works with management to assess our key short-and long-term risks and mitigation efforts relating to, among other things, financial reporting, strategic plans, operations, capital budgets, corporate functions, and business units. Among others, key areas we assess include:

•

Cybersecurity Risks – As a communications company that transmits large amounts of information over our networks, we clearly recognize that maintaining the security and integrity of information and systems under our control is a priority among our operational risk management efforts. We view cybersecurity risk as an enterprise-wide risk subject to control and monitoring at various levels of management throughout the Company. The Risk and Security Committee reviews on at least a quarterly basis risk assessments from management with respect to cybersecurity, including the adequacy and effectiveness of the

20 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Our Board’s Responsibilities

Company’s internal controls regarding cybersecurity, emerging cybersecurity developments and threats, and the Company’s strategy to mitigate cybersecurity risks such as our contingency plans in the event of security breaches or other system disruptions and cyber insurance coverage. To mitigate risk, we have implemented a global information security management program to provide consistent mitigation, common solutions, and consistent risk assessment, which is subject to oversight by and reporting to the Risk and Security Committee. Additionally, the Company periodically engages outside cybersecurity experts to assess our exposure and enhance our controls, monitoring and mitigation activities related to these risks.

•

Data Privacy Risks – In addition to protecting data transmitted across our network, we also protect the content of data CenturyLink collects, stores, uses, and distributes. Employee and customer information collected is encrypted both at rest and in transmission. We have adopted a data minimization policy designed to comply with and detect breaches of state, U.S., and other international jurisdictions’ laws and ensure appropriate protections when sharing information with third parties, including vendors. As part of the ERM process, the Risk and Security Committee receives reports on data privacy protection efforts and controls to meet and enhance legal and compliance requirements across the enterprise.

•

Other Risks and Information – Our Board committees oversee the other risks specified in the chart included in the preceding section “—Board Committees,” and our Board and committees further oversee the ESG and other risks discussed below under the heading “—Commitment to Environmental, Social and Governance (ESG) Leadership”.

Commitment to Environmental, Social and Governance (ESG) Leadership

Responsible corporate citizenship has long been a part of our governance and business strategy and continues to be a key priority for our Board and management team. The Board and the Nominating Committee, in conjunction with designated management teams, are continually evaluating our ESG program and identifying meaningful environmental, product, consumer, financial, and other factors to develop metrics material to our business, and communication plans regarding our ESG strategy. Some of our ESG highlights are described below.

Ethics and Compliance – Our Code of Conduct sets forth the ethical expectations and standards of conduct required in all business dealings and interactions around the world and applies to all directors, officers, and employees alike. Our Ethics and Compliance team is an independent function led by the Company’s Chief Ethics and Compliance Officer who maintains full and direct access and makes regular reports to the Risk and Security Committee of the Board of Directors. Specifically, CenturyLink’s program:

•

Conducts mandatory Code of Conduct training annually, the scope and content of which is fashioned through risk assessments, and reinforced through localized, risk-based and targeted training and compliance strategies.

•

Offers employees several confidential avenues to report concerns and allegations of misconduct, including the Company’s Integrity Line, our global, multilingual, independent, and continuously staffed compliance hotline.

•

Maintains a strong multidisciplinary compliance program supported by internal processes and resources, including compliance analysts, attorneys and an investigations team, all of whom are fully trained to evaluate and facilitate the review of allegations and concerns.

•

Prohibits retaliation against any individual who raises a concern, makes a report, participates in an investigation, refuses to participate in suspected improper or wrongful activity, or exercises rights protected by law.

•	Protects human rights by incorporating our own principles and ethics in our business and supplier relationships, through contractual commitments and our Supplier Code of Conduct.

2020 Proxy Statement | 21

ITEM NO. 1 – ELECTION OF DIRECTORS

Our Board’s Responsibilities

ESG Reporting – Since 2015, we have published an annual ESG report highlighting our efforts to track our impact on the communities in which we live and operate. Although not part of this proxy statement, our most recent ESG report can be located on our website at https://ir.centurylink.com/esg/default.aspx.

Environmental Sustainability – Our recent environmental initiatives and achievements include:

•	Reducing our absolute carbon emissions and carbon intensity by purchasing renewable energy and investing in facility efficiency improvements and new technologies in our data centers and network facilities around the world.

•	Improving energy efficiency by partnering with other service providers, as well as manufacturers of set-top boxes and small network equipment.

•	Maintaining or expanding the number of company locations with third-party certified Energy, Environmental, and Safety Management Systems.

•	In January 2020, Barron’s named CenturyLink among its list of “100 Most Sustainable U.S. Companies” for the third year in a row.

Customer Experience – We strive to continually improve the experience we provide to our customers, including their interactions with our employees. We believe that an excellent experience not only leads to satisfied customers – but also will improve our sales and revenue results, boost employee engagement and reduce costs. We have a dedicated team responsible for evaluating the best approach to the customer experience from our largest enterprise customers to our residential customers, coupled with frequent, transparent and informative communication processes.

An essential element of delivering on our commitment is listening to our customers by offering several channels for communication including voice, text, email, chat and social media, among others. In 2019 we launched CenturyLink’s inaugural customer experience (CX) event, during which we invited customers to our headquarters to collaborate directly with our management team.

While listing to customers is the best source of customer experience feedback, we believe overlaying it with employee feedback is the most effective way to continuously improve. Consequently, we regularly invite our front-line employees to provide feedback on opportunities to improve the experience and to make it easier to do their jobs.

Community Impact – We support the passions and interests of our employees and empower them to be a positive influence in the world. We are proud to provide many opportunities to be good neighbors by volunteering time and talent to support the causes that matter most to our employees. We seek to strengthen the communities in which we live and work through philanthropy, local community initiatives, and global initiatives. Among our efforts are:

•	In support of STEM Education, CenturyLink offers teachers an opportunity to earn grants to innovatively implement technology in their classrooms

•	Employees are encouraged to actively volunteer and are supported through our Dollars for Doers grants program

22 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Our Board’s Responsibilities

•	Employees are offered a method for continual giving to causes that matter to them, while maximizing their contribution with our corporate match

•	Employees are encouraged to volunteer and donate through our annual Campaign to Fight Hunger to support hunger relief efforts around the globe

Oversight of Political and Lobbying Contributions – Our Board is engaged in the oversight of our political initiatives, and reviews annually CenturyLink’s political and lobbying activities and related budgets. We strive to advocate public policy solutions that best serve our customers, our shareholders, our employees, and the communities we serve. Our semi-annual Political Contributions Report provides transparency in this process, demonstrating ethical corporate governance and promoting confidence in the democratic process. Specifically, our Report discloses our corporate political contributions and those of our political action committees in accordance with applicable federal and state campaign finance laws, and contributions to trade associations and 501(c)(4) organizations. Although not part of this proxy statement, our most recent Political Contributions Report can be located at “About Us/Company—Information/Public Policy” on our website at https://www.centurylink.com.

Human Capital Management – The Board and management know our highly competitive business requires skilled and motivated employees and leaders with the necessary expertise to execute our innovation, efficiency, and transformation strategies. Human capital management and employee engagement have always been a priority for CenturyLink, and as we integrated with Level 3, the Board focused on the risk that a shift in culture, as well as the ongoing risk we may encounter in our competitive industry’s “war for talent,” could create for retaining the talented employees who contributed to each company’s success. The Board regularly discusses with management CenturyLink’s continuous efforts to attract and retain the caliber of employee with the type of knowledge and skills necessary to realize our goals. Both the Board and management set a “tone at the top” through: participating in and promoting our “One Company, One Culture” initiative, regularly meeting with our EVP, HR to discuss culture, talent strategy, and leadership development and staying ahead of market trends by identifying early the skills needed for our future, and designing strategies to bridge any gaps by cultivating our in-house talent to evolve critical skills or engaging third parties. Our Human Resources team applies this strategy to every layer of our Company during annual talent assessment and succession reviews by having senior officers identify from among their direct reports potential candidates for “next-layer” leadership. Additionally, as a tactic for retaining skilled, non-executive level employees, our Compensation Committee has approved special incentive programs from time to time in an effort to retain our talent.

Positive Corporate Culture – The Board and management believe that engaged and satisfied employees are important to creating shareholder value. From the Board on down, we have dedicated time and expertise to creating a thriving culture throughout the organization, particularly following the closing of the Level 3 transaction. As part of this initiative, we engaged a nationally recognized third-party consultant, to partner in the development of CenturyLink’s “One Company One Culture” program, which incorporates a wide variety of training and communication activities to promote a collaborative, engaged workplace. We measure the program’s efficacy and identify opportunities for improvements through an engagement survey distributed approximately every four months. The survey is sent to all employees within the organization, and has been a great success, receiving approximately 80% participation rate.

Promoting Diversity – To maintain and grow CenturyLink’s diverse workforce, we formed a Diversity & Inclusion Steering Committee comprised of senior leaders focused on developing and realizing our overall diversity strategy. Efforts include (i) recruiting and outreach designed to attract diverse talent and (ii) employee resource groups – some active for more than 40 years – to support employee engagement, awareness, career development, and training. Recognition for our diversity and inclusion efforts include:

•	Forbes, January 2020 distinguished list of the top 500 employers in the area of Diversity

•

The top score of 100% again for 2020 from Corporate Equality Index, a national report by the Human Rights Campaign on corporate policies and practices related to lesbian, gay, bisexual, transgender and queer workplace equality

2020 Proxy Statement | 23

ITEM NO. 1 – ELECTION OF DIRECTORS

Our Board’s Responsibilities

Commitment to Pay Equity – CenturyLink recently conducted a pay equity review of our U.S., non-union employees to determine whether male and female employees who perform similar work at the same level are receiving similar pay. When evaluating peers, we reviewed, among other factors, similar roles, company tenure, work level and performance, and identified a small group of our employees who were paid below expected levels which may have been gender related. In response, we developed a plan to achieve gender pay equity in the first quarter of 2020. Moving forward, we plan to conduct these analyses regularly to ensure we continue to pay employees fairly and equitably, regardless of gender. We plan to expand it to include other factors like race and ethnicity. We also plan to continue to review our processes and technology to ensure we are making good, equitable decisions real time for all of our employees.

Director Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve. Directors also are expected to attend each annual shareholders’ meeting. All current directors, except Hal Jones who joined our Board effective January 1, 2020, attended our 2019 annual shareholders’ meeting. During 2019 there were nine regular or special meetings of the Board, as well as 28 standing committee meetings. Each current director who served on the Board during 2019 attended more than 75% of the total number of the 2019 Board and respective Committee meetings on which he or she served. Our independent Board members met in executive session, chaired by our Lead Outside Director, without management and non-independent directors present during four of its 2019 full Board meetings. Also, our non-management Board members met in executive session without management present during four of its 2019 full Board meetings.

Director Compensation

Overview

The Board believes that each of our non-employee directors (whom we also refer to as outside directors or non-management directors) should be compensated through a mix of cash and equity-based compensation. Our Compensation Committee, consisting entirely of independent directors, has primary responsibility for periodically reviewing and considering any revisions to director compensation. In recent years, the Compensation Committee has reviewed director compensation annually with assistance from its independent compensation consultant, including conducting annual benchmarking to help assess the appropriateness and competitiveness of our director compensation programs. The Board reviews the Compensation Committee’s recommendations, discusses those recommendations with the compensation consultant, and determines the amount of director compensation.

The table and the discussion below summarize how we compensated our outside directors in 2019. This table does not include compensation paid to our CEO and President, Jeff Storey, who does not receive any additional compensation for his service as a director. Please see the “Summary Compensation Table” below for details regarding all compensation paid to Mr. Storey during fiscal 2019.

24 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Director Compensation

2019 Compensation of Outside Directors

Name	Fees Earned or Paid in Cash	Stock Awards(1),(2)	All Other Compensation(3)	Total
Continuing Directors:
Martha H. Bejar	$120,000	$146,472	$4,000	$270,472
Virginia Boulet	130,000	146,472	—	276,472
Peter C. Brown	128,375	146,472	—	274,847
Kevin P. Chilton	128,500	146,472	—	274,972
Steven T. Clontz	115,000	146,472	—	261,472
T. Michael Glenn	121,000	146,472	—	267,472
W. Bruce Hanks	244,000	146,472	17,000	407,472
Michael J. Roberts	114,000	146,472	—	260,472
Laurie A. Siegel	113,000	146,472	—	259,472

Non-Returning Directors:(4)
Mary L. Landrieu	113,000	146,472	—	259,472
Harvey P. Perry	309,000	146,472	15,950	471,422
Glen F. Post, III	109,000	146,472	4,436	259,908

(1)

For fiscal 2019, the Compensation Committee granted each outside director an award of restricted shares or restricted stock units valued at $165,000 based upon the volume-weighted average closing price of our Common Shares over a 15-day trading period ending prior to the May 22, 2019, grant date. However, as required by SEC rules, the dollar value reported in this column reflects the grant date fair value of that award based upon the closing stock price of our Common Shares on the grant date in accordance with FASB ASC Topic 718. These awards vest on May 22, 2020 (subject to accelerated vesting or forfeiture in certain limited circumstances). See “—Cash and Stock Payments.”

(2)

As of December 31, 2019, Mr. Post held 365,221 unvested shares of restricted stock (consisting of 14,706 time-based and 350,515 performance-based shares, which will vest and pay out or be forfeited in accordance with their original performance conditions) and each of our other outside directors held 14,706 unvested shares of restricted stock or unvested RSUs deferred under the Non-Employee Director Deferred Compensation Plan (the “Deferred RSUs”), which constituted the only unvested equity-based awards held by our outside directors as of such date. For further information on our directors’ stock ownership, see “Ownership of Our Securities—Executive Officers and Directors,” and for information on certain deferred fee arrangements pertaining to Mr. Roberts, see “—Other Benefits.”

(3)

Includes (i) reimbursements for the cost of annual physical examinations and related travel of $5,000 for each of Mr. Hanks and Ms. Landrieu, $3,950 for Mr. Perry and $4,436 for Mr. Post, (ii) the payments related to the attendance of the KPMG Conference of $6,000 for Messrs. Hanks and Perry, (iii) payments related to the attendance of the NACD Global Board Leaders’ Summit of $6,000 for each of Ms. Landrieu and Messrs. Hanks and Perry and the payments related to the attendance of the G100 Conference of $4,000 for each of Ms. Bejar and Mr. Chilton. Except as otherwise noted in the prior sentence, the table above does not reflect (i) reimbursements for travel expenses or (ii) any benefits associated with the directors or their family members participating in recreational activities scheduled during Board retreats or meetings (as described further under the heading “Compensation Discussion and Analysis—Our Compensation Program Objectives and Components of Pay—Other Benefits—Perquisites”).

(4)	The terms of each of these directors will end immediately following the 2020 annual shareholders meeting.

Cash and Stock Payments

Cash Fees – Each outside director is paid an annual fee of $75,000 plus $2,000 for attending each regular Board meeting, special Board meeting (including each day of the Board’s annual planning session), committee meeting and separate director education program.

During 2019, Harvey P. Perry, in his capacity as the non-executive Chairman of the Board, received supplemental Board fees of $200,000 payable in cash. The Chairman’s duties are set forth principally in our Corporate Governance Guidelines. See “How Our Board is Organized—Board Leadership Structure.”

2020 Proxy Statement | 25

ITEM NO. 1 – ELECTION OF DIRECTORS

Director Compensation

During 2019, W. Bruce Hanks, in his capacity as non-executive Vice Chairman of the Board and Lead Outside Director, received supplemental Board fees of $100,000 payable in cash. Under our Bylaws, the Vice Chairman is charged with the responsibility of assisting the Chairman and performing such other duties as may be assigned to him by the Board or the Bylaws.

We also pay annual supplemental Board fees to the chairs of each of the following committees as follows: (i) the chair of the Audit Committee receives $25,000, (ii) the chair of the Compensation Committee receives $25,000, (iii) the chair of the Nominating Committee receives $15,000 and (iv) the chair of the Risk and Security Committee receives $12,500.

Equity Grant – During 2019, the Compensation Committee awarded an annual equity grant valued at $165,000 to each outside director, with the number of shares determined by dividing this target value by the volume-weighted average closing price of our Common Shares over a 15-day trading period ending prior to the grant date and rounding up to the nearest whole share.

This grant was awarded to each director in the form of time-vested shares of restricted stock unless the director made an election to defer all or a portion of the award under our Non-Employee Directors Deferred Compensation Plan (discussed below). For those directors who elected to defer any portion of the grant, the portion deferred was issued to the director as time-vested restricted stock units. These awards are scheduled to vest on May 22, 2020 (one year after grant), with vesting accelerated in certain circumstances as described in the award agreement.

Dividends (or, for restricted stock units, dividend equivalents) on these awards are not paid currently but rather accrue from the grant date through the date of vesting (for restricted stock) or the date of issuance of the underlying shares (for restricted stock units) and are subject to the same vesting terms as the related award. Dividends on shares of restricted stock are paid to the director upon vesting while dividend equivalents on restricted stock units are paid to the director at the same time as the underlying shares are issued to him or her.

Non-Qualified Deferred Compensation

Non-Employee Director Deferred Compensation Plan – In March 2019, the Board adopted a deferred compensation plan for our non-employee directors. Under this plan, our non-employee directors may defer up to 100% of their cash and equity compensation, effective for (1) equity compensation granted to non-employee directors for service after May 17, 2019 and (2) cash compensation earned by non-employee directors after December 31, 2019.

Participants in the Non-Employee Director Deferred Compensation Plan may elect to receive payment of their account balances in either two to five annual installments or a lump sum upon a fixed date, separation from service, or up to five years following separation from service, subject to any deferrals mandated by federal law.

All cash amounts deferred under this deferred compensation plan by non-employee directors are allocated among deemed investments that follow the performance of a broad array of funds and are reflected in the market value of each participant’s account. Distribution amounts will include investment returns (positive or negative).

If a non-employee director elects to defer all or a portion of the director’s annual equity award under this plan, as noted above, the portion of the award subject to the deferral election will be issued as restricted stock units instead of shares of restricted stock.

Legacy Qwest Deferred Compensation Plan – Closed to New Participants and Contributions – In connection with our 2011 merger with Qwest, we assumed the Qwest Deferred Compensation Plan for Non-Employee Directors. Under this plan, Qwest outside directors could elect to defer all or a portion of their cash directors’ fees, which were then converted to a number of “phantom units” based the value of a share of Qwest stock, with credit for dividends paid to shareholders “reinvested” in additional phantom units. Plan balances attributable to amounts deferred on or after January 1, 2005, by Qwest directors who joined our Board following the merger

26 | 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

Director Compensation

were converted, based on the merger exchange ratio, to phantom units based on the value of one of our Common Shares. Other than the crediting and “reinvestment” of dividends for outstanding phantom units, CenturyLink does not make any contributions to, and no additional elective deferrals are permitted under this plan. Subject to the terms of the plan, each participant’s account will be distributed as a lump sum in cash as soon as practicable following the end of his or her service as a director. As of December 31, 2019, Michael J. Roberts was the only remaining participant in this plan, with a balance of 7,521 phantom units with an aggregate value of approximately $99,353 as of such date.

Other Benefits

Each outside director is entitled to be reimbursed: (i) for expenses incurred in attending Board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses. We supply company-owned tablets to our outside directors for use in reviewing materials posted to a dedicated portal that permits management to communicate with the Board.

Directors may use our aircraft in connection with company-related business. However, we generally do not permit our directors or their family members to use our aircraft for personal trips (except when such use can be accommodated at no incremental cost to us or on terms generally available to all of our employees in connection with a medical emergency).

Our Bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Other Governance Information

For information on our stock ownership guidelines for our outside directors and executive officers, see “Stock Ownership—Stock Ownership Guidelines.”

For information on our hedging policies, see “Compensation Discussion and Analysis—Our Governance of Executive Compensation—Anti-Hedging and Anti-Pledging Policies.”

2020 Proxy Statement | 27

ITEM NO. 2 – RATIFICATION OF KPMG AS OUR 2020 INDEPENDENT AUDITOR

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2020, and we are submitting that appointment to our shareholders for ratification on an advisory basis at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice. In determining whether to reappoint KPMG as our independent auditor, the Audit Committee considered a number of factors, including, among others, the firm’s qualifications, industry expertise, prior performance, control procedures, proposed staffing and the reasonableness of its fees on an absolute basis and as compared with fees paid by comparable companies.

If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG, and may appoint that firm or another without resubmitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests.

In connection with the audit of the 2019 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will provide audit services to us. Any future disputes between KPMG and us under that letter will be subject to certain specified alternative dispute resolution procedures, none of which are intended to restrict the remedies that our shareholders might independently pursue against KPMG.

The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2018 and 2019 services identified below:

	Amount Billed
	2018	2019
Audit Fees(1)	$16,014,014	$17,639,702
Audit-Related Fees(2)	106,528	153,203
Tax Fees(3)	1,318,798	119,098
Other	—	—
Total Fees	$17,439,340	$17,912,003

(1)

Includes the cost of services rendered in connection with (i) auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our subsidiaries, (v) reviewing our registration statements and issuing related comfort letters, (vi) statutory audits for certain of our foreign subsidiaries, and (vii) consultations regarding accounting standards. In addition, the amount listed for 2018 includes a final billing of $785,000 that was received after we finalized our 2019 proxy statement and consequently was not reflected in the auditor fee table included in our 2019 proxy statement.

(2)	Includes the cost of preparing agreed upon procedures reports and providing general accounting consulting services.

(3)	Includes costs associated with general tax planning, consultation and compliance (which were approximately $1,300,000 in 2018 and approximately $100,000 in 2019).

The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s

28 | 2020 Proxy Statement

ITEM NO. 2 – RATIFICATION OF KPMG AS OUR 2020 INDEPENDENT AUDITOR

independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects if the total anticipated cost of all projects pre-approved by him during any fiscal quarter does not exceed $250,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $75,000 per quarter of miscellaneous permitted tax services that do not constitute discrete and separate projects. The Chairman and the Chief Financial Officer are required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations permit us to waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2018 or 2019.

KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Ratification of KPMG’s appointment as our independent auditor for 2020 will require the affirmative vote of a majority of the votes cast on the proposal at the meeting.

2020 Proxy Statement | 29

AUDIT COMMITTEE REPORT

Our Audit Committee has oversight authority over CenturyLink’s financial reporting function, including our internal controls over financial reporting (“ICFR”) and our external independent audit process. In carrying out its oversight responsibilities, the Audit Committee:

•

Monitors management’s responsibility for fairly presenting our financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) by maintaining accurate and reliable financial information through our ICFR processes.

•	Appoints our independent auditor.

•	Regularly communicates with our independent auditor regarding the scope and status of its annual audit of our consolidated financial statements, including our ICFR.

As part of the Committee’s oversight of the Company’s financial statements, the Committee reviews and discusses with management, the internal audit team and the Company’s independent auditor, management’s key initiatives and programs aimed at maintaining and improving ICFR, the effectiveness of the Company’s internal and disclosure control structure, and the scope and adequacy of the Company’s internal auditing program.

The Committee met nine times in 2019 and included, whenever appropriate, executive sessions in which the Committee met separately with KPMG, our independent auditor, as well as representatives of our internal audit group and management. During 2019, the Committee discussed with KPMG: (i) those matters required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”), including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements; (ii) the written disclosures required by PCAOB regarding the independent auditor’s communications with audit committees concerning independence; (iii) KPMG’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence; and (iv) various other matters pertaining to the audit and other matters handled by KPMG.

Among other matters, over the course of the past year, the Committee also:

•	emphasized the continued importance of an environment supporting the integrity of the financial reporting process;

•

reviewed the scope of and overall plans for the annual audit and the internal audit program, including a review of critical accounting policies, critical accounting estimates, and significant unusual transactions;

•	reviewed a report by the independent auditor describing the independent auditor’s internal quality control procedures;

•	reviewed the performance of the lead engagement partner of our independent auditor;

•	reviewed and discussed each quarterly and annual earnings press release before issuance, including reviewing the Company’s issuance of guidance and use of non-GAAP financial information;

•	received quarterly reports from the director of internal audit, including the Company’s work regarding ICFR, and met with other members of the internal audit staff;

•	monitored the Company’s remediation of the two material weaknesses reported in our Annual report on Form 10-K for the year ended December 31, 2018;

•	received reports on the Company’s testing of Goodwill Impairment and the recording of an impairment in the first quarter 2019;

30 | 2020 Proxy Statement

AUDIT COMMITTEE REPORT

•

received periodic reports pursuant to our policy for the submission of confidential communications from employees and others about accounting, internal controls and auditing matters, and conducted certain follow-up inquiries as necessary;

•	amended our disclosure controls and procedures in connection with assessing their effectiveness;

•	received and evaluated a report concerning the Company’s major financial risks along with the Company’s mitigating actions;

•

oversaw the implementation of new accounting standards, including receiving quarterly updates on the Company’s implementation of the new lease accounting standard and the appropriate related internal controls;

•	received detailed analyses on the Company’s accounting for income taxes and the Company’s accounting for pension assets and liabilities;

•	discussed our 2019 Critical Accounting Matters with KPMG, including the work performed;

•	met quarterly in separate executive sessions, including private sessions with the Company’s independent auditors, internal auditors and top executives;

•	received an annual report with regard to any hiring of former employees of KPMG;

•

coordinated with other committees of the Board to oversee the Company’s risk management function, especially with respect to matters that could impact the Company’s financial results or financial position; and

•	participated in the process of hiring the Company’s new head of internal audit.

Taking all of these reviews and discussions into account and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the undersigned Committee members recommended that the Board include the Company’s audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

In addition to the Company’s corporate compliance program and integrity line, the Audit Committee has established procedures for the receipt and evaluation, on a confidential basis, of any complaints or concerns regarding our accounting, auditing, financial reporting or related matters. To report such matters, please send written correspondence to Audit Committee Chair, c/o Post Office Box 4364, Monroe, Louisiana 71211.

Submitted by the Audit Committee of the Board of Directors.

W. Bruce Hanks (Chair)

Martha H. Bejar

Peter C. Brown

Kevin P. Chilton

T. Michael Glenn

2020 Proxy Statement | 31

ITEM NO. 3 – APPROVAL OF AN AMENDMENT TO OUR 2018 EQUITY INCENTIVE COMPENSATION PLAN

Our growth depends upon the efforts of our officers, directors, employees, consultants, and advisors, and we believe that our current equity compensation plan, the CenturyLink 2018 Equity Incentive Plan (the “2018 Plan”), provides an effective means of attracting, retaining, and motivating qualified key personnel while encouraging long-term focus on maximizing shareholder value.

A maximum of 34,600,000 Common Shares were initially reserved for issuance under the 2018 Plan as approved by our shareholders at our 2018 annual meeting. As noted in the chart on page 39, we had 5,250,061 Common Shares available for grant under the 2018 Plan as of March 9, 2020, which we do not believe will be sufficient for future grants.

Therefore, we are proposing an amendment to increase the maximum number of Common Shares reserved for issuance under the 2018 Plan to 75,600,000, which reflects an increase of 41,000,000 Common Shares (the “Share Increase Amendment” and the 2018 Plan, after giving effect to the Share Increase Amendment, the “Amended Plan”).

We have carefully reviewed the provisions of the 2018 Plan in its entirety, and we feel that the plan still reflects good equity compensation practices and is in line with shareholder interests. We are not proposing any other changes to the terms of the 2018 Plan. The Share Increase Amendment is the only difference between the 2018 Plan and the Amended Plan.

Our Board, on the recommendation of its Human Resources and Compensation Committee, has unanimously approved the Share Increase Amendment, subject to approval by our shareholders at the meeting.

The principal features of the Amended Plan are summarized below. However, this summary is qualified in its entirety by reference to the full text of the Amended Plan, as attached to this proxy statement as Appendix C. Because this is a summary, it may not contain all the information that you may consider to be important. Therefore, we recommend that you read Appendix C carefully before you decide how to vote on this proposal.

Purpose of the Proposal

We believe that providing officers, directors, employees, consultants and advisors with a proprietary interest in the growth and performance of our Company is crucial to stimulating individual performance while at the same time enhancing shareholder value. While we believe that employee equity ownership is a significant contributing factor in achieving strong corporate performance, we recognize that increasing the number of available shares under incentive plans may potentially dilute the equity ownership of our current shareholders. However, given the few number of Common Shares remaining available for issuance under the 2018 Plan as noted above, we believe that adoption of the Share Increase Amendment is integral to our continued ability to attract, retain, and motivate key stakeholders in a manner aligned with the interests of our shareholders.

If shareholders do not approve the Share Increase Amendment at the annual meeting, we will continue to use our 2018 Plan but, given the limited number of Common Shares remaining available for issuance, we may be required to re-evaluate our compensation structure to ensure that it remains competitive. Specifically, if the Share Increase Amendment is not approved, the Company may be required to increase the cash-based component of employee compensation, which could reduce the alignment of employee and shareholder interests.

32 | 2020 Proxy Statement

ITEM NO. 3 – APPROVAL OF AN AMENDMENT TO OUR 2018 EQUITY  INCENTIVE COMPENSATION PLAN

Summary of the Amended Plan

Summary of the Amended Plan

Administration of the Amended Plan. The Human Resources and Compensation Committee (or a subcommittee of this committee; in either case, the “Committee”) will generally administer the Amended Plan and has the authority to make awards under the Amended Plan, including setting the terms of the awards. The Committee also generally has the authority to interpret the Plan, to establish any rules or regulations relating to the Amended Plan, and to make any other determination that it believes necessary or advisable for proper administration of the Amended Plan. Subject to the limitations specified in the Amended Plan, the Committee may delegate its authority to our Chief Executive Officer or his designee with respect to grants to employees or consultants who are not subject to Section 16 of the Exchange Act.

Eligibility. Key employees, officers, and directors of CenturyLink and our consultants or advisors are eligible to receive awards (“Incentives”) under the Amended Plan. Based on current estimates, we anticipate that approximately 1,875 officers and 10 non-employee directors would be eligible to receive Incentives under the Amended Plan. Incentives may be granted in any one or a combination of the following forms: incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards (“Other Stock-Based Awards”). Each of these types of Incentives is discussed in more detail in “Types of Incentives” below.

Shares Issuable under the Amended Plan. A total of 75,600,000 of our Common Shares are authorized for issuance under the Amended Plan (giving effect to the Share Increase Amendment). This figure represents approximately 7% of the outstanding Common Shares as of our record date of March 26, 2020. The closing price of a Common Share on the record date, as quoted on the NYSE, was $9.29.

Limitations on Shares Issuable under the Amended Plan. Under the Amended Plan, incentives relating to no more than 1,500,000 Common Shares may be granted to a single participant in any fiscal year. A maximum of 34,600,000 Common Shares may be issued upon exercise of options intended to qualify as incentive stock options under the Code. The maximum value of Incentives that may be granted under the Amended Plan to each non-employee director of CenturyLink during a single calendar year is $500,000.

Share Counting. For purposes of determining the maximum number of Common Shares available for delivery under the Amended Plan, shares that are not delivered because an Incentive is forfeited, canceled, or expired will return to the Amended Plan and be available for reissuance. However, Common Shares subject to an Incentive will not be recycled if (a) they are tendered in payment of exercise or base price of a stock option or stock-settled SAR; (b) they were covered by, but not issued upon settlement of, stock-settled SARs; or (c) they were delivered or withheld by the Company to satisfy any tax withholding obligation related to stock options or stock-settled SARs. If an Incentive, by its terms, may only be settled in cash, it will not impact the number of Common Shares available for issuance under the Amended Plan.

Adjustments to Shares Issuable under the Amended Plan. Proportionate adjustments will be made to all of the share limitations provided in the Amended Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares, or other comparable change in our Common Shares, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Minimum Vesting Periods. Except for any Incentives that are issued in payment of cash amounts earned under our short-term incentive program, all Incentives must be granted with a minimum vesting period of at least one year without providing for incremental vesting during that first year.

Dividends and Dividend Equivalents. The Amended Plan provides that the Committee may grant dividends or dividend equivalent rights on certain types of awards (restricted stock, RSUs, and Other Stock-Based Awards). If the Committee elects to grant such rights, any such rights must vest and pay out or be forfeited in tandem with underlying Incentives rather than during the vesting period.

2020 Proxy Statement | 33

ITEM NO. 3 – APPROVAL OF AN AMENDMENT TO OUR 2018 EQUITY INCENTIVE  COMPENSATION PLAN

Summary of the Amended Plan

Amendments to the Amended Plan. Our Board may amend or discontinue the Amended Plan at any time. However, our shareholders must approve any amendment to the Amended Plan that would:

•	materially increase the number of Common Shares that may be issued through the Amended Plan;

•	materially increase the benefits accruing to participants;

•	materially expand the classes of persons eligible to participate;

•	expand the types of awards available for grant;

•	materially extend the term of the Amended Plan;

•	materially reduce the price at which Common Shares may be offered through the Amended Plan; or

•	permit the repricing of an option or stock appreciation right.

Duration of the Amended Plan. No Incentives may be granted under the Amended Plan after May 23, 2028 (the tenth anniversary of the date on which the 2018 Plan was initially approved by our shareholders).

Types of Incentives. Each type of Incentive that may be granted under the Amended Plan is described below.

Stock Options. A stock option is a right to purchase Common Shares from CenturyLink. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a Common Share on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition. The term of an option will also be determined by the Committee, but may not exceed ten years. The Committee may accelerate the exercisability of any stock option at any time. As noted above, the Committee may not, without the prior approval of our shareholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then-current fair market value of a Common Share, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment, or Common Shares, unless approved by our shareholders. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

The option exercise price may be paid:

•	in cash or by check;

•	in Common Shares;

•	through a “cashless” exercise arrangement with a broker approved by CenturyLink;

•	through a net exercise procedure if approved by the Committee; or

•	in any other manner authorized by the Committee.

Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to CenturyLink, a number of Common Shares determined by dividing the product of the number of shares as to which the stock appreciation right is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise of the right. The Committee will determine the base price used to measure share appreciation (which may not be less than the fair market value of a Common Share on the date of grant), whether the right may be paid in cash, and the number and term of stock appreciation rights, provided that the term of a SAR may not exceed ten years. The Committee may accelerate the exercisability of any SAR at any time. The Amended Plan restricts decreases in the base price and certain exchanges of SARs on terms similar to the restrictions described above for options.

Restricted Stock. The Committee may grant Common Shares subject to restrictions on sale, pledge, or other transfer by the recipient for a certain restricted period. All shares of restricted stock will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions that may

34 | 2020 Proxy Statement

ITEM NO. 3 – APPROVAL OF AN AMENDMENT TO OUR 2018 EQUITY  INCENTIVE COMPENSATION PLAN

Summary of the Amended Plan

obligate the participant to forfeit the shares to us in the event of termination of employment or if specified performance goals or targets are not met. Subject to restrictions provided in the participant’s incentive agreement and the Amended Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares, including the right to receive dividends although, as noted above, any such dividends would not be paid currently but would vest or be forfeited in tandem with the related shares of restricted stock.

Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from CenturyLink one Common Share on a specific future vesting or payment date. All RSUs will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the RSUs in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the incentive agreement and the Amended Plan, a participant receiving RSUs has no rights of a shareholder until Common Shares are issued to him or her. RSUs may be granted with dividend equivalent rights. Any such dividend equivalent rights would not be paid currently but would vest or be forfeited in tandem with the related RSUs.

Other Stock-Based Awards. The Amended Plan also permits the Committee to grant to participants awards of Common Shares and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, Common Shares (other stock-based awards). The Committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods, or performance requirements.

Termination of Employment. In the event that a participant ceases to be an employee of CenturyLink or its subsidiaries or to provide services to us for any reason, including death, disability, early retirement, or normal retirement, any Incentives may be exercised, shall vest, or shall expire at such times as provided in the applicable incentive agreement or as may be otherwise determined by the Committee.

Change in Control. Upon a change in control of CenturyLink, as defined in the Incentive Plan or the applicable incentive agreement, the vesting of time-based Incentives will only occur if the participant has a contemporaneous or subsequent termination of employment. In addition, the payout of any performance-based Incentives upon a change of control may not exceed the greater of a pro-rata payout based on target performance or payout of the Incentive based on actual performance. However, within certain time periods and under certain conditions, the Committee may:

•	require that all outstanding Incentives be exercised by a certain date;

•

require the surrender to CenturyLink of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the per share change of control value, calculated as described in the Amended Plan, over the exercise or base price;

•	make any equitable adjustment to outstanding Incentives as the Committee deems necessary to reflect our corporate changes; or

•

provide that an Incentive shall become an Incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control transaction if the participant had been a shareholder.

Transferability of Incentives. No Incentives granted under the Amended Plan may be transferred, pledged, assigned, or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) if permitted by the Committee and so provided in the applicable incentive agreement, pursuant to a domestic relations order, as defined in the Code; or (d) as to options only, if permitted by the Committee and so provided in the applicable incentive agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.

Tax Withholding. We may withhold from any payments or share issuances under the Amended Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to,

2020 Proxy Statement | 35

ITEM NO. 3 – APPROVAL OF AN AMENDMENT TO OUR 2018 EQUITY INCENTIVE  COMPENSATION PLAN

Summary of the Amended Plan

satisfy his or her withholding tax obligation by electing to deliver currently-owned Common Shares, or to have us withhold shares from the shares the participant would otherwise receive, in either case having a value equal to the maximum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined. The Committee has the right to disapprove of any such election, except for participants who are subject to Section 16 of the Exchange Act.

Purchase of Incentives. The Committee may approve the repurchase by CenturyLink of an unexercised or unvested Incentive from the holder by mutual agreement, so long as the repurchase would not constitute the repricing of an option or SAR.

Federal Income Tax Consequences

The federal income tax consequences related to the issuance of the different types of Incentives that may be awarded under the Amended Plan are summarized below. Participants who are granted Incentives under Amended Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options. A participant who is granted a stock option normally will not realize any income, nor will we normally receive any deduction for federal income tax purposes, in the year the option is granted.

When a non-qualified stock option granted under the Amended Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) (as described below), we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

Incentive stock options may only be granted to employees. An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of shares acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such shares within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the shares on the date of exercise. The remaining gain, if any, will be capital gain. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified option is paid by the surrender of previously-owned shares, the basis and the holding period of the previously-owned shares carry over to the same number of shares received in exchange for the previously-owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Stock Appreciation Rights. Generally, a participant who is granted a stock appreciation right under the Amended Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the shares received on the day they are received.

36 | 2020 Proxy Statement

ITEM NO. 3 – APPROVAL OF AN AMENDMENT TO OUR 2018 EQUITY  INCENTIVE COMPENSATION PLAN

Federal Income Tax Consequences

In general, there are no federal income tax deductions allowed to CenturyLink upon the grant of stock appreciation rights. Upon the exercise of the stock appreciation right, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant under Section 83(b) of the Code (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the shares will be taxable to the participant at capital gains rates. If the shares are later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m). The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Other Stock-Based Awards. Generally, a participant who is granted an Other Stock-Based Award under the Amended Plan will recognize ordinary income at the time the cash or Common Shares associated with the award are received. If shares are received, the ordinary income will be equal to the excess of the fair market value of the shares received over any amount paid by the participant in exchange for the shares.

In the year that the participant recognizes ordinary taxable income in respect of such Incentive, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Section 162(m). Section 162(m) of the Code limits the amount of compensation paid to certain covered employees that we may deduct for federal income tax purposes to $1 million per employee per year. Under Section 162(m), “covered employees” consist of any individual who served as our CEO or CFO at any time during the taxable year plus the three other most highly-compensated officers (other than the CEO and CFO) for the taxable year. Once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death. As a result, compensation payable to a covered employee under the Amended Plan that might otherwise be deductible may not be deductible if all compensation paid to the employee for the taxable year exceeds $1 million.

Section 409A of the Code. If any Incentive constitutes non-qualified deferred compensation under Section 409A, it will be necessary that the Incentive be structured to comply with Section 409A to avoid the imposition of additional tax, penalties, and interest on the participant.

Tax Consequences of a Change of Control. If, upon a change of control of CenturyLink, the exercisability, vesting, or payout of an Incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount

2020 Proxy Statement | 37

ITEM NO. 3 – APPROVAL OF AN AMENDMENT TO OUR 2018 EQUITY INCENTIVE  COMPENSATION PLAN

Federal Income Tax Consequences

equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of Incentives that may be granted under the Amended Plan based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state, or local tax consequences.

Vote Required

Approval of the Amended Plan requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

Equity Compensation Plan Information

The following tables provide information as of December 31, 2019, and March 9, 2020, about our equity compensation plans under which Common Shares are authorized for issuance.

A. As of December 31, 2019

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a) (1)		Weighted-average exercise price of outstanding options and rights (b) (2)	Number of securities remaining available for future issuance under plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by shareholders	8,821,040		$—	18,784,622
Equity Compensation Plans not approved by shareholders(3)	3,424,930		$28.04	—
Totals	12,245,970	(4)	$28.04	18,784,622	(5)

(1)

These amounts include restricted stock units, some of which represent the difference between the number of shares of restricted stock subject to market conditions granted at target and the maximum possible payout for these awards. Depending on performance, the actual share payout of these awards may range between 0-200% of target.

(2)

The amounts in column (a) include restricted stock units, which do not have an exercise price. Consequently, those awards were excluded from the calculation of this exercise price. The weighted-average remaining term of the option awards included in this column is 0.18 years.

(3)

These amounts represent Common Shares to be issued upon exercise or vesting of equity awards that were assumed in connection with certain acquisitions or issued under plans that were assumed in those acquisitions.

(4)

This figure consists of 469,042 options to purchase Common Shares and 11,776,928 Common Shares subject to restricted stock units (RSUs). In addition, as of December 31, 2019, we had 17,136,454 unvested shares of restricted stock outstanding (which, when combined with the Common Shares subject to RSUs in the prior sentence, yields a total of 29,382,424 full-value awards outstanding). These were the only types of equity awards outstanding as of December 31, 2019.

(5)	Represents the number of shares remaining available for issuance as new awards under our 2018 Plan as of December 31, 2019.

38 | 2020 Proxy Statement

ITEM NO. 3 – APPROVAL OF AN AMENDMENT TO OUR 2018 EQUITY  INCENTIVE COMPENSATION PLAN

Equity Compensation Plan Information

B. As of March 9, 2020

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a) (1)		Weighted-average exercise price of outstanding options and rights (b) (2)	Number of securities remaining available for future issuance under plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by shareholders	12,752,160		$—	5,250,061
Equity Compensation Plans not approved by shareholders(3)	1,314,171		$38.15	—
Totals	14,066,331	(4)	$38.15	5,250,061	(5)

(1)

These amounts include restricted stock units, some of which represent the difference between the number of shares of restricted stock subject to market conditions granted at target and the maximum possible payout for these awards. Depending on performance, the actual share payout of these awards may range between 0-200% of target.

(2)

The amounts in column (a) include restricted stock units, which do not have an exercise price. Consequently, those awards were excluded from the calculation of this exercise price. The weighted-average remaining term of the option awards included in this column is 0.59 years.

(3)

These amounts represent Common Shares to be issued upon exercise or vesting of equity awards that were assumed in connection with certain acquisitions or issued under plans that were assumed in those acquisitions.

(4)

This figure consists of 1,245 options to purchase Common Shares and 14,065,086 Common Shares subject to restricted stock units (RSUs). In addition, as of March 9, 2020, we had 19,820,297 unvested shares of restricted stock outstanding (which, when combined with the Common Shares subject to RSUs in the prior sentence, yields a total of 33,886,628 full-value awards outstanding). These were the only types of equity awards outstanding as of March 9, 2020.

(5)	Represents the number of shares remaining available for issuance as new awards under our 2018 Plan as of March 9, 2020.

2020 Proxy Statement | 39

ITEM NO. 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION – “SAY-ON-PAY”

Each year, we provide our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in our annual proxy statements pursuant to the rules of the SEC.

Under our executive compensation programs, our NEOs are rewarded for achieving specific annual and long-term goals, as well as increased shareholder value. We believe this structure aligns executive pay with our financial performance and the creation of sustainable shareholder value. The Human Resources and Compensation Committee of our Board (the “Committee”) continually reviews our executive compensation programs to ensure they achieve the goals of aligning our compensation with both current market practices and your interests as shareholders.

As discussed in greater detail elsewhere in this proxy statement, the Committee spends considerable time and effort to ensure that not only do we have the right leadership in place, but also that our executive compensation programs continue to appropriately incentivize and reward each key member of the team in a manner that aligns with shareholder interests. During 2019, this included a significant emphasis on shareholder outreach, and taking action in response to the input we received from shareholders, including making changes to our 2020 compensation programs. For additional information on our executive compensation programs generally and our recent compensation actions specifically, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

At the meeting, we will ask you to vote, in an advisory manner, to approve the overall compensation of our named executive officers, as described in this proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views. This advisory vote is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and our executive compensation policies and practices as described in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

While this “say-on-pay” vote is advisory and will not be binding on our Company or the Board, it will provide valuable information for future use by our Committee regarding shareholder sentiment about our executive compensation. We understand that executive compensation is an important matter for our shareholders. Accordingly, we invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance–Shareholder Engagement.”

Approval of this proposal will require the affirmative vote of the holders of a majority of the votes cast on the proposal at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

40 | 2020 Proxy Statement

LETTER FROM THE CHAIR OF OUR COMPENSATION COMMITTEE

Fellow shareholders,

2018 was a transformative year for CenturyLink as we completed the acquisition of Level 3, made significant leadership changes including our CEO and CFO roles and undertook ambitious plans for integration and synergy realization. It was not a year of “business as usual”, and our compensation practices varied from what our shareholders have come to expect of us. In particular, significant one-time awards were utilized to effect leadership changes and some plan features were altered, such as shifting from a three-year performance period to two years in our long-term incentive plan. While we never intended for these practices to be repeated in subsequent years, our shareholders sent us a strong message of disapproval in the form of a significant drop in shareholder support for our say-on-pay proposal. We have heard that message, engaged with our shareholders and benefited greatly from this engagement.

Our 2019 say-on-pay proposal received only 41% support from shareholders, well below previous years and also falling well short of our goals. The vote result was a clear indication that investors had reservations with how we paid our executive team in 2018. For the Board, the vote result was a clear call to action: the Committee committed to reviewing our executive compensation program from top to bottom, and making changes to improve the program.

Our review started with our shareholders. We embarked on an ambitious effort to meet directly with our shareholders to specifically seek feedback on executive compensation. We invited investors holding a total of more than half of our outstanding shares to meet with us; more than 47% of our shareholder base accepted our invitation. I participated in every one of these meetings, and our Board Chairman attended most of these meetings.

The feedback from our investors, among other factors, led us to make substantial changes to our executive compensation program. For instance, we immediately discontinued the use of one-time awards, deemphasized and differentiated the use of Adjusted EBITDA in our short- and long-term incentive plans, returned to a three-year performance period and added a relative TSR modifier for our long-term incentive plan.

The impact of many of these changes won’t be fully reflected in our compensation tables until the end of 2020. The 2019 compensation program was already in place prior to our 2019 say-on-pay vote and our subsequent shareholder engagement program. However, as you’ll see from the summary compensation table numbers, our CEO’s total pay fell by more than half from 2018. The majority of this reduction is due to elimination of one-time awards and the impact of timing of changes in position for our CEO.

I express my gratitude to our shareholders who took the time to provide thoughtful and insightful input. The Committee is dedicated to structuring an executive compensation program that motivates our management team to perform and create long-term value for our shareholders. We look forward to continuing our engagement with shareholders, and we invite your input on our compensation program and the changes that we have put in place for 2020.

Thank you for the privilege of serving you as a Director of CenturyLink.

Laurie Siegel

Director and Chair, Human Resources and Compensation Committee

2020 Proxy Statement | 41

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A section is comprised of the following subsections:

I.	Executive Summary
II.	Shareholder Engagement and Responsiveness to Say-On-Pay Vote
III.	Our Compensation Philosophy, Objectives and Linkage to Corporate Strategy
IV.	Our 2019 Compensation Program and Components of Pay
V.	Our Executive Compensation Process
VI.	Our Use of “Benchmarking” Data
VII.	Our Governance of Executive Compensation

I. Executive Summary

Our Business

We are an international facilities-based communications company engaged primarily in providing a broad array of integrated services to our business and residential customers. We believe we are among the largest providers of communications services to domestic and global enterprise customers and the second largest enterprise wireline telecommunications company in the United States. We provide services in over 60 countries, with most of our revenue being derived in the United States.

We continue expanding the reach and capabilities of our network by investing at the edge of our world class fiber network consisting of approximately 450,000 route miles, connecting approximately 170,000 fiber-based on-net enterprise buildings, connecting to public and private data centers and subsea networks. We are also investing in new technologies, leveraging our extensive fiber network that provide customers with dynamic bandwidth and low-latency edge computing services to enable their digital transformation.

Our Named Executive Officers

• Jeffrey K. Storey	Chief Executive Officer and President
• Indraneel Dev	Executive Vice President and Chief Financial Officer
• Stacey W. Goff	Executive Vice President, General Counsel and Secretary
• Scott A. Trezise	Executive Vice President, Human Resources
• Shaun C. Andrews	Executive Vice President and Chief Marketing Officer

For additional information on each, please see “Item No. 1—Election of Directors—Executive Officers Who Are Not Directors.”

42 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

Recent Business Developments

We completed our combination with Level 3 on November 1, 2017, which transformed our company into the second largest domestic wireline communications provider serving global enterprise customers. By the end of 2018, we had achieved $850 million of deal-related synergies ahead of our three-year target. Additionally, during 2019 we announced an incremental $800 million to $1 billion of annualized cost savings target over a three-year period.

During 2019, we met or exceeded all financial outlook measures we provided at the beginning of the year, including Adjusted EBITDA, Free Cash Flow, and Capital Expenditure objectives. Specifically, we:

•	Generated greater Enterprise and iGAM revenue in the second half 2019, compared to the first half 2019

•	Grew Adjusted EBITDA (excluding integration and transformation costs and special items) to $9.070 billion compared to $9.040 billion for full year 2018

•	Expanded Adjusted EBITDA (excluding integration and transformation costs and special items) margin to 40.5%, compared to 38.6% for full year 2018

•

Reduced Net Debt by approximately $2.0 billion in 2019, and reduced Net Debt to Adjusted EBITDA to 3.7 times in 4Q19 from 4.0 times in 4Q18, moving closer to our three-year objective of 2.75 to 3.25 times

•

Refinanced approximately $17.0 billion in long-term debt (pro forma for first quarter 2020 activity), significantly reducing our cost of capital, and resulting in more than $200 million in annualized interest expense savings

See Appendix A for a reconciliation of the non-GAAP metrics above to GAAP measures.

Say-on-Pay Vote Results, Shareholder Engagement, and Compensation Program Updates

As described in greater detail below, in response to only 41% of our shareholders supporting our 2019 say-on-pay proposal, our Board and its Human Resources and Compensation Committee (the “Committee”) spent considerable time and effort during 2019 conducting a robust shareholder engagement program and recalibrating our executive compensation programs to address the challenges and opportunities of the Company going forward. In that program, as discussed in greater detail in subsection II below, our Board and management solicited input from investors representing 53% of our outstanding shares, ultimately meeting with investors representing 47% of our outstanding shares.

As a result of that engagement process, the Committee has approved extensive changes to our 2020 incentive programs. To help you understand these changes, this Compensation Discussion and Analysis (the “CD&A”) addresses our executive compensation for 2019, which were made before our 2019 say-on-pay vote, as well as previewing program changes that have been implemented for 2020 in response to shareholder input.

During 2020, we have transitioned into the operational phase of our long-term strategy. Following discussions with our shareholders, an internal review process and consultation with the Committee’s independent compensation consultants, we have made significant changes to our 2020 incentive programs as follows:

•	We discontinued the use of one-time awards.

•	We confirmed our target pay relative to market pay.

•	In our short-term incentive (“STI”) plan:

o	We deemphasized EBITDA;

o	We added Revenue as a metric; and

o	We added a cap on the individual performance adjustment.

2020 Proxy Statement | 43

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

•	In our long-term incentive (“LTI”) plan:

o	We returned to a three-year performance period;

o	We transitioned from a two-year Adjusted EBITDA Run Rate metric to a three-year cumulative Adjusted EBITDA target; and

o	We added a relative total shareholder return (“TSR”) Modifier.

While we have made significant changes to our 2020 incentive plans following our shareholder outreach, our 2019 incentive plans remained unchanged from 2018 (other than the discontinuance of one-time awards). The 2019 compensation program was in place prior to the 2019 Annual Meeting, and the Committee did not have the benefit of the latest shareholder feedback before formulating the 2019 program.

Additional details of our 2019 compensation programs and 2020 program changes are described in the sections that follow.

2019 Performance Highlights

During 2019, we met and exceeded several financial and operational goals that the Committee had previously selected as short-term and equity compensation targets and made tough decisions that will create shareholder value, including the following:

•	Improved 2019 revenue performance:

o	Met our objective to grow second half 2019 revenue compared to first half 2019 for two of our business segments, Enterprise and iGAM

o	Maintained our focus on profitable growth

•	Grew Adjusted EBITDA and expanded Adjusted EBITDA margins

•	Invested in transformation initiatives, enabling us to:

o	Enhance the customer experience

o	Achieve $430 million in annualized run-rate cost savings as of the end of 2019, one year into the three-year program that we announced in early 2019

•	Executed on our capital allocation plan:

o	Reduced debt outstanding by over $2 billion

o	Refinanced over $17 billion in debt (pro forma for first quarter 2020 activity)

o	Reduced net-cash interest expense

o	Reduced our Net Debt to Adjusted EBITDA leverage ratio to 3.7x as of the end of 2019, from 4.0x as of the end of 2018

o	Invested in our business, increasing capital expenditures by more than $450 million in 2019 compared to 2018

o	Continued to return more than $1 billion in cash to shareholders via dividends

Pay for Performance Orientation

Our executive compensation programs continued to be heavily performance-based and emphasize variable “at risk” compensation. The majority of each named executive officer’s (“NEOs”) total target compensation is structured as a combination of short- and long-term performance-driven incentives (which, for our CEO, represented 90% of his total target compensation).

44 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

The following chart illustrates the approximate allocation of the total target compensation opportunity for our current CEO and named executive officers (shown as “CEO” and “2019 NEOs,” respectively, below) between elements that are fixed and variable or performance-based pay that is “at risk”:

•	A fixed annual salary (“base”) represents 10% of our CEO’s total target compensation and 20% of our other NEOs’ average target total compensation.

•

Variable pay is comprised of a short-term incentive (“STI”) bonus, time-vested restricted stock awards (“TBRS”) and performance-based restricted stock (“PBRS”) awards, which represents 90% of our CEO’s total target compensation and 80% of our other current NEOs’ average target total compensation. This portion of pay is considered “at risk” since the receipt or value of the award is subject to the attainment of certain performance goals, vesting requirements, and overall stock performance.

2019 Compensation Highlights

Total CEO Pay, as reported in the Summary Compensation Table appearing below, was reduced by over 50%, from 2018 to 2019, by returning to traditional pay practices. As in prior years, the Committee set challenging performance targets under our incentive programs designed to ensure that payouts track corporate performance and, over the long term, shareholder value creation.

•	During 2019, we achieved 97% of target payout for our STI plan. Specifically, we:

o	Substantially met our target for Adjusted EBITDA, comprising 65% of our STI plan, at a 98.6% attainment level;

o	Met our target for Free Cash Flow, comprising 25% of our STI plan, at a 100.6% attainment level; and

o	Partially met our Customer Experience goals, comprising 10% of our STI plan, resulting in our 80% attainment level.

•	PBRS awards accounted for 60% of the LTI awards originally granted to our senior officers in 2017 and 2018 which completed their respective performance periods on December 31, 2019.

•

For our 2017 annual grant of PBRS, approximately 84.6% of the target shares vested based upon our actual performance over the three-year performance period ending December 31, 2019 based on two equally weighted metrics:

o	We achieved $57.9 billion of our $58.6 billion target for three-year cumulative Core Revenue, for a 83.4% payout and

o	We achieved the 43rd percentile for three-year Relative TSR, for an 85.7% payout.

2020 Proxy Statement | 45

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

•	For our 2018 annual grant of PBRS, approximately 157.1% of the shares vested based upon our actual performance over the two-year performance period ending December 31, 2019, based on:

o

Adjusted EBITDA Run Rate Growth of 7.6% compared to target of 6.8%, for a two-year Adjusted EBITDA Run Rate payout of 157.1%. Half of these shares remain subject to a continued service requirement and will vest on February 19, 2021.

II. Shareholder Engagement and Responsiveness to Say-On-Pay Vote

“Say-on-Pay” Outcome

•	In 2017, 2018 and 2019, our shareholders cast approximately 88%, 79% and 41%, respectively, of their votes, excluding abstentions, in favor of our “say-on-pay” proposal.

•

We took our unfavorable 2019 vote very seriously and conducted an enhanced shareholder engagement process, review and recalibration of our existing executive compensation programs during the remainder of 2019.

Enhanced Shareholder Engagement Program

•

In order for management and the Board to better understand and consider shareholders’ perspectives, we regularly communicate with our shareholders, including to solicit and discuss their views on governance, executive compensation and other matters. We believe our regular engagement has been productive and permits an open exchange of ideas and perspectives between us and our shareholders.

•	We are committed to providing our shareholders with an opportunity for open dialogue on compensation matters and other issues relevant to our business.

•

During 2019, the Chairman of our Board of Directors, the Chair of our Compensation Committee, and members of management instituted an expanded shareholder engagement process in two phases (prior to and after our 2019 say-on-pay vote), soliciting input from our top institutional investors representing 53% of outstanding shares, ultimately meeting with investors representing 47% of our outstanding shares.

•

The Board of Directors and the Compensation Committee value the opinions of our shareholders and when making compensation decisions for our executive officers we will continue to consider the voting outcome of future say-on-pay proposals and investor feedback received during our annual shareholder engagement program.

46 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

II. Shareholder Engagement and Responsiveness to Say-On-Pay Vote

Shareholder Feedback and Our Responses

Our 2019 shareholder engagement meetings covered a wide range of important executive compensation, corporate governance, environmental and social stewardship, and public policy issues, and we shared the input we received with our full Board or its key committees. The chart below summarizes the executive compensation feedback from our shareholders and our response:

We Listened	We Responded
Use of one-time awards	✓ In 2019, there were no one-time awards for any of our executive officers.
Similar metrics used in STI and LTI plans

✓ In 2020, we reduced and differentiated the emphasis of Adjusted EBITDA, which is a metric in both our STI and LTI plans, by:

(i) reducing the portion of our STI plan measured on Adjusted EBITDA (from 65% to 50%) and

(ii) differentiating the time horizon and target setting process for Adjusted EBITDA in our STI and LTI plans (our STI plan is based on one-year targets and our LTI plan is based on a three-year cumulative target, which in each case are based on our annual and long-range plans that are reviewed and approved by our Board of Directors)

✓ We made further changes to our LTI plan to further differentiate the metrics used between our STI and LTI plans, as described further below:

✓ We added a Relative TSR Modifier to our LTI plan

✓ We added Revenue for 15% weighting to our STI plan

✓ We added to our STI plan a 20% cap for individual performance adjustments for our NEOs (starting with our 2019 bonus payouts)

Shortened performance period under LTI plan	✓ For 2020, we returned to our normal practice of 3-year cumulative performance periods for our 2020 Annual PBRS grant. This change also extends the vesting to 100% at the end of 3 years.
No relative metrics under LTI plan

✓ In order to strengthen shareholder alignment and to further diversify the metrices used in our incentive plans, we added to our LTI plan a Relative TSR Modifier performance measure over three-years. The results of our 3-year TSR could result in a positive or negative adjustment (+/- 20%) to our 2020 annual performance-based restricted stock grant for senior officers. There will be no positive adjustment if CenturyLink’s TSR is negative over the 3-year period.

CEO Pay not aligned with company performance

✓ For 2018, total CEO pay was impacted by one-time items and timing of transitional changes that added additional complexity to pay-for-performance analyses

✓ Through our realizable pay analysis (see subsection III below), we will continue to provide additional disclosure that demonstrates how performance and “realized” and “realizable” pay are appropriately aligned with Company performance

✓ We believe the 2020 STI and LTI plan changes described further above will continue to strengthen future pay for performance alignment and are consistent with our Company strategy of profitable growth

2020 Proxy Statement | 47

COMPENSATION DISCUSSION AND ANALYSIS

II. Shareholder Engagement and Responsiveness to Say-On-Pay Vote

We believe the input we received from our shareholders has strengthened our compensation plans and look forward to continuing the dialogue with our shareholders regarding how best to align our executive compensation practices with shareholder interests.

III. Our Compensation Philosophy, Objectives and Linkage to Corporate Strategy

Our Compensation Philosophy

We compensate our senior officers through a mix of programs designed to be market-competitive and fiscally responsible. More specifically, our executive compensation programs are designed to:

◾	provide an appropriate mix of fixed and variable compensation to attract, retain and motivate key executives,

◾	ensure that a majority of our executive compensation is performance-based to support creation of long-term shareholder value without encouraging excessive risk taking and to reward performance over multiple time horizons,

◾	generally target compensation at the 50th percentile of market levels, when targeted levels of performance are achieved, for similarly-situated and comparably-skilled executives at a select group of peer companies approved by the Committee,

◾	recognize and reward outstanding contributions and results, both on an individual basis and a company or divisional basis, compared to peer compensation and performance benchmark levels,

◾	promote internal equity by offering comparable pay to executives whom we expect to make roughly equivalent contributions, while differentiating executives’ compensation arrangements when appropriate, and

◾	monitor share dilution.

Overview of Pay Elements and Link to Compensation Philosophy and Corporate Strategy

The Committee believes the following core elements and performance metrics of our compensation programs help us to realize our compensation philosophy and objectives and support our strategic and cultural priorities for 2019 as described below:

	Characteristics, Compensation Philosophy and Objectives	Corporate Strategy

Base Salary	Characteristics: Annual fixed cash compensation Compensation Philosophy & Objectives: Provides a competitive and stable component of income to our executives	Attract and retain key talent

48 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

III. Our Compensation Philosophy, Objectives and Linkage to Corporate Strategy

	Characteristics, Compensation Philosophy and Objectives	Corporate Strategy

Short-Term Incentive Bonus

Characteristics:

Annual variable cash compensation based on the achievement of annual performance measures

Compensation Philosophy and Objectives:

Provides competitive short-term incentive opportunities for our executives to earn annual cash bonuses based on performance objectives that, if attained, can reasonably be expected to (i) promote our business and strategic objectives and (ii) correspond to those paid to similarly-situated and comparably skilled executives at peer companies

STI annual performance metrics were selected to align to our corporate strategy for profitable growth:

2019 STI Plan:

Adjusted EBITDA(1) (65% of STI plan)

- measures the operational performance and profitability of our businesses and commonly used with industry investors to evaluate our total enterprise value.

Free Cash Flow(2) (25% of STI plan)

- comprehensive measure of the company’s overall financing position

Customer Experience(3) (10% of STI plan)

- critical to maintain and grow our revenue base.

Individual Performance

- for each senior officer, the Committee has an opportunity to make a positive or negative adjustment based on “line of sight” to each senior officer’s performance regarding their specific areas of responsibility and individual objectives

- for our NEOs, the individual performance adjustment is capped at 20% positive adjustment from calculated STI payout

Preview of 2020 STI Plan:

Same metrics as our 2019 STI with reduced weighting for Adjusted EBITDA to 50% and added revenue as an additional metric.

Revenue (15% of STI plan)

- generation of revenue is critical to our goal of stabilizing, and ultimately increasing, our consolidated revenues with a view to attain strategic revenue growth sufficient to offset our continuing legacy revenue losses

Long-Term Incentive Awards

Characteristics:

Annual long-term variable equity awards that vest over three years from the date of grant with 60% based on the achievement measured against pre-established performance measures and 40% based on three years of service.

Compensation Philosophy and Objectives:

Fosters a culture of ownership, aligns the long-term interests of our executives with our shareholders and rewards or penalizes executives based on our performance of Adjusted EBITDA growth over two-year period and helps to retain executives through stock price growth and the creation of long-term value

Performance-Based Restricted Shares

(60% of LTI grant value)

2019 LTI Plan:

- Due to the complex and urgent nature of integration and transformation following the Level 3 combination, our 2019 LTI plan’s performance metric and period was:

- Adjusted EBITDA Run Rate target over a two-year period, which aligns to our corporate strategy for profitable growth (50% vests after the two-year period and remaining 50% vests after one additional year of service)

Preview of 2020 LTI Plan:

- For 2020, we have transitioned into the operation phase of our long-term strategy and we have returned to normal LTI practice and our 2020 LTI plan’s performance metrics and period are:

- Cumulative Adjusted EBITDA target to reward for achieving profitable growth over a three-year period; and

- Relative TSR Modifier to reward for achieving stock price growth relative to TSR peer group over a three-year period

Time-Vested Restricted Shares

(40% of LTI grant value)

2019 and 2020 LTI Plans:

- amount of time-vested restricted share compensation that is ultimately realized depends on how well we successfully execute our strategic plans and overall our stock performance

2020 Proxy Statement | 49

COMPENSATION DISCUSSION AND ANALYSIS

III. Our Compensation Philosophy, Objectives and Linkage to Corporate Strategy

(1)

Adjusted EBITDA - measures the operational performance and profitability of our businesses, excluding certain non-operating and non-cash expenses, and cash availability prior to servicing debt and pension commitments, returning cash to shareholders, and capital investments to grow and maintain company assets

(2)

Free Cash Flow - measures cash flow available to debt and equity shareholders after the company has paid all operating costs including interest payments on debt and pension commitments, capital expenditures, and working capital; comprehensive measure of the company’s overall financing position taking into account expenses such as interest payments, tax payments, and capital expenses.

(3)	Customer Experience - measure includes operational goals and metrics that measure how well we are serving our customers as well as their perceptions of our service

Our Pay Program Evolution

Following our November 1, 2017, combination with Level 3, under Mr. Storey’s leadership and with the support of the Board, we defined a long-term strategy that includes a multi-year approach focusing on integration in 2018, transformation in 2019 and operation of the combined company in 2020.

Our Strategy, Objectives and 2019 Imperatives

During the integration and transformation phases of our long-term strategy, in 2018 and 2019, our STI and LTI plans included the following performance metrics to support our strategic priorities and align the pay for our NEOs with performance as discussed below and further in this CD&A:

•	STI Performance Metrics - Adjusted EBITDA, Free Cash Flow and Customer Experience

•	LTI Performance Metric - two-year performance period measured on Adjusted EBITDA Run Rate

2020 Incentive Plan Enhancements. For 2020, we have transitioned into the operation phase of our long-term strategy. As discussed further in this

CD&A, following an internal review process, extensive discussions with our shareholders and consultation with our executive compensation consultants, we revised the design for our 2020 incentive programs to support our strategic priorities as described below:

•	added Revenue as metric to our STI plan to encourage and reward top-line performance

•	changed the metric and performance period for our LTI plan to three-year cumulative Adjusted EBITDA target

•	added three-year Relative TSR Modifier, as a positive or negative adjustment +/- 20%, for our LTI plan.

50 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

III. Our Compensation Philosophy, Objectives and Linkage to Corporate Strategy

Short-Term Incentive Plan
Strategy	Integrate and Transform	Operate
Metrics	2018 & 2019 Weighting	2020 Weighting

Adjusted EBITDA	65%	50%

Free Cash Flow	25%	25%

Revenue	—	15%

Customer Experience	10%	10%

Long-Term Incentive Plan
Strategy	Integrate and Transform	Operate
Metrics	2018 & 2019 Weighting	2020 Weighting

Adjusted EBITDA Run Rate (2 year)	100%	—

Cumulative Adjusted EBITDA (3 year)	—	100%

Relative TSR Modifier (3 year)	—	+/-20%

Pay Outcome Alignment with Performance

Over the last three- and five-years, our pay-for-performance alignment reflects actual performance against our STI and LTI targets, with realized (or realizable) equity compensation impacted by stock performance for the same periods. As summarized in the chart below, the average realizable pay, excluding one-time items, for our CEO (Mr. Post from 2015 to 2017 and Mr. Storey from 2018 to 2019) was 84.4% and 71.6% of target pay for last three- and five-years, respectively.

For 2015 to 2017, realized pay was significantly below target which reflects the below target STI and LTI plan performance and declining stock performance for those years. For further information on our incentive plan performance for these years, please see our 2016, 2017 and 2018 proxy statements.

Following our combination with Level 3, we have seen positive improvement in the execution against our STI and LTI targets. Specifically, during 2018 and we achieved strong financial performance, driving STI payout of 107.0% and the Adjusted EBITDA Run Rate payout of 157.1% for the two-year performance period that ended on December 31, 2019. Our overall stock performance has declined approximately 26% since our 2018 annual LTI award, which has offset the 157.1% PBRS payout, and in combination with STI performance, resulted in estimated realizable pay of 101.7% for 2018.

During 2019, we achieved solid financial performance by substantially meeting our STI targets, for a 97.0% payout. For purpose of realizable pay, we are assuming target level performance with respect to our Adjusted EBITDA Run Rate two-year performance period and actual stock performance through the first vesting date for estimated realizable pay of 93.0% for 2019.

Some of the changes to our STI and LTI plans outlined above were not implemented until late 2019 or early 2020 and we anticipate seeing pay-for-performance alignment to become increasingly clear in future years.

2020 Proxy Statement | 51

COMPENSATION DISCUSSION AND ANALYSIS

III. Our Compensation Philosophy, Objectives and Linkage to Corporate Strategy

The chart below illustrates the realizable pay for our CEO, 90% of which was “at risk” variable compensation (STI, TBRS and PBRS), with each year’s realized and realizable pay illustrated in the table and chart below.

5 Year Realized and Realizable Pay

2015	2016	2017	2018	2019

STI – Payout 77.6%	STI – Payout 80.2%	STI – Payout 73.0%	STI – Payout 107.0%	STI – Payout 97.0%

TBRS – Realized 62.1%	TBRS – Realized 71.7%	TBRS – Realized 58.4%	TBRS – Realized 75.4%	TBRS – Realized 90.8%

PBRS – Realized 17.9% • 3 Year Performance Period • Core Revenue – 76.2% • Relative TSR – 0%	PBRS – Realized 40.1% • 3 Year Performance Period • Core Revenue – 82.4% • Relative TSR – 76.2%	PBRS – Realized 42.9% • 3 Year Performance Period • Core Revenue – 83.4% • Relative TSR – 85.7%	PBRS – Realized 115.8% (half) and Realizable • 2 Year Performance Period • Adjusted EBITDA Run Rate – 157.1%	PBRS – Realizable 90.8% • 2 Year Performance Period • Adjusted EBITDA Run Rate - TBD (assume target for this purpose)

2015 Realized Pay(1) 49.2%	2016 Realized Pay(1) 62.2%	2017 Realized Pay(1) 58.4%	2018 Realizable Pay(2) 101.7%	2019 Realizable Pay(2) 93.0%

(1)

Realized Pay - measures the actual pay realized, excluding one-time awards, for our former CEO Mr. Post, for a given year by adding together the (i) actual salary paid during the year, (ii) STI bonus that was ultimately paid during the year and (iii) the value of time- and performance-based LTI that vested.

(2)

Realizable Pay - measures the actual pay realized and realizable, excluding one-time awards, for Mr. Storey, for a given year by adding together the (i) actual salary paid during the year, (ii) STI bonus that was ultimately paid during the year, (iii) the value of time- and performance-based LTI that vested and (iv) the value of unvested time- and performance-based LTI, at “target” levels, based on stock price as of February 28, 2020.

IV. Our 2019 Compensation Program and Components of Pay

Summary of 2019 Compensation for our Named Executive Officers

Historically, we have had considerable success in attracting and retaining talent with fiscally prudent market-based pay packages. As our Company continues to evolve into a leading technology company, the pool of individuals we compete to hire continuously constricts, making recruitment more challenging. The individuals in that limited candidate pool, who have unique talents and expertise, are able to command much higher levels of compensation than what we have paid historically and now include candidates from software and other technology-focused companies.

The remaining sections outline why we believe the compensation packages awarded to our executives are in the best interests of our shareholders. For more information on how we determined specific pay levels in 2019, see further discussion under the heading “—Our Executive Compensation Process” and “—Use of ‘Benchmarking Data—Compensation Benchmarking” in Subsections V and VI below.

52 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

As of December 31, 2019, the total target compensation opportunities for our NEOs are shown in the table below.

Total Target Compensation(1)
Named Officer	Salary	STI Target Bonus Percentage	STI Target Bonus Opportunity	Total Target Cash	LTI Target(2)	Total Target Compensation

Jeffrey K. Storey	$1,800,011	200%	$3,600,022	$5,400,034	$12,600,000	$18,000,034 (3)

Indraneel Dev	$ 650,000	120%	$ 780,000	$1,430,000	$ 2,700,000	$ 4,130,000 (4)

Stacey W. Goff	$ 600,018	120%	$ 720,021	$1,320,039	$ 2,000,000	$ 3,320,039 (5)

Scott A. Trezise	$ 500,011	90%	$ 450,010	$ 950,021	$ 800,000	$ 1,750,021 (4)

Shaun C. Andrews	$ 525,000	100%	$ 525,000	$1,050,000	$ 1,400,000	$ 2,450,000 (5)

(1)	For more complete information presented in accordance with the SEC’s rules, see the Summary Compensation Table below.

(2)

The LTI target in this table represents the value of the target levels of equity awards to be granted as of December 31, 2019, which differ from amounts reported in the Summary Compensation Table, which are calculated in accordance with FASB ASC Topic 718. As described further below, two of our NEOs received changes to their LTI targets and grants in February 2020 may differ from amounts above.

(3)	The Total Target Compensation for Mr. Storey is between the 50th and 75th percentiles of our compensation benchmarking data.

(4)	The Total Target Compensation for Messrs. Dev and Trezise is between the 25th and 50th percentile of our compensation benchmarking data.

(5)	The Total Target Compensation for Messrs. Goff and Andrews is near the 50th percentile of our compensation benchmarking data.

Mr. Storey is an experienced executive in the telecommunications industry, as discussed in detail under “Election of Directors—Our Director Nominees” and his total target compensation is competitive compared to CEOs in our peer group. Mr. Dev was appointed as our CFO in November 2018 and his total target compensation between the 25th and 50th percentile of our compensation benchmarking data is commensurate with his experience compared to CFOs in our peer group. As discussed further below, the Committee reviewed the compensation benchmarking data for all executive officers in February 2020 and increased the base salary, STI target bonus, and the LTI target bonus for Mr. Dev after completing another year as our CFO. Following Mr. Dev’s pay increase in February 2020, the ratio of Mr. Storey’s total target compensation is approximately 3.2 times more than Mr. Dev’s total target compensation, which aligns with market benchmarks.

Salary

General. Early each year, the Committee takes a number of steps in connection with setting annual salaries, including reviewing compensation tally sheets and benchmarking data, reviewing each senior officer’s pay and performance relative to other senior officers, and considering when the officer last received a pay increase.

Annual Review Process (February 2019). During its annual review of executive compensation in February 2019, the Committee reviewed the compensation benchmarking data for each senior officer, comparing the officer’s pay to our peer group for the combined company. Following this review and discussion, the Committee increased Mr. Trezise’s annual salary to $500,011 and left unchanged the salary for our other NEOs.

Mid-Year Salary Adjustments. After its annual review process, one of our senior officers resigned, who previously lead our marketing function, and the Company consolidated our product management and marketing functions under Mr. Andrews. The Board appointed Mr. Andrews Chief Marketing Officer effective August 21, 2019. In conjunction with this appointment, his base salary was increased from $425,006 to $525,000.

Recent Actions (February 2020). In February 2020, the Committee reviewed the compensation benchmarking data for all executive officers and increased Mr. Dev’s annual salary to $750,000, in light of his position to market and performance as CFO, and left unchanged the salary for our other NEOs.

2020 Proxy Statement | 53

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

Short-Term Incentive Bonuses

General. With the assistance of its compensation consultant and management, the Committee approves STI bonus target percentages each year. Typically, in the first quarter of each year, with the assistance of management, the Committee evaluates our STI program and approves: (i) the performance objectives for prospective bonuses, (ii) the “threshold,” “target” and “maximum” performance levels, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable if the target level of performance is attained and (v) the finally determined amount of bonus payments attributable to performance for the prior year.

STI Performance Objectives and Target Setting Process. Each year, over the course of several meetings, the Committee reviews the alignment of our STI performance objectives with our business goals and objectives for the current year.

STI Performance Objectives. In February 2019, the Committee approved the STI performance objectives for our 2019 STI program, comprised of the below-listed financial and operational metrics, to align with the corporate strategy.

◾

Adjusted EBITDA. As used in our 2019 STI plan, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure that excludes non-cash compensation and includes total STI bonus expense for eligible employees and approved payout level. Adjusted EBITDA is our largest financial performance objective, weighted at 65%, and, as noted further above, is critical to our 2019 corporate objective of focusing on our operations and profitable growth.

◾

Free Cash Flow. Free Cash Flow, weighted at 25%, is a non-GAAP measure of net cash from operating activities less capital expenditures and before dividends. Free Cash Flow performance similarly aligns with our 2019 corporate objective of focusing on profitable growth.

◾

Customer Experience. Improving our customer experience is critical to maintain and grow our revenue base. This performance measure, weighted at 10%, includes operational goals and metrics that measure how well we are serving our customers as well as their perceptions of our service. CenturyLink is committed to meeting the needs of all our customers, improving customer satisfaction and service scores, reducing customer inconveniences and decreasing repair times.

◾

Individual Performance Objectives. The Committee evaluates the degree to which each senior officer achieves their individual performance objectives, comprised of certain specific objectives and benchmarks, as well as qualitative assessments of each officer’s performance during the year and reserves the right to increase or decrease the bonus payout level based on these assessments. In response to shareholder feedback, effective with our 2019 STI plan, the Committee has added a cap of 20% for positive adjustments to payout levels for our NEOs. Additional information about our views on discretionary adjustments is included below in this Subsection.

See the further discussion under the heading “—Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above, “—2019 Performance Results and Calculation of Bonuses” below.

STI Target Setting Process. Similar to prior years, in 2019, the Company employed a rigorous process to establish its budget, which directly supported the Company’s strategic objectives and was the basis for developing the 2019 STI performance targets.

First, the annual budget was “built up” from business unit and department levels to create a consolidated corporate budget reviewed and approved by the Board and publicly-released financial guidance.

In February 2019, the Committee approved the previously-described STI performance objectives including threshold, target, and maximum performance levels derived from the Board-approved budget and external guidance. The Committee, in collaboration with our CEO, also approved the above-described guidelines designed to enable the Committee, in its discretion, to increase or decrease the bonus of each senior officer based on the officer’s individual performance during 2019. Based on shareholder feedback during our expanded 2019 shareholder engagement process, the Committee will implement a cap, of no more than 20%, to increase the bonus of our NEOs based on individual performance.

54 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

Upon completion of each fiscal year, our actual financial performance results may be adjusted up or down, as appropriate, in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. The Committee did not make any adjustments to our actual financial performance results for 2019.

2019 Performance Results and Calculation of Bonuses. During 2019, the Committee monitored interim performance through quarterly updates to assess projected bonus payout levels. In February 2020, the Committee reviewed internal audited results of the Company’s performance as compared to the financial performance targets established for 2019 and certified the achieved company performance composite score. As explained below, the Committee determined that the calculated company performance was 97% of the target bonus opportunity for our NEOs.

The table below illustrates the weighting of each performance objective, the target and achieved performance for 2019. For a more detailed description of our performance under each of the performance objectives, please see “—Calculation of Bonuses” under this section.

2019 STI Plan and Performance Results

Financial Performance Objectives (90% Weighting)			Weighted Score Achieved 89%(1)

Financial Targets ($ in Millions)	Threshold	Target	Maximum	Weighting	Achieved(1)

Adjusted EBITDA	$8,800	$9,100	$9,600	65%	$9,070

Performance Payout %	50%	100%	200%		98.6%

Free Cash Flow	$2,608	$3,260	$3,912	25%	$3,276

Performance Payout %	50%	100%	150%		100.6%

Customer Experience Performance (10% Weighting)			Weighted Score Achieved 8%(1)

Goals	Performance			Weighting	Achieved(2)
Customer Experience	- Our overall customer satisfaction is not at our desired level but the Committee concluded that we made positive progress in 2019. Based on these results, the Committee awarded 80% for the customer experience performance objective.			10%	80%

2019 Overall STI Company Performance	Achieved 97%

(1)

The achieved payout percentage is calculated for each financial performance objective based on a corresponding payout scale approved by the Committee. If the threshold performance level with respect to any particular financial performance objective under our STI program is not attained, the bonus payable to the participating officer with respect to that portion of his or her targeted bonus opportunity will be calculated as zero. If threshold performance is met on any particular metric, each participating officer will earn a reduced portion of his or her target bonus amount for that portion of the award. If the maximum performance level with respect to any particular metric is met or exceeded, each participating officer will earn a maximum of 200% of his or her target bonus amount. Measurement of the attainment of any particular metric will be interpolated if actual performance is between (i) the “threshold” and the “target” performance levels or (ii) the “target” and the “maximum” performance levels.

(2)	The achieved payout percentage is determined based on the Committee’s qualitative review of certain criteria and performance metrics, as described under “Customer Experience Performance” below.

Customer Experience Performance. Our overall customer satisfaction performance for 2019 showed year over year improvement in our Business relationship net promotor scores and our consumer relationship net promotor scores were up slightly, and we saw improvement in strategic focus areas. As a result of these results, the Committee awarded 80% for the customer experience performance objective. Customer experience research suggests increased promotor scores will drive increase in customer spend within 24 months.

2020 Proxy Statement | 55

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

Calculation of Bonuses. For 2019, the STI bonuses paid to our named executives were calculated under a two-step process.

•

step one, the Committee calculated the company performance composite score by weighting the company’s achieved performance against the financial and operational performance objectives described in the table above. After our internal audit personnel have reviewed these determinations and calculations, they are provided in writing to the Committee for its review and approval.

•

step two, the Committee authorized actual STI bonuses for our NEOs, which were consistent with Committee approved company payout level, which includes certain discretionary adjustments for individual performance as discussed below.

Committee Discretion on Company-Wide Performance. For 2019, the Committee did not elect to use its discretion to adjust the calculated company-wide performance STI payout.

The Committee believes that exercising discretion (positive and negative) is an important supplemental component of our pay-for-performance philosophy, which is designed to reach balanced compensation decisions that are consistent with our strategy and adjust compensation for both current year performance and sustained long-term value creation. By applying discretion, the Committee seeks to mitigate the risks associated with a rigid and strictly formulaic compensation program, which could unintentionally create incentives for our executives to focus only on certain performance metrics, encourage imprudent risk taking, and not provide the best results for shareholders. In addition, the use of discretion allows the Committee to respond to changes in economic conditions, our operating environment, and other significant factors that may affect the long-term performance of our business that are not directly reflected in the year’s financial results. The use of discretion also allows the Committee to adjust compensation based on factors that would not be appropriately reflected by a strictly formulaic approach, such as reducing risk or championing company values. Notwithstanding the foregoing, the Committee firmly believes that quantitative factors should play the central role in determining performance-based payouts, and that positive discretionary adjustments should be used sparingly.

Discretionary Adjustment for Individual Performance. The Committee discussed at great length the financial accomplishments achieved in 2019, including Adjusted EBITDA and Free Cash Flow results against guidance outlook and internal targets, and placed emphasis on below financial and operational accomplishments in support of their election to make individual performance adjustments for three of our NEOs.

The Committee rewarded each of Messrs. Dev, Trezise and Andrews with a 10% discretionary adjustment for their individual performance described further below.

Mr. Dev’s leadership and fiscal oversight was pivotal to reducing our outstanding debt by over $2 billion, refinancing over $17 billion in debt, reduction in interest expense by over $200 million on an annualized basis, reduction in our Net Debt to Adjusted EBITDA leverage ratio and, in addition, Mr. Dev successfully oversaw the remediation of two material weaknesses.

Under Mr. Trezise’s individual performance and leadership we had the following achievements in human resources and talent areas, specifically: successful labor negotiations ahead of schedule for cost savings of approximately $45M, transformed our HR operating model driving efficiency and cost savings, implemented artificial intelligence tools, strong talent acquisition performance, positive trending for employee engagement scores, completed first pay equity review, enhanced focus on skills transformation for our employees and achieved overall budget savings targets.

Mr. Andrews exceeded expectations for delivery of industry leading functionality and experiences across several of our key products. Through his leadership and collaboration with sales leaders for our Business segment, we successfully turned iGAM and GEAR from decline to growth in the second half of 2019. Mr. Andrews transformed our sales overlay function, consolidated our marketing and product organizations and created a public sector ecosystem, all of which drove increased sales results and improved alignment and operational efficiencies across multiple functions.

56 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

Actual STI Bonus Amounts Authorized. The actual amounts of the NEOs’ 2019 bonuses were calculated as follows:

2019 STI Bonus Amounts

Named Officer	Target Bonus Opportunity(1)	X	Company Performance %(2)	X	Discretionary Adjustment for Individual Performance(3)	=	STI Bonus Amount

Current Executives:

Jeffrey K. Storey	$3,600,022		97%		100%		$3,492,021

Indraneel Dev	780,000		97%		110%		832,260

Stacey W. Goff	720,021		97%		100%		698,420

Scott A. Trezise	439,654		97%		110%		469,111

Shaun C. Andrews	461,442		97%		110%		492,359

(1)	Determined based on earned salary and applicable STI target bonus percentage during 2019 and includes pro-rations for any changes to salary and/or STI target bonus percentage described below.

a)	Target Bonus Opportunity for Mr. Storey reflects his salary earned during 2019 of $1,800,011 and a STI target bonus percentage of 200%.

b)	Target Bonus Opportunity for Mr. Dev reflects his salary earned during 2019 of $650,000 and a STI target bonus percentage of 120%.

c)	Target Bonus Opportunity for Mr. Goff reflects his salary earned during 2019 of $600,018 and a STI target bonus percentage of 120%.

d)

Target Bonus Opportunity for Mr. Trezise reflects his salary earned during 2019 with a salary increase, from $475,010 to $500,011, effective on February 23, 2019, and an increase of STI target bonus percentage from 80% to 90%, also effective on February 23, 2019.

e)

Target Bonus Opportunity for Mr. Andrews reflects his salary earned during 2019 with a salary increase, from $425,006 to $525,000, effective on August 21, 2019, and a STI target bonus percentage of 100%.

(2)	Calculated or determined as discussed above under “—2019 Performance Results.”

(3)	Determined based on achievement of individual performance objectives as described further above in this Subsection.

Committee Discretion to Pay in Cash or Shares. The Committee may authorize the payment of annual bonuses in cash or shares of common stock. Since 2000, the Committee has paid these bonuses entirely in cash, principally to diversify our compensation mix and to conserve shares in our equity plans.

Recent Actions (February 2020). In connection with establishing targets for the 2020 STI program, the Committee increased Mr. Dev’s STI Target Bonus Percentage to 125%, in light of his position to market and performance as CFO, and made no changes to the target bonus percentage for any of our other NEOs.

Grants of Long-Term Incentive Compensation

General. Our long-term incentive (“LTI”) compensation plans authorize the Committee to grant a variety of stock-based incentive awards to key personnel. We strive to provide equity compensation in forms that (1) create appropriate incentives to optimize performance at reasonable cost, (2) minimize enterprise risk, (3) align the interests of our officers and shareholders, (4) foster our long-term financial and strategic objectives and (5) are competitive with incentives offered by other companies.

On an annual basis, over the course of several meetings, the Committee evaluates our LTI program and reviews the relevance of our LTI plans and performance benchmarks for alignment with our long-term strategic plan. As described in more detail below, CenturyLink has a long-standing practice of granting 60% of LTI compensation for our executives, which is the largest component of pay for our senior officers at 42% and average of 35% for our CEO and Other NEOs’ total target compensation, respectively, in PBRS or units that is measured on metrics that are aligned with our long-term strategy and will drive shareholder value.

2020 Proxy Statement | 57

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

Below is an overview that summarizes to the history and evolution of our LTI plans:

◾

Form of LTI Awards: Since 2008, the Committee has elected to grant all of our LTI awards in the form of restricted stock (and, in limited situations, in restricted stock units or RSUs) for a variety of reasons, including:

◾	the Committee’s recognition of the prevalent use of restricted stock by our peers,

◾	the benefit of providing shareholder alignment through the use of shares,

◾	the Committee’s desire to minimize the dilution associated with our LTI awards, and

◾	the retentive value of restricted stock under varying market conditions.

Because Mr. Storey is retirement eligible, his annual LTI awards (2018 and 2019) were in the form of RSUs rather than shares of restricted stock.

◾

LTI Performance Mix: Since 2010, the Committee has elected to include performance-based restricted stock or RSUs (“PBRS”) as part of our annual LTI grants with the weighting of PBRS increasing from 50% to 60% in 2014, and the remaining portion in the form of time-based restricted stock or RSUs (“TBRS”).

◾

LTI Performance and Vesting Period: In 2010 through 2017, our annual grants of performance-based restricted stock were based on a three-year performance period. Due to the transformative nature of the Level 3 combination and the continuing evolution of our business strategy as we integrate the two companies, for our 2018 and 2019 grants, the Committee believed that a two-year performance period was most appropriate to achieve our business goals with 50% vesting at the end of two years and remaining 50% at three years. For our 2020 grant, we have returned to three-year performance period with cliff vesting at the end of three years.

◾	LTI Performance Benchmark: The ultimate number of our PBRS that have or will vest are contingent upon the Company’s performance as measured against certain pre-established criteria, including:

◾	Relative TSR in 2010 through 2012,

◾	Cumulative Core Revenue and Relative TSR in 2013 through 2017,

◾	Adjusted EBITDA Run Rate in 2018 and 2019, and

◾	Cumulative Adjusted EBITDA and Relative TSR in 2020.

◾

LTI Performance Target and Payout: In order to further align our pay with performance, our PBRS are granted at target performance levels, but the ultimate payout of those awards can range between 0% to 200%, depending on our actual performance as determined at the end of the two- or three-year performance period.

2019 LTI Performance Objectives and Target Setting Process. Our annual LTI grants to our named executives consisted of a combination of PBRS awards (60% of the target grant value) and TBRS awards (40% of the target grant value).

LTI Performance Objectives. In 2019, similar to 2018, the PBRS granted to senior officers is measured on an absolute Adjusted EBITDA Run Rate performance benchmark, described in further detail below:

◾

2019 Performance Benchmark: Our benchmark is an absolute Adjusted EBITDA Run Rate target over the below-described two-year performance period. “Adjusted EBITDA” is defined as consolidated earnings before interest, taxes, and depreciation and amortization, applying the same adjustments that were approved in setting the target (which include the exclusion of transformation, integration and transaction costs, inclusion of synergy savings, exclusion of stock based compensation, adjustments to reflect a 100% bonus accrual for the given quarter, and adjustments to exclude certain one-time or non-recurring charges or credits), in each case defined in the same manner as the Company reported such amounts in its earnings release for the year ended December 31, 2018.

◾	2019 Performance Period: January 1, 2019 through December 31, 2020.

58 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

◾

2019 Vesting Dates: The PBRS earned under the 2019 PBRS will vest in two equal installments on March 1 of each of 2021 and 2022 based on attainment during the performance period of an Adjusted EBITDA Run Rate target of 0.0%, subject to continued employment through the applicable vesting date.

◾

2019 Performance Target and Payout: The ultimate number of our PBRS that vest, can range between 0% to 200%, and will be based on our achievement of the absolute Adjusted EBITDA Run Rate target (measured from fourth quarter of 2018 to fourth quarter of 2020), as illustrated in the table below.

Performance Level	Adjusted EBITDA Run Rate(1)	Payout as % of Target Award(2)

Maximum	≥ 2.8%	200%

Target	0.0%	100%

Threshold	(2.8)%	50%

Below Threshold	< (2.8)%	0%

(1)

Determined by dividing (i) the Adjusted EBITDA actually attained for the fourth quarter of 2020 minus the Adjusted EBITDA actually attained for the fourth quarter of 2018 by (ii) the Adjusted EBITDA actually attained for the fourth quarter of 2018.

(2)	Linear interpolation is used when our Adjusted EBITDA Run Rate performance is between the threshold, target and maximum amounts to determine the corresponding percentage of target award earned.

LTI Performance Target Setting Process. Similar to prior years, in 2019, the Company employed a rigorous process to establish its annual budget and long-range plan, which directly supported the Company’s long-term strategic objectives and was the basis for developing the Adjusted EBITDA Run Rate threshold, target and maximum amounts, as illustrated in the table above.

First, the annual budget and long-range plan was “built up” from business unit and department levels to create a consolidated corporate budget and long-range plan reviewed and approved by the Board.

In February 2019, the Committee approved the previously-described LTI performance objectives including threshold, target, and maximum performance levels derived from the Board-approved budget and long-range financial plan. The long-range financial plans are informed by the Company’s strategic planning process, where capital allocation strategy, go to market, operational and transformation plans are discussed with the Board of Directors. The strategic and financial plans are informed by wireline industry trends, competitive landscape, product lifecycle, operational initiatives, capital allocation priorities and several other company specific and external factors that influence our business. As a result, our Committee determined that our LTI performance objectives were based on rigorous performance requirements designed to motivate executives to achieve Company financial results that generate shareholder value.

Upon completion of the performance period, our actual financial performance results may be adjusted up or down, as appropriate, in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established.

2019 Annual LTI Grants. Except for Messrs. Dev, Trezise and Andrews, the Committee granted annual LTI awards to our named executives in February 2019 at amounts substantially similar to the awards granted to them in 2018. Mr. Dev’s 2019 LTI target was increased to $2,700,000, as previously approved by the Committee upon his promotion to CFO in November 2018. Mr. Andrews’ 2019 LTI target was increased to $750,000, as previously approved by the Committee following a review of compensation benchmarking in November 2018. In February 2019, the Committee reviewed the compensation benchmarking data for all executive officers and increased Mr. Trezise’s LTI target to $800,000 and left unchanged the LTI target for our other NEOs.

On February 28, 2019, the Committee granted our named executives the following number of (i) restricted shares or RSUs that will vest over a three-year period principally in exchange for continued service (“time-vested restricted shares or RSUs”), (ii) performance-based restricted shares or RSUs that will vest in two equal

2020 Proxy Statement | 59

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

installments on March 1 of each of 2021 and 2022 based on attainment during the 2019 Performance Period, as defined above, of an Adjusted EBITDA Run Rate target of 0.0% (the “Performance-Vested Shares or RSUs”), as described further above:

2019 Annual LTI Grants

	Time-vested Restricted Shares or RSUs		Performance-based Restricted Shares or RSUs

Named Officer	No. of Shares(1)(3)	Grant Value(1)	No. of Shares(2)(3)	Grant Value(4)	Total Grant Value(4)

Current Executives:

Jeffrey K. Storey(5)	358,884	$5,040,000	538,328	$7,560,000	$12,600,000

Indraneel Dev	76,904	1,080,000	115,356	1,620,000	2,700,000

Stacey W. Goff	56,966	800,000	85,449	1,200,000	2,000,000

Scott A. Trezise	22,786	320,000	34,180	480,000	800,000

Shaun. C. Andrews	21,362	300,000	32,043	450,000	750,000

(1)	Represents the number of restricted shares or RSUs granted in 2019.

(2)	As discussed further above, the actual number of shares that vest in the future may be lower or higher, depending on the level of performance achieved.

(3)

Dividends on the shares of restricted stock (or, with respect to RSUs, dividend equivalents) will not be paid while unvested, but will accrue and paid or be forfeited in tandem with the vesting of the related shares or RSUs.

(4)

For purposes of these grants, we determined both the number of time-vested and performance-based restricted shares or RSUs by dividing the total grant value granted to the executive by the volume-weighted average closing price of a share of our common stock over the 15-trading-day period ending five trading days prior to the grant date (“VWAP”), rounding to the nearest whole share. However, as noted previously, for purposes of reporting these awards in the Summary Compensation Table, our shares of time-vested restricted stock or RSUs are valued based on the closing price of our common stock on the date of grant and our shares of performance-based restricted stock or RSUs are valued as of the grant date based on probable outcomes, as required by applicable accounting and SEC disclosure rules. See footnote 2 to the Summary Compensation Table for more information.

(5)	Mr. Storey’s annual grant was in the form of RSUs.

Recent Actions (February 2020). Except for Messrs. Dev, Trezise, and Andrews, the Committee granted annual LTI awards to our named executives in February 2020 at amounts substantially similar to the awards granted to them in 2019. Mr. Andrews’ 2020 LTI target was increased to $1,400,000 in August 2019, following his promotion to Chief Marketing Officer and the Committee’s review of compensation benchmarking data. In February 2020, the Committee reviewed the compensation benchmarking data for all executive officers and increased Mr. Dev’s LTI target to $4,000,000 and Mr. Trezise’s LTI target to $1,000,000 and left unchanged the LTI target for our other NEOs. See further discussion under the heading “—Use of Benchmarking Data—Compensation Benchmarking” in Subsection IV below.

As discussed earlier in this CD&A, at its February 2020 meeting, the Committee changed the metrics and returned to a three-year performance period for our 2020 LTI plan. The vesting of the 2020 PBRS is contingent upon achievement of a three-year Cumulative Adjusted EBITDA target and Relative TSR modifier over the three-year performance period, each of which is described in further detail below and will cliff vest at the end of three years. Consistent with past practice, the Committee granted LTI awards to our senior officers with the same mix of 60% PBRS and 40% TBRS.

◾	2020 Performance Benchmarks: As described further under “performance vesting” below, our two-step process utilizes two performance metrics in order to determine the ultimate payout.

◾

Absolute Cumulative Adjusted EBITDA: Our primary metric is an absolute Cumulative Adjusted EBITDA target over the below-described three-year performance period (2020-2022). “Adjusted EBITDA” is defined each year in a manner designed to correspond to our annual guidance as reported in our earnings release for consolidated earnings before interest, taxes, and depreciation and amortization, excluding Connect

60 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

America Fund and Rural Digital Opportunity Fund revenue, applying the same adjustments that were approved in setting the target (which include the exclusion of certain transformation, integration and transaction costs, inclusion of synergy savings, exclusion of stock based compensation, adjustments to reflect a 100% bonus accrual, foreign currency, and adjustments for other material non-operational driven charges or credits).

◾

Relative TSR Modifier: Our second metric is our percentile rank versus a 17 company TSR peer group that provides an opportunity to earn up to 20% above or below Cumulative Adjusted EBITDA performance as described further below. See further discussion under the heading “—Use of ‘Benchmarking’ Data—Performance Benchmarking Peer Group” in Subsection VI below.

◾	2020 Performance Period: January 1, 2020 through December 31, 2022.

◾

Vesting Dates: The ultimate number of our performance-based restricted shares will vest in full on March 1, 2023, three years from the grant date, subject to our senior officers’ continued employment through such date and the Committee’s certification of the results.

◾

2020 Performance Target and Payout: The ultimate number of our performance-based restricted shares that vest will be determined on a two-step payout calculation, with the ultimate payout ranging from 0-200% as illustrated in the table below:

Step 1—Absolute Cumulative Adjusted EBITDA:

◾	From 0% to 200% of the target number of performance-based restricted shares may be earned based on Cumulative Adjusted EBITDA for the three-year performance period.

Performance Achievement Level	Step 1: Absolute Cumulative Adjusted EBITDA Performance	Payout as % of Target Number of Performance-Based Restricted Shares(1)

Maximum	Maximum Amount	200%

Target	Target Amount(2)	100%

Threshold	Threshold Amount	50%

Below Threshold	< Threshold	0%

(1)	Payouts interpolated between defined performance levels / minimum, target and maximum levels.

(2)

We do not feel it is appropriate to disclose our Cumulative Adjusted EBTIDA target as it would constitute forward-looking guidance. The Company employed a rigorous process to establish its annual budget and long-range plan for the same three-year period when setting the threshold, target and maximum amounts which directly support the Company’s long-term strategic objectives.

Step 2—Relative TSR Modifier:

◾

Provided that the Cumulative Adjusted EBITDA target exceeds threshold, our senior officers have an opportunity to earn up to 20% above or below the achieved number of the target number of PBRS, determined under Step 1, based on CenturyLink’s TSR performance for the three-year performance period relative to the Company TSR peer group. No additional incremental payout under Step 2 is possible if our TSR is negative. Maximum payout under Steps 1 and 2 cannot exceed 200%.

For information regarding our TSR peer group, see further discussion under the heading “-Use of Benchmarking Data-TSR Performance Benchmarking” in Subsection VI below.

Long-Term Incentive Performance Update and Outcomes. The payout percentages in the tables below represent the percentage of the target number of PBRS granted to our senior officers that ultimately vested, with all remaining shares being forfeited. To further enhance the pay for performance linkage, any dividends paid on these shares of PBRS (or dividend equivalents on performance-based RSUs) are not paid while unrestricted, but rather accumulate during the restricted period and vest or are forfeited in tandem with the related shares or

2020 Proxy Statement | 61

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

units. The average target number of PBRS that ultimately vested for the four annual LTI grants from 2015 through 2018 (with performance periods ending on December 31, 2017, 2018 and 2019) is 89.8%.

LTI Grant Year, Performance Period and Performance Metric	Attainment Level for LTI Grant Year(1)								Total Payout Percentage(2)
	2015	2016	2017	2018	2019	2020	2021	2022
2015 Annual LTI Grant (2015-2017)
Cumulative Core Revenue (50% weighting)	76.2%								38.1%
Relative TSR (50% weighting)	0%								0.0%
Total									38.1%
2016 Annual LTI Grant (2016-2018)
Cumulative Core Revenue (50% weighting)		82.4%							41.2%
Relative TSR (50% weighting)		76.2%							38.1%
Total									79.3%
2017 Annual LTI Grant (2017-2019)
Cumulative Core Revenue (50% weighting)			83.4%(3)						41.7%
Relative TSR (50% weighting)			85.7%(4)						42.9%
Total									84.6%
2017 Special Grant for Mr. Storey (2018)
Adjusted EBITDA Run Rate (100% weighting)				200%					200.0%
2018 Annual LTI Grant (2018-2019)
Adjusted EBITDA Run Rate (100% weighting)				157.1%(5)					157.1%
2018 Promotion Grant for Mr. Storey (2018-2020)
Cumulative Adjusted EBITDA (0-100% payout)				TBD					TBD
Relative TSR (101-200% payout)				TBD					TBD
Total									TBD
2019 Annual LTI Grant (2019-2020)
Adjusted EBITDA Run Rate (100% weighting)					TBD				TBD
2020 Annual LTI Grant (2020-2022)
Cumulative Adjusted EBITDA (100% weighting)						TBD			TBD
Relative TSR Modifier (+/-20% modifier)						TBD			TBD
Total									TBD

(1)	“TBD” means to be determined upon completion of the performance period.

(2)

The achieved payout percentage is calculated for each performance metric based on a corresponding payout scale. If the threshold performance level with respect to any particular performance metric under our LTI program is not attained, the target number of shares for each participating officer will be forfeited and zero shares will vest. If threshold performance is met on any particular performance metric, then 50% of the target number of shares for each participating officer will vest, with all remaining shares being forfeited. If target performance is met on any particular performance metric, then 100% of the target number of shares for each participating officer will vest. If the maximum performance level with respect to any particular metric is met or exceeded, each participating officer will earn 200% of his or her target number of shares. Measurement of the attainment of any particular metric will be interpolated if actual performance is between (i) the “threshold” and the “target” performance levels or (ii) the “target” and the “maximum” performance levels.

(3)

The three-year performance period was completed on December 31, 2019 for the Cumulative Core Revenue PBRS stock granted to our senior officers in 2017. The table below outlines the payout percentages that represent the percentage of the target number of shares that ultimately vested, with all remaining shares being forfeited.

Cumulative Core Revenue	Target	Company’s Performance	Actual Payout %
Maximum	$60.6 billion
Target	$58.6 billion	$57.9 billion	83.4%
Threshold	$56.5 billion

62 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

(4)

The three-year performance period was completed on December 31, 2019 for the Relative TSR PBRS granted to our senior officers in 2017. The table below outlines the payout percentages that represent the percentage of the target number of that ultimately vested, with all remaining shares being forfeited.

Relative TSR	Target	Company’s TSR Performance	Actual Payout %
Maximum	75th Percentile Rank
Target	50th Percentile Rank	-22.96%; 43rd Percentile Rank	85.7%
Threshold	25th Percentile Rank

(5)

The performance period was completed on December 31, 2019 for the Adjusted EBITDA Run Rate PBRS granted to our senior officers in 2018. The table below outlines the payout percentages that represent the percentage of the target number of that ultimately vested, with all remaining shares being forfeited.

Adjusted EBITDA Run Rate	Target	Company’s Performance	Actual Payout %
Maximum	8.2%
Target	6.8%	7.6%	157.1%
Threshold	5.4%

Other Benefits

As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.

Retirement Plans. We maintain traditional broad-based qualified defined benefit and defined contribution retirement plans for our employees who meet certain eligibility requirements. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”

Change of Control Arrangements. We have agreed to provide cash and other severance benefits to each of our executive officers who is terminated under certain specified circumstances following a change of control of CenturyLink. If triggered, benefits under these change of control agreements include payment of (i) a lump sum cash severance payment equal to a multiple of the officer’s annual cash compensation, (ii) the officer’s annual bonus, based on actual performance and the portion of the year served, (iii) certain welfare benefits are continued for a limited period, and (iv) the value or benefit of any long-term equity incentive compensation, if and to the extent that the exercisability, vesting or payment thereof is accelerated or otherwise enhanced upon a change of control pursuant to the terms of any applicable long-term equity incentive compensation plan or agreement.

Under these agreements, change of control benefits are payable to our executive officers if within a certain specified period following a change in control (referred to as the “protected period”) the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, and a transfer of the officer exceeding 50 miles.

2020 Proxy Statement | 63

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

The table below shows (i) the length of the “protected period” afforded to officers following a change of control and (ii) the multiple of salary and bonus payment and years of welfare benefits to which officers will be entitled if change of control benefits become payable under our agreements and related policies:

	Protected Period	Multiple of Annual Cash Compensation	Years of Welfare Benefits
CEO	2 years	3 times	3 years
Other Executives	1.5 years	2 times	2 years
Other Officers	1 year	1 time	1 year

For more information on change of control arrangements applicable to our executives, including our rationale for providing these benefits, see “Executive Compensation—Potential Termination Payments—Payments Made Upon a Change of Control.” For information on change of control severance benefits payable to our junior officers and managers, see “—Severance Benefits” in the next subsection below.

Severance Benefits. Our executive severance plan provides cash severance payments equal to two years of total targeted cash compensation (defined as salary plus the targeted amount of annual incentive bonus) for our CEO or one year of total targeted cash compensation for any other senior officer in the event that the senior officer is involuntarily terminated by us without cause in the absence of a change of control.

The table below shows (i) the multiple of salary and bonus payment and (ii) years of welfare benefits to which officers will be entitled if a senior officer is involuntarily terminated by us without cause in the absence of a change of control:

	Multiple of Annual Cash Compensation	Years of Welfare Benefits
CEO	2 times	2 years
Other Executives and Senior Officers	1 time	1 year

Under our executive severance plan, subject to certain conditions and exclusions, more junior officers or managers receive certain specified cash payments and other benefits if they are either (i) involuntarily terminated without cause in the absence of a change of control or (ii) involuntarily terminated without cause or resign with good reason in connection with a change of control. Our full-time non-union employees not covered by our executive severance plan may, subject to certain conditions, be entitled to certain specified cash severance payments in connection with certain qualifying terminations.

Under a policy that we adopted in 2012, we are required to seek shareholder approval of any future senior executive severance agreements providing for cash payments, perquisites and accelerated health or welfare benefits with a value greater than 2.99 times the sum of the executive’s base salary plus target bonus.

Life Insurance Benefits. We sponsor a long-standing supplemental life insurance premium reimbursement plan that has been closed to new participants for nearly a decade. Under this plan, one of our current senior officers (Mr. Goff) holds supplemental life insurance policies for which we are obligated to pay the premiums. We paid no premiums to fund these benefits from 2012 to 2016. Over the past several years, we began to assist our officers in converting older life insurance policies into newer, lower-cost policies. Most recently, in December 2016, we converted the last of these policies and were able to fix the cost of future annual premiums, resulting in reductions ranging from 33% to 91% from premiums paid in 2011. In 2017, the Committee approved the resumption of premium payments on behalf of our four grandfathered senior executives, and the Company paid premium for years 2016 and 2017. As such, the 2017 premium amount reflected in the Summary Compensation Table represents twice the annual premium cost paid in 2018 and future years. In consultation with the Committee, we plan to continue to evaluate other options to control the cost of providing these benefits to the three remaining grandfathered plan participants.

64 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

IV. Our 2019 Compensation Program and Components of Pay

Perquisites. Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.

Our aircraft usage policy permits the CEO to use our aircraft for personal travel up to $250,000 per year in personal travel without reimbursing us, and permits each other executive officer to use our aircraft for personal travel only if he or she pays for cost in advance of flight. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. Periodically, the Committee reviews the cost associated with the personal use of aircraft by senior management and determines whether or not to alter our aircraft usage policy. In connection with electing to retain this policy, the Committee has determined that the policy (i) provides valuable and cost-effective benefits to our executives that reside or frequently travel into our corporate headquarters that is located in a small city with limited commercial airline service, (ii) enables our executives to travel in a manner that we believe is more expeditious than commercial airline service, and (iii) is being utilized responsibly by the executives.

For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the SEC. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the Summary Compensation Table appearing below.

From time to time, we have scheduled one of our annual regular Board meetings and related committee meetings over a multi-day period. These meetings are often held in an area where we conduct operations, and in such cases include site visits that enable our directors and senior officers to meet with local personnel. The spouses of our directors and executive officers are invited to attend these retreats, and we typically schedule recreational activities for those who are able and willing to participate.

For more information on the items under this heading, see the Summary Compensation Table appearing below.

Other Employee Benefits. We maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability.

V. Our Executive Compensation Process

Allocation of Responsibilities

Role of Human Resources and Compensation Committee. Subject to the Board’s oversight, the Committee establishes, evaluates and monitors our executive compensation programs and oversees our human resources strategies. Specifically, the Committee approves:

•	the compensation payable to each executive officer, as well as any other senior officer;

•

for our STI and performance-based LTI programs, (i) the performance objectives, (ii) the “threshold,” “target” and “maximum” levels of performance, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable or shares to vest if the target level of performance is attained and (v) the finally determined amount of cash bonus payments or fully-vested shares;

•	the peer group for compensation benchmarking and the peer group for performance benchmarking; and

•	a delegation of authority to the CEO for LTI grants to our non-senior officers.

Among other things, the Committee also establishes, implements, administers and monitors our director cash and equity compensation programs. For more information, see “Director Compensation.”

Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices.

2020 Proxy Statement | 65

COMPENSATION DISCUSSION AND ANALYSIS

V. Our Executive Compensation Process

For 2019, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. For 2019, representatives of Meridian actively participated in the design and development of our executive compensation programs, assisted in the development of special non-recurring compensation grants and attended all of the Committee’s meetings. Meridian provides no other services to the Company, and, has no prior relationship with any of our NEOs. As required by SEC rules and NYSE listing standards, the Committee has assessed the independence of Meridian and concluded that its work has not raised any conflicts of interest.

Role of CEO and Management. Although the Compensation Committee is responsible for all executive compensation decisions, each year it solicits and receives the CEO’s recommendations, particularly with respect to senior officers’ salaries and performance in the key areas outlined above in “—Our Compensation Decision-Making Process.”

Senior Officers. The CEO and the executive management team, in consultation with the compensation consultant, recommend to the Committee business goals to be used in establishing incentive compensation performance metrics targets and awards for our senior officers. In addition, our Executive Vice President, Human Resources, works closely with the Committee and its compensation consultant to ensure that the Committee is provided with appropriate information to discharge its responsibilities.

Non-Senior Officers. The Committee oversees our processes and receives an annual report from the CEO on the compensation programs for our non-senior officers. The CEO, in consultation with the executive management team, is responsible for approval of:

•	the total cash compensation paid to our non-senior officers; and

•	all LTI awards to the non-senior officers, acting under authority delegated to him by the Committee in accordance with our shareholder-approved equity plans.

66 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

V. Our Executive Compensation Process

Our Compensation Decision-Making Process

As described further below, the Committee, subject to the Board’s oversight, establishes, evaluates and monitors our executive compensation programs. The compensation decision-making process includes input from the Committee’s independent consultant, our CEO and other members of management, and involves a careful balancing of a wide range of factors, including, but not limited to, the following:

Compensation Decision-Making Considerations	Consultant	Input From CEO	Management
Structure and Elements of Pay Programs
The competitive compensation practices of peer companies	✓
Performance of our Company in relation to our peers and our internal goals			✓
The financial impact and risk characteristics of our compensation programs	✓	✓
The strategic and financial imperatives of our business		✓
Setting Competitive Compensation Pay Levels
Market data regarding base salary, short-term incentive target, long-term incentive target and total target compensation paid to comparable executives at peer companies	✓

The officer’s scope of responsibility, industry experience, particular set of skills, vulnerability to job solicitations from competitors and anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill

	✓	✓
The officer’s pay and performance relative to other officers and employees		✓
The officer’s demonstrated leadership characteristics, ability to act as a growth agent within the company and ability to think strategically		✓
Internal equity issues that could impact cohesion, teamwork or the overall viability of the executive group		✓
The potential of these senior officers to assume different, additional or greater responsibilities in the future		✓
The officer’s realized and realizable compensation in recent years and, to a limited degree, his or her accumulated wealth under our programs		✓	✓
Pay for Performance
Performance of our Company in relation to our peers and our key performance objectives	✓	✓	✓
The business performance under the officer’s leadership and scope of responsibility		✓

The officer’s overall performance is assessed based on individual results, the role the officer plays in maintaining a cohesive management team and improving the performance of others, and the officer’s relative strengths and weaknesses compared to the other senior officers

		✓	✓
The role the officer may have played in any recent extraordinary corporate achievements		✓	✓

2020 Proxy Statement | 67

COMPENSATION DISCUSSION AND ANALYSIS

V. Our Executive Compensation Process

Timing of Long-Term Incentive Awards

The Committee typically makes annual LTI grants to executives during the first quarter after we publicly release our earnings. However, the Committee may defer grants for a variety of reasons, including to request additional information or conduct further reviews of management’s performance. In addition, the Committee may grant special awards at different times during the year, when and as merited by the circumstances. LTI grants to newly-hired executive officers are typically made at the next regularly-scheduled Committee meeting following their hire date.

Tally Sheets

Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include annual compensation data for each executive, including his or her salary, STI award, LTI award, and realizable pay. These tally sheets also contain performance highlights on results and behaviors for each of our executives. The Committee uses these tally sheets to (i) review the total annual compensation of the executive officer and (ii) ensure that the Committee has a comprehensive understanding of all elements of our compensation programs.

Risk Assessment

As part of its duties, the Committee assesses risks arising out of our employee compensation policies and practices. Based on its most recent assessment, the Committee does not believe that the risks arising from our compensation policies and practices are reasonably likely to materially adversely affect us. In reaching this determination, we have taken into account the risk exposures of our operations and the following design elements of our compensation programs and policies:

•	our balance of annual and long-term compensation elements at the executive and management levels,

•	our use of a diverse mix of performance metrics that create incentives for management to attain goals well aligned with the shareholders’ interests,

•	the multi-year vesting of LTI awards, which promotes focus on our long-term performance and mitigates the risk of undue focus on our short-term results,

•	“clawback” policies and award caps that provide safeguards against inappropriate behavior, and

•

bonus arrangements that generally permit either the Committee (for compensation payable to senior officers) or senior management (for compensation payable to other key employees) to exercise “discretion” to reduce the amount of certain incentive awards.

We believe these features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our shareholders and does not promote excessive risk-taking on the part of our executives or other employees.

VI. Our Use of “Benchmarking” Data

General

Each year, with assistance from its independent consultant, the Committee reviews “peer groups” of other companies comparable to CenturyLink for purposes of assessing the compensation for our NEOs and senior officers and, as applicable, our total shareholder return performance. We typically perform this analysis in the second half of each year in order to ensure the data remains well-suited for its intended purposes and uses during the upcoming year.

68 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

VI. Our Use of “Benchmarking” Data

Compensation Benchmarking Peer Group

The competitive market analyses of compensation for our NEOs and senior officers is compiled and reviewed during a two-step process in the second half of each year. Once established, we believe that a well-selected peer group for compensation benchmarking should remain fairly stable for several years to help inform reliable and consistent market positioning, longer-term pay trends and market practices.

In the first step, the Committee reviews and approves the list of companies that comprise our peer group for use in the competitive market analyses of compensation for our NEOs and senior officers (“Compensation Benchmarking Peer Group”). We do not believe many companies compete directly with us and are also similarly sized. To address the limited number of direct peers, our compensation consultant completes an evaluation process to identify and screen relevant public companies that have one or more of the following attributes with the desired result of fifteen to twenty peer companies. After the initial similar industry screen, the Committee considered revenue as the criterion with the highest relevance in selecting peer companies. The following attributes were reviewed and screened:

•

Similar Industry and Technology Focus that includes telecommunications services, cable & satellite and various technology industries within our Global Industry Classification Standards (“GICS”) industry and sub-industry;

•	Revenues between one-half and two times our revenue;

•	Reasonably sized enterprise value;

•	Reasonably sized assets;

•	Market Capitalization between one-fourth and three and one-half times our market cap;

•	Peer of peers and reverse peers; and

•	Peer groups used by proxy advisors.

During the second half of 2018, the Committee, based on input from its compensation consultant, reviewed the results from the above-described screening process for the compensation benchmarking peer groups from prior year and consolidated the primary and high-tech peer groups discussed in our 2019 proxy statement. As part of this consolidation, the Committee added four companies from last year’s high-tech peer group (Cognizent Technology Solutions, Oracle, Seagate Technology and Western Digital) to last year’s primary peer group and removed one company (AT&T Inc. due to its significant larger size than CenturyLink). The Committee believes that the continued inclusion of Verizon Communications Inc. is appropriate, as they continue to be aligned to many aspects of our business, notwithstanding being considerably larger than us.

2020 Proxy Statement | 69

COMPENSATION DISCUSSION AND ANALYSIS

VI. Our Use of “Benchmarking” Data

As compared to the Compensation Benchmarking Peer Group, we are ranked below the 25th percentile of market capitalization, at the 50th percentile of enterprise value, at the 54th percentile of revenue and at the 68th percentile of assets, each as illustrated below.

The Committee believes the resulting 19 company peer group listed below, that comprises our “Compensation Benchmarking Peer Group,” provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business. This Compensation Benchmarking Peer Group was used in support of pay decisions for our NEOs and senior officers in 2019.

Telecommunication Services	◾ BCE Inc.	◾ TELUS Corporation
	◾ Frontier Communications Corp.	◾ T-Mobile US Inc.
	◾ Sprint Corporation	◾ Verizon Communications Inc.

Cable & Satellite	◾ Charter Communications, Inc.	◾ DISH Network Corporation
	◾ Comcast Corporation	◾ Liberty Global plc

Various Technology Industries	◾ CISCO Systems Inc.	◾ Oracle Corporation
	◾ Cognizant Technology Solutions Corp.	◾ Seagate Technology plc
	◾ DXC Technology Company	◾ QUALCOMM Incorporated
	◾ HP Inc.	◾ Western Digital Corporation
◾ Motorola Solutions, Inc

In the second step, the Committee’s compensation consultant prepares competitive market analyses of compensation for our NEOs and senior officers. The competitive market data for our NEOs and senior officers is

70 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

VI. Our Use of “Benchmarking” Data

comprised of the compensation data publicly disclosed by the companies included within the Compensation Benchmarking Peer Group determined in step one and, for executive positions where publicly disclosed compensation data is not available, survey data containing compensation information for companies in the telecommunications industry and general industry that are generally similar in size to us.

During the second half of 2019, the Committee, based on input from its compensation consultant, reviewed the compensation benchmarking peer groups outlined above and made no changes to the Compensation Benchmarking Peer Group in support of pay decisions for our senior officers in 2020.

For additional information about how the Committee utilizes the competitive market analyses in support of pay decisions for our NEOs and senior officers, see “— Our Compensation Decision-Making Process.”

Performance Benchmarking Peer Group

Our Compensation Benchmarking Peer Group is somewhat constrained by the number of companies, revenue, enterprise value and market cap size. In contrast, the peer group used to determine our relative total shareholder return performance (“TSR Peer Group”) is comprised of a broader universe of companies we believe investors are considering when they decide whether to invest in us or our industry and company size is less important with business similarity and risk profile being much more important.

Our compensation consultant leads an evaluation process to identify and screen relevant public companies to determine our TSR Peer Group, with the desired result of at least fifteen to twenty peer companies, as follows:

◾

Start with a robust universe of potential peers in similar industry and technology focus that includes telecommunications services, cable and satellite and various technology industries within our GICS industry and sub-industry

◾	Conduct a historical stock price correlation between CenturyLink and a potential peer universe based on the industry sectors identified

◾	Perform back-testing on historical stock performance (i.e. TSR and Beta and impacts of macroeconomic factors that would impact all companies similarly)

As discussed earlier in this CD&A, over the last two years we have been focusing on integration and transformation following the Level 3 combination. In light of this, and unpredictable stock performance during this time, the Committee stepped back from our historical practice (2010-2017) of awarding at least half of our performance-based LTI in Relative TSR. At its February 2020 meeting, the Committee changed the metrics and performance period for our 2020 LTI plan, which included the addition of a Relative TSR Modifier over three-year performance period.

During the second half of 2019, in preparation for the upcoming 2020 annual LTI grant, the Committee reviewed the TSR Peer Group described in our 2019 proxy statement for Mr. Storey’s one-time promotion grant that was granted to him in 2018. A primary consideration when selecting our TSR Peer Group for 2020 was the need to have peers with similar industry, business and risk profile as CenturyLink.

Following an extensive internal review process with our executive compensation consultants, the Committee reviewed the results from the above-described screening process and approved the following 17 company TSR Peer Group, at its February 2020 meeting, that includes 14 of the 16 TSR peers used in Mr. Storey’s one-time promotion grant (Mitel was acquired and Windstream filed for bankruptcy), supplemented by three large, international integrated telecom companies based outside the U.S. (BT Group plc, Orange S.A. and Telefonica

2020 Proxy Statement | 71

COMPENSATION DISCUSSION AND ANALYSIS

VI. Our Use of “Benchmarking” Data

S.A.). The three non-U.S. companies were selected to maintain a robust sample of peers (of at least fifteen to twenty peer companies) and because the companies are large, complex and provide similar services as CenturyLink. The TSR Peer Group for the 2020 annual LTI grant is as follows:

Telecommunication Services	◾ AT&T Inc.	◾ Telephone and Data Systems, Inc.
	◾ BT Group plc	◾ TELUS Corporation
	◾ Frontier Communications Corp.	◾ United States Cellular Corporation
	◾ Orange S.A.	◾ Verizon Communications Inc.
◾ Telefonica S.A.

Cable and Satellite	◾ Comcast Corporation	◾ Liberty Global plc
◾ DISH Network Corporation

Various Technology Industries	◾ CISCO Systems Inc.	◾ Viasat, Inc.
	◾ Motorola Solutions, Inc	◾ Zayo Group Holdings, Inc.

72 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

VII. Our Governance of Executive Compensation

VII. Our Governance of Executive Compensation

Our Compensation Practices

To assist us in achieving our broad compensation goals, we apply the following practices (many of which are described further elsewhere in this CD&A):

✓ What We Do...	✓	Focus on performance-based compensation weighted heavily towards long-term incentive awards
	✓	Benchmark generally against 50th percentile peer compensation levels
	✓	Maintain robust stock ownership guidelines applicable to our executive officers and outside directors
	✓	Annually review our compensation programs to avoid encouraging excessive risk taking
	✓	Conduct annual succession planning process for our CEO
	✓	Conduct annual “say-on-pay” votes
	✓	Discuss our executive compensation program during shareholder engagement
	✓	Maintain a compensation “clawback” policy
	✓	Impose compensation forfeiture covenants broader than those mandated by law
	✓	Review the composition of our peer groups at least annually
	✓	Conduct independent and intensive performance reviews of our senior officers
	✓	Cap the number of relative TSR performance-based shares that may vest if our own TSR is negative
	✓	Review realizable pay of our senior officers and total compensation “tally” sheets
	✓	Require shareholders to approve any future severance agreements valued at more than 2.99 times the executive’s target cash compensation

× What We Don’t Do...	×	Maintain a supplemental executive retirement plan
	×	Permit our directors or employees to hedge our stock, or our directors or senior officers to pledge our stock
	×	Pay dividends on unvested restricted stock
	×	Permit the Committee’s compensation consultant to provide other services to CenturyLink
	×	Pay, provide or permit:
(i) excessive perquisites,
(ii) excise tax “gross-up” payments, or
(iii) single-trigger change of control equity acceleration benefits.

2020 Proxy Statement | 73

COMPENSATION DISCUSSION AND ANALYSIS

VII. Our Governance of Executive Compensation

Forfeiture of Prior Compensation

For approximately 20 years, all recipients of our LTI grants have been required to contractually agree to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. Our STI plan contains substantially similar forfeiture provisions.

Our Corporate Governance Guidelines authorize the Board to recover, or “clawback,” compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. Certain provisions of the Sarbanes-Oxley Act of 2002 would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct.

Use of Employment Agreements

We have a long-standing practice of not providing traditional employment agreements to our officers, and none of our executives has an employment agreement. However, we do from time to time enter into initial employment offer letters with prospective new employees, including executive officers, some of which include future commitments on our part. Mr. Storey’s offer letter, as amended and restated in 2018, does contain future commitments by the Company, as described in greater detail under “Potential Termination Payments.”

No Excise Tax Gross-ups

We do not provide tax gross-up benefits for our executive compensation programs; however, there are a few broad-based compensation programs in which we provide for tax gross-ups. We do not intend to provide tax gross-up benefits in any new executive compensation programs.

Anti-Hedging and Anti-Pledging Policies

Under our insider trading policy, our employees and directors may not:

◾	purchase or sell short-term options with respect to CenturyLink shares,

◾	engage in “short sales” of CenturyLink shares, or

◾

engage in hedging transactions involving CenturyLink shares which allow employees to fix the value of their CenturyLink shareholdings without all the risks of ownership or cause them to no longer have the same interests or objectives as our other shareholders (including, but not limited to, financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds).

In addition, under our insider trading policy, our senior officers and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral.

To our knowledge, all of our senior officers and directors are currently in compliance with our anti-hedging and anti-pledging policies.

Robust Stock Ownership Guidelines

Stock ownership guidelines further align the interests of executives and shareholders while focusing our executives on our long-term success. We established our executive stock ownership guidelines after review of executive compensation best practices. Under our stock ownership guidelines as of December 31, 2019:

◾

Mr. Storey held more than $54 million in stock, total of 4,087,993 total shares (comprised of directly held restricted shares and unvested restricted shares or units and target shares of unvested performance-based restricted stock units), which was 30 times his base salary and 5 times greater than his target ownership level of six times base salary.

74 | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

VII. Our Governance of Executive Compensation

◾

Our other current NEOs held an aggregate of more than $17.5 million in stock (comprised of directly held restricted shares and unvested restricted shares or units), which was, on average, 7.4 times their respective base salaries and—2.5 times greater than their respective target ownership levels of three times base salary.

Even though our CEO and other NEOs already exceeded their stock ownership guidelines, Mr. Storey purchased 83,000 and 50,000 shares in March and May 2019, respectively, and Mr. Dev purchased 50,000, 15,000 and 30,000 shares in March 2019, May 2019 and March 2020, respectively, which demonstrates their commitment to the Company and alignment with shareholders.

For additional information, see “Stock Ownership—Stock Ownership Guidelines.”

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of compensation paid to certain covered officers that we may deduct for federal income tax purposes to $1 million per covered officer per year.

Historically, compensation that qualified as “performance-based compensation” within the meaning of Section 162(m) was not subject to the $1 million limitation. As recently as 2017, largely due to the availability of this performance-based exemption, the deductibility of various payments and benefits was one factor among many considered by the Committee in determining executive compensation. However, federal tax reform legislation passed in December 2017 included significant changes to Section 162(m). Among these changes were an expansion of the scope of covered officers subject to the Section 162(m) deduction limitation and the elimination of the performance-based compensation exemption.

For taxable years beginning after December 31, 2017, compensation paid to a covered officer in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain performance-based arrangements in place as of November 2, 2017. Among other things, this means that all compensation paid to each covered officer in 2018 and beyond will be subject to the $1 million deduction limitation, regardless of whether it is structured as performance-based compensation, unless the transition relief applies.

Section 162(m) is highly technical and complex. Because of ambiguities as to the application and interpretation of Section 162(m), including the uncertain scope of the transition relief for “grandfathered” performance-based compensation, we can give no assurance that compensation intended to satisfy the requirements for performance-based exemption from the Section 162(m) deduction limit will, in fact, satisfy the exemption. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.

2020 Proxy Statement | 75

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by the Human Resources and Compensation Committee of the Board of Directors.

Laurie A. Siegel (Chair)

Virginia Boulet

T. Michael Glenn

Steven T. Clontz

Michael J. Roberts

76 | 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, and each of the three other individuals who were serving as executive officers at the end of 2019. Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table
Name and Principle Position	Year	Salary	Bonus	Stock Awards(1)	Non-equity Incentive Plan Compensation(2)	Change in Pension Value(3)	All Other Compensation(4)	Total
Jeffrey K. Storey President and CEO	2019	$1,800,011	$0	$11,834,226	$3,492,021	$0	$108,850	$17,235,108
	2018	1,683,299	5,842,000	24,262,040	3,790,772	0	77,535	35,655,646
	2017	248,219	3,732,517	6,952,604	0	0	11,589	10,944,929
Indraneel Dev EVP and CFO	2019	$650,000	$0	$2,535,909	$832,260	$0	$11,200	$4,029,369
	2018	463,770	227,027	1,588,732	438,427	0	11,000	2,728,956
Stacey W. Goff EVP, General Counsel and Secretary	2019	$600,018	$0	$1,878,454	$698,420	$251,876	$17,189	$3,445,957
	2018	600,018	0	2,070,386	847,465	0	57,586	3,575,455
	2017	550,662	275,000	6,373,228	449,502	54,643	59,528	7,762,563
Scott A. Trezise EVP, Human Resources	2019	$496,312	$0	$751,382	$469,111	$0	$14,350	$1,731,155
	2018	475,010	0	724,646	467,600	0	194,048	1,861,304
Shaun C. Andrews EVP, Chief Marketing Officer	2019	$461,442	$0	$704,412	$492,359	$0	$19,095	$1,677,308

(1)

For 2019, the amounts shown in this column reflect the fair value of annual grants of restricted stock or restricted stock unit awards made to our named executives under our long-term incentive compensation program.

For additional information about these equity grants, see “Compensation Discussion and Analysis—Our Compensation Program and Components of Pay—Grants of Long-Term Incentive Compensation.”

The fair value of the awards presented in the table above has been determined in accordance with FASB ASC Topic 718. For purposes of this table, in accordance with SEC disclosure rules, we determined the fair value of both time-vested and performance-based restricted stock and restricted stock unit awards based on the closing trading price of our Common Shares on the day of grant.

The aggregate value of the equity awards granted to each named executive in 2019, based on the grant date closing trading price of our Common Shares and assuming maximum payout of his performance-based restricted shares, would be as follows: Mr. Storey, $18,934,773, Mr. Dev, $4,057,455, Mr. Goff, $3,005,526, Mr. Trezise, $1,202,216, and Mr. Andrews, $1,127,059. See Note 12 titled “Share-based Compensation” of the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(2)

The amounts shown in this column reflect cash payments made under our short-term incentive program for actual performance in the respective years. For additional information, see “—Incentive Compensation Awards—2019.”

(3)

Reflects the net change during each of the years reflected in the present value of Mr. Goff’s accumulated benefits under the defined benefit plans discussed below under the heading “—Pension Benefits.” The net change for 2018 was negative for Mr. Goff and is reported as $0 in accordance with SEC disclosure rules.

2020 Proxy Statement | 77

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

(4)

For fiscal 2019, the amounts shown in this column are comprised of (i) reimbursements for the cost of an annual physical examination; (ii) personal use of our aircraft; (iii) contributions or other allocations to our defined contribution plans; and (iv) payments of life insurance premiums under a legacy reimbursement plan, in each case for and on behalf of the named executives as follows:

Name	Physical Exam	Aircraft Use	Contributions to Plans	Insurance Premiums	Total
Mr. Storey	$ 0	$97,650	$11,200	$ 0	$108,850
Mr. Dev	0	0	11,200	0	11,200
Mr. Goff	0	0	10,692	6,497	17,189
Mr. Trezise	3,150	0	11,200	0	14,350
Mr. Andrews	0	0	19,095	0	19,095

For additional information regarding perquisites, see “Compensation Discussion and Analysis–Our 2019 Compensation Program and Components of Pay—Other Benefits—Perquisites.”

Incentive Compensation Awards

2019 Awards

The table and discussion below summarize:

•	the range of potential cash payouts to each of our named executives under our short-term incentive program with respect to performance during 2019; and

•	grants of long-term compensation awarded to each named officer on the dates indicated below, including the type of equity award and whether the award is time- or performance-based.

Grants of Plan-Based Awards
	Type of Award and Grant Date(1)	Range of Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Share Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Unvested Shares (#)	Grant Date Fair Value Awards(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Storey	Annual Bonus	$1,800,011	$3,600,022	$7,200,044
	Annual TVRS							358,884	$4,733,680
	Annual PVRS				269,164	538,328	1,076,656		7,100,546
									$11,834,226
Mr. Dev	Annual Bonus	$390,000	$780,000	$1,560,000
	Annual TVRS							76,904	$1,014,364
	Annual PVRS				57,678	115,356	230,712		1,521,546
									$2,535,909
Mr. Goff	Annual Bonus	$360,011	$720,021	$1,440,042
	Annual TVRS							56,966	$751,382
	Annual PVRS				42,725	85,449	170,898		1,127,072
									$1,878,454
Mr. Trezise	Annual Bonus	$219,827	$439,654	$879,308
	Annual TVRS							22,786	$300,547
	Annual PVRS				17,090	34,180	68,360		450,834
									$751,382
Mr. Andrews	Annual Bonus	$230,721	$461,442	$922,884
	Annual TVRS							21,362	$281,765
	Annual PVRS				16,022	32,043	64,086		422,647
									$704,412

78 | 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Incentive Compensation Awards

(1)	For purposes of this column:

◾	“Annual Bonus” means the bonuses that our named executives were eligible to earn under our STI Program for 2019;

◾	“Annual TVRS” means our time-vested restricted stock or restricted stock units awarded under our annual long-term incentive program to each named executives on February 28, 2019; and

◾	“Annual PBRS” means our performance-based restricted stock or restricted stock units awarded under our annual long-term incentive program to each named executives on February 28, 2019;

For more information on these awards, see “Compensation Discussion and Analysis—Our 2019 Compensation Program and Components of Pay—Short-Term Incentive Bonuses,” and “—Grants of Long-Term Incentive Compensation.”

(2)

These columns provide information on the potential payouts under the annual bonus program for 2019 for our named executives (the CenturyLink STI Plan). The actual amounts paid for 2019 performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Failure to meet the “threshold” level of performance would result in no payout to the executive.

(3)	Calculated in accordance with FASB ASC Topic 718 in the manner described in Note 1 to the Summary Compensation Table above.

Short-Term Incentive Compensation. Our named executives participated in the CenturyLink Short-Term Incentive (“STI”) program for 2019. For more information regarding these programs, including the specific performance metrics applicable to the CenturyLink STI program, see “Compensation Discussion and Analysis—Our Compensation Program and Components of Pay—Short-Term Incentive Bonuses.”

Annual Grants of Long-Term Incentive Compensation. We make annual grants of long-term incentive awards to our executive officers. For the past several years, these awards have been 40% time-vested and 60% performance-based. In February 2019, each of our named executives were granted both time- and performance-based shares of restricted stock, although all of the time-vested and performance-vested grants to Mr. Storey were in the form of restricted stock units. The time-vested awards will vest one-third per year over the first three anniversaries of the date of grant and the performance-based awards will vest in two equal installments on March 1 of 2021 and 2022, depending upon our achievement of a two-year Adjusted EBITDA Run Rate target. For more information, see “Compensation Discussion and Analysis—Our 2019 Compensation Program and Components of Pay—Grants of Long-Term Incentive Compensation.” For information regarding LTI grants made in prior years, see the disclosure in our proxy statement for the year following the date of grant.

Acceleration of Vesting of Equity Awards. All of the equity awards granted in 2019 will vest upon the death or disability of the named officer. In addition, the Compensation Committee may, in its discretion, vest or waive the continued service requirement for a named executive’s outstanding equity awards upon his or her retirement (at early or normal retirement age), in whole or in part. Mr. Storey’s equity awards may accelerate under certain additional scenarios, as memorialized in his amended and restated offer letter. For more information on these vesting acceleration triggers, see “—Potential Termination Payments—Equity Acceleration Provisions of Mr. Storey’s Amended and Restated Offer Letter.” In addition, we have entered into change of control agreements with each named officer, which provide that, upon certain terminations of employment following a change of control of the Company, the time-vested portions of outstanding equity awards will vest and performance-based portions may remain outstanding subject to future vesting, all as described in greater detail below under “—Potential Termination Payments—Payments Made Upon a Change of Control.”

Dividends and Voting Rights. All dividends related to shares of the above-described time-vested and performance-based restricted stock (or dividend equivalents, in the case of time- or performance-based restricted stock units) will be paid to the holder only upon the vesting or issuance of such shares or units. Unless and until forfeited, any shares of restricted stock may be voted by the NEOs. However, holders of restricted stock units will have no voting rights unless and until they are issued shares in settlement of those awards.

Forfeiture. All of these above-described equity awards are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the SEC. For more information, see “—Potential Termination Payments.”

2020 Proxy Statement | 79

EXECUTIVE COMPENSATION TABLES

Incentive Compensation Awards

Outstanding Awards

The following table summarizes information about all outstanding unvested equity awards held by our named executives at December 31, 2019.

Outstanding Awards at December 31, 2019(1)
		Stock Awards			Equity Incentive Awards(2)
Name	Grant Date	Number of Unvested Shares or Units (#)		Market Value of Shares that Have Not Vested ($)	Number of Unvested Shares or Units (#)		Market Value of Unvested Shares or Units ($)
Mr. Storey	3/1/2017	108,920	(3)	$1,438,833	—		$—
	5/24/2018	178,069	(4)	2,352,291	400,655	(8)	5,292,653
	5/24/2018	104,580	(5)	1,381,502	235,306	(9)	3,108,392
	2/28/2019	358,884	(4)	4,740,858	538,328	(12)	7,111,313
Mr. Dev	7/1/2016	3,994	(3)	52,761	—		—
	3/1/2017	11,136	(3)	147,107	—		—
	11/1/2017	17,276	(6)	228,216	—		—
	2/19/2018	13,185	(4)	174,174	19,777	(8)	261,254
	8/7/2018	—		—	45,063	(10)	595,282
	2/28/2019	76,904	(4)	1,015,902	115,356	(12)	1,523,853
Mr. Goff	2/21/2017	6,689	(4)	88,362	30,098	(11)	397,595
	6/1/2017	62,640	(7)	827,474	—		—
	2/21/2018	30,844	(4)	407,449	69,399	(8)	916,761
	2/28/2019	56,966	(4)	752,521	85,449	(12)	1,128,781
Mr. Trezise	2/21/2017	3,451	(4)	45,588	15,527	(11)	205,112
	6/1/2017	48,720	(7)	643,591	—		—
	2/21/2018	10,796	(4)	142,615	24,290	(8)	320,871
	2/28/2019	22,786	(4)	301,003	34,180	(12)	451,518
Mr. Andrews	7/1/2016	2,058	(3)	27,186	—		—
	3/1/2017	4,586	(3)	60,581	—		—
	2/21/2018	7,711	(4)	101,862	17,350	(8)	229,194
	2/28/2019	21,362	(4)	282,192	32,043	(12)	423,288

(1)	All information presented in this table is as of December 31, 2019, and does not reflect vesting of outstanding equity awards or issuance of additional awards since such date.

(2)

Represents performance-based equity awards, payouts of which may range between 0-200%. The table above assumes that, as of December 31, 2019, we would perform at “target” levels, such that all performance-based shares granted to each named executive would vest at 100%.

(3)

Represents restricted stock units, originally granted to certain named executives by Level 3, which were converted to time-vested CenturyLink restricted stock units as a result of the Level 3 Combination. The awards granted on March 1, 2017 vested on March 1, 2020 and the awards granted on July 1, 2016 will vest on July 1, 2020, subject to the named executive’s continued employment on such date.

(4)

Represents an annual grant of time-vested restricted stock (for Messrs. Dev, Goff, Trezise and Andrews) or restricted stock units (for Mr. Storey) that will vest in three equal installments on the first three years following the grant date subject to the executive’s continued employment through the applicable vesting date.

Grant Date	Vesting Date
February 19, 2018	February 19, 2020 for Mr. Dev
February 21, 2018	Two equal installments on February 21 of 2020 and 2021 for Messrs. Goff and Trezise
May 24, 2018	Two equal installments on May 24 of 2020 and 2021 for Mr. Storey
February 28, 2019	Three equal installments on March 1 of 2020, 2021 and 2022 for Messrs. Storey, Dev, Goff, Trezise and Andrews

80 | 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Incentive Compensation Awards

(5)

Represents a promotion grant of time-vested restricted stock granted to Mr. Storey that will vest in three equal installments on the first three anniversaries of the grant date (May 24 of 2018), subject to the executive’s continued employment through the applicable vesting date.

(6)	These shares of time-vested restricted stock will vest on November 1, 2020, subject to the executive’s continued employment through the applicable vesting date.

(7)

Represents shares of restricted stock granted under a retention award program to certain legacy named executives. These awards will vest on June 1, 2020, subject to the executive’s continued employment through the applicable vesting date.

(8)

Represents the performance-based portion of our 2018 annual restricted stock or restricted stock unit awards. These awards will vest in two equal installments on February 21 of 2020 and 2021, subject to continued employment through the applicable vesting date. Based on our performance from 2018 to 2019, 151.1% of the first installment of the performance-based restricted stock or units paid out and vested in February 2020.

(9)

Represents the performance-based portion of a promotion grant to Mr. Storey. The number of shares earned will range between 0 to 200% of the number granted, with the number earned determined using a two-step process: (1) between 0 to 100% of target will be earned depending on the Company’s cumulative Adjusted EBITDA results for the three-year period from 2018 to 2020 and (2) provided that target performance is met or exceeded under step (1), Mr. Storey may earn above target (up to a maximum 200% of target) based on the Company’s relative total shareholder return over the same period against the performance of a peer group of companies in the telecommunications industry.

(10)

Represents a special performance-based award granted to Mr. Dev before he was appointed an executive officer. This award is divided into two equal tranches, with payout under each tranche ranging from 0 to 200% depending upon our achievement against a two-year Adjusted EBITDA Run Rate target. The first tranche is defined and calculated in the same manner as the performance-based portion of our 2018 annual grants and the performance period covers fiscal years 2018 and 2019 (vesting date of February 28, 2020), while the second tranche is defined in the same manner as the performance-based portion of our 2019 annual LTI grants and covers fiscal years 2019 and 2020 (vesting date of August 7, 2021). Based on our performance from 2018 to 2019, 151.1% of the performance-based restricted stock for the first tranche vested in February 2020.

(11)

Represents the performance-based portion of awards granted in 2017 as part of our annual LTI program. Based on our performance from 2017 to 2019, 85.71% of the TSR performance-based restricted stock and 83.4% of the absolute Core Revenue PBRS vested in February 2020 and the remaining shares were forfeited.

(12)

Represents the performance-based portion of our 2019 annual restricted stock or restricted stock unit awards. These awards will vest in two equal installments on March 1 of 2021 and 2022, depending upon our achievement of a two-year Adjusted EBITDA Run Rate target. For more information on these grants, see “—Incentive Compensation Awards” and “Compensation Discussion and Analysis—Our Compensation Program and Components of Pay—Grants of Long-Term Incentive Compensation.”

Vesting of Equity Awards During 2019

The following table provides details regarding the equity awards held by our named executives that vested during 2019. Restricted stock and restricted stock units were the only equity awards held by our named executives during 2019.

Stock Vested During 2019
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Mr. Storey	1,063,929	$13,479,617
Mr. Dev	55,490	749,737
Mr. Goff	114,167	1,338,934
Mr. Trezise	71,576	812,600
Mr. Andrews	16,678	221,859

(1)

Represents both time-vested and performance-based equity awards that vested during 2019. For details on the payout of our performance-based equity awards, please see “Compensation Discussion and Analysis—Our 2019 Compensation Program and Components of Pay—Grants of Long Term Incentive Compensation—Long Term Incentive Performance Updates” and “—Our Compensation Philosophy Objectives and Linkage to Corporate Strategy—Overview of Pay Elements and Linkage to Compensation Philosophy and Corporate Strategy.”

(2)	Based on the closing trading price of the Common Shares on the applicable vesting date.

2020 Proxy Statement | 81

EXECUTIVE COMPENSATION TABLES

Pension Benefits

Pension Benefits

Amount of Benefits

The following table and discussion summarize pension benefits payable to one of our named officers under (i) the CenturyLink Component of the CenturyLink Combined Pension Plan, qualified under Internal Revenue Code Section 401(a), which permits eligible participants (including officers) who have completed at least five years of service to receive a pension benefit upon attaining early or normal retirement age, and (ii) our nonqualified supplemental defined benefit plan, which is designed to pay supplemental retirement benefits to certain officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans. We refer to these particular defined benefit plans below as our “Qualified Plan” and our “Supplemental Plan,” respectively, and as our “Pension Plans,” collectively.

Pension Benefits
Name(1)	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Stacey W. Goff	Qualified Plan	21	$785,641	—
	Supplemental Plan	21	$602,503	—

(1)	None of Messrs. Storey, Dev, Trezise or Andrews are eligible to participate in these plans since they joined us after both of our Pension Plans were closed to new participants.

(2)

These figures represent accumulated benefits as of December 31, 2019 based on several assumptions, including the assumption that the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65, with such accumulated benefits being discounted from the normal retirement age to December 31, 2019 using discount rates ranging between 3.25% and 3.40%. See Note 11 titled “Employee Benefits” of the notes to our audited financial statements included in Appendix B for additional information.

Pension Plans

With limited exceptions specified in the Pension Plans, we “froze” our Qualified Plan and Supplemental Plan as of December 31, 2010, which means that no additional monthly pension benefits have accrued under such plans since that date (although service after that date continues to count towards vesting and benefit eligibility and a limited transitional benefit for eligible participants continued to accrue through 2015).

Prior to this freezing of benefit accruals, the aggregate amount of these named officers’ total monthly pension benefit under the Qualified Plan and Supplemental Plan was equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his Social Security covered compensation, where “final average pay” was defined as the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation. Effective December 31, 2010, the Pension Plans were amended to cease all future benefit accruals under the above formula (except where a collective bargaining agreement provides otherwise). In lieu of additional accruals under the above-described formula, each affected participant’s accrued benefit as of December 31, 2010 were increased 4% per year, compounded annually through the earlier of December 31, 2015 or the termination of the participant’s employment.

Under both Pension Plans, “average monthly compensation” is determined based on the participant’s salary plus annual cash incentive bonus. Although the retirement benefits described above are provided through separate plans, we have in the past transferred benefits from the Supplemental Plan to the Qualified Plan, and reserve the right to make further similar transfers to the extent allowed under applicable law. The value of benefits transferred to the Qualified Plan, which directly offset the value of benefits in the Supplemental Plan, will be payable to the recipients in the form of enhanced annuities or supplemental benefits and are reflected in the table above under the “Present Value of Accumulated Benefits” column.

82 | 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Deferred Compensation

Deferred Compensation

The following table and discussion provides information on (i) our Supplemental Dollars & Sense Plan, under which certain named officers may elect to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans, and (ii) the deferred compensation arrangement we have with Mr. Storey, which is described in more detail in the text following the table below. For 2019, only Mr. Andrews elected to participate in our Supplemental Dollars & Sense Plan.

Non-Qualified Deferred Compensation
Name	Aggregate Balance at December 31, 2018(1)	Executive Contributions in 2019(2)	CenturyLink Contributions in 2019(3)	Aggregate Earnings in 2019(4)	Aggregate Withdrawals / Distributions(5)	Aggregate Balance at December 31, 2019(1)
Mr. Storey	$5,277,836	$0	$0	($575,316)	$3,466,923	$1,235,597
Mr. Dev	—	—	—	—	—	—
Mr. Goff	2,029,270	—	—	502,402	—	2,531,672
Mr. Trezise	—	—	—	—	—	—
Mr. Andrews	—	10,765	7,895	574	—	19,234
(1)

For each of Messrs. Goff and Andrews, this figure represents the aggregate balance of his Supplemental Dollars & Sense Plan account. For Mr. Storey, this figure represents the value of RSUs that were converted to CenturyLink RSUs and accelerated immediately following the Level 3 Combination but which continue to pay out in Common Shares according to their original payout schedule (the “Deferred RSUs”).

(2)

For participants in the Supplemental Dollars & Sense Plan, the amounts in this column reflect contributions under the Supplemental Dollars & Sense Plan by the officer of salary paid in 2019 and reported as 2019 salary compensation in the Summary Compensation Table.

(3)

For participants in the Supplemental Dollars & Sense Plan, this column includes our partial match of the officer’s contribution under the terms of that plan, all of which were included as 2019 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”

(4)

For participants in the Supplemental Dollars & Sense Plan, this column represents aggregate earnings in 2019 including interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below. For Mr. Storey, this figure represents the change in value of his Deferred RSUs during 2019 (realized gain or loss on Deferred RSUs paid out during 2019 and unrealized gain or loss on his remaining Deferred RSUs as of December 31, 2019).

(5)	For Mr. Storey, this figure represents the value of Deferred RSUs paid out to him during 2019 (valued based on the closing price of a Common Share on the scheduled payout date).

Supplemental Dollars & Sense Plan. Under this plan, certain of our senior officers may defer up to 50% of their salary in excess of the federal limit on annual contributions to a qualified 401(k) plan. For every dollar that an eligible participant contributes to this plan up to 6% of his or her excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2019 equaled the sum of all of the initial 1% contributed and half of the next 5% contributed). All amounts contributed under this supplemental plan by the participants or us are allocated among deemed investments that follow the performance of the same broad array of funds offered under our qualified 401(k) plan. This is reflected in the market value of each participant’s account. Participants may change their deemed investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us, subject to any deferrals mandated by federal law.

Deferred RSUs for Mr. Storey. As provided in Mr. Storey’s original offer letter, upon the closing of the Level 3 Combination, we accelerated the vesting of a portion of his outstanding RSUs (which had originally been granted to him by Level 3 and were converted to CenturyLink RSUs in the Level 3 Combination), although they will continue to pay out in shares in accordance with its original payment schedule. In accordance with that schedule, the following vested and deferred RSUs held by Mr. Storey settled or will settle in Common Shares on the following dates: 54,460 RSUs on March 1, 2020 and 39,075 RSUs on July 1, 2020.

2020 Proxy Statement | 83

EXECUTIVE COMPENSATION TABLES

Potential Termination Payments

Potential Termination Payments

The materials below discuss payments and benefits that our officers are eligible to receive if they: (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled, or (iv) become entitled to termination benefits following a change of control of CenturyLink.

General Information

Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis—Our Governance of Executive Compensation—Forfeiture of Prior Compensation” for more information.

Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:

◾	salary and earned but unused vacation pay through the date of termination, payable immediately following termination in cash;

◾

annual incentive bonus, but only if such employee served for the entire bonus period or through the date such bonus is payable (unless this service requirement is waived or more favorable treatment is applicable in the case of retirement, death or disability);

◾	equity awards that have vested;

◾	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age;

◾	vested account balance held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination; and

◾	rights to continued health care benefits to the extent required by law.

Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees involuntarily terminated by us without cause prior to a change of control are also entitled, subject to certain conditions, to:

◾	payment of their annual incentive bonus or a pro rata portion thereof, depending on their termination date;

◾

if approved by our Compensation Committee in its discretion, the terminated employee will (i) receive accelerated vesting of all, or a portion of, unvested time-vested equity awards, (ii) be permitted to retain all or a portion of his or her unvested performance-based restricted stock for the remainder of the applicable performance period or (iii) a combination of both; and

◾

a cash severance payment in the amount described under “Compensation Discussion and Analysis—Our Compensation Program and Components of Pay—Other Benefits—Severance Benefits” plus the receipt of any short-term incentive bonus payable under their applicable bonus plan and outplacement assistance benefits.

None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause.

Payments Made Upon Retirement. Employees who retire in conformity with our retirement plans and policies are entitled, subject to certain conditions, to:

◾	payment of their annual incentive bonus or a pro rata portion thereof, depending on their retirement date;

◾	post-retirement life, health and welfare benefits; and

◾	all of the benefits described under the heading “—Payments Made Upon All Terminations.”

84 | 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Potential Termination Payments

In addition, the Committee has discretion to accelerate the vesting of all, or a portion of, unvested time-vested equity awards or to permit an employee who retires from the Company to retain all or a portion of his or her unvested performance-based equity awards for the remainder of the applicable performance period.

Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):

◾	payments under our disability or life insurance plans, as applicable;

◾	keep all of their time-vested equity awards, whether vested or unvested;

◾	retain a pro rata portion of their performance-based equity awards, which would remain subject to performance and vesting conditions;

◾	payment of their annual incentive bonus or a pro rata portion thereof, depending on their date of death or disability;

◾

continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements; and

◾

all of the benefits described under the heading “—Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.

Equity Acceleration Provisions of Mr. Storey’s Amended and Restated Offer Letter. In conjunction with appointing Mr. Storey as our CEO in 2018, we amended and restated our offer letter with him that provides that certain outstanding, unvested equity awards will accelerate upon a “qualifying termination” or, subject to certain conditions, his retirement. A “qualifying termination” is defined in his amended and restated offer letter to include death, “disability,” termination by us without “cause,” or termination by Mr. Storey with “good reason” (each as further defined in the offer letter). Upon a qualifying termination, vesting of all unvested time-vested awards is accelerated and, with respect to performance-based awards, Mr. Storey will be permitted to retain all such awards although they will remain subject to their original performance conditions and payout schedule (except upon his death, when the awards would pay out at target). In addition, upon his retirement, provided that he has given us 90 days notice of his intent to retire, Mr. Storey is entitled to receive full service vesting as well with respect to his annual LTI grants (not including the promotion grant he was awarded upon his appointment as CEO), with any performance-based awards remaining subject to their original performance and vesting conditions.

Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within certain specified periods following any change in control of CenturyLink to receive (i) a lump sum cash severance payment equal to a multiple of such officer’s annual cash compensation (defined as salary plus the average annual incentive bonus over the past three years) and (ii) the other benefits described under “Compensation Discussion and Analysis—Our Compensation Program and Components of Pay—Other Benefits—Change of Control Arrangements.”

Under CenturyLink’s above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon: (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink.

The above-referenced agreements provide the benefits described above if we terminate the officer’s employment without cause or the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis—Our Compensation Program and Components of Pay—Other Benefits–Change of Control Arrangements.” We have filed copies or forms of these agreements with the SEC.

2020 Proxy Statement | 85

EXECUTIVE COMPENSATION TABLES

Potential Termination Payments

Participants in our supplemental defined benefit plan whose service is terminated within two years of the change in control of CenturyLink will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our qualified retirement plans will also fully vest upon a change of control of CenturyLink.

Under the terms of our equity incentive plans, incentives granted under those plans will not vest, accelerate, become exercisable or be deemed fully paid unless otherwise provided in a separate agreement, plan or instrument. None of our equity award agreements provide for any such accelerated recognition of benefits solely upon a change of control. Instead, our award agreements provide that any holder of incentives who is terminated by us or our successor without cause or resigns with good reason following a change of control will be entitled to receive full vesting of his or her time-vested restricted shares and continued rights under his or her performance-based restricted shares (on the same terms as if he or she had not been terminated).

We believe the above-described change of control benefits enhance shareholder value because:

◾	prior to a takeover, these protections help us to recruit and retain talented officers and to help maintain the productivity of our workforce by alleviating concerns over economic security, and

◾

during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interests of CenturyLink and its shareholders, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.

Estimated Potential Termination Payments

The table below provides estimates of the value of payments and benefits that would become payable if our current named executives were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.

86 | 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Potential Termination Payments

Potential Termination Payments
Name	Type of Termination Payment(2)	Type of Termination of Employment(1)
		Involuntary Termination Without Cause(3)	Retirement(4)	Disability	Death	Termination Upon a Change of Control(5)
Mr. Storey	Annual Bonus	$3,492,021	$3,492,021	$3,492,021	$3,492,021	$3,492,021
	Equity Awards(6)	24,706,438	20,216,544	24,706,438	24,706,438	24,706,438
	Pension and Welfare(7)	60,500	0	0	0	87,000
	Cash Severance(8)	10,800,067	0	0	0	16,200,101
		$39,059,027	$23,708,565	$28,198,459	$28,198,459	$44,485,560
Mr. Dev	Annual Bonus	$756,600	n/a	$756,600	$756,600	$592,197
	Equity Awards(6)	0	n/a	3,998,548	3,998,548	3,998,548
	Pension and Welfare(7)	29,350	n/a	0	0	29,350
	Cash Severance(8)	1,430,000	n/a	0	0	2,860,000
		$2,215,950	n/a	$4,755,148	$4,755,148	$7,480,095
Mr. Goff	Annual Bonus	$698,420	n/a	$698,420	$698,420	$665,129
	Equity Awards(6)	827,474	n/a	4,518,943	4,518,943	4,518,943
	Pension and Welfare(7)	35,300	n/a	0	0	63,100
	Cash Severance(8)	1,320,039	n/a	0	0	$2,640,077
		$2,881,233	n/a	$5,217,363	$5,217,363	$7,887,249
Mr. Trezise	Annual Bonus	$426,464	n/a	$426,464	$426,464	$381,573
	Equity Awards(6)	643,591	n/a	2,110,298	2,110,298	2,110,298
	Pension and Welfare(7)	33,300	n/a	0	0	59,100
	Cash Severance(8)	950,021	n/a	0	0	1,900,043
		$2,053,376	n/a	$2,536,762	$2,536,762	$4,451,013
Mr. Andrews	Annual Bonus	$447,599	n/a	$447,599	$447,599	$331,949
	Equity Awards(6)	0	n/a	1,124,303	1,124,303	1,124,303
	Pension and Welfare(7)	33,300	n/a	0	0	59,100
	Cash Severance(8)	1,050,000	n/a	0	0	2,100,000
		$1,530,899	n/a	$1,571,902	$1,571,902	$3,615,352

(1)

All data in the table reflects our estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2019. The closing price of the Common Shares on such date was $13.21. The table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he will not be entitled to any special or accelerated benefits, but will be entitled to receive various payments or benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.

(2)

As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including, subject to certain exceptions, the right to receive payment of their annual cash incentive bonus, an acceleration under certain circumstances of the vesting of their outstanding equity awards, current or enhanced pension and

2020 Proxy Statement | 87

EXECUTIVE COMPENSATION TABLES

Potential Termination Payments

welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.

(3)

The amounts listed in this column reflect payments to which the named officer would be entitled to under our executive severance plan if involuntarily terminated by us without cause (including, for Mr. Storey, by him with good reason, as provided in his amended and restated offer letter) prior to a change of control. The amounts listed in this column would not be payable if the officer voluntarily resigns (for Mr. Storey, without good reason) or is terminated for cause.

(4)

The amounts listed in this column reflect payments to which Mr. Storey would be entitled to under the provisions our STI plan and his amended and restated offer letter (provided he has given us 90 days notice of his intent to retire).

(5)

The information in this column assumes each named officer became entitled at December 31, 2019 to the benefits under CenturyLink’s agreements in existence on such date described above under “—Payments Made Upon a Change of Control” upon an involuntary termination without cause or resignation with good reason. All amounts are based on several assumptions.

(6)

The information in this row (i) reflects the benefit to the named officer arising out of the accelerated vesting of some or all of his restricted stock or RSUs triggered by the termination of employment and (ii) assumes that the Compensation Committee would not approve the acceleration of the restricted stock or RSUs of any named officer in the event of an involuntary termination.

(7)

The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2019. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “—Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “—Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.

(8)	The information in this row excludes, in the case of disability or death, payments made by insurance companies.

CEO Pay Ratio

As mandated by federal law and related SEC rules, we are required to disclose a ratio of the pay of our CEO to that of our median employee. For 2019, the total compensation of our CEO, Mr. Storey was $17,235,108, while the annual total compensation for our median employee was $71,279. As a result, the ratio of CEO pay to median employee pay was approximately 243 to 1.

We calculated our 2019 pay ratio using the following assumptions:

◾

Median employee determination. The median employee was determined by reviewing the annual total target compensation (the sum of base salary, target short-term incentive and target long-term incentive awards) as of December 31, 2019 for approximately 42,800 active employees employed on that date, excluding our CEO. No other employees were excluded from that calculation.

◾	Median employee identification. The median employee was identified as a lead IT systems engineer, located in Singapore and with the company for three and a half years.

◾

Median employee total compensation calculation. To determine the median pay ratio, we calculated the median employee’s pay using the same pay elements and calculation methodology as used in determining the CEO’s pay for purposes of disclosure in the Summary Compensation Table.

As the SEC rules permit companies to choose between different methodologies for median pay calculations, our ratio should not be used as a basis for comparison with other companies. Other public companies may calculate their pay ratio using a different methodology than ours.

88 | 2020 Proxy Statement

STOCK OWNERSHIP

Common Stock Ownership of Principal Shareholders

The following table sets forth information regarding ownership of our Common Shares by the persons known to us to have beneficially owned more than 5% of the outstanding Common Shares on December 31, 2019 (the “investors”), unless otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Outstanding Common Shares(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	126,441,451	(2)	11.6%
Temasek Holdings (Private) Limited 60B Orchard Road #06-18 Tower 2 Singapore 238891	107,201,207	(3)	9.8%
Blackrock, Inc. 55 East 52nd Street New York, New York 10055	97,213,233	(4)	8.9%
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	67,403,179	(5)	6.2%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	60,375,334	(6)	5.5%

(1)

The figures and percentages in the table above have been determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the investors, except that we have calculated the percentages in the table based on the actual number of Common Shares outstanding on the dates as to which the investors have reported their holdings (as noted in notes 2 through 6), as opposed to the estimated percentages set forth in the reports of such investors referred to below in such notes. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “Frequently Asked Questions—How many votes may I cast?”

(2)

Based on information contained in a Schedule 13G/A Report dated as of February 12, 2020 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2019, it (i) held sole voting power with respect to 1,482,016 of these shares, (ii) shared voting power with respect to 281,072 of these shares, (iii) held sole dispositive power with respect to 124,771,334 of these shares and (iv) shared dispositive power with respect to 1,670,117 of these shares.

(3)

Based on information contained in a Schedule 13D/A Report dated as of January 18, 2019 that this investor filed with the SEC. In this report, the investor indicated that, as of January 17, 2019, it shared with two of its subsidiaries voting power and dispositive power with respect to all of the above-listed shares.

(4)

Based on information contained in a Schedule 13G/A Report dated as of February 5, 2020 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2019, it held sole voting power with respect to 87,448,772 of these shares and sole dispositive power with respect to all of the above-listed shares.

(5)

Based on information contained in a Schedule 13D Report dated as of February 19, 2019 that this investor filed with the SEC. In this report, the investor indicated that, as of February 14, 2019, it (i) shared voting power with respect to 40,347,155 of these shares, (ii) held sole voting power with respect to 23,527,706 of these shares, (iii) had no voting power with respect to 3,528,318 of these shares, (iv) shared dispositive power with respect to 34,532,370 of these shares and (v) held sole dispositive power with respect to 32,870,809 of these shares.

(6)

Based on information contained in a Schedule 13D Report dated as of February 13, 2020 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2019, it (i) shared voting power with respect to 44,234,398 of these shares and (ii) shared dispositive power with respect to 60,362,201 of these shares.

2020 Proxy Statement | 89

STOCK OWNERSHIP

Ownership of Executive Officers and Directors

Ownership of Executive Officers and Directors

The following table sets forth information, as of the record date, regarding the beneficial ownership of our common stock by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Beneficially Owned
Name	Unrestricted Shares Beneficially Owned(1)	Unvested Restricted Stock(2)	Total Shares Beneficially Owned(3), (4)
Executive Officers:
Jeffrey K. Storey(5)	2,530,801	339,886	2,870,687
Indraneel Dev	248,996	526,167	775,163
Stacey W. Goff	275,294	398,372	673,666
Scott A. Trezise	76,455	193,753	270,208
Shaun C. Andrews	31,199	163,428	194,627
Continuing Outside Directors:
Martha H. Bejar	34,735	—	34,735
Virginia Boulet	51,884	14,706	66,590
Peter C. Brown(6)	38,923	14,706	53,629
Kevin P. Chilton	52,806	14,706	67,512
Steven T. Clontz(7)	299,834	14,706	314,540
T. Michael Glenn(8)	129,362	—	129,362
W. Bruce Hanks	87,466	14,706	102,172
Hal Stanley Jones(9)	—	—	—
Michael J. Roberts	49,256	—	49,256
Laurie A. Siegel	44,652	14,706	59,358
Non-Returning Directors:(10)
Mary L. Landrieu	19,485	14,706	34,191
Harvey P. Perry(11)	125,001	14,706	139,707
Glen F. Post, III	1,240,306	14,706	1,255,012
All current executive officers and directors as a group (18 persons)(12)	5,336,455	1,753,960	7,090,415

(1)

This column includes the following number of shares allocated to the individual’s account under one of our qualified 401(k) plans: Mr. Storey — 5,993; Mr. Dev — 5,203; Mr. Goff — 3,151; and Mr. Andrews — 2,314. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(2)

Reflects (i) for all shares listed, unvested shares of restricted stock over which the person holds sole voting power but no investment power, and (ii) with respect to our performance-based restricted stock granted to our executive officers, the number of shares that will vest if we attain target levels of performance.

(3)

Excludes (i) shares that might be issued under restricted stock units and (ii) “phantom units” held by Mr. Roberts that are payable in cash upon the termination of his service as a director, as described further under “Item No. 1—Election of Directors—Director Compensation—Other Benefits.”

(4)

None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all current directors and executive officers as a group constituted 0.6% of the outstanding Common Shares as of the record date.

90 | 2020 Proxy Statement

STOCK OWNERSHIP

Ownership of Executive Officers and Directors

(5)	Includes 89,034 restricted stock units held by Mr. Storey that are scheduled to vest on May 24, 2020, but none of his other restricted stock units.

(6)	Includes 24,297 shares held by a tax-exempt charitable foundation, as to which Mr. Brown has voting and dispositive powers by virtue of his control of the foundation.

(7)	Includes 50,000 shares held by Mr. Clontz’s wife and 500 shares held by his son, as to which Mr. Clontz disclaims beneficial ownership.

(8)	Includes 52,143 shares held indirectly by Mr. Glenn in a trust.

(9)	Mr. Jones joined the Board on January 1, 2020.

(10)	The terms of each of these directors will end immediately following the 2020 annual shareholders meeting.

(11)	Includes 709 shares beneficially held by Mr. Perry’s spouse, as to which Mr. Perry disclaims beneficial ownership.

(12)

As described further in the notes above, includes (i) 24,297 shares held beneficially through a foundation, (ii) 52,143 shares held indirectly by trust, and (iii) 51,209 shares held beneficially by family members of these individuals, as to which beneficial ownership is disclaimed.

Stock Ownership Guidelines

Under our current stock ownership guidelines, our executive officers are required to beneficially own CenturyLink stock in market value equal to a multiple of their annual salary, as outlined in the table below, and each outside director must beneficially own CenturyLink stock equal in market value to five times the annual cash retainer payable to outside directors.

Executive Officer	Stock Ownership Guidelines	Stock Ownership Guidelines
CEO	6 times base salary	$10.8 million(1)
All Other Executive Officers	3 times base salary	$1.7 million(2)
Outside Directors	5 times annual cash retainer	$375,000

(1)	Based on annual salary as of December 31, 2019.

(2)	Based on average annual salary for all other executive officers as of December 31, 2019.

Each executive officer and outside director has three and five years, respectively, to attain these targets for any year during which an executive or outside director does not meet his or her ownership target, the executive or director is required to hold 65% of the CenturyLink stock that he or she acquires through our equity compensation programs, excluding shares sold to pay related taxes.

As of December 31, 2019, all of our executive officers, except Mr. Andrews, and all of our outside directors were in compliance with, and in most cases significantly exceeded, our stock ownership guidelines. As of the Record Date, Mr. Andrews was in compliance.

2020 Proxy Statement | 91

OTHER MATTERS

CenturyLink Performance History

The graph below compares the cumulative total shareholder return on our common stock with the cumulative total return of the S&P 500 Index and the S&P 500 Communication Services Sector Index for the period from December 31, 2014 to December 31, 2019, in each case assuming (i) the investment of $100 on January 1, 2015 at closing prices on December 31, 2014, and (ii) reinvestment of dividends.

	December 31,
	2014	2015	2016	2017	2018	2019
CenturyLink	$100.00	$70.63	$72.50	$60.66	$62.17	$59.92
S&P 500 Index	100.00	101.38	112.89	136.01	130.63	167.91
S&P 500 Communication Services Sector Index(1)	100.00	103.14	124.71	123.33	107.70	135.89

(1)

As of December 31, 2019, the S&P 500 Communication Services Sector Index consisted of Activision Blizzard, Inc., Alphabet Inc., AT&T Inc., CenturyLink, Charter Communications, Inc., Comcast Corporation, Discovery, Inc., DISH Network Corporation, Electronic Arts Inc., Facebook, Inc., Fox Corp., Live Nation Entertainment, Inc., Netflix, Inc., News Corporation, Omnicom Group Inc., Take-Two Interactive Software, Inc., The Interpublic Group of Companies, Inc., The Walt Disney Company, T-Mobile US, Inc., Twitter, Inc., Verizon Communications Inc. and ViacomCBS Inc.

92 | 2020 Proxy Statement

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, our Compensation Committee included Laurie A. Siegel, Virginia Boulet, Steven T. Clontz, T. Michael Glenn, and Michael J. Roberts. No member of the Compensation Committee served as an officer or employee of the Company or any of our subsidiaries prior to or while serving on the Compensation Committee.

Transactions with Related Parties

Recent Transactions

During 2019, we paid H. Parnell Perry, Jr., who serves as Manager–Technology Management, total gross compensation of approximately $141,098 consisting of approximately $115,752 in salary, $20,716 in annual incentive bonuses and $4,630 in matching contributions to his qualified 401(k) plan account. H. Parnell Perry, Jr. is the son of Harvey P. Perry, our Chairman of the Board, and has been an employee of ours since 1987.

During 2019, we paid Jonathan Perry, who served during the year as Director–Sales & Marketing, Century Marketing Solutions, total gross compensation of approximately $196,896, consisting of approximately $119,018 in salary, $28,862 in annual incentive bonuses, $43,683 in equity grants and $5,334 in matching contributions to his qualified 401(k) plan account. Jonathan Perry is the son of Harvey P. Perry, our Chairman of the Board, and was employed by us from 2008 through early 2020.

We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our directors have family members employed by us, although none of them (other than H. Parnell Perry, Jr. and Jonathan Perry) earned 2019 compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules.

Review Procedures

Early each year, our management distributes to the Audit Committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the Board before engaging in any new related party transaction involving significant sums or risks.

2020 Proxy Statement | 93

FREQUENTLY ASKED QUESTIONS

Why am I receiving these proxy materials?

Our Board of Directors is soliciting your proxy to vote at our 2020 annual meeting of shareholders because you owned shares of our stock at the close of business on March 26, 2020, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April 9, 2020. This proxy statement summarizes information regarding matters to be considered at the meeting. For additional information on our proxy materials, see “Other Information—Proxy Materials” appearing below.

When and where will the meeting be held?

The meeting is scheduled to be held at 10:00 a.m. local time on Wednesday, May 20, 2020, in the CenturyLink Auditorium at our corporate headquarters, 100 CenturyLink Drive, Monroe, Louisiana. If you would like directions to the meeting, please see our website, www.proxyvote.com. You do not need to attend the meeting to vote your shares.

If public health concerns related to COVID-19 persist, we might elect to implement alternative meeting attendance options or restrictions, or to adjourn or reschedule the meeting. If so, we would broadly announce these changes, including through a press release, website posting, and SEC filing.

What matters will be considered at the meeting and what vote is required to approve such matters?

Item		Board Voting Recommendation	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference

Management Proposals:

Item 1	Election of the 11 director nominees named herein	FOR each nominee	Affirmative vote of a majority of the votes cast	No effect	No effect	2

Item 2	Ratification of the appointment of KPMG LLP as our independent auditor for 2020	FOR	Affirmative vote of a majority of the votes cast	No effect	N/A	28

Item 3	Approval of an amendment to our 2018 Equity Incentive Plan	FOR	Affirmative vote of a majority of the votes cast	No effect	No effect	32

Item 4	Non-binding advisory vote to approve our executive compensation	FOR	Affirmative vote of a majority of the votes cast	No effect	No effect	40

How many votes may I cast?

You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. As of the Record Date, we had 1,097,900,481 Common Shares and 7,018 Preferred Shares outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., you are the “shareholder of record” of those shares and you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service.

94 | 2020 Proxy Statement

FREQUENTLY ASKED QUESTIONS

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee, who is considered the shareholder of record of those shares.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:

•	call 1-800-690-6903 and follow the instructions provided;

•	log on to the Internet at www.proxyvote.com and follow the instructions at that site; or

•	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Broadridge Financial Solutions, Inc.

If you need additional help with this year’s proxy, control numbers or using proxyvote.com, please call proxy support at 866-232-3037 (Toll-free) or 720-358-3640 (International Toll).

Please note that you may not vote by telephone or the Internet after 11:59 p.m. Eastern Time on May 19, 2020.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.

If I am a benefit plan participant, how do I vote?

If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink, then you will receive separate voting instructions that will enable you to direct the voting of these shares. You are entitled, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. The plans require you to act as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interests of all plan participants. Plan participants who wish to vote should instruct the trustees how to vote the shares allocated to their plan accounts in accordance with the voting instructions. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the same proportion as voted shares regarding each of the items submitted to a vote at the meeting. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.

If you beneficially own any of our Common Shares by virtue of previously participating in an employee stock purchase plan formerly maintained by us or a company that we have acquired, we have made arrangements for our proxy materials to be made available to you by the record owner of those shares. Consequently, you will be afforded the opportunity to vote those shares in the same manner as any other shares held in street name.

How do I register to attend the meeting in person?

If you would like to attend the meeting in person, you must register in advance at www.proxyvote.com and follow the instructions at that site (which, as noted above, are subject to change). If you do not have internet access, you can register by calling 1-844-318-0137. You will need the 16-digit number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

How do I gain admission to the meeting?

For admission to the meeting, each shareholder will be asked to present (i) valid picture identification, such as a driver’s license or passport, and

(ii) proof of ownership of our common stock as of the record date, such as an admission ticket, a brokerage statement, proxy card or voting instruction form reflecting stock ownership.

2020 Proxy Statement | 95

FREQUENTLY ASKED QUESTIONS

What is the quorum requirement for the meeting?

Our Bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.

Can I revoke or change my voting instructions after I deliver my proxy?

Shareholders of record may revoke their proxy or change their votes at any time before their proxy is voted at the meeting by giving a written revocation notice to our secretary, by timely delivering a proxy bearing a later date or by voting in person at the meeting. Beneficial shareholders may revoke or change their voting instructions by contacting the broker, bank or nominee that holds their shares.

Who pays the cost of soliciting proxies?

We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith.

Could other matters be considered and voted upon at the meeting?

Our Board does not expect to bring any other matter before the meeting. Further, management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our Bylaws (which are described below under “Frequently Asked Questions—What is the deadline to propose actions for consideration at the 2020 Annual Meeting of Shareholders or to nominate individuals to serve as directors?”), and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

Who sets the rules regarding conduct at the meeting?

The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conduct all necessary business and to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

You will not be permitted to bring audio visual equipment, ampliphones or posters into the meeting nor will you be permitted to make any audio or visual recordings during the meeting. We reserve the right, to be exercised in our sole discretion, to admit guests, such as local politicians or the press, into the meeting.

What happens if the meeting is postponed or adjourned?

The Chairman may postpone or adjourn the meeting. Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What is the deadline to propose actions for consideration at the 2021 Annual Meeting of Shareholders or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future annual meetings of shareholders.

96 | 2020 Proxy Statement

FREQUENTLY ASKED QUESTIONS

Proxy Statement Proposals. To be eligible for inclusion in our 2021 proxy materials, any shareholder proposal to elect shareholder-nominated candidates as directors or to take any other action at such meeting must be received by December 9, 2020, and must comply with applicable federal proxy rules and our Bylaws. See “Frequently Asked Questions – What information needs to be included in a shareholder notice nominating a director or proposing other action?” These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Stacey W. Goff, Secretary. If we do not receive a shareholder proposal by the deadline described above, we may exclude the proposal from our proxy materials for our 2021 annual meeting.

Other Proposals and Nominations. In addition, our Bylaws require shareholders to furnish timely advance written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials. In general, notice must be received in writing by our Secretary, addressed in the manner specified in the immediately-preceding paragraph, between November 21, 2020, and February 19, 2021, and must contain various information specified in our Bylaws. (If the date of the 2021 annual meeting is more than 30 days before or more than 60 days after May 20, 2021, notice must be delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then 10th day following the day on which such public announcement of the date of such meeting is first made by the Company.) Notices that are not delivered in accordance with our Bylaws may be disregarded by us. For additional information on these procedures, see “Frequently Asked Questions – What information needs to be included in a shareholder notice nominating a director or proposing other action?”

Our above-described advance notice Bylaw provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a candidate or proposal included in our proxy materials.

Proxies granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to the above-described advance notice bylaw provisions, subject to applicable rules of the SEC.

The summaries above are qualified in their entirety by reference to the full text of our Bylaws. You may obtain a full copy of our Bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below.

What information needs to be included in a shareholder notice nominating a director or proposing other action?

If timely notice is provided, our Bylaws permit shareholders to nominate a director or bring other matters before a shareholders’ meeting. The written notice required to be sent by any shareholder nominating a director must include various information, including, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made: (i) the name and address of such shareholder, any such beneficial owner, and any other parties affiliated, associated or acting in concert therewith, (ii) their beneficial ownership interests in our Voting Shares, including disclosure of arrangements that might cause such person’s voting, investment or economic interests in our Voting Shares to differ from those of our other shareholders, (iii) certain additional information concerning such parties required under the federal proxy rules, (iv) a description of all agreements with respect to the nomination among the nominating shareholder, any beneficial owner, any person acting in concert with them, each proposed nominee and certain other persons, and (v) a representation whether any such person intends to solicit proxies or votes in support of their proposed nominees. With respect to each proposed nominee, the written notice must also, among other things, (i) set forth biographical and other data required under the federal proxy rules and a description of various compensation or other arrangements or relationships between each proposed nominee and the nominating shareholder and its affiliated parties and (ii) furnish both a completed and duly executed questionnaire and a duly executed agreement designed to disclose various aspects of the proposed nominee’s background, qualifications and certain specified arrangements with other persons, as well as to receive the proposed nominee’s commitment to abide by certain specified agreements and undertakings. We may require a proposed nominee to furnish other reasonable

2020 Proxy Statement | 97

FREQUENTLY ASKED QUESTIONS

information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our Bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these Bylaw procedures.

In addition, our Bylaws provide that under certain circumstances a shareholder or group of shareholders may include director candidates that they have nominated in our annual meeting proxy materials. These proxy access provisions of our Bylaws provide, among other things, that a shareholder or group of up to ten shareholders seeking to include director candidates in our annual meeting proxy materials must own 3% or more of our outstanding Common Shares continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any of our annual meeting proxy materials cannot exceed 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Based on the 11 directors constituting our Board immediately following the meeting, two is the maximum number of proxy access candidates that we would be required to include in our 2021 proxy materials for the 2021 annual meeting. The nominating shareholder or group of shareholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.

Shareholder requests to nominate directors or to bring any other matter before our 2021 annual shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials, must be received by our Secretary by the deadlines specified in the response to the preceding question.

The summaries above of the advance notification and proxy access provisions of our Bylaws are qualified in their entirety by reference to the full text of Section 5 of Article IV of our Bylaws. You may obtain a full copy of our Bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below under “Other Information.”

98 | 2020 Proxy Statement

OTHER INFORMATION

Proxy Materials

Most shareholders will receive only a written notice of how to access our proxy materials, and will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

The full set of our materials include:

•	the notice and proxy statement for the meeting,

•	a proxy or voting instruction card, and

•

our 2019 annual report furnished in the following two parts: (1) our 2019 Annual Financial Report, which constitutes Appendix B to this proxy statement, and (2)  our CEO’s letter appearing at the beginning of this document.

Annual Financial Report

Appendix B includes our 2019 Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2019, which we filed with the SEC on February 28, 2020. In addition, we have provided you with a copy of or access to our CEO’s letter, which precedes this proxy statement at the beginning of this document. Neither of these documents is a part of our proxy soliciting materials.

You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary,

CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

You may view online this proxy statement and related materials at www.proxyvote.com.

By Order of the Board of Directors

Stacey W. Goff

Secretary

April 8, 2020

2020 Proxy Statement | 99

APPENDIX A

to Proxy Statement

Non-GAAP Reconciliations

Description of Non-GAAP Metrics

Pursuant to Regulation G, we are hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP.

We use the term special items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.

Adjusted EBITDA ($) is defined as net income (loss) from the statements of operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, share-based compensation expense and impairments.

Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of our internal reporting and are key measures used by management to evaluate profitability and operating performance of CenturyLink and to make resource allocation decisions. Our management believes such measures are especially important in a capital-intensive industry such as telecommunications. Our management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding integration and transformation costs as well as special items from time to time) to compare CenturyLink’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes, and in our view constitutes an accrual-based measure that has the effect of excluding period-to-period changes in working capital and shows profitability without regard to the effects of capital or tax structure. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA excludes the gain (or loss) on extinguishment and modification of debt and other, net, because these items are not related to the primary operations of CenturyLink.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from CenturyLink’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash stock compensation expense, the gain (or loss) on extinguishment and modification of debt and net other income (expense). Adjusted EBITDA and Adjusted EBITDA Margin (either with or without integration and transformation costs adjustments and special items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in our Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of our ability to generate cash to service our debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure CenturyLink’s performance as it excludes certain material items such as principal payments on and repurchases of long-term debt and cash used to fund acquisitions. Comparisons of CenturyLink’s Free Cash Flow to that of some of its competitors may be of limited usefulness since CenturyLink does not currently pay a significant amount of income taxes due to net operating loss carryforwards, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on our Consolidated Statements of Cash Flows.

Gross Debt is defined as total long-term debt, less unamortized discounts, premiums and other, net and unamortized debt issuance costs.

Net Debt to Adjusted EBITDA Ratio is defined as Gross Debt, reduced by cash and cash equivalents and divided by Adjusted EBITDA.

Non-GAAP Integration and Transformation Costs and Special Items

(UNAUDITED)

($ in millions)

			Pro Forma (3)
Integration and Transformation Costs and Special Items Impacting Adjusted EBITDA	2019	2018	2017
Consumer litigation settlement	$65	0	0
Loss on sale of data centers and colocation business	0	0	82
OTT/Stream impairment of content commitment and hardware, software, and internal labor (1)	0	60	0
Total special items impacting Adjusted EBITDA	65	60	82
Plus: integration and transformation costs impacting Adjusted EBITDA (2)	234	378	164
Plus: transaction related expenses impacting Adjusted EBTIDA	0	0	192
Total integration and transformation costs and special items impacting Adjusted EBITDA	$299	438	438

(1)	Includes $18 million of hardware impairment for Q3 2018 and $15 million of content commitment impairment and $27 million of hardware, software and internal labor impairment in Q1 2018.

(2)	Includes $55 million of restructuring reserve impairment for Q2 2018.

(3)	Reference to pro forma figures assume the Level 3 acquisition and the colocation and data center sale took place on January 1, 2017.

Adjusted EBITDA Non-GAAP Reconciliation

(UNAUDITED)

($ in millions)

			Pro Forma (1)
	2019	2018	2017
Net income (loss)	$(5,269)	(1,733)	1,508
Income tax expense	503	170	(770)
Total other expense, net	2,040	2,133	2,147
Depreciation and amortization expense	4,829	5,120	5,125
Share-based compensation expenses	162	186	238
Goodwill impairment	6,506	2,726	0
Adjusted EBITDA	8,771	8,602	8,248

Exclude: transaction related expenses	0	0	192
Exclude: integration and transformation costs(1)	234	378	164
Exclude: special items(1)	65	60	82
Adjusted EBITDA excluding integration and transformation costs and special items	$9,070	9,040	8,686

Total revenue	$22,401	23,443	24,128

Adjusted EBITDA Margin	39.2%	36.7%	34.2%

Adjusted EBITDA Margin, excluding integration and transformation costs and special items	40.5%	38.6%	36.0%

(1)	Refer to Non-GAAP Integration and Transformation Costs and Special Items table for details of the integration and transformation costs and special items included above.

Net Debt to Adjusted EBITDA Ratio

(UNAUDITED)

($ in millions)

	2019	2018	2017(1)
Gross Debt	$35,039	36,352	38,053
Cash and cash equivalents	(1,690)	(488)	(551)
Net debt	$33,349	35,864	37,502

Adjusted EBITDA excluding integration and transformation costs and special items (1)	$9,070	9,040	8,686

Net Debt to Adjusted EBITDA Ratio	3.7	4.0	4.3

(1)	2017 Adjusted EBITDA shown pro forma, assuming the Level 3 acquisition and the colocation and data center sale took place on January 1, 2017.

APPENDIX B

to Proxy Statement

CENTURYLINK, INC.

ANNUAL FINANCIAL REPORT

December 31, 2019

INDEX TO ANNUAL FINANCIAL REPORT

December 31, 2019

The materials included in this Appendix B are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2019. All references in this Appendix B to “this report,” “Part I,” “Part II,” item numbers and Section titles or headings refer to our Annual Report on Form 10-K for the year ended December 31, 2019. We filed the Form 10-K with the Securities and Exchange Commission on February 28, 2020, and have not updated any of the following excepted materials for any changes or developments since such date. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix B refer to these Notes.

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is listed on the New York Stock Exchange (“NYSE”) and the Berlin Stock Exchange and is traded under the symbol CTL and CYT, respectively.

At February 21, 2020, there were approximately 93,000 stockholders of record, although there were significantly more beneficial holders of our common stock.

As described in greater detail in “Risk Factors” in Item 1A of Part I of this report, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

Issuer Purchases of Equity Securities

The following table contains information about shares of our previously-issued common stock that we withheld from employees upon vesting of their stock-based awards during the fourth quarter of 2019 to satisfy the related tax withholding obligations:

	Total Number of Shares Withheld for Taxes	Average Price Paid Per Share
Period
October 2019	16,585	$11.57
November 2019	185,887	13.15
December 2019	12,368	13.70

Total	214,840

Equity Compensation Plan Information

See Item 12 of this report.

ITEM 6. SELECTED FINANCIAL DATA

The following tables of selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and notes thereto in Item 8 of Part II and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of Part II of this report.

The tables of selected financial data shown below are derived from our audited consolidated financial statements, which include the operating results, cash flows and financial condition of Level 3 beginning November 1, 2017. These historical results are not necessarily indicative of results that you can expect for any future period.

The following table summarizes selected financial information from our consolidated statements of operations.

	Years Ended December 31,(1)

	2019(2)(3)(4)	2018(2)(3)(4)(5)	2017(3)(4)(5)	2016(3)(4)	2015(4)
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenue	$22,401	23,443	17,656	17,470	17,900
Operating expenses	25,127	22,873	15,647	15,137	15,321

Operating (loss) income	$(2,726)	570	2,009	2,333	2,579
(Loss) income before income tax expense	$(4,766)	(1,563)	540	1,020	1,316
Net (loss) income	$(5,269)	(1,733)	1,389	626	878
Basic (loss) earnings per common share	$(4.92)	(1.63)	2.21	1.16	1.58
Diluted (loss) earnings per common share	$(4.92)	(1.63)	2.21	1.16	1.58
Dividends declared per common share	$1.00	2.16	2.16	2.16	2.16
Weighted average basic common shares outstanding	1,071,441	1,065,866	627,808	539,549	554,278
Weighted average diluted common shares outstanding	1,071,441	1,065,866	628,693	540,679	555,093

(1)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in Item 7 of Part II of this report and in our preceding annual reports on Form 10-K for a discussion of unusual items affecting the results for each of the years presented.

(2)	During 2019 and 2018, we recorded non-cash, non-tax-deductible goodwill impairment charges of $6.5 billion and $2.7 billion, respectively.

(3)

During 2019, 2018, 2017 and 2016, we incurred Level 3 acquisition-related expenses of $234 million, $393 million, $271 million and $52 million, respectively. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition of Level 3” and Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of Part II of this report.

(4)

During 2019, 2018, 2017, 2016 and 2015, we recognized an incremental $157 million, $171 million, $186 million, $201 million and $215 million, respectively, of revenue associated with the Federal Communications Commission (“FCC”) Connect America Fund Phase II support program, as compared to revenue received under the previous interstate USF program.

(5)

The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a re-measurement of our deferred tax assets and liabilities at the new federal corporate tax rate of 21%. The re-measurement resulted in tax expense of $92 million for 2018 and a tax benefit of approximately $1.1 billion for 2017.

Selected financial information from our consolidated balance sheets is as follows:

	As of December 31,
	2019	2018	2017	2016	2015
	(Dollars in millions)
Net property, plant and equipment(1)	$26,079	26,408	26,852	17,039	18,069
Goodwill(1)(2)	21,534	28,031	30,475	19,650	20,742
Total assets(3)(4)	64,742	70,256	75,611	47,017	47,604
Total long-term debt(3)(5)	34,694	36,061	37,726	19,993	20,225
Total stockholders’ equity	13,470	19,828	23,491	13,399	14,060

(1)

During 2016, as a result of our then pending sale of a portion of our colocation business and data centers, we reclassified $1.1 billion in net property, plant and equipment and $1.1 billion of goodwill to assets held for sale which is included in other current assets on our consolidated balance sheet. See Note 3—Sale of Data Centers and Colocation Business to our consolidated financial statements in Item 8 of Part II of this report, for additional information.

(2)	During 2019 and 2018, we recorded non-cash, non-tax-deductible goodwill impairment charges of $6.5 billion and $2.7 billion, respectively.

(3)

In 2015, we adopted both ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs” and ASU 2015-17 “Balance Sheet Classification of Deferred Taxes” by retrospectively applying the requirements of the ASUs to our previously issued consolidated financial statements.

(4)

In 2019, we adopted ASU 2016-02 “Leases (ASC 842)” by using the non-comparative transition option pursuant to ASU 2018-11. Therefore, we have not restated comparative period financial information for the effects of ASC 842.

(5)

Total long-term debt includes current maturities of long-term debt and finance lease obligations of $305 million for the year ended December 31, 2016 associated with assets held for sale. For additional information on our total long-term debt, see Note 7—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report. For total contractual obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Contractual Obligations” in Item 7 of Part II of this report.

Selected financial information from our consolidated statements of cash flows is as follows:

	Years Ended December 31,
	2019	2018	2017	2016	2015
	(Dollars in millions)
Net cash provided by operating activities	$6,680	7,032	3,878	4,608	5,153
Net cash used in investing activities	(3,570)	(3,078)	(8,871)	(2,994)	(2,853)
Net cash (used in) provided by financing activities	(1,911)	(4,023)	5,356	(1,518)	(2,301)
Capital Expenditures	(3,628)	(3,175)	(3,106)	(2,981)	(2,872)

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references to “Notes” in this Item 7 of Part II refer to the Notes to Consolidated Financial Statements included in Item 8 of Part II of this report. Certain statements in this report constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in Item 1 of Part I of this report for factors relating to these statements and “Risk Factors” in Item 1A of Part I of this report for a discussion of certain risk factors applicable to our business, financial condition, results of operations, liquidity or prospects.

Overview

We are an international facilities-based communications company engaged primarily in providing a broad array of integrated services to our business and residential customers. We believe, we are among the largest providers of communications services to domestic and global enterprise customers and the second largest enterprise wireline telecommunications company in the United States. We provide services in over 60 countries, with most of our revenue being derived in the United States.

We continue expanding the reach and capabilities of our network by investing at the edge of our world class fiber network consisting of approximately 450,000 route miles, connecting approximately 170,000 fiber-based on-net enterprise buildings, connecting to public and private data centers and subsea networks. We are also investing in new technologies, leveraging our extensive fiber network that provide customers with dynamic bandwidth and low-latency edge computing services to enable their digital transformation.

Acquisition of Level 3

On November 1, 2017, CenturyLink, Inc. (“CenturyLink”) acquired Level 3 Communications, Inc. (“Level 3”) through successive merger transactions, including a merger of Level 3 with and into a merger subsidiary, which survived such merger as our indirect wholly-owned subsidiary under the name of Level 3 Parent, LLC.

During the year ended December 31, 2019, we recognized $234 million of integration and transformation-related expenses associated with our activities related to the Level 3 acquisition.

Our consolidated financial statements include the accounts of CenturyLink and its majority owned subsidiaries, including Level 3 beginning on November 1, 2017. Due to the significant size of the acquisition, direct comparison of our results of operations for the periods ending on or after December 31, 2017 to prior periods are less meaningful than usual.

As a result of the acquisition, Level 3’s assets and liabilities have been revalued and recorded at their fair value. The assignment of estimated fair value requires a significant amount of judgment. The use of fair value measures affects the comparability of our post-acquisition financial information and may make it more difficult to predict earnings in future periods. We completed our final fair value determinations during the fourth quarter 2018. Our final fair value determinations were different than those preliminary values reflected in our consolidated financial statements at December 31, 2017 and resulted in an increase in goodwill of $340 million and an increase to other noncurrent assets offset by a decrease in customer relationships during 2018.

In the discussion that follows, we refer to the business that we operated prior to the Level 3 acquisition as “Legacy CenturyLink”, and we refer to the incremental business activities that we now operate as a result of the Level 3 acquisition as “Legacy Level 3.”

For additional information about our acquisition of Level 3, see (i) Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of Part II of this report and (ii) the documents we filed with the SEC on February 13, 2017, November 1, 2017 and January 16, 2018.

Sale of Data Centers and Colocation Business

On May 1, 2017, we sold a portion of our data centers and colocation business to a consortium led by BC Partners, Inc. and Medina Capital (“the Purchaser”) in exchange for pre-tax cash proceeds of $1.8 billion and a minority stake in the limited partnership that owns the consortium’s global secure infrastructure company, Cyxtera Technologies. As part of the transaction, the Purchaser acquired 57 of our data centers and assumed our capital lease obligations, which amounted to $294 million on May 1, 2017, related to the divested properties.

Our colocation business generated revenue (excluding revenue from affiliates) of $210 million from January 1, 2017 through May 1, 2017.

This transaction did not meet the accounting requirements for a sale-leaseback transaction as described in ASC 840-40, Leases—Sale-Leaseback Transaction. Under the failed-sale-leaseback accounting model, after the transaction we were deemed under GAAP to still own certain real estate assets sold to the Purchaser.

After factoring in the costs to sell the data centers and colocation business, excluding the impacts from the failed-sale-leaseback accounting treatment, the sale resulted in a $20 million gain as a result of the aggregate value of the consideration we received exceeding the carrying value of the assets sold and liabilities assumed. Based on the fair market values of the failed-sale-leaseback assets, the failed-sale-leaseback accounting treatment resulted in a loss of $102 million as a result of the requirement to treat a certain amount of the pre-tax cash proceeds from the sale of the assets as though it were the result of a financing obligation. The combined net loss of $82 million is included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2017.

Effective with the January 1, 2019 implementation date of the new accounting standard for Leases (ASU 2016-02), this particular accounting treatment was no longer applicable to our May 1, 2017 divestiture transaction. Consequently, the above-described real estate assets and corresponding financing obligation were derecognized as of January 1, 2019 from our future consolidated balance sheets resulting in an increase of $115 million to stockholder’s equity.

See Note 3—Sale of Data Centers and Colocation Business for additional information on the sale and Note 1—Background And Summary Of Significant Accounting Policies for discussion of the impact of implementing ASU 2016-02 to our consolidated financial statements in Item 8 of Part II of this report.

Reporting Segments

Our reporting segments are organized by customer focus:

•

International and Global Accounts Management (“IGAM”) Segment. Under our IGAM segment, we provide our products and services to approximately 200 global enterprise customers and to enterprises and carriers in three operating regions: Europe Middle East and Africa, Latin America and Asia Pacific. IGAM is responsible for working with large multinational organizations in support of their business and IT transformation strategies. With our extensive fiber network, and our ability to provide global networking solutions and a differentiated customer experience spanning the globe, we believe we are well-positioned to serve customers within this segment. This segment contains some of our largest customers which could result in revenue fluctuations driven by contract renegotiations or churn. We remain focused on investing globally to expand our reach, scale and technology to grow services that we can offer to our global and international customers;

•	Enterprise Segment. Under our enterprise segment, we provide our products and services to large and regional domestic and global enterprises, as well as the public sector, which includes the U.S.

Federal government, state and local governments and research and education institutions. Our ability to meet our enterprise customers’ increasing needs for integrated data, broadband and voice services with our extensive product portfolio and our local approach to the market are differentiators. We plan to grow revenue within our Enterprise segment by leveraging our extensive enterprise-focused fiber network to deliver dynamic solutions our customers require to meet their growing and evolving needs;

•

Small and Medium Business (“SMB”) Segment. Under our SMB segment, we provide our products and services to small and medium businesses directly and through our indirect channel partners. We generally designate businesses as small or medium if they have fewer than 500 employees. With traditional voice services representing a significant portion of SMB segment revenues, we believe revenue growth will continue to be a challenge for this segment. We believe by bringing products specific to meet the needs of this segment, adding fiber-fed on-net buildings and collaborating with our indirect channel partners, we will be better positioned to meet our SMB customers’ needs;

•

Wholesale Segment. Under our wholesale segment, we provide our products and services to a wide range of other communication providers across the wireline, wireless, cable, voice and data center sectors. Our wholesale segment contributes scale that we leverage in connection with serving our Enterprise customers. We plan to continue to partner with 5G wireless providers to support their growing needs for transmission capacity, which in turn will place our network closer to our customers. Nonetheless, we expect the relative contributions of our wholesale segment will decline over the longer term due to competitive pressures. In the meantime, we expect our wholesale segment will remain volatile from quarter to quarter given the relatively large size of wholesale customer contracts.

•

Consumer Segment. Under our consumer segment, we provide our products and services to residential customers. For this segment, we expect continued declines in revenues from our traditional voice services, as consumers continue their long-term migration towards alternative products and services, and from our video business, which we are no longer actively marketing to consumers. We are aggressively investing in fiber to drive higher average revenue per broadband customer to offset legacy voice and video declines. Additionally, we continue to invest in our own digital transformation to improve our service delivery and reduce our costs. At December 31, 2019, we served 4.7 million consumer broadband subscribers. Our methodology for counting consumer broadband subscribers may not be comparable to those of other companies. We no longer report or discuss access lines as a key operating metric given the significant migration in our industry from legacy services to IP-enabled services.

See Note 17—Segment Information to our consolidated financial statements in Item 8 of Part II of this report for additional information.

We categorize our revenue among the following four product and services categories that we sell to business customers:

•	IP and Data Services, which include primarily VPN data networks, Ethernet, IP, content delivery and other ancillary services;

•

Transport and Infrastructure, which includes wavelengths, dark fiber, private line, colocation and data center services, including cloud, hosting and application management solutions, professional services and other ancillary services;

•	Voice and Collaboration, which includes primarily local and long-distance voice, including wholesale voice, and other ancillary services, as well as VoIP services; and

•	IT and Managed Services, which include information technology services and managed services, which may be purchased in conjunction with our other network services.

We categorize revenue among the following four categories that we sell to residential customers:

•	Broadband, which includes high speed, fiber-based and lower speed DSL broadband services;

•	Voice, which include local and long-distance services;

•

Regulatory Revenue, which consist of (i) CAF, USF and other support payments designed to reimburse us for various costs related to certain telecommunications services and (ii) other operating revenue from the leasing and subleasing of space; and

•	Other, which include retail video services (including our linear TV services), professional services and other ancillary services.

Trends Impacting Our Operations

Our consolidated operations have been, and are expected to continue to be, impacted by the following company-wide trends:

•

Customers’ demand for automated products and services and competitive pressures will require that we continue to invest in new technologies and automated processes to improve the customer experience and reduce our operating expenses.

•

The increasingly digital environment and the growth in online video require robust, scalable network services. We are continuing to enhance our product capabilities and simplify our product portfolio based on demand and profitability to enable customers to have access to greater bandwidth.

•

Businesses continue to adopt distributed, global operating models. We are expanding and densifying our fiber network, connecting more buildings to our network to generate revenue opportunities and reduce our costs associated with leasing networks from other carriers.

•

Industry consolidation, coupled with changes in regulation, technology and customer preferences, are significantly reducing demand for our traditional voice services and are pressuring some other revenue streams, while other advances, such as the need for lower latency provided by Edge computing or the implementation of 5G networks, are expected to create opportunities.

•

The operating margins of several of our newer, more technologically advanced services, some of which may connect to customers through other carriers, are lower than the operating margins on our traditional, on-net wireline services.

Additional trends impacting our segments are discussed elsewhere in this Item 7.

Results of Operations

In this section, we discuss our overall results of operations and highlight special items that are not included in our segment results. In “Segment Results of Operations” we review the performance of our five reporting segments in more detail.

Consolidated Revenue

The following table summarizes our consolidated operating revenue recorded under each of our eight above described revenue categories:

	Year Ended December 31,		% Change	Year Ended December 31,		% Change
	2019	2018		2018	2017
	(Dollars in millions)			(Dollars in millions)
IP and Data Services	$7,000	6,961	1%	6,961	3,594	94%
Transport and Infrastructure	5,203	5,433	(4)%	5,433	3,663	48%
Voice and Collaboration	4,021	4,309	(7)%	4,309	3,304	30%
IT and Managed Services	535	624	(14)%	624	644	(3)%
Broadband	2,876	2,822	2%	2,822	2,698	5%
Voice	1,881	2,173	(13)%	2,173	2,531	(14)%
Regulatory	634	729	(13)%	729	731	—%
Other	251	392	(36)%	392	491	(20)%

Total operating revenue	$22,401	23,443	(4)%	23,443	17,656	33%

Our consolidated revenue decreased by $1.0 billion, or 4%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018 largely due to continued declines in voice revenue as customers transition to other voice and non-voice services, our deemphasis of low margin equipment sales within Transport and Infrastructure, churn in legacy contracts within IT and Managed Services, and the derecognition of our prior failed-sale leaseback, partially offset by growth in our IP and Data services and Broadband revenue. See our segment results below for additional information.

Our consolidated revenue increased by $5.8 billion or 33%, for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily due to the inclusion of $6.7 billion in Legacy Level 3 post-acquisition operating revenue in our consolidated operating revenue. See our segment results below for additional information.

Operating Expenses

These expense classifications may not be comparable to those of other companies.

The following tables summarize our operating expenses:

	Years Ended December 31,		% Change	Year Ended December 31,		% Change
	2019	2018		2018	2017
	(Dollars in millions)			(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$10,077	10,862	(7)%	10,862	8,203	32%
Selling, general and administrative	3,715	4,165	(11)%	4,165	3,508	19%
Depreciation and amortization	4,829	5,120	(6)%	5,120	3,936	30%
Goodwill impairment	6,506	2,726	139%	2,726	—	nm

Total operating expenses	$25,127	22,873	10%	22,873	15,647	46%

nm	Percentages greater than 200% and comparison between positive and negatives values or to/from zero values are considered not meaningful.

Cost of Services and Products (exclusive of depreciation and amortization)

Cost of services and products (exclusive of depreciation and amortization) decreased by $785 million, or 7%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The decrease in costs of services and products (exclusive of depreciation and amortization) was primarily due to reductions in (i) salaries and wages and employee-related expenses from lower headcount directly related to operating and maintaining our network, (ii) network expenses and voice usage costs, (iii) customer premises equipment costs from lower sales, in (iv) content costs from Prism TV, and (v) lower space and power expenses. These reductions were partially offset by increases in direct taxes and fees, USF rates, professional services, customer installation costs and right of way and dark fiber expenses.

Cost of services and products (exclusive of depreciation and amortization) increased by $2.7 billion, or 32%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in costs of services and products (exclusive of depreciation and amortization) was attributable to the inclusion of $3.2 billion Legacy Level 3 post-acquisition costs (net of intercompany eliminations) in our consolidated costs of services and products (exclusive of depreciation and amortization). Costs of services and products (exclusive of depreciation and amortization) for Legacy CenturyLink decreased $588 million, or 8%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The decrease was primarily due to reductions in salaries and wages and employee related expenses from lower headcount, reduced overtime, lower real estate and power expenses and a decline in content costs for Prism TV.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $450 million, or 11%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The decrease in selling, general and administrative expenses was primarily due to reductions in salaries and wages and employee-related expenses from lower headcount, contract labor costs, lower rent expense in 2019 and from higher exited lease obligations in 2018, hardware and software maintenance costs, marketing and advertising expenses, bad debt expense, property and other taxes and an increase in the amount of labor capitalized or deferred and gains on the sale of assets. These reductions were slightly offset by higher professional fees, network infrastructure maintenance expenses and commissions.

Selling, general and administrative expenses increased by $657 million, or 19%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in selling, general and administrative expenses was attributable to the inclusion of $1.1 billion legacy Level 3 post-acquisition costs (net of intercompany eliminations) in our consolidated selling, general and administrative expenses. Selling, general and administrative expenses for Legacy CenturyLink decreased by $444 million, or 14%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The decrease was primarily due to (i) reductions in salaries and wages and employee related expenses from lower headcount, (ii) reduced overtime, professional fees, bad debt and marketing expenses and (iii) a loss on sale of data centers in 2017.

Depreciation and Amortization

The following tables provide detail of our depreciation and amortization expense:

	Years Ended December 31,		% Change	Years Ended December 31,		% Change
	2019	2018		2018	2017
	(Dollars in millions)			(Dollars in millions)
Depreciation	$3,089	3,339	(7)%	3,339	2,710	23%
Amortization	1,740	1,781	(2)%	1,781	1,226	45%

Total depreciation and amortization	$4,829	5,120	(6)%	5,120	3,936	30%

Depreciation expense decreased by $250 million, or 7%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to the impact of the full depreciation of plant, property, and equipment assigned a one year life at the time we acquired Level 3 of $200 million that were fully depreciated in 2018, the impact of annual rate depreciable life changes of $108 million, and the discontinuation of depreciation on failed sale leaseback assets on $69 million. These decreases were partially offset by net growth in depreciable assets of $93 million and increases associated with changes in our estimates of the remaining economic life of certain network assets of $34 million.

Depreciation expense increased by $629 million, or 23%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily due to the inclusion of $763 million Legacy Level 3 post-acquisition depreciation expense in our consolidated depreciation expense, which was partially offset by lower Legacy CenturyLink depreciation expense.

Amortization expense decreased by $41 million, or 2%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to a $71 million decrease associated with the use of accelerated amortization methods for a portion of the customer intangibles and a $25 million decrease associated with annual rate amortizable life changes of software for the period. These decreases were partially offset by net growth in amortizable assets of $55 million for the period.

Amortization expense increased by $555 million, or 45%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in amortization expense was primarily attributable to the inclusion of $659 million, of post-acquisition Legacy Level 3 amortization expense in our consolidated amortization expense. Legacy CenturyLink’s amortization expense was lower primarily due to the use of accelerated amortization for a portion of our customer relationship assets and our entry into an agreement to sell a portion of our data centers and colocation business. The effect of using an accelerated amortization method resulted in an incremental decline in expense as the intangible assets amortize. In 2017, we ceased amortizing the intangible assets of our colocation business when we entered into the agreement to sell that business. Absent the sale, we estimate that we would have recorded additional amortization expense of $13 million from January 1, 2017 through May 1, 2017, related to the conveyed intangible assets. In addition, amortization of capitalized software was lower due to software becoming fully amortized faster than new software was acquired or developed.

Goodwill Impairments

We are required to perform impairment tests related to our goodwill annually, which we perform as of October 31, or sooner if an indicator of impairment occurs. Both our January 2019 internal reorganization and the decline in our stock price triggered impairment testing in the first quarter of 2019. Consequently, we evaluated our goodwill in January 2019 and again as of March 31, 2019.

When we performed our annual impairment test in the fourth quarter of 2019 the results indicated we did not have any impairment charges. When we performed our impairment tests during the first quarter of 2019, we concluded that the estimated fair value of certain of our reporting units was less than our carrying value of equity as of the date of each of our triggering events during the first quarter of 2019. As a result, we recorded non-cash, non-tax-deductible goodwill impairment charges aggregating to $6.5 billion in the quarter ended March 31, 2019. Additionally, when we performed our annual impairment test in the fourth quarter of 2018 we concluded that the estimated fair value of our consumer reporting unit was less than our carrying value of equity for such reporting unit and we recorded a non-cash non-tax-deductible goodwill impairment charge of approximately $2.7 billion in the fourth quarter of 2018.

See Note 4—Goodwill, Customer Relationships and Other Intangible Assets for further details on these tests and impairment charges.

Other Consolidated Results

The following tables summarize our total other expense, net and income tax expense (benefit):

	Years Ended December 31,		% Change	Years Ended December 31,		% Change
	2019	2018		2018	2017
	(Dollars in millions)			(Dollars in millions)
Interest expense	$(2,021)	(2,177)	(7)%	(2,177)	(1,481)	47%
Other (loss) income, net	(19)	44	nm	44	12	nm

Total other expense, net	$(2,040)	(2,133)	(4)%	(2,133)	(1,469)	45%

Income tax expense (benefit)	$503	170	nm	170	(849)	nm

nm	Percentages greater than 200% and comparison between positive and negatives values or to/from zero values are considered not meaningful.

Interest Expense

Interest expense decreased by $156 million, or 7%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The decrease in interest expense was primarily due to the decrease in long-term debt from an average of $36.9 billion in 2018 to $35.4 billion in 2019.

Interest expense increased by $696 million, or 47%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in interest expense was primarily due to our assumption of debt in conjunction with the acquisition of Level 3.

Other Income, Net

Other income, net reflects certain items not directly related to our core operations, including our share of income from partnerships we do not control, interest income, gains and losses from non-operating asset dispositions, foreign currency gains and losses and components of net periodic pension and postretirement benefit costs. Other (loss) income, net decreased by $63 million, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. This decrease in other (loss) income, net was primarily due to an increase in components of net periodic pension and postretirement benefit costs in 2019, partially offset by a gain on extinguishment of debt in 2019 compared to a loss on extinguishment of debt in 2018.

Other income, net increased by $32 million, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. This increase in other income, net was primarily due to a decrease in components of net periodic pension and postretirement benefit costs in 2018.

Income Tax Expense (Benefit)

For the years ended December 31, 2019, 2018 and 2017, our effective income tax rate was (10.6)%, (10.9)%, and (157.2)%, respectively. The effective tax rates for the year ended December 31, 2019 and December 31, 2018 include a $1.4 billion and a $572 million unfavorable impact of non-deductible goodwill impairments, respectively. Additionally, the effective tax rate for the year ended December 31, 2018 reflects the impact of purchase price accounting adjustments resulting from the Level 3 acquisition and from the tax reform impact of those adjustments of $92 million. The 2018 unfavorable impacts were partially offset by the tax benefit of a 2017 tax loss carryback to 2016 of $142 million. The effective tax rate for the year ended December 31, 2017 reflects the tax benefit of approximately $1.1 billion from re-measurement of deferred taxes to the new federal corporate tax rate of 21% as a result of the enactment of the Tax Cuts and Jobs Act in December 2017. The re-measurement resulted in a tax benefit recorded in the fourth quarter of 2017, which was the predominant factor contributing to our recognition of an $849 million income tax benefit for 2017. The 2017 effective tax rate also includes a $27 million tax expense related to the sale of a portion of our data centers and colocation business and a $32 million tax impact of non-deductible transaction costs related to the Level 3 acquisition. See Note 16—Income Taxes to our consolidated financial statements in Item 8 of Part II of this report and “Critical Accounting Policies and Estimates—Income Taxes” below for additional information.

Segment Results

General

Reconciliation of segment revenue to total operating revenue is below:

	Year Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Operating revenue
International and Global Accounts	$3,596	3,653	1,382
Enterprise	6,133	6,133	4,186
Small and Medium Business	2,956	3,144	2,418
Wholesale	4,074	4,397	3,026
Consumer	5,642	6,116	6,451

Total segment revenue	$22,401	23,443	17,463
Operations and Other(1)	—	—	193

Total operating revenue	$22,401	23,443	17,656

(1)

On May 1, 2017 we sold a portion of our data centers and colocation business. See Note 3—Sale of Data Centers and Colocation Business to our consolidated financial statements in Item 8 of Part II of this report, for additional information.

Reconciliation of segment EBITDA to total adjusted EBITDA is below:

	Year Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Adjusted EBITDA
International and Global Accounts	$2,286	2,341	821
Enterprise	3,490	3,522	2,456
Small and Medium Business	1,870	2,013	1,581
Wholesale	3,427	3,666	2,566
Consumer	4,914	5,105	5,136

Total segment EBITDA	$15,987	16,647	12,560
Operations and Other EBITDA	(7,216)	(8,045)	(6,504)

Total adjusted EBITDA	$8,771	8,602	6,056

For additional information on our reportable segments and product and services categories, see Note 17—Segment Information to our consolidated financial statements in Item 8 of Part II of this report.

International and Global Accounts Management Segment

	Year Ended December 31,		% Change	Year Ended December 31,		% Change
	2019	2018		2018	2017
	(Dollars in millions)			(Dollars in millions)
Revenue:
IP and Data Services	$1,676	1,728	(3)%	1,728	528	227%
Transport and Infrastructure	1,318	1,276	3%	1,276	406	214%
Voice and Collaboration	377	387	(3)%	387	176	120%
IT and Managed Services	225	262	(14)%	262	272	(4)%

Total revenue	3,596	3,653	(2)%	3,653	1,382	164%
Total expense	1,310	1,312	—%	1,312	561	134%

Total adjusted EBITDA	$2,286	2,341	(2)%	2,341	821	185%

Year Ended December 31, 2019 Compared to the same periods Ended December 31, 2018 and December 31, 2017

Segment revenue decreased $57 million, or 2% for the year ended December 31, 2019 compared to December 31, 2018 and increased $2.3 billion or 164%, for the year ended December 31, 2018 compared to December 31, 2017. Excluding the impact of foreign currency fluctuations, segment revenue decreased $5 million, or less than 1% for the year ended December 31, 2019 compared to December 31, 2018, primarily due to the following factors:

•	IT and managed services revenue declined due to a large unprofitable contract with a European customer that renegotiated in the second quarter of 2018 and higher overall churn;

•	IP and data services revenue declined mostly due to reduced rates and lower traffic;

•	voice and collaboration revenue decreased due to higher churn and benefited from certain non-recurring revenue items in 2018; and

•	transport and infrastructure revenue increased due to expanded services for large customers and higher rates.

•	Segment revenue increased $2.3 billion, or 164%, for the year ended December 31, 2018 compared to December 31, 2017, primarily due to the Level 3 acquisition on November 1, 2017.

Segment expenses decreased by $2 million, or less than 1%, for the year ended December 31, 2019 compared to December 31, 2018 primarily due to lower cost of services in line with lower revenue. Segment expenses increased by $751 million, or 134%, for the year ended December 31, 2018 compared to December 31, 2017, primarily due to the Level 3 acquisition as noted above.

Segment adjusted EBITDA as a percentage of revenue was 64%, 64% and 59% for the year ended December 31, 2019, 2018 and 2017, respectively.

Enterprise Segment

	Year Ended December 31,		% Change	Year Ended December 31,		% Change
	2019	2018		2018	2017
	(Dollars in millions)			(Dollars in millions)
Revenue:
IP and Data Services	$2,763	2,673	3%	2,673	1,515	76%
Transport and Infrastructure	1,545	1,550	—%	1,550	1,116	39%
Voice and Collaboration	1,567	1,607	(2)%	1,607	1,245	29%
IT and Managed Services	258	303	(15)%	303	310	(2)%

Total revenue	6,133	6,133	—%	6,133	4,186	47%
Total expense	2,643	2,611	1%	2,611	1,730	51%

Total adjusted EBITDA	$3,490	3,522	(1)%	3,522	2,456	43%

Year Ended December 31, 2019 Compared to the same periods Ended December 31, 2018 and December 31, 2017

Segment revenue remained unchanged for the year ended December 31, 2019 compared to December 31, 2018 and increased $1.9 billion or 47% for the year ended December 31, 2018 compared to December 31, 2017, due to the following factors:

•

For the year ended 2019 compared to 2018, IP and data services revenue increased, primarily driven by an increase in rates, and for the period ended 2018 compared to 2017, the increase was driven mainly by the acquisition of Level 3;

•	for both periods, IT and managed services revenue declined mainly due to churn in legacy managed services contracts;

•

for the year ended 2019 compared to 2018, voice and collaboration revenue decreased as customers continue to disconnect traditional voice TDM service and transition to newer (low cost) products such as VoIP, and for the year ended 2018 compared to 2017, voice and collaboration revenue increased due to the Level 3 acquisition partially offset by migration from traditional TDM services to VoIP; and

•

for the year ended 2019 compared to 2018, transport and infrastructure revenue decreased due to our deemphasis of low-margin equipment and lower professional services, and for the year ended 2018 compared to 2017, transport and infrastructure increased due to the Level 3 acquisition partially offset by lower equipment sales.

Segment expenses increased by $32 million or 1% for the year ended December 31, 2019 compared to December 31, 2018 and $881 million or 51% for the year ended December 31, 2018 compared to December 31, 2017, primarily due to:

•

For the year ended 2019 compared to 2018, selling, general and administrative costs decreased due to lower headcount related costs and external commissions, and for the year ended 2018 compared to 2017, selling, general and administrative costs increased due to the Level 3 acquisition; and

•	for the year ended 2018 compared to 2017, cost of services and products increased primarily driven by the higher revenues from the Level 3 acquisition, increased rates and higher offnet costs.

Segment adjusted EBITDA as a percentage of revenue was 57%, 57% and 59% for the year ended December 31, 2019, 2018 and 2017, respectively.

Small and Medium Business Segment

	Year Ended December 31,		% Change	Year Ended December 31,		% Change
	2019	2018		2018	2017
	(Dollars in millions)			(Dollars in millions)
Revenue:
IP and Data Services	$1,184	1,178	1%	1,178	634	86%
Transport and Infrastructure	420	471	(11)%	471	419	12%
Voice and Collaboration	1,306	1,443	(9)%	1,443	1,314	10%
IT and Managed Services	46	52	(12)%	52	51	2%

Total revenue	2,956	3,144	(6)%	3,144	2,418	30%
Total expense	1,086	1,131	(4)%	1,131	837	35%

Total adjusted EBITDA	$1,870	2,013	(7)%	2,013	1,581	27%

Year Ended December 31, 2019 Compared to the same periods Ended December 31, 2018 and December 31, 2017

Segment revenue decreased $188 million or 6% for the year ended December 31, 2019 compared to December 31, 2018 and increased $726 million, or 30% for the year ended December 31, 2018 compared to December 31, 2017, primarily due to the following factors:

•

For the year ended 2019 compared to 2018, voice and collaboration revenue decreased due to continued decline in demand for legacy voice services, and for the year ended 2018 compared to 2017, voice and collaboration increased due to the Level 3 acquisition, partially offset by continued legacy voice declines;

•

for the year ended 2019 compared to 2018, transport and infrastructure revenue decreased primarily due to lower equipment sales as we continue to focus on driving profitable growth, and for the year ended 2018 compared to 2017, transport and infrastructure increased due to the Level 3 acquisition, partially offset by de-emphasis of Customer Premises Equipment (“CPE”) sales; and

•

for the year ended 2018 compared to 2017, IP and data services increased due to the Level 3 acquisition and VPN revenue growth as we continue to experience good momentum in this product within our small and medium business segment.

Segment expenses decreased by $45 million or 4% for the year ended December 31, 2019 compared to December 31, 2018 and increased $294 million or 35% for the year ended December 31, 2018 compared to December 31, 2017, primarily due to:

•	For the year ended 2019 compared to 2018, expenses decreased due to lower network cost driven by declines in customer demand, and network expense synergies; and

•	for the year ended 2018 compared to 2017, expenses increased due to the Level 3 acquisition.

Segment adjusted EBITDA as a percentage of revenue was 63%, 64% and 65% for the year ended December 31, 2019, 2018 and 2017, respectively.

Wholesale Segment

	Year Ended December 31,		% Change	Year Ended December 31,		% Change
	2019	2018		2018	2017
	(Dollars in millions)			(Dollars in millions)
Revenue:
IP and Data Services	$1,377	1,382	—%	1,382	916	51%
Transport and Infrastructure	1,920	2,136	(10)%	2,136	1,530	40%
Voice and Collaboration	771	872	(12)%	872	569	53%
IT and Managed Services	6	7	(14)%	7	11	(36)%

Total revenue	4,074	4,397	(7)%	4,397	3,026	45%
Total expense	647	731	(11)%	731	460	59%

Total adjusted EBITDA	$3,427	3,666	(7)%	3,666	2,566	43%

Year Ended December 31, 2019 Compared to the same periods Ended December 31, 2018 and December 31, 2017

Segment revenue decreased $323 million or 7% for the year ended December 31, 2019 compared to December 31, 2018 and increased $1.4 billion or 45% for the year ended December 31, 2018 compared to December 31, 2017, primarily due to the following factors:

•

For the year ended 2019 compared to 2018, transport and infrastructure revenue decreased due to continued declines in legacy private line and customer network consolidation and grooming efforts, and for the year ended 2018 compared to 2017 transport and infrastructure increased due to the Level 3 acquisition;

•

for the year ended 2019 compared to 2018, voice and collaboration revenue decreased due to a combination of market rate compression, customer volume losses resulting from insourcing and industry consolidation, and for the year ended 2018 compared to 2017 voice and collaboration increased due to the Level 3 acquisition; and

•	for the year ended 2018 compared to 2017 IP and data services revenue increased due to the Level 3 acquisition.

Segment expenses decreased by $84 million, or 11%, for the year ended December 31, 2019 compared to December 31, 2018, primarily due to lower cost of services and products in line with the reduced customer demand, network grooming and operating synergies, and increased $271 million, or 59%, for the year ended December 31, 2018 compared to December 31, 2017, due to the Level 3 acquisition.

Segment adjusted EBITDA as a percentage of revenue was 84%, 83% and 85% for the year ended December 31, 2019, 2018 and 2017, respectively.

Consumer Segment

	Year Ended December 31,		% Change	Year Ended December 31,		% Change
	2019	2018		2018	2017
	(Dollars in millions)			(Dollars in millions)
Revenue:
Broadband	$2,876	2,822	2%	2,822	2,698	5%
Voice	1,881	2,173	(13)%	2,173	2,531	(14)%
Regulatory	634	729	(13)%	729	731	—%
Other	251	392	(36)%	392	491	(20)%

Total revenue	5,642	6,116	(8)%	6,116	6,451	(5)%
Total expense	728	1,011	(28)%	1,011	1,315	(23)%

Total adjusted EBITDA	$4,914	5,105	(4)%	5,105	5,136	(1)%

Year Ended December 31, 2019 Compared to the same periods Ended December 31, 2018 and December 31, 2017

Segment revenue decreased $474 million or 8% for the year ended December 31, 2019 compared to December 31, 2018 and $335 million or 5% for the year ended December 31, 2018 compared to December 31, 2017, primarily due to the following factors:

•

For both periods, decreases in our voice, other and regulatory revenue was driven by continued decline in our legacy voice customers, our deemphasis of our Prism video product and the derecognition of our prior failed-sale leaseback; partially offset by

•	for both periods, an increase in Broadband revenue.

Segment expenses decreased by $283 million or 28% for the year ended December 31, 2019 compared to December 31, 2018 and $304 million or 23% for the year ended December 31, 2018 compared to December 31, 2017, primarily due to the following factors:

•	For both periods, reduction in personnel;

•	for both periods, decreased marketing expenses; and

•	lower TV content costs for both periods.

Segment adjusted EBITDA as a percentage of revenue was 87%, 83% and 80% for the year ended December 31, 2019, 2018 and 2017, respectively.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenue and expenses. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) business combinations, (ii) goodwill, customer relationships and other intangible assets; (iii) property, plant and equipment; (iv) pension and post-retirement benefits; (v) loss contingencies and litigation reserves and (vi) income taxes. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require us to make significant judgments, assumptions or estimates. We believe that the estimates, judgments and assumptions made when accounting for the items described below were reasonable, based on information available at the time they were made. However, actual results may differ from those estimates, and these differences may be material.

Business Combination

We have accounted for our acquisition of Level 3 on November 1, 2017, under the acquisition method of accounting, whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their fair values at the acquisition date. The portion of the purchase price in excess of the fair value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The fair value and resulting assignment of the purchase price related to our acquisition of Level 3 involved significant estimates and judgments by our management. In arriving at the fair values of assets acquired and liabilities assumed, we considered the following generally accepted valuation approaches: the cost approach, income approach and market approach. Our estimates also included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology life cycles, customer attrition rates, the regulatory and legal environment and industry and economic trends. For additional information about our acquisition of Level 3, see Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of Part II of this report.

Goodwill, Customer Relationships and Other Intangible Assets

Intangible assets arising from business combinations, such as goodwill, customer relationships, capitalized software, trademarks and tradenames, are initially recorded at estimated fair value. We amortize customer relationships primarily over an estimated life of 7 to 15 years, using either the sum-of-years-digits or the straight-line methods, depending on the customer retention patterns for the type of customer at the companies we acquire. We amortize capitalized software using the straight-line method primarily over estimated lives ranging up to 7 years. We annually review the estimated lives and methods used to amortize our other intangible assets. The amount of future amortization expense may differ materially from current amounts, depending on the results of our annual reviews.

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired.

We are required to reassign goodwill to reporting units whenever reorganizations of our internal reporting structure changes the composition of our reporting units. Goodwill is reassigned to the reporting units using a relative fair value approach. When the fair value of a reporting unit is available, we allocate goodwill based on the relative fair value of the reporting units. When fair value is not available, we utilize an alternative allocation methodology that represents a reasonable proxy for the fair value of the operations being reorganized. For additional information on our segments, see Note 17—Segment Information to our consolidated financial statements in Item 8 of Part II of this report.

We are required to perform impairment tests related to our goodwill annually, or sooner if an indicator of impairment occurs. At October 31, 2019, our international and global accounts segment was comprised of our North America global accounts (“NA GAM”), Europe, Middle East and Africa region (“EMEA”), Latin America region (“LATAM”) and Asia Pacific region (“APAC”) reporting units. Our annual impairment assessment date for goodwill is October 31, at which date we assess our reporting units. At October 31, 2019, our reporting units were consumer, small and medium business, enterprise, wholesale, NA GAM, EMEA, LATAM, and APAC.

Our reporting units are not discrete legal entities with discrete full financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. For each reporting unit, we compare its estimated fair value of equity to its carrying value of equity that we assign to the reporting unit. If the estimated fair value of the reporting unit is equal or greater than the carrying value, we conclude that no impairment exists. If the estimated fair value of the reporting unit is less than the carrying value, we record an impairment equal to the difference. Depending on the facts and circumstances, we typically estimate the fair value of our reporting units by considering either or both of (i) a market approach, which includes the use of multiples of publicly-traded companies whose services are comparable to ours, and (ii) a discounted cash flow method, which is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the reporting units beyond the cash flows from the discrete projection period.

At October 31, 2019, we estimated the fair value of our eight above-mentioned reporting units by considering both a market approach and a discounted cash flow method. We reconciled the estimated fair values of the reporting units to our market capitalization as of October 31, 2019 and concluded that the indicated control premium of approximately 44.7% was reasonable based on recent market transactions. As of October 31, 2019, based on our assessment performed with respect to our eight reporting units, the estimated fair value of our equity exceeded our carrying value of equity for our consumer, small and medium business, enterprise, wholesale, NA GAM, EMEA, LATAM, and APAC by 44%, 41%, 53%, 46%, 55%, 5%, 63% and 38%, respectively. Based on our assessments performed, we concluded that the goodwill for our eight reporting units was not impaired as of October 31, 2019.

Both our January 2019 internal reorganization and the decline in our stock price triggered impairment testing in the first quarter of 2019. Consequently, we evaluated our goodwill in January 2019 and again as of March 31, 2019. Because our low stock price was a key trigger for impairment testing in early 2019, we estimated the fair value of our operations using only the market approach. Applying this approach, we utilized company comparisons and analyst reports within the telecommunications industry which have historically supported a range of fair values derived from annualized revenue and EBITDA multiples between 2.1x and 4.9x and 4.9x and 9.8x, respectively. We selected a revenue and EBITDA multiple for each of our reporting units within this range. We reconciled the estimated fair values of the reporting units to our market capitalization as of the date of each of our triggering events during the first quarter and concluded that the indicated control premiums of approximately 4.5% and 4.1% were reasonable based on recent market transactions. In the quarter ended March 31, 2019, based on our assessments performed with respect to the reporting units as described above, we concluded that the estimated fair value of certain of our reporting units was less than our carrying value of equity as of the date of each of our triggering events during the first quarter. As a result, we recorded non-cash, non-tax-deductible goodwill impairment charges aggregating to $6.5 billion in the quarter ended March 31, 2019.

At October 31, 2018, we estimated the fair value of our then five reporting units, which we determined to be consumer, medium and small business, enterprise, international and global accounts and wholesale and indirect, by considering both a market approach and a discounted cash flow method. We reconciled the estimated fair values of the reporting units to our market capitalization as of October 31, 2018 and concluded that the indicated control premium of approximately 0.1% was reasonable based on recent transactions in the marketplace. As of October 31, 2018, based on our assessment we concluded that the estimated fair value of our consumer reporting unit was less than our carrying value of equity for such unit by approximately $2.7 billion. As a result, we recorded a non-cash, non-tax deductible goodwill impairment charge of $2.7 billion for goodwill assigned to our consumer segment during the fourth quarter of 2018.

We believe the estimates, judgments, assumptions and allocation methods used by us are reasonable, but changes in any of them can significantly affect whether we must incur impairment charges, as well as the size of such charges.

For additional information on our goodwill balances by segment, see Note 4—Goodwill, Customer Relationships and Other Intangible Assets to our consolidated financial statements in Item 8 of Part II of this report.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date, plus the estimated value of any associated legally or contractually required asset retirement obligation. Purchased and constructed property, plant and equipment is recorded at cost, plus the estimated value of any associated legally or contractually required asset retirement obligation. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of property, plant and equipment is provided on the straight-line method specific unit or group method using class or overall group rates and specific asset life. The group method provides for the recognition of the remaining net investment, less anticipated net salvage value, over the remaining useful life of the assets. This method requires the periodic revision of depreciation rates.

Normal retirements of property, plant and equipment are charged against accumulated depreciation under the group method, with no gain or loss recognized. We depreciate such property on the straight-line method over estimated service lives ranging from 3 to 45 years.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base.

Due to rapid changes in technology and the competitive environment, determining the estimated economic life of telecommunications plant and equipment requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. The effect of a hypothetical one year increase or decrease in the estimated remaining useful lives of our property, plant and equipment would have decreased depreciation expense by approximately $360 million annually or increased depreciation expense by approximately $470 million annually, respectively.

Pension and Post-retirement Benefits

We sponsor a noncontributory qualified defined benefit pension plan (referred to as our qualified pension plan) for a substantial portion of our employees in the United States. In addition to this tax-qualified pension plan, we also maintain several non-qualified pension plans for certain eligible highly compensated employees. We also maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. On November 1, 2017, we assumed Level 3’s pension and post-retirement plans, and certain obligations associated with these plans. Due to the insignificant impact of these plans on our consolidated financial statements, we have excluded them from the following pension and post-retirement benefits disclosures for 2019, 2018 and 2017.

In 2019, approximately 60% of the qualified pension plan’s January 1, 2019 net actuarial loss balance of $3.0 billion was subject to amortization as a component of net periodic expense over the average remaining service period of 9 years for participating employees expected to receive benefits for the plan. The other 40% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2019. The entire beginning net actuarial loss of $26 million for the post-retirement benefit plans was treated as indefinitely deferred during 2019.

In 2018, approximately 55% of the qualified pension plan’s January 1, 2018 net actuarial loss balance of $2.9 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 8 to 9 years for the plan. The other 45% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2018. The entire beginning net actuarial loss of $248 million for the post-retirement benefit plans was treated as indefinitely deferred during 2018.

In 2017, approximately 58% of the qualified pension plan’s January 1, 2017 net actuarial loss balance of $3.1 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 9 to 10 years for the plan. The other 42% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2017. The entire beginning net actuarial loss of $137 million for the post-retirement benefit plans was treated as indefinitely deferred during 2017.

In computing our pension and post-retirement health care and life insurance benefit obligations, our most significant assumptions are the discount rate and mortality rates. In computing our periodic pension and post-retirement benefit expense, our most significant assumptions are the discount rate and the expected rate of return on plan assets.

The discount rate for each plan is the rate at which we believe we could effectively settle the plan’s benefit obligations as of the end of the year. We selected each plan’s discount rate based on a cash flow matching analysis using hypothetical yield curves from U.S. corporate bonds rated high quality and projections of the future benefit payments that constitute the projected benefit obligation for the plans. This process establishes the uniform discount rate that produces the same present value of the estimated future benefit payments as is generated by discounting each year’s benefit payments by a spot rate applicable to that year. The spot rates used in this process are derived from a yield curve created from yields on the 60th to 90th percentile of U.S. high quality bonds.

Mortality rates help predict the expected life of plan participants and are based on historical demographic studies by the Society of Actuaries (“SOA”). The SOA publishes new mortality rates (mortality tables and projection scales) on a regular basis which reflect updates to projected life expectancies in North America. Historically, we have adopted the new projection tables immediately after publication. In 2019, we adopted the revised mortality tables and projection scale released by the SOA, which decreased the projected benefit obligation of our benefit plans by approximately $4 million. The change in the projected benefit obligation of our benefit plans was recognized as part of the net actuarial loss and is included in accumulated other comprehensive loss, a portion of which is subject to amortization over the remaining estimated life of plan participants, which was approximately 16 years as of December 31, 2019.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets in the future, net of administrative expenses paid from plan assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third-party investment management organizations to which we then add a factor of 50 basis points to reflect the benefit we expect to result from our active management of the assets. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the fair value of the pension plan assets and to the fair value of the post-retirement benefit plan assets adjusted for contribution timing and for projected benefit payments to be made from the plan assets. Annual market volatility for these assets (higher or lower than expected return) is reflected in the net actuarial losses.

Changes in any of the above factors could significantly impact operating expenses in the consolidated statements of operations and other comprehensive income (loss) in the consolidated statements of comprehensive income as well as the value of the liability and accumulated other comprehensive loss of stockholders’ equity on our consolidated balance sheets.

Loss Contingencies and Litigation Reserves

We are involved in several material legal proceedings, as described in more detail in Note 19—Commitments, Contingencies and Other Items to our consolidated financial statements in Item 8 of Part II of this report. On a quarterly basis, we assess potential losses in relation to these and other pending or threatened tax and legal matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted.

For matters related to income taxes, if we determine in our judgment that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize in our financial statements a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if we determine in our judgment that the position has less than a 50% likelihood of being sustained. Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous, particularly in certain of the non-U.S. jurisdictions in which we operate. Because of this, whether a tax position will ultimately be sustained may be uncertain.

Income Taxes

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to (i) tax credit carryforwards, (ii) differences between the financial statement carrying value of assets and liabilities and the tax basis of those assets and liabilities and (iii) tax net operating loss carryforwards, or NOLs. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves the exercise of considerable judgment related to the realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken in filed tax returns and the resulting tax basis are more likely than not to be sustained if they are audited by taxing authorities. Assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

In connection with recording deferred income tax assets and liabilities, we establish valuation allowances when necessary to reduce deferred income tax assets to amounts that we believe are more likely than not to be realized. We evaluate our deferred tax assets quarterly to determine whether adjustments to our valuation allowance are appropriate in light of changes in facts or circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. In making this evaluation, we rely on our recent history of pre-tax earnings. We also rely on our forecasts of future earnings and the nature and timing of future deductions and benefits represented by the deferred tax assets, all which involve the exercise of significant judgment. At December 31, 2019, we established a valuation allowance of $1.3 billion primarily related to foreign and state NOLs, based on our determination that it was more likely than not that these NOLs would expire unused. If forecasts of future earnings and the nature and estimated timing of future deductions and benefits change in the future, we may determine that existing valuation allowances must be updated or new valuation allowances created, any of which could materially impact our financial condition or results of operations. See Note 16—Income Taxes to our consolidated financial statements in Item 8 of Part II of this report for additional information.

Liquidity and Capital Resources

Overview of Sources and Uses of Cash

We are a holding company that is dependent on the capital resources of our subsidiaries to satisfy our parent company liquidity requirements. Several of our significant operating subsidiaries have borrowed funds either on a standalone basis or as part of a separate restricted group with certain of its subsidiaries or affiliates. The terms of the instruments governing the indebtedness of these borrowers or borrowing groups may restrict our ability to access their accumulated cash. In addition, our ability to access the liquidity of these and other subsidiaries may be limited by tax and legal considerations and other factors.

At December 31, 2019, we held cash and cash equivalents of $1.7 billion, a significant portion of which was held to redeem debt securities in mid-January 2020. At December 31, 2019, we also had approximately $1.9 billion of borrowing capacity available under our revolving credit facility. We had approximately $108 million of cash and cash equivalents outside the United States at December 31, 2019. We currently believe that there are no material restrictions on our ability to repatriate cash and cash equivalents into the United States, and that we may do so without paying or accruing U.S. taxes. We do not currently intend to repatriate to the United States any of our foreign cash and cash equivalents from operating entities outside of Latin America.

Our executive officers and our Board of Directors periodically review our sources and potential uses of cash in connection with our annual budgeting process. Generally speaking, our principal funding source is cash from operating activities, and our principal cash requirements include operating expenses, capital expenditures, income taxes, debt repayments, dividends, periodic stock repurchases, periodic pension contributions and other benefits payments.

Based on our current capital allocation objectives, during 2020 we project expending approximately $3.6 billion to $3.9 billion (excluding integration and transformation capital) of cash for capital investment in property, plant and equipment and approximately $1.1 billion of cash for dividends on our common stock (based on the assumptions described below under “Dividends”). At December 31, 2019, we had debt maturities of $1.0 billion, scheduled debt principal payments of $1.3 billion and finance lease and other fixed payments of $36 million, each due during 2020. Each of the expenditures is described further below.

We will continue to monitor our future sources and uses of cash and anticipate that we will make adjustments to our capital allocation strategies when, as and if determined by our Board of Directors. We typically use our revolving credit facility as a source of liquidity for operating activities and our other cash requirements.

For additional information, see “Risk Factors—Risks Affecting Our Liquidity and Capital Resources”.

Capital Expenditures

We incur capital expenditures on an ongoing basis to expand and improve our service offerings, enhance and modernize our networks and compete effectively in our markets. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted impact on revenue growth, productivity, expenses, service levels and customer retention) and our expected return on investment. The amount of capital investment is influenced by, among other things, demand for our services and products, cash flow generated by operating activities, cash required for other purposes and regulatory considerations (such as our CAF Phase II infrastructure buildout requirements).

Our capital expenditures continue to be focused on enhancing network operating efficiencies and supporting new service developments. For more information on our capital spending, see “Historical Information—Investing Activities” below and Item 1 of Part 1 of this report.

Debt and Other Financing Arrangements

Subject to market conditions, we expect to continue to issue debt securities from time to time in the future to refinance a substantial portion of our maturing debt, including issuing debt securities of certain of our subsidiaries to refinance their maturing debt to the extent feasible. The availability, interest rate and other terms of any new borrowings will depend on the ratings assigned by credit rating agencies, among other factors.

As of the date of this report, the credit ratings for the senior secured and unsecured debt of CenturyLink, Inc., Qwest Corporation and Level 3 Financing, Inc. were as follows:

Borrower	Moody’s Investors Service, Inc.	Standard & Poor’s	Fitch Ratings
CenturyLink, Inc.:
Unsecured	B2	B+	BB
Secured	Ba3	BBB-	BB+

Qwest Corporation:
Unsecured	Ba2	BBB-	BB+

Level 3 Financing, Inc.
Unsecured	Ba3	BB	BB
Secured	Ba1	BBB-	BBB-

Our credit ratings are reviewed and adjusted from time to time by the rating agencies. Any future downgrades of the senior unsecured or secured debt ratings of us or our subsidiaries could impact our access to debt capital or further raise our borrowing costs. See “Risk Factors—Risks Affecting our Liquidity and Capital Resources” in Item 1A of Part I of this report.

Net Operating Loss Carryforwards

As of December 31, 2019, CenturyLink had approximately $6.2 billion of net operating loss carryforwards. (“NOLs”), which for U.S. federal income tax purposes can be used to offset future taxable income. These NOLs are primarily related to federal NOLs we acquired through the Level 3 acquisition on November 1, 2017 and are subject to limitations under Section 382 of the Internal Revenue Code (“Code”) and related U.S. Treasury Department regulations. In the first half of 2019, we entered into and subsequently restated a Section 382 rights agreement designed to safeguard our ability to use those NOLs. Assuming that we can continue using these NOLs in the amounts projected, we expect to significantly reduce our federal cash taxes for the next several years. The amounts of our near-term future tax payments will depend upon many factors, including our future earnings and tax circumstances and results of any corporate tax reform. Based on current laws and our current estimates of 2020 earnings, we estimate our cash income tax liability related to 2020 will be approximately $100 million.

We cannot assure you that we will be able to use these NOL carryforwards fully. See “Risk Factors—Risks Affecting Our Liquidity and Capital Resources—We cannot assure you, whether, when or in what amounts we will be able to use our net operating loss carryforwards, or when they will be depleted” in Item 1A of Part I of this report.

Dividends

We currently expect to continue our current practice of paying quarterly cash dividends in respect of our common stock subject to our Board of Directors’ discretion to modify or terminate this practice at any time and for any reason without prior notice. Following a reduction announced on February 13, 2019, our current quarterly common stock dividend rate is $0.25 per share, as approved by our Board of Directors, which we believe is a dividend rate per share which enables us to balance our multiple objectives of managing our business, investing in the business, de-leveraging our balance sheet and returning a substantial portion of our cash to our shareholders. Assuming continued payment during 2020 at this rate of $0.25 per share, our average total dividend paid each quarter would be approximately $275 million based on our current number of outstanding shares (assuming no increases or decreases in the number of shares, except in connection with the vesting of currently outstanding equity awards). See Risk Factors—Risks Affecting Our Business” in Item 1A of Part I of this report.

Revolving Facilities and Other Debt Instruments

To substantially fund our acquisition of Level 3, on June 19, 2017, one of our affiliates entered into a credit agreement (the “2017 CenturyLink Credit Agreement”) providing initially for $10.2 billion in senior secured credit facilities, consisting initially of a $2.0 billion revolving credit facility (which replaced our 2012 credit facility upon consummation of the Level 3 acquisition) and approximately $7.9 billion of term loan facilities. On November 1, 2017, CenturyLink, Inc., among other things, assumed all rights and obligations under the 2017 CenturyLink Credit Agreement. On January 29, 2018, the 2017 CenturyLink Credit Agreement was amended to increase the borrowing capacity of the new revolving credit facility from $2.0 billion to $2.2 billion, and to increase the borrowing capacity under one of the term loan tranches by $132 million. On January 31, 2020, the 2017 CenturyLink Credit Agreement was amended and restated to, among other things, extend the debt maturities of the facilities, to lower interest rates payable thereunder, and to amend the amounts owed under each of the facilities. For additional information, see (i) Note 7—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report and (ii) our current reports on Form 8-K filed with the SEC on June 20, 2017, November 1, 2017 and January 31, 2020.

In addition to its indebtedness under the 2017 CenturyLink Credit Agreement, CenturyLink is indebted under its outstanding senior notes, and several of its subsidiaries are indebted under separate credit facilities or senior notes. For information on the terms and conditions of these other debt instruments of ours and our subsidiaries, including financial and operating covenants, see Note 7—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report.

Future Contractual Obligations

The following table summarizes our estimated future contractual obligations as of December 31, 2019:

	2020	2021	2022	2023	2024	2025 and thereafter	Total
	(Dollars in millions)
Long-term debt(1)(2)	$2,300	2,478	4,224	2,096	1,973	21,968	35,039
Interest on long-term debt and finance leases(2)	1,819	1,749	1,565	1,378	1,229	10,952	18,692
Operating leases	460	361	308	265	194	686	2,274
Right-of-way agreements	174	75	72	63	52	464	900
Purchase commitments(3)	247	183	78	48	37	173	766
Post-retirement benefit obligation(4)	73	70	66	62	58	430	759
Non-qualified pension obligations(4)	5	4	4	4	4	16	37
Asset retirement obligations	23	22	19	14	18	101	197

Total future contractual obligations(5)	$5,101	4,942	6,336	3,930	3,565	34,790	58,664

(1)	Includes current maturities and finance lease obligations, but excludes unamortized discounts and premiums, net, and unamortized debt issuance costs.

(2)

Actual principal and interest paid in all years may differ due to future refinancing of outstanding debt or issuance of new debt. Interest on our floating rate debt was calculated for all years using the rates effective at December 31, 2019. See Note 19—Commitments, Contingencies and Other Items to our consolidated financial statements in Item 8 of Part II of this report for additional information regarding the future commitments for finance leases related to our dark fiber operations.

(3)

We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have purchase commitments with third-party vendors for operating, installation and maintenance services for facilities. In addition, we have service-related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above, we estimated payments for these service contracts based on estimates of the level of services we expect to receive.

(4)	Reflects only the portion of total obligation that is contractual in nature. See Note 5 below.

(5)	The table is limited solely to contractual payment obligations and does not include:

•	contingent liabilities;

•	our open purchase orders as of December 31, 2019. These purchase orders are generally issued at fair value, and are generally cancelable without penalty;

•

other long-term liabilities, such as accruals for legal matters and other taxes that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

cash funding requirements for qualified pension benefits payable to certain eligible current and future retirees. Benefits paid by our qualified pension plan are paid through a trust. Cash funding requirements for this trust are not included in this table as we are not able to reliably estimate required contributions to this trust. Our funding projections are discussed further below;

•

certain post-retirement benefits payable to certain eligible current and future retirees. Not all of our post-retirement benefit obligation amount is a contractual obligation and only the portion that we believe is a contractual obligation is reported in the table. See additional information on our benefits plans in Note 11—Employee Benefits to our consolidated financial statements in Item 8 of Part II of this report;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and pricing is based upon volumes and usage. In the normal course of business, we do not believe payment of these fees is likely;

•	service level commitments to our customers, the violation of which typically results in service credits rather than cash payments; and

•	potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary.

For additional information on our obligations, see the notes to our consolidated financial statements in Item 8 of Part II of this report.

Pension and Post-retirement Benefit Obligations

We are subject to material obligations under our existing defined benefit pension plans and post-retirement benefit plans. At December 31, 2019, the accounting unfunded status of our qualified and non-qualified defined benefit pension plans and our qualified post-retirement benefit plans was $1.8 billion and $3.0 billion, respectively. See Note 11—Employee Benefits to our consolidated financial statements in Item 8 of Part II of this report for additional information about our pension and post-retirement benefit arrangements.

Benefits paid by our qualified pension plan are paid through a trust that holds all of the plan’s assets. Based on current laws and circumstances, we do not expect any contributions to be required for our qualified pension plan during 2020. The amount of required contributions to our qualified pension plan in 2021 and beyond will depend on a variety of factors, most of which are beyond our control, including earnings on plan investments, prevailing interest rates, demographic experience, changes in plan benefits and changes in funding laws and regulations. We occasionally make voluntary contributions in addition to required contributions. We last made a voluntary contribution to the trust for our qualified pension plan during 2018. Based on current circumstances, we do not anticipate making a voluntary contribution to the trust for our qualified pension plan in 2020.

Substantially all of our post-retirement health care and life insurance benefits plans are unfunded. Several trusts hold assets that have been used to help cover the health care costs of certain retirees. As of December 31,

2019, assets in the post-retirement trusts had been substantially depleted and had a fair value of only $13 million (a portion of which was comprised of investments with restricted liquidity), which has significantly limited our ability to continue paying benefits from the trusts. Benefits not paid from the trusts are expected to be paid directly by us with available cash. As described further in Note 11—Employee Benefits to our consolidated financial statements in Item 8 of Part II of this report, aggregate benefits paid by us under these plans (net of participant contributions and direct subsidy receipts) were $241 million, $249 million and $237 million for the years ended December 31, 2019, 2018 and 2017, respectively, while the amounts paid from the trust were $4 million, $4 million and $31 million, respectively. For additional information on our expected future benefits payments for our post-retirement benefit plans, please see Note 11—Employee Benefits to our consolidated financial statements in Item 8 of Part II in this report.

For 2019, our expected annual long-term rates of return were 6.5% and 4% for the pension plan trust assets and post-retirement plans’ trust assets based on the assets held and net of expected fees and administrative costs. For 2020, our expected annual long-term rates of return on these assets are 6% and 4%, respectively. However, actual returns could be substantially different.

Connect America Fund

As a result of accepting CAF Phase II support payments, we are receiving substantial support payments under a program that will soon lapse. Moreover, we must meet certain specified infrastructure buildout requirements in 33 states. In order to meet these specified infrastructure buildout requirements, we may be obligated to make substantial capital expenditures. See “Capital Expenditures” above.

For additional information on the FCC’s CAF program and a proposed replacement program, see “Business—Regulation” in Item 1 of Part I of this report and see “Risk Factors—Risks Affecting Our Liquidity and Capital Resources” in Item 1A of Part I of this report.

Historical Information

The following tables summarize our consolidated cash flow activities:

	Years Ended December 31,		Increase / (Decrease)
	2019	2018
	(Dollars in millions)
Net cash provided by operating activities	$6,680	7,032	(352)
Net cash used in investing activities	(3,570)	(3,078)	492
Net cash used in financing activities	(1,911)	(4,023)	(2,112)

	Years Ended December 31,		Increase / (Decrease)
	2018	2017
	(Dollars in millions)
Net cash provided by operating activities	$7,032	3,878	3,154
Net cash used in investing activities	(3,078)	(8,871)	(5,793)
Net cash (used in) provided by financing activities	(4,023)	5,356	9,379

Operating Activities

Net cash provided by operating activities decreased by $352 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to an increase in net loss after adjusting for non-cash items, a decrease in accounts payable and other noncurrent liabilities and an increase to prepaid assets partially offset by a decrease in retirement benefit contributions. Net cash provided by operating activities increased by $3.2 billion for the year ended December 31, 2018 as compared to the year ended December 31,

2017 primarily due to $2.4 billion in cash generated by Level 3 in addition to a positive variance in net (loss) income after adjusting for non-cash items for impairment of goodwill and other assets and depreciation, deferred income taxes and tax refunds of $674 million received in 2018, partially offset with a pension funding contribution of $500 million. Cash provided by operating activities is subject to variability period over period as a result of the timing of the collection of receivables and payments related to interest expense, accounts payable, payroll and bonuses. For additional information about our operating results, see “Results of Operations” above.

Investing Activities

Net cash used in investing activities increased by $492 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to increased capital expenditures on property, plant and equipment partially offset by decreased proceeds from the sale of property, plant and equipment and other assets. Net cash used in investing activities decreased by $5.8 billion for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The change in investing activities is primarily due to cash paid for the acquisition of Level 3 on November 1, 2017, which was partially offset with the cash proceeds from the May 2017 sale of a portion of our data centers and colocation business.

Financing Activities

Net cash used in financing activities decreased by $2.1 billion for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to net proceeds from the issuance of long-term debt and the decrease in dividends paid partially offset by higher levels of payments on our long-term debt and revolving line of credit. Net cash used in financing activities increased by $9.4 billion for the year ended December 31, 2018 as compared to the year ended December 31, 2017 primarily due cash received from net proceeds from issuance of new debt in 2017 relating to the acquisition of Level 3.

See Note 7—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of Part II of this report, for information regarding indebtedness incurred or repaid by CenturyLink or its affiliates on our outstanding debt securities.

Other Matters

We have cash management arrangements with certain of our principal subsidiaries, in which substantial portions of the subsidiaries’ cash is regularly advanced to us. Although we periodically repay these advances to fund the subsidiaries’ cash requirements throughout the year, at any given point in time we may owe a substantial sum to our subsidiaries under these advances, which, in accordance with generally accepted accounting principles, are eliminated in consolidation and therefore not recognized on our consolidated balance sheets.

We also are involved in various legal proceedings that could substantially impact our financial position. See Note 19—Commitments, Contingencies and Other Items to our consolidated financial statements in Item 8 of Part II of this report for the current status of such legal proceedings.

Market Risk

As of December 31, 2019, we are exposed to market risk from changes in interest rates on our variable rate long-term debt obligations and fluctuations in certain foreign currencies. We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates.

Management periodically reviews our exposure to interest rate fluctuations and periodically implements strategies to manage the exposure. From time to time, we have used derivative instruments to (i) lock-in or swap our exposure to changing variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. As of December 31, 2019, we did not hold or issue derivative financial instruments for trading or speculative purposes.

In February 2019, we executed swap transactions that reduced our exposure to floating rates with respect to $2.5 billion principal amount of floating rate debt. In June 2019, we executed swap transactions that reduced our exposure to floating rates with respect to $1.5 billion principal amount of floating rate debt. See Note 15—Derivative Financial Instruments to our consolidated financial statements in Item 1 of Part I of this report for additional disclosure regarding our hedging arrangements.

As of December 31, 2019, we had approximately $11.2 billion floating rate debt potentially subject to the London Inter-Bank Offered Rate (LIBOR), $4.0 billion of which was subject to the above-described hedging arrangements. A hypothetical increase of 100 basis points in LIBOR relating to our $7.2 billion of unhedged floating rate debt would, among other things, decrease our annual pre-tax earnings by approximately $72 million.

We conduct a portion of our business in currencies other than the U.S. dollar, the currency in which our consolidated financial statements are reported. Accordingly, our operating results could be adversely affected by foreign currency exchange rate volatility relative to the U.S. dollar. Our European subsidiaries and certain Latin American subsidiaries use the local currency as their functional currency, as the majority of their revenue and purchases are transacted in their local currencies. Certain Latin American countries previously designated as highly inflationary economies use the U.S. dollar as their functional currency. Although we continue to evaluate strategies to mitigate risks related to the effect of fluctuations in currency exchange rates, we will likely recognize gains or losses from international transactions. Changes in foreign currency rates could adversely affect our operating results.

Certain shortcomings are inherent in the method of analysis presented in the computation of exposures to market risks. Actual values may differ materially from those disclosed by us from time to time if market conditions vary from the assumptions used in the analyses performed. These analyses only incorporate the risk exposures that existed at December 31, 2019.

Off-Balance Sheet Arrangements

As of the date of this report, we have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support and we do not engage in leasing, hedging or other similar activities that expose us to any significant liabilities that are not (i) reflected on the face of the consolidated financial statements, (ii) disclosed in Note 19—Commitments, Contingencies and Other Items to our consolidated financial statements in Item 8 of Part II of this report, or in the Future Contractual Obligations table included in this Item 7 of Part II above, or (iii) discussed under the heading “Market Risk” above.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk” in Item 7 of Part II of this report is incorporated herein by reference.

ITEM 8.	CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

CenturyLink, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive (loss) income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2020 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Testing of revenue

As discussed in Notes 1 and 5 to the 2019 consolidated financial statements, the Company recorded $22.4 billion of operating revenues. The processing and recording of revenue is reliant upon multiple information technology (IT) systems used to process large volumes of customer billing data.

We identified the testing of revenue as a critical audit matter due to the large volume of data and the number and complexity of the revenue accounting systems. Specialized skills and knowledge were needed to test the IT systems used for the processing and recording of revenue.

The primary procedures we performed to address this critical audit matter included the following. We tested certain internal controls related to the processing and recording of revenue, including manual and automated controls over the IT systems used for the processing and recording of revenue. For a selection of transactions, we compared the amount of revenue recorded to a combination of Company internal data, executed contracts, and other relevant and reliable third-party data. In addition, we involved IT professionals with specialized skills and knowledge who assisted in the identification and testing of certain IT systems, including the design of audit procedures, used by the Company for the processing and recording of revenue.

Assessment of the goodwill impairment charge

As discussed in Notes 1 and 4 to the consolidated financial statements, the Company recorded goodwill impairment charges aggregating to $6.5 billion during 2019. The Company used the market multiples approach to estimate the fair value of the reporting units. The Company recorded impairment charges equal to the amount by which the carrying value of each reporting unit exceeded its fair value.

We identified the assessment of the Company’s impairment charges recorded in 2019 as a critical audit matter. Subjective auditor judgment was required in assessing the market multiple assumptions for revenue and EBITDA used to estimate the fair value of the reporting units. The evaluation of these assumptions was challenging due to the subjective nature of the assumptions. Additionally, differences in judgment used to determine these assumptions could have a significant effect on each reporting unit’s estimated fair value and the resulting impairment charges.

The primary procedures we performed to address this critical audit matter included the following. We tested certain internal controls over the Company’s process to estimate each reporting unit’s fair value, including controls related to the determination of the market multiple assumptions for revenue and EBITDA for each reporting unit. We involved a valuation professional with specialized skill and knowledge, who assisted in a) comparing the selected market multiples for revenue and EBITDA for each reporting unit based on their relative revenue growth and EBITDA margin and b) reconciling the fair value of the reporting units to the Company’s total fair value.

Assessment of the Company’s annual impairment testing related to the carrying value of goodwill

As discussed in Notes 1 and 4 to the consolidated financial statements, the goodwill balance at December 31, 2019 was $21.5 billion. On the annual goodwill impairment assessment date, the Company tested the carrying value of goodwill for impairment by considering both a discounted cash flow method and a market multiples approach to estimate the fair value of the reporting units.

We identified the assessment of the Company’s annual impairment testing related to the carrying value of goodwill as a critical audit matter because subjective auditor judgment was required in performing procedures over certain assumptions used to estimate the fair value of the reporting units. Those assumptions included: projected revenues, long term growth rate (LTGR), and market multiples for revenue and EBITDA. The evaluation of these assumptions was challenging due to the subjective nature of the assumptions. Additionally, differences in judgment used to determine these assumptions could have a significant effect on each reporting unit’s estimated fair value.

The primary procedures we performed to address this critical audit matter included the following. We tested certain internal controls over the Company’s process to estimate each reporting unit’s fair value, including controls related to the development of revenue projections, and the determination of the LTGR and the market multiples for revenue and EBITDA for each reporting unit. We performed sensitivity analyses over the projected revenue assumption to assess the impact on the Company’s estimate of the fair value of each reporting unit. We compared the Company’s revenue projection to the Company’s historic revenue trends. We assessed the Company’s ability to accurately project revenues by comparing the Company’s historical revenue projections to actual results. We involved a valuation professional with specialized skill and knowledge, who assisted in: a) comparing the selected revenue and EBITDA market multiples to peer companies’ results; and b) comparing the selected LTGR for each reporting unit to the Company’s historic trends and growth expectations developed using publicly available industry and analyst reports.

Assessment of the estimate of the fair value of private fund interests valued using net asset value

As discussed in Notes 1 and 11 to the consolidated financial statements, the fair value of pension plan assets at December 31, 2019 was $10.5 billion. Of this amount, the fair value of $3.9 billion represents private fund interests, which were estimated by the Company using net asset value (NAV). Valuation inputs for these private fund interests are generally based on assumptions and other information not observable in the market.

We identified the assessment of the estimate of the fair value of private fund interests estimated using NAV as a critical audit matter because auditor judgment was required in the application and performance of procedures to assess their fair value.

The primary procedures we performed to address this critical audit matter included the following. We tested certain internal controls over the Company’s process to monitor and record the estimated fair value of the pension plan assets. For a selection of private fund interests, we compared the rates of return to relevant, publicly available market indices and we compared the estimated fair values of NAV to confirmations with third parties. We compared the Company’s previous estimates of fair value of NAV to the NAVs audited by third parties for a selection of private fund interests to assess the Company’s process to accurately estimate fair value. We involved valuation professionals with specialized skill and knowledge who assisted in our risk assessment and the design of procedures performed for private fund interests. With respect to private fund interest selections for testing, the valuation professionals assessed the procedures performed and the results of our procedures.

/s/ KPMG LLP

We have served as the Company’s auditor since 1977.

Denver, Colorado

February 28, 2020

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

CenturyLink, Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited CenturyLink, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive (loss) income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and our report dated February 28, 2020 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

Denver, Colorado

February 28, 2020

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions, except per share amounts and shares in thousands)
OPERATING REVENUE	$22,401	23,443	17,656

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	10,077	10,862	8,203
Selling, general and administrative	3,715	4,165	3,508
Depreciation and amortization	4,829	5,120	3,936
Goodwill impairment	6,506	2,726	—

Total operating expenses	25,127	22,873	15,647

OPERATING (LOSS) INCOME	(2,726)	570	2,009
OTHER (EXPENSE) INCOME
Interest expense	(2,021)	(2,177)	(1,481)
Other (loss) income, net	(19)	44	12

Total other expense, net	(2,040)	(2,133)	(1,469)

(LOSS) INCOME BEFORE INCOME TAX EXPENSE	(4,766)	(1,563)	540
Income tax expense (benefit)	503	170	(849)

NET (LOSS) INCOME	$(5,269)	(1,733)	1,389

BASIC AND DILUTED (LOSS) EARNINGS PER COMMON SHARE
BASIC	$(4.92)	(1.63)	2.21
DILUTED	$(4.92)	(1.63)	2.21
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	1,071,441	1,065,866	627,808
DILUTED	1,071,441	1,065,866	628,693

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
NET (LOSS) INCOME	$(5,269)	(1,733)	1,389

OTHER COMPREHENSIVE (LOSS) INCOME:
Items related to employee benefit plans:
Change in net actuarial gain (loss), net of $60, ($45) and ($60) tax	(195)	133	83
Change in net prior service credit, net of ($4), ($3) and ($4) tax	13	9	8
Unrealized holding loss on interest rate swaps, net of $12 tax	(39)	—	—
Foreign currency translation adjustment and other, net of ($6), $50 and ($17) tax	2	(201)	31

Other comprehensive (loss) income	(219)	(59)	122

COMPREHENSIVE (LOSS) INCOME	$(5,488)	(1,792)	1,511

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2019	2018
	(Dollars in millions and shares in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,690	488
Restricted cash—current	3	4
Accounts receivable, less allowance of $106 and $142	2,259	2,398
Assets held for sale	8	12
Other	808	918

Total current assets	4,768	3,820

Property, plant and equipment, net of accumulated depreciation of $29,346 and $26,859	26,079	26,408

GOODWILL AND OTHER ASSETS
Goodwill	21,534	28,031
Operating lease assets	1,686	—
Restricted cash	24	26
Customer relationships, net	7,596	8,911
Other intangible assets, net	1,971	1,868
Other, net	1,084	1,192

Total goodwill and other assets	33,895	40,028

TOTAL ASSETS	$64,742	70,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$2,300	652
Accounts payable	1,724	1,933
Accrued expenses and other liabilities
Salaries and benefits	1,037	1,104
Income and other taxes	311	337
Current operating lease liabilities	416	—
Interest	280	316
Other	386	357
Advance billings and customer deposits	804	832

Total current liabilities	7,258	5,531

LONG-TERM DEBT	32,394	35,409

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	2,918	2,527
Benefit plan obligations, net	4,594	4,319
Noncurrent operating lease liabilities	1,342	—
Other	2,766	2,642

Total deferred credits and other liabilities	11,620	9,488

COMMITMENTS AND CONTINGENCIES (Note 19)
STOCKHOLDERS’ EQUITY
Preferred stock — non-redeemable, $25 par value, authorized 2,000 and 2,000 shares, issued and outstanding 7 and 7 shares	—	—
Common stock, $1.00 par value, authorized 2,200,000 and 1,600,000 shares, issued and outstanding 1,090,058 and 1,080,167 shares	1,090	1,080
Additional paid-in capital	21,874	22,852
Accumulated other comprehensive loss	(2,680)	(2,461)
Accumulated deficit	(6,814)	(1,643)

Total stockholders’ equity	13,470	19,828

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$64,742	70,256

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
OPERATING ACTIVITIES
Net (loss) income	$(5,269)	(1,733)	1,389
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,829	5,120	3,936
Impairment of goodwill and other assets	6,506	2,746	—
Deferred income taxes	440	522	(931)
Loss on the sale of data centers and colocation business	—	—	82
Provision for uncollectible accounts	145	153	176
Net (gain) loss on early retirement and modification of debt	(72)	7	5
Share-based compensation	162	186	111
Changes in current assets and liabilities:
Accounts receivable	(5)	25	31
Accounts payable	(261)	124	(123)
Accrued income and other taxes	20	75	54
Other current assets and liabilities, net	(32)	127	(614)
Retirement benefits	(12)	(667)	(202)
Changes in other noncurrent assets and liabilities, net	245	329	(174)
Other, net	(16)	18	138

Net cash provided by operating activities	6,680	7,032	3,878

INVESTING ACTIVITIES
Capitalized expenditures	(3,628)	(3,175)	(3,106)
Cash paid for Level 3 acquisition, net of $2.3 billion cash acquired	—	—	(7,289)
Proceeds from sale of property, plant and equipment and other assets	93	158	1,529
Other, net	(35)	(61)	(5)

Net cash used in investing activities	(3,570)	(3,078)	(8,871)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	3,707	130	8,398
Proceeds from financing obligation (Note 3)	—	—	356
Payments of long-term debt	(4,157)	(1,936)	(1,963)
Net proceeds (payments) on credit facility and revolving line of credit	(300)	145	35
Dividends paid	(1,100)	(2,312)	(1,453)
Other, net	(61)	(50)	(17)

Net cash (used in) provided by financing activities	(1,911)	(4,023)	5,356

Net increase (decrease) in cash, cash equivalents and restricted cash	1,199	(69)	363
Cash, cash equivalents and restricted cash at beginning of period	518	587	224

Cash, cash equivalents and restricted cash at end of period	$1,717	518	587

Supplemental cash flow information:
Income taxes received (paid), net	$34	674	(392)
Interest paid (net of capitalized interest of $72, $53 and $78)	$(2,028)	(2,138)	(1,401)

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$1,690	488	551
Restricted cash - current	3	4	5
Restricted cash - noncurrent	24	26	31

Total	$1,717	518	587

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions except per share amounts)
COMMON STOCK
Balance at beginning of period	$1,080	1,069	547
Issuance of common stock to acquire Level 3, including replacement of Level 3’s share-based compensation awards	—	—	517
Issuance of common stock through dividend reinvestment, incentive and benefit plans	10	11	5

Balance at end of period	1,090	1,080	1,069

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period	22,852	23,314	14,970
Issuance of common stock to acquire Level 3, including replacement of Level 3’s share-based compensation awards	—	(2)	9,462
Shares withheld to satisfy tax withholdings	(37)	(56)	(20)
Share-based compensation and other, net	163	187	79
Dividends declared	(1,104)	(586)	(1,177)
Acquisition of additional minority interest in a subsidiary	—	(5)	—

Balance at end of period	21,874	22,852	23,314

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at beginning of period	(2,461)	(1,995)	(2,117)
Cumulative effect of adoption of ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	—	(407)	—
Other comprehensive (loss) income	(219)	(59)	122

Balance at end of period	(2,680)	(2,461)	(1,995)

RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance at beginning of period	(1,643)	1,103	(1)
Net (loss) income	(5,269)	(1,733)	1,389
Cumulative effect of adoption of ASU 2016-02, Leases, net of ($37) tax	96	—	—
Cumulative effect of adoption of ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	—	407	—
Cumulative net effect of adoption of ASU 2014-09, Revenue from Contracts with Customers, net of $—, ($119) and $— tax	—	338	—
Cumulative effect of adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting	—	—	3
Dividends declared	2	(1,758)	(288)

Balance at end of period	(6,814)	(1,643)	1,103

TOTAL STOCKHOLDERS’ EQUITY	$13,470	19,828	23,491

DIVIDENDS DECLARED PER COMMON SHARE	$1.00	2.16	2.16

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

References in the Notes to “CenturyLink,” “we,” “us”, the “Company”, and “our” refer to CenturyLink, Inc. and its consolidated subsidiaries, unless the content otherwise requires and except in Note 6, where such references refer solely to CenturyLink, Inc. References in the Notes to “Level 3” refer to Level 3 Parent, LLC and its predecessor, Level 3 Communications, Inc., which we acquired on November 1, 2017.

(1)  Background and Summary of Significant Accounting Policies

General

We are an international facilities-based communications company engaged primarily in providing a broad array of integrated services to our business and residential customers.

On November 1, 2017, we acquired Level 3 in a cash and stock transaction. See Note 2—Acquisition of Level 3 for additional information. On May 1, 2017, we sold a portion of our data centers and colocation business to a consortium of private equity purchasers for a combination of cash and equity. See Note 3—Sale of Data Centers and Colocation Business for additional information.

Basis of Presentation

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries in which we have a controlling interest. These subsidiaries include Level 3 on and after November 1, 2017. Intercompany amounts and transactions with our consolidated subsidiaries have been eliminated. In connection with our acquisition of Level 3, we acquired its deconsolidated Venezuela subsidiary and due to exchange restrictions and other conditions we have assigned no value to this subsidiary’s assets. Additionally, we have excluded this subsidiary from our consolidated financial statements.

To simplify the overall presentation of our consolidated financial statements, we report immaterial amounts attributable to noncontrolling interests in certain of our subsidiaries as follows: (i) income attributable to noncontrolling interests in other income, net, (ii) equity attributable to noncontrolling interests in additional paid-in capital and (iii) cash flows attributable to noncontrolling interests in other, net financing activities.

We reclassified certain prior period amounts to conform to the current period presentation, including the categorization of our revenue and our segment reporting for 2019, 2018 and 2017. See Note 17—Segment Information for additional information. These changes had no impact on total operating revenue, total operating expenses or net (loss) income for any period.

Operating Expenses

Our current definitions of operating expenses are as follows:

•

Cost of services and products (exclusive of depreciation and amortization) are expenses incurred in providing products and services to our customers. These expenses include: employee-related expenses directly attributable to operating and maintaining our network (such as salaries, wages, benefits and professional fees); facilities expenses (which include third-party telecommunications expenses we incur for using other carriers’ networks to provide services to our customers); rents and utilities expenses; equipment sales expenses (such as data integration and modem expenses); costs owed to universal service funds (which are federal and state funds that are established to promote the availability of communications services to all consumers at reasonable and affordable rates, among other things, and to which we are often required to contribute); and other expenses directly related to our operations; and

•

Selling, general and administrative expenses are corporate overhead and other operating expenses. These expenses include: employee-related expenses (such as salaries, wages, internal commissions, benefits and professional fees) directly attributable to selling products or services and employee-related expenses for administrative functions; marketing and advertising; property and other operating taxes and fees; external commissions; litigation expenses associated with general matters; bad debt expense; and other selling, general and administrative expenses.

These expense classifications may not be comparable to those of other companies.

Summary of Significant Accounting Policies

Use of Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions we make when accounting for specific items and matters, including, but not limited to, revenue recognition, revenue reserves, network access costs, network access cost dispute reserves, pension plan assets, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets (including deferred tax assets), impairment assessments, pension, post-retirement and other post-employment benefits, taxes, certain liabilities and other provisions and contingencies, are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can materially affect the reported amounts of assets, liabilities and components of stockholders’ equity as of the dates of the consolidated balance sheets, as well as the reported amounts of revenue, expenses and components of cash flows during the periods presented in our other consolidated financial statements. We also make estimates in our assessments of potential losses in relation to threatened or pending tax and legal matters. See Note 16—Income Taxes and Note 19—Commitments, Contingencies and Other Items for additional information.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

For matters related to income taxes, if we determine that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Interest is recognized on the amount of unrecognized benefit from uncertain tax positions.

For all of these and other matters, actual results could differ materially from our estimates.

Revenue Recognition

We earn most of our consolidated revenue from contracts with customers, primarily through the provision of communications and other services. Revenue from contracts with customers is accounted for under Accounting Standards Codification (“ASC”) 606. We also earn revenue from leasing arrangements (primarily fiber capacity agreements) and governmental subsidy payments, neither of which are accounted for under ASC 606.

Revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to receive in exchange for those goods or services. Revenue is recognized based on the following five-step model:

•	Identification of the contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, we satisfy a performance obligation.

We provide an array of communications services to business and residential customers, including local voice, VPN, Ethernet, data, broadband, private line (including special access), network access, transport, voice, information technology, video and other ancillary services. We provide these services to a wide range of businesses, including global/international, enterprise, wholesale, government, small and medium business customers. Certain contracts also include the sale of equipment, which is not significant to our business.

We recognize revenue for services when we provide the applicable service or when control is transferred. Recognition of certain payments received in advance of services being provided is deferred. These advance payments include certain activation and certain installation charges. If the activation and installation charges are not separate performance obligations, we recognize them as revenue over the actual or expected contract term using historical experience, which ranges from one year to five years depending on the service. In most cases, termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

For access services, we generally bill fixed monthly charges one month in advance to customers and recognize revenue as service is provided over the contract term in alignment with the customer’s receipt of service. For usage and other ancillary services, we generally bill in arrears and recognize revenue as usage or delivery occurs.

In certain cases, customers may be permitted to modify their contracts. We evaluate the change in scope or price to identify whether the modification should be treated as a separate contract, whether the modification is a termination of the existing contract and creation of a new contract, or if it is a change to the existing contract.

Customer contracts are evaluated to determine whether the performance obligations are separable. If the performance obligations are deemed separable and separate earnings processes exist, the total transaction price that we expect to receive with the customer is allocated to each performance obligation based on its relative standalone selling price. The revenue associated with each performance obligation is then recognized as earned.

We periodically sell optical capacity on our network. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 10 to 20 years. In most cases, we account for the cash consideration received on transfers of optical capacity as ASC 606 revenue which is adjusted for the time value of money and is recognized ratably over the term of the agreement. Cash consideration received on transfers of dark fiber is accounted for as non-ASC 606 lease revenue, which we also recognize ratably over the term of the agreement. We do not recognize revenue on any contemporaneous exchanges of our optical capacity assets for other non-owned optical capacity assets.

In connection with offering products and services provided to the end user by third-party vendors, we review the relationship between us, the vendor and the end user to assess whether revenue should be reported on a gross or net basis. In assessing whether revenue should be reported on a gross or net basis, we consider whether we act as a principal in the transaction and control the goods and services used to fulfill the performance obligations associated with the transaction.

We have service level commitments pursuant to contracts with certain of our customers. To the extent that such service levels are not achieved or are otherwise disputed due to performance or service issues or other service interruptions or conditions, we will estimate the amount of credits to be issued and record a corresponding reduction to revenue in the period that the service level commitment was not met.

Customer payments are made based on billing schedules included in our customer contracts, which is typically on a monthly basis.

We defer (or capitalize) incremental contract acquisition and fulfillment costs and recognize (or amortize) such costs over the average contract life. Our deferred contract costs for our customers have average amortization periods of approximately 30 months for consumer and up to 49 months for business. These deferred costs are monitored every period to reflect any significant change in assumptions.

See Note 5—Revenue Recognition for additional information.

USF Surcharges, Gross Receipts Taxes and Other Surcharges

In determining whether to include in our revenue and expenses the taxes and surcharges collected from customers and remitted to government authorities, including USF surcharges, sales, use, value added and some excise taxes, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the surcharges on a gross basis and include them in our revenue and costs of services and products. In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net basis and do not include them in our revenue and costs of services and products.

Advertising Costs

Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in our consolidated statements of operations. Our advertising expense was $62 million, $98 million and $218 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Legal Costs

In the normal course of our business, we incur costs to hire and retain external legal counsel to advise us on regulatory, litigation and other matters. We expense these costs as the related services are received.

Income Taxes

We file a consolidated federal income tax return with our eligible subsidiaries. The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods and adjustments to our liabilities for uncertain tax positions. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating loss carryforwards (“NOLs”), tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax basis of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. Each quarter we evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets. See Note 16—Income Taxes for additional information.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the value at which cash and cash equivalents are reported in our consolidated financial statements approximates their fair value. In evaluating investments for classification as cash equivalents, we require that individual securities have original maturities of ninety days or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to our controlled disbursement bank accounts for payment. Disbursement bank accounts allow us to delay funding of issued checks until the checks are presented for payment. Until the issued checks are presented for payment, the book overdrafts are included in accounts payable on our consolidated balance sheet. This activity is included in the operating activities section in our consolidated statements of cash flows.

Restricted Cash

Restricted cash consists primarily of cash and investments that serve to collateralize our outstanding letters of credit and certain performance and operating obligations. Restricted cash and securities are recorded as current or non-current assets in the consolidated balance sheets depending on the duration of the restriction and the purpose for which the restriction exists. Restricted securities are stated at cost which approximates fair value as of December 31, 2019 and 2018.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recognized based upon the amount due from customers for the services provided or at cost for purchased and other receivables less an allowance for doubtful accounts. The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. We generally consider our accounts past due if they are outstanding over 30 days. Our collection process varies by the customer segment, amount of the receivable, and our evaluation of the customer’s credit risk. Our past due accounts are written off against our allowance for doubtful accounts when collection is considered to be not probable. Any recoveries of accounts previously written off are generally recognized as a reduction in bad debt expense in the period received. The carrying value of accounts receivable net of the allowance for doubtful accounts approximates fair value. Accounts receivable balances acquired in a business combination are recorded at fair value for all balances receivable at the acquisition date and at the invoiced amount for those amounts invoiced after the acquisition date.

Property, Plant and Equipment

We record property, plant and equipment acquired in connection with our acquisitions based on its estimated fair value as of its acquisition date plus the estimated value of any associated legally or contractually required retirement obligations. We record purchased and constructed property, plant and equipment at cost, plus the estimated value of any associated legally or contractually required retirement obligations. The majority of our property, plant and equipment is depreciated using the straight-line group method, but certain of our assets are depreciated using the straight-line method over their estimated useful lives of the specific asset. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are pooled for purposes of depreciation and tracking. The equal life group procedure is used to establish each pool’s average remaining useful life. Generally, under the straight-line group method, when an asset is sold or retired in the course of normal business activities, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the expected lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs for construction of network and other internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining useful life of our asset base. Our remaining useful life assessments assess the possible loss in service value of assets that may precede the physical retirement. Assets shared among many customers may lose service value as those customers reduce their use of the asset. However, the asset is not retired until all customers no longer utilize the asset and we determine there is no alternative use for the asset.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

We review long-lived tangible assets for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For assessment purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, absent a material change in operations. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its estimated fair value. Recoverability of the asset group to be held and used is assessed by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, we recognize an impairment charge for the amount by which the carrying amount of the asset group exceeds its estimated fair value.

Goodwill, Customer Relationships and Other Intangible Assets

Intangible assets arising from business combinations, such as goodwill, customer relationships, capitalized software, trademarks and trade names, are initially recorded at estimated fair value. We amortize customer relationships primarily over an estimated life of 7 to 15 years, using either the sum-of-years-digits or the straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method primarily over estimated lives ranging up to 7 years. We amortize our other intangible assets using the sum-of-years-digits or straight-line method over an estimated life of 4 to 20 years. Other intangible assets not arising from business combinations are initially recorded at cost. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite-lived and such intangible assets are not amortized.

Internally used software, whether purchased or developed by us, is capitalized and amortized using the straight-line method over its estimated useful life. We have capitalized certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with software to be used for internal purposes are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance, data conversion and training costs are expensed in the period in which they are incurred. We review the remaining economic lives of our capitalized software annually. Capitalized software is included in other intangible assets, net, in our consolidated balance sheets.

Our long-lived intangible assets, other than goodwill, with indefinite lives are assessed for impairment annually, or, under certain circumstances, more frequently, such as when events or changes in circumstances indicate there may be an impairment. These assets are carried at the estimated fair value at the time of acquisition and assets not acquired in acquisitions are recorded at historical cost. However, if their estimated fair value is less than the carrying amount, we recognize an impairment charge for the amount by which the carrying amount of these assets exceeds their estimated fair value.

We are required to assess goodwill for impairment at least annually, or more frequently, if an event occurs or circumstances change that would indicate an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded carrying value of equity exceeds the fair value of equity. Our reporting units are not discrete legal entities with discrete full financial statements. Therefore, the equity carrying value and future cash flows are assessed each time a goodwill impairment assessment is performed on a reporting unit. To do so, we assign our assets, liabilities and cash flows to reporting units using reasonable and consistent allocation methodologies, which entail various estimates, judgments and assumptions. We believe these estimates, judgments and assumptions to be reasonable, but changes in any of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment assessment.

We are required to reassign goodwill to reporting units whenever reorganizations of our internal reporting structure changes the composition of our reporting units. Goodwill is reassigned to the reporting units using a relative fair value approach. When the fair value of a reporting unit is available, we allocate goodwill based on the relative fair value of the reporting units. When fair value is not available, we utilize an alternative allocation methodology that represents a reasonable proxy for the fair value of the operations being reorganized.

For more information, see Note 4—Goodwill, Customer Relationships and Other Intangible Assets.

Derivatives and Hedging

We may use derivative instruments to hedge exposure to interest rate risks arising from fluctuation in interest rates. We account for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments. We do not use derivative financial instruments for speculative purposes.

Derivatives are recognized in the consolidated balance sheets at their fair values. When we become a party to a derivative instrument and intend to apply hedge accounting, we formally document the hedge relationship and the risk management objective for undertaking the hedge which includes designating the instrument for financial reporting purposes as a fair value hedge, a cash flow hedge, or a net investment hedge.

We entered into five variable-to-fixed interest rate swap agreements during the first quarter 2019 and six variable-to-fixed interest rate swap agreements during the second quarter 2019, which we designated as cash-flow hedges. We evaluate the effectiveness of these hedges qualitatively on a quarterly basis. The change in the fair value of the interest rate swaps is reflected in Accumulated Other Comprehensive Loss (“AOCI”) and is subsequently reclassified into earnings in the period the hedged transaction affects earnings, by virtue of qualifying as effective cash flow hedges. For more information see Note 15—Derivative Financial Instruments.

Pension and Post-Retirement Benefits

We recognize the funded status of our defined benefit and post-retirement plans as an asset or a liability on our consolidated balance sheet. Each year’s actuarial gains or losses are a component of our other comprehensive income (loss), which is then included in our accumulated other comprehensive loss. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets, mortality and health care trend rates) in computing the pension and post-retirement benefits expense and obligations. Note 11—Employee Benefits for additional information.

Foreign Currency

Local currencies of foreign subsidiaries are the functional currencies for financial reporting purposes except for certain foreign subsidiaries, primarily in Latin America. For operations outside the United States that have functional currencies other than the U.S. dollar, assets and liabilities are translated to U.S. dollars at period-end exchange rates, and revenue, expenses and cash flows are translated using average monthly exchange rates. A significant portion of our non-United States subsidiaries use either the British pound, the Euro or the Brazilian Real as their functional currency, each of which experienced significant fluctuations against the U.S. dollar during the years ended December 31, 2019, 2018 and 2017. Foreign currency translation gains and losses are recognized as a component of accumulated other comprehensive loss in stockholders’ equity and in the consolidated statements of comprehensive income (loss) in accordance with accounting guidance for foreign currency translation. We consider the majority of our investments in our foreign subsidiaries to be long-term in nature. Our foreign currency transaction gains (losses), including where transactions with our non-United States subsidiaries are not considered to be long-term in nature, are included within other income, net on the consolidated statements of operations.

Common Stock

At December 31, 2019, we had 17 million shares authorized for future issuance under our equity incentive plans.

Preferred Stock

Holders of outstanding CenturyLink, Inc. preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyLink, Inc.’s liquidation and vote as a single class with the holders of common stock.

Section 382 Rights Plan

During the first half of 2019, we adopted and subsequently restated a Section 382 Rights Plan to protect our U.S. federal net operating loss carryforwards from certain Internal Revenue Code Section 382 limitations. Under the plan, one preferred stock purchase right was distributed for each share of our outstanding common stock as of the close of business on February 25, 2019, and those rights currently trade in tandem with the common stock until they expire or detach under the plan. This plan was designed to deter trading that would result in a change of control (as defined in Code Section 382), and therefore protect our ability to use our historical federal net operating losses in the future.

Dividends

The declaration and payment of dividends is at the discretion of our Board of Directors.

Recently Adopted Accounting Pronouncements

During 2019, we adopted Accounting Standards Update (“ASU”) 2016-02, “Leases (ASC 842”). During 2018, we adopted ASU 2018-14, “Compensation-Retirement Benefits-Defined Benefit Plans-General: Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans”, ASU 2018-02, “Income Statement-Reporting Comprehensive Income: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” and ASU 2014-09, “Revenue from Contracts with Customers”. During 2017, we adopted ASU 2017-04, “Simplifying the Test for Goodwill Impairment.”

Each of these is described further below.

Leases

We adopted Accounting Standards Update (“ASU”) 2016-02, “Leases (ASC 842)”, as of January 1, 2019, using the non-comparative transition option pursuant to ASU 2018-11. Therefore, we have not restated comparative period financial information for the effects of ASC 842, and we will not make the new required lease disclosures for comparative periods beginning before January 1, 2019. Instead, we recognized ASC 842’s cumulative effect transition adjustment (discussed below) as of January 1, 2019. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things (i) allowed us to carry forward the historical lease classification; (ii) did not require us to reassess whether any expired or existing contracts are or contain leases under the new definition of a lease; and (iii) did not require us to reassess whether previously capitalized initial direct costs for any existing leases would qualify for capitalization under ASC 842. We also elected the practical expedient related to land easements, allowing us to carry forward our accounting treatment for land easements on existing agreements. We did not elect the hindsight practical expedient regarding the likelihood of exercising a lessee purchase option or assessing any impairment of right-of-use assets for existing leases.

On March 5, 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-01, “Leases (ASC 842): Codification Improvements”, effective for public companies for fiscal years beginning after December 15, 2019. The new ASU aligns the guidance in ASC 842 for determining fair value of the underlying asset by lessors that are not manufacturers or dealers, with that of existing guidance. As a result, the fair value of the underlying asset at lease commencement is its cost, reflecting any volume or trade discounts that may apply. However, if there has been a significant lapse of time between when the underlying asset is acquired and when the lease commences, the definition of fair value (in ASC 820, “Fair Value Measurement”) should be applied. More importantly, the ASU also exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new leases standard. Early adoption permits public companies to adopt concurrent with the transition to ASC 842 on leases. We adopted ASU 2019-01 as of January 1, 2019.

Adoption of the new standards resulted in the recording of operating lease assets and operating lease liabilities of approximately $2.1 billion and $2.2 billion, respectively, as of January 1, 2019. The difference is driven principally by the netting of our existing real estate restructure reserve against the corresponding operating lease right of use asset. In addition, we recorded a $96 million cumulative adjustment (net of tax) to accumulated deficit as of January 1, 2019, for the impact of the new accounting standards. The adjustment to accumulated deficit was driven by the derecognition of our prior failed sale leaseback transaction discussed in Note 3—Sale of Data Centers and Colocation Business. Our financial position for reporting periods beginning on or after January 1, 2019 is presented under the new guidance, as discussed above, while prior period amounts are not adjusted and continue to be reported in accordance with previous guidance. The standards did not materially impact our consolidated net earnings or our cash flows in the year ended December 31, 2019.

Retirement Benefits

In August 2018, the FASB issued ASU 2018-14, “Compensation-Retirement Benefits-Defined Benefit Plans-General: Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans” (“ASU 2018-14“). ASU 2018-14 eliminates requirements for certain disclosures that are not considered cost beneficial, clarifies certain required disclosures and adds additional disclosures under defined benefit pension plans and other postretirement plans. We adopted this guidance during the fourth quarter 2018. The adoption of ASU 2018-14 did not have a material impact to our consolidated financial statements.

Comprehensive Loss

In February 2018, the FASB issued ASU 2018-02 which provides an option to reclassify stranded tax effects within accumulated other comprehensive loss to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (the “Act”) (or portion thereof) is recorded. If an entity elects to reclassify the income tax effects of the Act, the amount of that reclassification shall include the effect of the change in the U.S. federal corporate income tax rate on the gross deferred tax amounts and related valuation allowances, if any, at the date of enactment of the Act related to items remaining in accumulated other comprehensive loss. The effect of the change in the U.S. federal corporate income tax rate on gross valuation allowances that were originally charged to income from continuing operations shall not be included. ASU 2018-02 is effective January 1, 2019, but early adoption is permitted and should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Act is recognized. We early adopted and applied ASU 2018-02 in the first quarter of 2018. The adoption of ASU 2018-02 resulted in a $407 million increase to retained earnings and in accumulated other comprehensive loss. See Note 22—Accumulated Other Comprehensive Loss for additional information.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09 which replaces virtually all existing generally accepted accounting principles on revenue recognition with a principles-based approach for determining revenue recognition using a new five step model. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also includes new accounting principles related to the deferral and amortization of contract acquisition and fulfillment costs.

We adopted the new revenue recognition standard under the modified retrospective transition method. During the year ended December 31, 2018, we recorded a cumulative catch-up adjustment that increased our retained earnings by $338 million, net of $119 million of income taxes.

See Note 5—Revenue Recognition for additional information.

Goodwill Impairment

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 simplifies the impairment testing for goodwill by changing the measurement for goodwill impairment. Under prior rules, we were required to compute the fair value of goodwill to measure the impairment amount if the carrying value of a reporting unit exceeds its fair value. Under ASU 2017-04, the goodwill impairment charge will equal the excess of the reporting unit carrying value above its fair value, limited to the amount of goodwill assigned to the reporting unit.

We elected to early adopt the provisions of ASU 2017-04 as of October 1, 2018. We applied ASU 2017-04 to determine the impairment of $6.5 billion recorded during the first quarter of 2019 and $2.7 billion recorded during the fourth quarter of 2018. See Note 4—Goodwill, Customer Relationships and Other Intangible Assets for additional information.

Recently Issued Accounting Pronouncements

Financial Instruments

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments”. The primary impact of ASU 2016-13 for us is a change in the model for the recognition of credit losses related to our financial instruments from an incurred loss model, which recognized credit losses only if it was probable that a loss had been incurred, to an expected loss model, which requires our management team to estimate the total credit losses expected on the portfolio of financial instruments.

We are in the process of implementing the model for the recognition of credit losses related to our financial instruments, new processes and internal controls to assist us in the application of the new standard. The cumulative effect of initially applying the new standard on January 1, 2020 will not be material.

(2)  Acquisition of Level 3

On November 1, 2017, CenturyLink acquired Level 3 through successive merger transactions, including a merger of Level 3 with and into a merger subsidiary, which survived such merger as our indirect wholly-owned subsidiary under the name of Level 3 Parent, LLC. We entered into this acquisition to, among other things, realize certain strategic benefits, including enhanced financial and operational scale, market diversification and an enhanced combined network. As a result of the acquisition, Level 3 shareholders received $26.50 per share in cash and 1.4286 shares of CenturyLink common stock, with cash paid in lieu of fractional shares, for each outstanding share of Level 3 common stock they owned at closing, subject to certain limited exceptions. We issued this consideration with respect to all of the outstanding common stock of Level 3, except for a limited number of shares held by dissenting common shareholders. Upon closing, CenturyLink shareholders owned approximately 51% and former Level 3 shareholders owned approximately 49% of the combined company.

In addition, each outstanding Level 3 restricted stock unit award granted prior to April 1, 2014 or granted to an outside director of Level 3 was converted into $26.50 in cash and 1.4286 shares of CenturyLink common stock (and cash in lieu of fractional shares) with respect to each Level 3 share covered by such award (the “Converted RSU Awards”). Each outstanding Level 3 restricted stock unit award granted on or after April 1, 2014 (other than those granted to outside directors of Level 3) was converted into a CenturyLink restricted stock unit award using a conversion ratio of 2.8386 to 1 as determined in accordance with a formula set forth in the merger agreement (“the Continuing RSU Awards”). See Note 12—Share-based Compensation for further details on these share-based compensation awards.

The aggregate consideration of $19.6 billion is based on:

•

the 517.3 million shares of CenturyLink’s common stock (including those issued in connection with the Converted RSU Awards) issued to consummate the acquisition and the closing stock price of CenturyLink common stock at October 31, 2017 of $18.99;

•

a combination of (i) the cash consideration of $26.50 per share on the 362.1 million common shares of Level 3 issued and outstanding as of October 31, 2017, (ii) the cash consideration of $1 million paid on the Converted RSUs awards; and (iii) the estimated value of $136 million the Continuing RSU Awards, which represents the pre-combination portion of Level 3’s share-based compensation awards replaced by CenturyLink;

•	$60 million for the dissenting common shares issued and outstanding as of October 31, 2017; and

•	our assumption at closing of approximately $10.6 billion of Level 3’s long-term debt.

The aggregate cash payments required to be paid on or about the closing date were funded with the proceeds of $7.945 billion of term loans and $400 million of funds borrowed under our revolving credit facility together with other available funds, which included $1.825 billion borrowed from Level 3 Parent, LLC. For additional information regarding CenturyLink’s financing of the Level 3 acquisition see Note 7—Long-Term Debt and Credit Facilities.

We recognized the assets and liabilities of Level 3 based on the fair value of the acquired tangible and intangible assets and assumed liabilities of Level 3 as of November 1, 2017, the consummation date of the acquisition, with the excess aggregate consideration recorded as goodwill. The estimation of such fair values and the estimation of lives of depreciable tangible assets and amortizable intangible assets required significant judgment. We completed our final fair value determination during the fourth quarter of 2018, which differed from those reflected in our consolidated financial statements at December 31, 2017.

In connection with receiving approval from the U.S. Department of Justice to complete the Level 3 acquisition we agreed to divest certain Level 3 network assets. All of those assets were sold by December 31, 2018. The proceeds from these sales were included in the proceeds from sale of property, plant and equipment in our consolidated statements of cash flows. No gain or loss was recognized with these transactions.

As of October 31, 2018, the aggregate consideration exceeded the aggregate estimated fair value of the acquired assets and assumed liabilities by $11.2 billion, which we have recognized as goodwill. The goodwill is attributable to strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our assignment of the aggregate consideration:

	Adjusted November 1, 2017 Balance as of December 31, 2017	Purchase Price Adjustments	Adjusted November 1, 2017 Balance as of October 31, 2018
	(Dollars in millions)
Cash, accounts receivable and other current assets(1)	$ 3,317	(26)	3,291
Property, plant and equipment	9,311	157	9,468
Identifiable intangible assets(2)
Customer relationships	8,964	(533)	8,431
Other	391	(13)	378
Other noncurrent assets	782	216	998
Current liabilities, excluding current maturities of long-term debt	(1,461)	(32)	(1,493)
Current maturities of long-term debt	(7)	—	(7)
Long-term debt	(10,888)	—	(10,888)
Deferred revenue and other liabilities	(1,629)	(114)	(1,743)
Goodwill	10,837	340	11,177

Total estimated aggregate consideration	$ 19,617	(5)	19,612

(1)	Includes accounts receivable, which had a gross contractual value of $884 million on November 1, 2017 and October 31, 2018.
(2)	The weighted-average amortization period for the acquired intangible assets is approximately 12.0 years.

On the acquisition date, we assumed Level 3’s contingencies. For more information on our contingencies, see Note 19—Commitments, Contingencies and Other Items.

Acquisition-Related Expenses

We have incurred acquisition-related expenses related to our acquisition of Level 3. The table below summarizes our acquisition-related expenses, which consist of integration and transformation-related expenses, including severance and retention compensation expenses, and transaction-related expenses:

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Transaction-related expenses	$—	2	174
Integration and transformation-related expenses	234	391	97

Total acquisition-related expenses	$234	393	271

At December 31, 2019, we had incurred cumulative acquisition-related expenses of $950 million for Level 3. The total amounts of these expenses are included in our selling, general and administrative expenses.

Level 3 incurred transaction-related expenses of $47 million on the date of acquisition. This amount is not included in our results of operations.

(3)  Sale of Data Centers and Colocation Business

On May 1, 2017, we sold a portion of our data centers and colocation business to a consortium led by BC Partners, Inc. and Medina Capital in exchange for cash and a minority stake in the limited partnership that owns the consortium’s newly-formed global secure infrastructure company, Cyxtera Technologies (“Cyxtera”).

At the closing of this sale, we received pre-tax cash proceeds of $1.8 billion, and we valued our minority stake at $150 million, which was based upon the total amount of equity contributions to the limited partnership on the date made. We classified our investment in the limited partnership in other assets on our consolidated balance sheets as of December 31, 2019 and December 31, 2018. Due to the sale and related restructuring actions we have taken regarding certain subsidiaries involved in the data centers and colocation business, we estimated a cumulative current tax impact relating to the sale totaling $65 million, $18 million of which was accrued in 2016 and $47 million of which was accrued in 2017.

In connection with our sale of the data centers and colocation business to Cyxtera, we agreed to lease back from Cyxtera a portion of the data center space to provide data hosting services to our customers. Because we have continuing involvement in the business through our minority stake in Cyxtera’s parent, we did not meet the requirements for a sale-leaseback transaction as described in ASC 840-40, Leases—Sale-Leaseback Transactions. Under the failed-sale-leaseback accounting model, we were deemed under GAAP to still own certain real estate assets sold to Cyxtera, which we continued, through December 31, 2018 to reflect on our consolidated balance sheet and depreciate over the assets’ remaining useful life. Through such date, we also treated a certain amount of the pre-tax cash proceeds from the sale of the assets as though it were the result of a financing obligation on our consolidated balance sheet, and our consolidated results of operations included imputed revenue associated with the portion of the real estate assets that we did not lease back and imputed interest expense on the financing obligation. A portion of the rent payments under our leaseback arrangement with Cyxtera were recognized as a reduction of the financing obligation, resulting in lower recognized rent expense than the amounts actually paid each period.

The failed-sale-leaseback accounting treatment had the following effects on our consolidated results of operations for the years ended December 31, 2018 and 2017:

	Positive (Negative) Impact to Net Income
	December 31,
	2018	2017
	(Dollars in millions)
Increase in revenue	$74	49
Decrease in cost of sales	22	15
Increase in loss on sale of business included in selling, general and administrative expense	—	(102)
Increase in depreciation expense (one-time)	—	(44)
Increase in depreciation expense (ongoing)	(69)	(47)
Increase in interest expense	(55)	(39)
Decrease in income tax expense	7	65

Decrease in net income	$(21)	(103)

After factoring in the costs to sell the data centers and colocation business, excluding the impact from the failed-sale-leaseback accounting treatment, the sale resulted in a $20 million gain as a result of the aggregate value of the proceeds we received exceeding the carrying value of the assets sold and liabilities assumed. Based on the fair market values of the failed-sale-leaseback assets, the failed-sale-leaseback accounting treatment resulted in a loss of $102 million as a result of the requirement to treat a certain amount of the pre-tax cash proceeds from the sale of the assets as though it were the result of a financing obligation. The combined net loss of $82 million was included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2017.

Effective November 3, 2016, which is the date we entered into the agreement to sell a portion of our data centers and colocation business, we ceased recording depreciation of the property, plant and equipment to be sold and amortization of the business’s intangible assets in accordance with applicable accounting rules. Otherwise, we estimate that we would have recorded additional depreciation and amortization expense of $67 million from January 1, 2017 through May 1, 2017.

Upon adopting ASU 2016-02, accounting for the failed sale leaseback is no longer applicable based on our facts and circumstances, and the real estate assets and corresponding financing obligation were derecognized from our consolidated financial statements. Please see “Leases” (ASU 2016-02) in Note 1— Background and Summary of Significant Accounting Policies for additional information on the impact the new lease standard will have on the accounting for the failed-sale-leaseback.

(4)  Goodwill, Customer Relationships and Other Intangible Assets

Goodwill, customer relationships and other intangible assets consisted of the following:

	As of December 31,
	2019	2018
	(Dollars in millions)
Goodwill	$21,534	28,031

Customer relationships, less accumulated amortization of $9,809 and $8,492	$7,596	8,911

Indefinite-life intangible assets	$269	269
Other intangible assets subject to amortization:
Capitalized software, less accumulated amortization of $2,957 and $2,616	$1,599	1,468
Trade names, less accumulated amortization of $91 and $61	103	131

Total other intangible assets, net	$1,971	1,868

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired (including the acquisition described in Note 2—Acquisition of Level 3). As of December 31, 2019, the weighted average remaining useful lives of the intangible assets were approximately 8 years in total, approximately 9 years for customer relationships, 4 years for capitalized software and 3 years for trade names.

Total amortization expense for intangible assets for the years ended December 31, 2019, 2018 and 2017 was $1.7 billion, $1.8 billion and $1.2 billion, respectively. As of December 31, 2019, the gross carrying amount of goodwill, customer relationships, indefinite-life and other intangible assets was $44.0 billion.

We estimate that total amortization expense for intangible assets for the years ending December 31, 2020 through 2024 will be as follows:

(Dollars in millions)
2020	$1,674
2021	1,258
2022	1,037
2023	886
2024	828

We assess our goodwill and other indefinite-lived intangible assets for impairment annually, or, under certain circumstances, more frequently, such as when events or changes in circumstances indicate there may be impairment. We are required to write down the value of goodwill only when our assessment determines the carrying value of equity of any of our reporting units exceeds its fair value. At October 31, 2019, our international and global accounts segment was comprised of our North America global accounts (“NA GAM”), Europe, Middle East and Africa region (“EMEA”), Latin America region (“LATAM”) and Asia Pacific region (“APAC”) reporting units. Our annual impairment assessment date for goodwill is October 31, at which date we assess our reporting units. At October 31, 2019 our reporting units were consumer, small and medium business, enterprise, wholesale, NA GAM, EMEA, LATAM and APAC. Our annual impairment assessment date for indefinite-lived intangible assets other than goodwill is December 31.

Our reporting units are not discrete legal entities with discrete full financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. For each reporting unit, we compare its estimated fair value of equity to its carrying value of equity that we assign to the reporting unit. If the estimated fair value of the reporting unit is greater than the carrying value, we conclude that no impairment exists. If the estimated fair value of the reporting unit is less than the carrying value, we record an impairment equal to the excess amount. Depending on the facts and circumstances, we typically estimate the fair value of our reporting units by considering either or both of (i) a market approach, which includes the use of multiples of publicly-traded companies whose services are comparable to ours, and (ii) a discounted cash flow method, which is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the reporting units beyond the cash flows from the discrete projection period.

At October 31, 2019, we estimated the fair value of our eight above-mentioned reporting units by considering both a market approach and a discounted cash flow method. We reconciled the estimated fair values of the reporting units to our market capitalization as of October 31, 2019 and concluded that the indicated control premium of approximately 44.7% was reasonable based on recent market transactions. As of October 31, 2019, based on our assessment performed with respect to our eight reporting units, the estimated fair value of our equity exceeded our carrying value of equity for our consumer, small and medium business, enterprise, wholesale, NA GAM, EMEA, LATAM, and APAC reporting units by 44%, 41%, 53%, 46%, 55%, 5%, 63% and 38%, respectively. Based on our assessments performed, we concluded that the goodwill for our eight reporting units was not impaired as of October 31, 2019.

Both our January 2019 internal reorganization and the decline in our stock price triggered impairment testing in the first quarter of 2019. Because our low stock price was a key trigger for impairment testing during the first quarter of 2019, we estimated the fair value of our operations in such quarter using only the market approach. Applying this approach, we utilized company comparisons and analyst reports within the telecommunications industry which have historically supported a range of fair values derived from annualized revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) multiples between 2.1x and 4.9x and 4.9x and 9.8x, respectively. We selected a revenue and EBITDA multiple for each of our reporting units within this range. We reconciled the estimated fair values of the reporting units to our market capitalization as of the date of each of our triggering events during the first quarter of 2019 and concluded that the indicated control premium of approximately 4.5% and 4.1% was reasonable based on recent market transactions. In the quarter ended March 31, 2019, based on our assessments performed with respect to the reporting units as described above, we concluded that the estimated fair value of certain of our reporting units was less than our carrying value of equity as of the date of each of our triggering events during the first quarter. As a result, we recorded non-cash, non-tax-deductible goodwill impairment charges aggregating to $6.5 billion in the quarter ended March 31, 2019. See the table below for the impairment charges by segment.

The market multiples approach that we used in the quarter ended March 31, 2019 incorporated significant estimates and assumptions related to the forecasted results for the remainder of the year, including revenues, expenses, and the achievement of certain cost synergies. In developing the market multiple, we also considered observed trends of our industry participants. Our assessment included many qualitative factors that required significant judgment. Alternative interpretations of these factors could have resulted in different conclusions regarding the size of our impairments.

At October 31, 2018, we estimated the fair value of our then five reporting units which were consumer, medium and small business, enterprise, international and global accounts, and wholesale and indirect by considering both a market approach and a discounted cash flow method. We reconciled the estimated fair values of the reporting units to our market capitalization as of October 31, 2018 and concluded that the indicated control premium of approximately 0.1% was reasonable based on recent market transactions. As of October 31, 2018, based on our assessment performed with respect to these reporting units as described above, we concluded that the estimated fair value of our consumer reporting unit was less than our carrying value of equity by approximately $2.7 billion. As a result, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill assigned to our consumer reporting unit during the fourth quarter of 2018. In addition, based on our assessments performed, we concluded that the goodwill for our four remaining reporting units was not impaired as of October 31, 2018.

We completed our qualitative assessment of our indefinite-lived intangible assets other than goodwill as of December 31, 2019 and 2018 and concluded it is more likely than not that our indefinite-lived intangible assets are not impaired; thus, no impairment charge for these assets was recorded in 2019 or 2018.

The following tables show the rollforward of goodwill assigned to our reportable segments from December 31, 2017 through December 31, 2019.

	Business	Consumer	Total
	(Dollars in millions)
As of December 31, 2017(1)	$20,197	10,278	30,475
Purchase accounting and other adjustments(2)(3)	250	32	282
Impairment	—	(2,726)	(2,726)

As of December 31, 2018	$20,447	7,584	28,031

(1)	Goodwill is net of accumulated impairment losses of $1.1 billion that related to our former hosting segment now included in our business segment.

(2)	We allocated $32 million of Level 3 goodwill to consumer as we expect the consumer segment to benefit from synergies resulting from the business combination.

(3)	Includes $58 million decrease due to effect of foreign currency exchange rate change.

	International and Global Accounts	Enterprise	Small and Medium Business	Wholesale	Consumer	Total
	(Dollars in millions)
As of January 1, 2019	$3,595	5,222	5,193	6,437	7,584	28,031
January 2019 reorganization	—	987	(1,038)	395	(344)	—
Effect of foreign currency rate change and other	9	—	—	—	—	9
Impairments	(934)	(1,471)	(896)	(3,019)	(186)	(6,506)

As of December 31, 2019	$2,670	4,738	3,259	3,813	7,054	21,534

For additional information on our segments, see Note 17—Segment Information.

(5)  Revenue Recognition

The following tables present our reported results under ASC 606 and a reconciliation to results using the historical accounting method:

	Year Ended December 31, 2018
	Reported Balances	Impact of ASC 606	ASC 605 Historical Adjusted Balances
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenue	$23,443	39	23,482
Cost of services and products (exclusive of depreciation and amortization)	10,862	22	10,884
Selling, general and administrative	4,165	71	4,236
Interest expense	2,177	(9)	2,168
Income tax expense	170	(12)	158
Net loss	(1,733)	(33)	(1,766)

BASIC AND DILUTED LOSS PER COMMON SHARE
BASIC	$(1.63)	(0.03)	(1.66)
DILUTED	$(1.63)	(0.03)	(1.66)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	1,065,866	—	1,065,866
DILUTED	1,065,866	—	1,065,866

Reconciliation of Total Revenue to Revenue from Contracts with Customers

The following tables provide disaggregation of revenue from contracts with customers based on reporting segments and service offerings for the years ended December 31, 2019 and 2018. It also shows the amount of revenue that is not subject to ASC 606, but is instead governed by other accounting standards.

	Year Ended December 31, 2019
	Total Revenue	Adjustments for Non-ASC 606 Revenue(9)	Total Revenue from Contracts with Customers
	(Dollars in millions)
International and Global Accounts
IP and Data Services(1)	$1,676	—	1,676
Transport and Infrastructure(2)	1,318	(365)	953
Voice and Collaboration(3)	377	—	377
IT and Managed Services(4)	225	—	225

Total International and Global Accounts Segment Revenue	3,596	(365)	3,231

Enterprise
IP and Data Services(1)	2,763	—	2,763
Transport and Infrastructure(2)	1,545	(134)	1,411
Voice and Collaboration(3)	1,567	—	1,567
IT and Managed Services(4)	258	—	258

Total Enterprise Segment Revenue	6,133	(134)	5,999

Small and Medium Business
IP and Data Services(1)	1,184	—	1,184
Transport and Infrastructure(2)	420	(36)	384
Voice and Collaboration(3)	1,306	—	1,306
IT and Managed Services(4)	46	—	46

Total Small and Medium Business Segment Revenue	2,956	(36)	2,920

Wholesale
IP and Data Services(1)	1,377	—	1,377
Transport and Infrastructure(2)	1,920	(545)	1,375
Voice and Collaboration(3)	771	—	771
IT and Managed Services(4)	6	—	6

Total Wholesale Business Segment Revenue	4,074	(545)	3,529

Consumer
Broadband(5)	2,876	(215)	2,661
Voice(6)	1,881	—	1,881
Regulatory(7)	634	(634)	—
Other(8)	251	(24)	227

Total Consumer Segment Revenue	5,642	(873)	4,769

Total revenue	$22,401	(1,953)	20,448

Timing of revenue
Goods and services transferred at a point in time			$221
Services performed over time			20,227

Total revenue from contracts with customers			$20,448

	Year Ended December 31, 2018
	Total Revenue	Adjustments for Non-ASC 606 Revenue(9)	Total Revenue from Contracts with Customers
	(Dollars in millions)
International and Global Accounts
IP and Data Services(1)	$1,728	—	1,728
Transport and Infrastructure(2)	1,276	(83)	1,193
Voice and Collaboration(3)	387	—	387
IT and Managed Services(4)	262	—	262

Total International and Global Accounts Segment Revenue	3,653	(83)	3,570

Enterprise
IP and Data Services(1)	2,673	—	2,673
Transport and Infrastructure(2)	1,550	(43)	1,507
Voice and Collaboration(3)	1,607	—	1,607
IT and Managed Services(4)	303	—	303

Total Enterprise Segment Revenue	6,133	(43)	6,090

Small and Medium Business
IP and Data Services(1)	1,178	—	1,178
Transport and Infrastructure(2)	471	(40)	431
Voice and Collaboration(3)	1,443	—	1,443
IT and Managed Services(4)	52	—	52

Total Small and Medium Business Segment Revenue	3,144	(40)	3,104

Wholesale
IP and Data Services(1)	1,382	—	1,382
Transport and Infrastructure(2)	2,136	(397)	1,739
Voice and Collaboration(3)	872	—	872
IT and Managed Services(4)	7	—	7

Total Wholesale Business Segment Revenue	4,397	(397)	4,000

Consumer
Broadband(5)	2,822	(213)	2,609
Voice(6)	2,173	—	2,173
Regulatory(7)	729	(729)	—
Other(8)	392	(33)	359

Total Consumer Segment Revenue	6,116	(975)	5,141

Total revenue	$23,443	(1,538)	21,905

Timing of revenue
Goods and services transferred at a point in time			$230
Services performed over time			21,675

Total revenue from contracts with customers			$21,905

(1)	Includes primarily VPN data network, Ethernet, IP, content delivery and other ancillary services.

(2)

Includes wavelengths, private line, dark fiber services, colocation and data center services, including cloud, hosting and application management solutions, professional services and other ancillary services.

(3)	Includes local, long-distance voice, including wholesale voice, and other ancillary services, as well as VoIP services.

(4)	Includes information technology services and managed services, which may be purchased in conjunction with our other network services.

(5)	Includes high speed, fiber-based and lower speed DSL broadband services.

(6)	Includes local and long-distance services.

(7)

Includes (i) CAF, USF and other support payments designed to reimburse us for various costs related to certain telecommunications services and (ii) other operating revenue from the leasing and subleasing of space.

(8)	Includes retail video services (including our linear TV services), professional services and other ancillary services.

(9)	Includes regulatory revenue, lease revenue, sublease rental income, revenue from fiber capacity lease arrangements and failed sale leaseback income in 2018, which are not within the scope of ASC 606.

Customer Receivables and Contract Balances

The following table provides balances of customer receivables, contract assets and contract liabilities as of December 31, 2019 and December 31, 2018:

	December 31, 2019	December 31, 2018
	(Dollars in millions)
Customer receivables(1)	$2,194	2,346
Contract liabilities	1,028	860
Contract assets	130	140

(1)	Gross customer receivables of $2.3 billion and $2.5 billion, net of allowance for doubtful accounts of $94 million and $132 million, at December 31, 2019 and December 31, 2018, respectively.

Contract liabilities are consideration we have received from our customers or billed in advance of providing goods or services promised in the future. We defer recognizing this consideration as revenue until we have satisfied the related performance obligation to the customer. Contract liabilities include recurring services billed one month in advance and installation and maintenance charges that are deferred and recognized over the actual or expected contract term, which typically ranges from one to five years depending on the service. Contract liabilities are included within deferred revenue in our consolidated balance sheet. During the years ended December 31, 2019 and December 31, 2018, we recognized $630 million and $295 million, respectively, of revenue that was included in contract liabilities as of January 1, 2019 and January 1, 2018, respectively.

Performance Obligations

As of December 31, 2019, our estimated revenue expected to be recognized in the future related to performance obligations associated with customer contracts that are unsatisfied (or partially satisfied) is approximately $6.0 billion. We expect to recognize approximately 92% of this revenue through 2022, with the balance recognized thereafter.

We do not disclose the value of unsatisfied performance obligations for contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed (for example, uncommitted usage or non-recurring charges associated with professional or technical services to be completed), or contracts that are classified as leasing arrangements that are not subject to ASC 606.

Contract Costs

The following table provides changes in our contract acquisition costs and fulfillment costs:

	Year Ended December 31, 2019
	Acquisition Costs	Fulfillment Costs
	(Dollars in millions)
Beginning of period balance	$322	187
Costs incurred	208	158
Amortization	(204)	(124)

End of period balance	$326	221

	Year Ended December 31, 2018
	Acquisition Costs	Fulfillment Costs
	(Dollars in millions)
Beginning of period balance	$268	133
Costs incurred	226	146
Amortization	(172)	(92)

End of period balance	$322	187

Acquisition costs include commission fees paid to employees as a result of obtaining contracts. Fulfillment costs include third party and internal costs associated with the provision, installation and activation of telecommunications services to customers, including labor and materials consumed for these activities.

Deferred acquisition and fulfillment costs are amortized based on the transfer of services on a straight-line basis over the average customer life of 30 months for consumer customers and 12 to 60 months for business customers and amortized fulfillment costs are included in cost of services and products and amortized acquisition costs are included in selling, general and administrative expenses in our consolidated statements of operations. The amount of these deferred costs that are anticipated to be amortized in the next twelve months are included in other current assets on our consolidated balance sheets. The amount of deferred costs expected to be amortized beyond the next twelve months is included in other non-current assets on our consolidated balance sheets. Deferred acquisition and fulfillment costs are assessed for impairment on an annual basis.

(6) Leases

Our financial position for reporting periods beginning on or after January 1, 2019 is presented under the new accounting guidance, while prior periods amounts are not adjusted and continue to be reported in accordance with previous guidance, as discussed in Note 1— Background and Summary of Significant Accounting Policies.

We primarily lease various office facilities, switching and colocation facilities, equipment and dark fiber. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term.

We determine if an arrangement is a lease at inception and whether that lease meets the classification criteria of a finance or operating lease. Lease-related assets, or right-of-use assets, are recognized at the lease commencement date at amounts equal to the respective lease liabilities. Lease-related liabilities are recognized at the present value of the remaining contractual fixed lease payments, discounted using our incremental borrowing rates. As part of the present value calculation for the lease liabilities, we use an incremental borrowing rate as the rates implicit in the leases are not readily determinable. The incremental borrowing rates used for lease accounting are based on our unsecured rates, adjusted to approximate the rates at which we could borrow on a collateralized basis over a term similar to the recognized lease term. We apply the incremental borrowing rates to lease components using a portfolio approach based upon the length of the lease term and the reporting entity in which the lease resides. Operating lease expense is recognized on a straight-line basis over the lease term, while variable lease payments are expensed as incurred.

Some of our lease arrangements contain lease components (including fixed payments, such as rent, real estate taxes and insurance costs) and non-lease components (including common-area maintenance costs). We generally account for each component separately based on the estimated standalone price of each component. For colocation leases, we account for the lease and non-lease components as a single lease component.

Many of our lease agreements contain renewal options; however, we do not recognize right-of-use assets or lease liabilities for renewal periods unless it is determined that we are reasonably certain of renewing the lease at inception or when a triggering event occurs. Certain leases also include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain to be exercised. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Lease expense consisted of the following:

Year Ended December 31, 2019
(Dollars in millions)
Operating and short-term lease cost	$677
Finance lease cost:
Amortization of right-of-use assets	44
Interest on lease liability	12

Total finance lease cost	56

Total lease cost	$733

CenturyLink leases various equipment, office facilities, retail outlets, switching facilities and other network sites. These leases, with few exceptions, provide for renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. The lease term for most leases includes the initial non-cancelable term plus any term under renewal options that are reasonably assured. For the years ended December 31, 2019, 2018 and 2017, our gross rental expense was $733 million, $875 million and $550 million, respectively. We also received sublease rental income for the years ended December 31, 2019, 2018 and 2017 of $24 million, $21 million and $13 million, respectively.

Supplemental consolidated balance sheet information and other information related to leases:

Leases (Dollars in millions)	Classification on the Balance Sheet	December 31 2019
Assets
Operating lease assets	Operating lease assets	$1,686
Finance lease assets	Property, plant and equipment, net of accumulated depreciation	252

Total leased assets		$1,938

Liabilities
Current
Operating	Current operating lease liabilities	$416
Finance	Current portion of long-term debt	35
Noncurrent
Operating	Noncurrent operating lease liabilities	1,342
Finance	Long-term debt	185

Total lease liabilities		$1,978

Weighted-average remaining lease term (years)
Operating leases		7.2
Finance leases		11.3
Weighted-average discount rate
Operating leases		6.46%
Finance leases		5.47%

Supplemental consolidated cash flow statement information related to leases:

Year Ended December 31, 2019
(Dollars in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$665
Operating cash flows from finance leases	14
Financing cash flows from finance leases	32
Supplemental lease cash flow disclosures
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$358
Right-of-use assets obtained in exchange for new finance lease liabilities	$14

As of December 31, 2019, maturities of lease liabilities were as follows:

	Operating Leases	Finance Leases
	(Dollars in millions)
2020	$460	47
2021	361	28
2022	308	22
2023	265	22
2024	194	21
Thereafter	686	170

Total lease payments	2,274	310
Less: interest	(516)	(90)

Total	$1,758	220

Less: current portion	(416)	(35)

Long-term portion	$1,342	185

As of December 31, 2019, we had no material operating or finance leases that had not yet commenced.

Operating Lease Income

CenturyLink leases various IRUs, office facilities, switching facilities and other network sites to third parties under operating leases. Lease and sublease income are included in operating revenue in the consolidated statements of operations.

For the years ended December 31, 2019, 2018 and 2017, our gross rental income was $1.4 billion, $882 million and $766 million, respectively, which represents 6%, 4% and 4% respectively, of our operating revenue for the years ended December 31, 2019, 2018 and 2017.

Disclosures under ASC 840

We adopted ASU 2016-02 on January 1, 2019 as noted above, and as required, the following disclosure is provided for periods prior to adoption.

The future annual minimum payments under capital lease agreements as of December 31, 2018 were as follows:

Capital Lease Obligations
(Dollars in millions)
2019	$51
2020	36
2021	23
2022	21
2023	20
2024 and thereafter	183

Total minimum payments	334
Less: amount representing interest and executory costs	(100)

Present value of minimum payments	234
Less: current portion	(38)

Long-term portion	$196

At December 31, 2018, our future rental commitments for operating leases were as follows:

Operating Leases
(Dollars in millions)
2019	$675
2020	443
2021	355
2022	279
2023	241
2024 and thereafter	969

Total future minimum payments(1)	$2,962

(1)	Minimum payments have not been reduced by minimum sublease rentals of $101 million due in the future under non-cancelable subleases.

(7)  Long-Term Debt and Credit Facilities

The following chart reflects the consolidated long-term debt of CenturyLink, Inc. and its subsidiaries as of the dates indicated below, including unamortized discounts and premiums and unamortized debt issuance costs, but excluding intercompany debt and the impact of the debt refinancing transactions described under “Subsequent Events”:

			As of December 31,
	Interest Rates(1)	Maturities	2019	2018
			(Dollars in millions)
Senior Secured Debt:(2)
CenturyLink, Inc.
Revolving Credit Facility	4.495%	2022	$250	550
Term Loan A(3)	LIBOR + 2.75%	2022	1,536	1,622
Term Loan A-1(3)	LIBOR + 2.75%	2022	333	351
Term Loan B(3)	LIBOR + 2.75%	2025	5,880	5,940
Subsidiaries:
Level 3 Financing, Inc.
Tranche B 2024 Term Loan(4)	LIBOR + 2.25%	2024	—	4,611
Tranche B 2027 Term Loan(5)	LIBOR + 1.75%	2027	3,111	—
Senior notes	3.400% - 3.875%	2027 - 2029	1,500	—
Embarq Corporation subsidiaries
First mortgage bonds	7.125% - 8.375%	2023 - 2025	138	138
Senior Notes and Other Debt:
CenturyLink, Inc.
Senior notes	5.125% - 7.65%	2019 - 2042	8,696	8,036
Subsidiaries:
Level 3 Financing, Inc.
Senior notes	4.625% - 6.125%	2021 - 2027	5,515	5,315
Level 3 Parent, LLC
Senior notes	5.750%	2022	—	600
Qwest Corporation
Senior notes	6.125% - 7.750%	2021 - 2057	5,956	5,956
Term loan(6)	LIBOR + 2.00%	2025	100	100
Qwest Capital Funding, Inc.
Senior notes	6.875% - 7.750%	2021 - 2031	352	697
Embarq Corporation and subsidiary
Senior note	7.995%	2036	1,450	1,485
Other	9.000%	2019	—	150
Finance lease and other obligations	Various	Various	222	801
Unamortized (discounts) premiums and other, net			(52)	(8)
Unamortized debt issuance costs			(293)	(283)

Total long-term debt			34,694	36,061
Less current maturities			(2,300)	(652)

Long-term debt, excluding current maturities			$32,394	35,409

(1)	As of December 31, 2019. See “Subsequent Events” for a discussion of certain changes to CenturyLink’s senior secured debt in early 2020.

(2)	See the remainder of this Note for a description of certain parent or subsidiary guarantees and liens securing this debt.

(3)	CenturyLink, Inc.’s Term Loans A, A-1, and B had interest rates of 4.549% and 5.272% as of December 31, 2019 and December 31, 2018, respectively.

(4)	The Tranche B 2024 Term Loan had an interest rate of 4.754% as of December 31, 2018.

(5)	The Tranche B 2027 Term Loan had an interest rate of 3.549% as of December 31, 2019.

(6)	Qwest Corporation’s Term Loan had an interest rate of 3.800% as of December 31, 2019 and 4.530% as of December 31, 2018.

Debt of CenturyLink, Inc. and its Subsidiaries

At December 31, 2019, most of our outstanding consolidated debt had been incurred by CenturyLink, Inc. or one of the following four other primary borrowers or “borrowing groups,” each of which has borrowed funds either on a standalone basis or as part of a separate restricted group with certain of its subsidiaries:

•	Qwest Corporation;

•	Qwest Capital Funding, Inc. (including its parent guarantor, Qwest Communications International Inc.);

•	Embarq Corporation; and

•	Level 3 Financing, Inc. (including its parent guarantor Level 3 Parent, LLC).

Each of these borrowers or borrowing groups has entered into one or more credit agreements with certain financial institutions or other institutional lenders, or issued senior notes. Certain of these debt instruments are described further below.

CenturyLink Credit Agreement

In connection with financing its acquisition of Level 3 on November 1, 2017, CenturyLink, Inc. caused its wholly-owned subsidiary, CenturyLink Escrow, LLC, to enter into a credit agreement on June 19, 2017 (the “2017 CenturyLink Credit Agreement”) with, among others, Bank of America, N.A., as administrative agent and collateral agent, providing for $10.245 billion in senior secured credit facilities (the “2017 Senior Secured Credit Facilities”) at December 31, 2019. As amended in early 2018, these facilities consisted of the following:

•	a $2.168 billion revolving credit facility (“2017 Revolving Credit Facility”), with 18 lenders;

•	a $1.707 billion senior secured Term Loan A credit facility, with 18 lenders;

•	a $370 million senior secured Term Loan A-1 credit facility with CoBank, ACB; and

•	a $6.0 billion senior secured Term Loan “B” credit facility.

At December 31, 2019, loans under the Term Loan A and A-1 facilities and the 2017 Revolving Credit Facility bore interest at a rate equal to, at our option, the London Interbank Offered Rate (“LIBOR”) or the alternative base rate (each as defined in the 2017 CenturyLink Credit Agreement) plus an applicable margin between 2.25% to 3.00% per annum for LIBOR loans and 1.25% to 2.00% per annum for alternative base rate loans, depending on our then current total leverage ratio. Since November 1, 2017, borrowings under the Term Loan B facility have borne interest at LIBOR plus 2.75% per annum. Loans under each of the term loan facilities require certain specified quarterly amortization payments and certain specified mandatory prepayments in connection with certain asset sales and debt issuances and out of excess cash flow, among other things, subject in each case to certain significant exceptions.

At December 31, 2019, the 2017 Revolving Credit Facility and borrowings under the Term Loan A and A-1 facilities were scheduled to mature on November 1, 2022, and borrowings under the Term Loan B facility were scheduled to mature on January 31, 2025.

All of CenturyLink, Inc.’s obligations under the 2017 Senior Secured Credit Facilities are guaranteed by certain of its subsidiaries. The guarantees by certain of those guarantors are secured by a first priority security interest in substantially all assets (including certain subsidiaries stock) directly owned by them, subject to certain exceptions and limitations.

A portion of the 2017 Revolving Credit Facility in an amount not to exceed $100 million is available for swingline loans, and a portion in an amount not to exceed $400 million is available for the issuance of letters of credit.

CenturyLink, Inc. is permitted under the 2017 CenturyLink Credit Agreement to request certain incremental borrowings subject to the satisfaction of various conditions and to certain other limitations. Any incremental borrowings would be subject to the same terms and conditions under the 2017 CenturyLink Credit Agreement.

Changes to Agreement, as described further under “Subsequent Events,” in January 2020 we effected certain refinancing transactions that among other things, changed the maturity dates of the 2017 Senior Secured Credit Facilities, lowered the interest rates payable thereunder, and changed the allocations of amounts owed under each of the facilities.

Term Loans and Certain Other Debt of Subsidiaries

Qwest Corporation

In 2015, Qwest Corporation entered into a variable rate term loan in the amount of $100 million with CoBank, ACB. The outstanding unpaid principal amount of this term loan plus any accrued and unpaid interest is due on February 20, 2025. Interest is paid at least quarterly based upon either the London Interbank Offered Rate (“LIBOR”) or the base rate (as defined in the credit agreement) plus an applicable margin between 1.50% to 2.50% per annum for LIBOR loans and 0.50% to 1.50% per annum for base rate loans depending on Qwest Corporation’s then current senior unsecured long-term debt rating. At both December 31, 2019 and 2018, the outstanding principal balance on this term loan was $100 million.

Level 3 Financing, Inc.

At December 31, 2019, Level 3 Financing, Inc. owed $3.111 billion, under the Tranche B 2027 Term Loan, which matures on March 1, 2027. The Tranche B 2027 Term Loan carries an interest rate, in the case of base rate borrowings, equal to (i) the greater of the Prime Rate, the Federal Funds Effective Rate plus 50 basis points, or LIBOR plus 100 basis points (with all such terms and calculations as defined or further specified in the credit agreement) plus (ii) 0.75% per annum. Any Eurodollar borrowings under the Tranche B 2027 Term Loan bear interest at LIBOR plus 1.75% per annum.

The Tranche B 2027 Term Loan requires certain specified mandatory prepayments in connection with certain asset sales and other transactions, subject to certain significant exceptions. The obligations of Level 3 Financing, Inc. under the Tranche B 2027 Term Loan are, subject to certain exceptions, secured by certain assets of Level 3 Parent, LLC and certain of its material domestic telecommunication subsidiaries. Also, Level 3 Parent, LLC and certain of its subsidiaries have guaranteed the obligations of Level 3 Financing, Inc. under the Tranche B 2027 Term Loan.

The net proceeds from the Tranche B 2027 Term Loan, together with the net proceeds from a concurrent offering of senior secured notes of Level 3 Financing, Inc., were used to pre-pay in full Level 3 Financing’s predecessor Tranche B 2024 Term Loan.

Embarq Subsidiaries

At December 31, 2019 and 2018, one of our Embarq subsidiaries had outstanding first mortgage bonds. These first mortgage bonds are secured by substantially all of the property, plant and equipment of the issuing subsidiary.

Revolving Letters of Credit

We use various financial instruments in the normal course of business. These instruments include letters of credit, which are conditional commitments issued on our behalf in accordance with specified terms and conditions. CenturyLink, Inc. maintains an uncommitted $225 million revolving letter of credit facility separate from the letter of credit facility included in the 2017 Revolving Credit Facility noted above. Letters of credit issued under this facility are backed by credit enhancements in the form of secured guarantees issued by certain of our subsidiaries. As of December 31, 2019 and 2018, our outstanding letters of credit under this credit facility totaled $82 million and $97 million, respectively.

As of December 31, 2019, Level 3 Parent, LLC had outstanding letters of credit or other similar obligations of approximately $23 million, of which $18 million was collateralized by cash that is reflected on the consolidated balance sheets as restricted cash. As of December 31, 2018, Level 3 Parent, LLC had outstanding letters of credit or other similar obligations of approximately $30 million of which $24 million was collateralized by cash that is reflected on the consolidated balance sheets as restricted cash.

Senior Notes

CenturyLink, Inc., Level 3 Financing, Inc., Qwest Corporation, Qwest Capital Funding, Inc. and Embarq Corporation have each issued unsecured senior notes, and Level 3 Financing has issued secured senior notes, that were outstanding as of December 31, 2019. All of these notes carry fixed interest rates and all principal is due on the notes’ respective maturity dates, which rates and maturity dates are summarized in the table above. None of the senior notes issued by CenturyLink that were outstanding as of December 31, 2019 are guaranteed by any of its subsidiaries. The senior notes issued by Level 3 Financing, Inc. are guaranteed by its parent, Level 3 Parent, LLC and one or more of its affiliates. The senior notes issued by Qwest Capital Funding, Inc. are guaranteed by its parent, Qwest Communications International Inc. Except for a limited number of senior notes issued by Qwest Corporation, the issuer generally can redeem the notes, at its option, in whole or in part, (i) pursuant to a fixed schedule of pre-established redemption prices, (ii) pursuant to a “make whole” redemption price or (iii) under certain other specified limited conditions. Under certain circumstances in connection with a “change of control” of CenturyLink, Inc., it will be required to make an offer to repurchase each series of these senior notes (other than two of its older series of notes) at a price of 101% of the principal amount redeemed, plus accrued and unpaid interest. Also, under certain circumstances in connection with a “change of control” of Level 3 Parent, LLC or Level 3 Financing, Inc., Level 3 Financing will be required to make an offer to repurchase each series of its outstanding senior notes at a price of 101% of the principal amount redeemed, plus accrued and unpaid interest.

New Issuances

On December 16, 2019, CenturyLink, Inc. issued $1.250 billion of 5.125% Senior Notes due 2026. The proceeds from the offering were primarily used to fully redeem on January 15, 2020 the $1.1 billion of senior notes of Qwest Corporation described under “Subsequent Events—Redemption.”

On November 29, 2019, Level 3 Financing, Inc. issued $750 million of 3.400% Senior Secured Notes due 2027 and $750 million of 3.875% Senior Secured Notes due 2029. The proceeds from the offering together with cash on hand were primarily used to redeem a portion of the $4.611 billion Tranche B 2024 Term Loan that was repaid on November 29, 2019. On November 29, 2019, Level 3 Financing, Inc. entered into an amendment to its credit agreement to incur $3.111 billion in aggregate borrowings under the agreement through the Tranche B 2027 Term Loan discussed above.

On September 25, 2019, Level 3 Financing, Inc. issued $1.0 billion of 4.625% Senior Notes due 2027. The proceeds from the offering together with cash on hand were used to redeem, during the fourth quarter of 2019, all $240 million outstanding principal amount of Level 3 Financing, Inc.’s 6.125% Senior Notes due 2021, all $600 million outstanding principal amount of Level 3 Parent, LLC’s 5.75% Senior Notes due 2022 and $160 million of Level 3 Financing, Inc.’s $1 billion outstanding principal amount of 5.375% Senior Notes due 2022.

Repayments

2019

Including the redemptions noted above under “New Issuances”, during 2019, CenturyLink and its affiliates repurchased approximately $3.6 billion of their respective debt securities, which primarily included approximately $2.3 billion of Level 3 Financing, Inc. senior notes and term loan, $600 million of Level 3 Parent, LLC senior notes, $345 million of Qwest Capital Funding senior notes, $340 million of CenturyLink, Inc. senior notes, which resulted in an aggregate net gain of $72 million. Additionally, during the period CenturyLink paid $398 million of its maturing senior notes and $164 million of amortization payments under its term loans.

2018

During 2018, CenturyLink and its affiliates redeemed approximately $1.7 billion in debt securities, which primarily included approximately $1.3 billion of Qwest Corporation senior notes and $174 million of Qwest Capital Financing senior notes.

Long-Term Debt Maturities

Set forth below is the aggregate principal amount of our long-term debt (excluding unamortized discounts and premiums, net and unamortized debt issuance costs) maturing during the following years as of December 31, 2019:

(Dollars in millions)
2020	$2,300
2021	2,478
2022	4,224
2023	2,096
2024	1,973
2025 and thereafter	21,968

Total long-term debt	$35,039

Interest Expense

Interest expense includes interest on total long-term debt. The following table presents the amount of gross interest expense, net of capitalized interest:

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Interest expense:
Gross interest expense	$2,093	2,230	1,559
Capitalized interest	(72)	(53)	(78)

Total interest expense	$2,021	2,177	1,481

Covenants

CenturyLink, Inc.

With respect to the Term Loan A and A-1 facilities and the 2017 Revolving Credit Facility, the 2017 CenturyLink Credit Agreement requires us to maintain (i) a maximum total leverage ratio of not more than 4.75 to 1.00 and (ii) a minimum consolidated interest coverage ratio of at least 2.00 to 1.00, with such ratios being determined and calculated in the manner described in the 2017 CenturyLink Credit Agreement.

The 2017 Senior Secured Credit Facilities contain various representations and warranties and extensive affirmative and negative covenants. Such covenants include, among other things and subject to certain significant exceptions, restrictions on our ability to declare or pay dividends, repurchase stock, repay certain other indebtedness, create liens, incur additional indebtedness, make investments, engage in transactions with its affiliates, dispose of assets and merge or consolidate with any other person.

The senior notes of CenturyLink, Inc. were issued under base indentures dated March 31, 1994 or December 16, 2019. These indentures restrict our ability to (i) incur, issue or create liens upon the property of CenturyLink, Inc. and (ii) consolidate with or merge into, or transfer or lease all or substantially all of our assets to any other party. The indentures do not contain any provisions that restrict the issuance of new securities in the event of a material adverse change to us. However, as indicated above under “Senior Notes”, CenturyLink, Inc. will be required to offer to purchase certain of its long-term debt securities issued under this indenture under certain circumstances in connection with a “change of control” of CenturyLink, Inc.

Level 3 Companies

The term loan, senior secured notes and senior unsecured notes of Level 3 Financing, Inc. contain various representations and extensive affirmative and negative covenants. Such covenants include, among other things and subject to certain significant exceptions, restrictions on their ability to declare or pay dividends, repay certain other indebtedness, create liens, incur additional indebtedness, make investments, engage in transactions with their affiliates, dispose of assets and merge or consolidate with any other person. Also, as indicated above under “Senior Notes”, Level 3 Financing, Inc. will be required to offer to repurchase or repay certain of its long-term debt under certain circumstances in connection with a “change of control” of Level 3 Financing or Level 3 Parent, LLC.

Qwest Companies

Under its term loan, Qwest Corporation must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in such term loan documentation) ratio of not more than 2.85:1.0, as of the last day of each fiscal quarter for the four quarters then ended. The term loan also contains a negative pledge covenant, which generally requires Qwest Corporation to secure equally and ratably any advances under the term loan if it pledges assets or permit liens on its property for the benefit of other debtholders.

The senior notes of Qwest Corporation were issued under indentures dated April 15, 1990 and October 15, 1999. These indentures contain restrictions on the incurrence of liens and the consummation of certain transactions substantially similar to the above-described covenants in CenturyLink’s 1994 and 2019 indentures (but contain no mandatory repurchase provisions). The senior notes of Qwest Capital Funding, Inc. were issued under an indenture dated June 29, 1998 containing terms substantially similar to those set forth in Qwest Corporation’s indentures.

Embarq

Embarq’s senior note was issued pursuant to an indenture dated as of May 17, 2006. While Embarq is generally prohibited from creating liens on its property unless its senior notes are secured equally and ratably,

Embarq can create liens on its property without equally and ratably securing its senior notes so long as the sum of all indebtedness so secured does not exceed 15% of Embarq’s consolidated net tangible assets. The indenture also contains restrictions on the consummation of certain transactions substantially similar to CenturyLink, Inc.’s above-described covenants (but without mandatory repurchase provision), as well as certain customary covenants to maintain properties and pay all taxes and lawful claims.

Impact of Covenants

The debt covenants applicable to CenturyLink, Inc. and its subsidiaries could materially adversely affect their ability to operate or expand their respective businesses, to pursue strategic transactions, or to otherwise pursue their plans and strategies. The covenants of the Level 3 companies may significantly restrict the ability of CenturyLink, Inc. to receive cash from the Level 3 companies, to distribute cash from the Level 3 companies to other of CenturyLink, Inc.’s affiliated entities, or to enter into other transactions among CenturyLink, Inc.’s wholly-owned entities.

Certain of the debt instruments of CenturyLink, Inc. and its subsidiaries contain cross payment default or cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument.

The ability of CenturyLink, Inc. and its subsidiaries to comply with the financial covenants in their respective debt instruments could be adversely impacted by a wide variety of events, including unforeseen contingencies, many of which are beyond their control.

Compliance

At December 31, 2019, CenturyLink, Inc. believes it and its subsidiaries were in compliance with the provisions and financial covenants contained in their respective material debt agreements in all material respects.

Guarantees

CenturyLink, Inc. does not guarantee the debt of any unaffiliated parties, but, as noted above, as of December 31, 2019 certain of its largest subsidiaries guaranteed (i) its debt and letters of credit outstanding under its 2017 CenturyLink Credit Agreement and its $225 million revolving letter of credit facility and (ii) the outstanding term loans or senior notes issued by certain other subsidiaries. As further noted above, several of the subsidiaries guaranteeing these obligations have pledged substantially all of their assets to secure their respective guarantees.

Subsequent Events

Amended and Restated Credit Agreement

On January 31, 2020, CenturyLink, Inc. amended and restated its 2017 CenturyLink Credit Agreement (as so amended and restated, the “Amended Credit Agreement”). Coupled with CenturyLink’s prepayment on January 24, 2020 of $1.25 billion of indebtedness outstanding under its Term Loan B facility (using principally the net proceeds from its below-described sale the same day of $1.25 billion of its 4.000% Senior Secured Notes due 2027), the Amended Credit Agreement currently provides for approximately $8.699 billion in senior secured credit facilities, consisting of an approximately $1.166 billion Term Loan A credit facility, a $333 million Term Loan A-1 credit facility, a $5.0 billion Term Loan B credit facility and a $2.2 billion revolving credit facility (collectively, the “Amended Senior Secured Credit Facilities”).

The Amended Credit Agreement, among other things, (i) extended the maturity date of (a) the Term Loan A, Term Loan A-1 and Revolving Credit facilities from November 1, 2022 to January 31, 2025 and (b) the

Term Loan B facility from January 31, 2025 to March 15, 2027, and (ii) lowered the interest rate applicable to loans made under each of the Amended Senior Secured Credit Facilities. As so amended, (i) loans under the Term Loan A, Term Loan A-1 and Revolving Credit facilities will bear interest at a rate equal to, at CenturyLink’s option, the Eurodollar rate or the alternative base rate (each as defined in the Amended Credit Agreement) plus an applicable margin between 1.50% to 2.25% per annum for Eurodollar loans and 0.50% to 1.25% per annum for alternative base rate loans, depending on CenturyLink’s then current total leverage ratio, and (ii) loans under the Term Loan B facility will bear interest at the rate equal to, at CenturyLink’s option, the Eurodollar rate plus 2.25% per annum or the alternative base rate plus 1.25% per annum. The subsidiary guarantor and collateral provisions and the financial covenants contained in the Amended Credit Agreement are unchanged from the 2017 CenturyLink Credit Agreement.

New Bond Issuance

On January 24, 2020, CenturyLink issued $1.25 billion aggregate principal amount of its 4.000% Senior Secured Notes due 2027 (the “2027 Notes”). CenturyLink used the net proceeds from this offering to repay a portion of the outstanding indebtedness under its Term Loan B facility. The 2027 Notes are unconditionally guaranteed by each of CenturyLink’s domestic subsidiaries that guarantees CenturyLink’s Amended Credit Agreement, subject to the receipt of certain regulatory approvals and various exceptions and limitations. While the 2027 Notes are not secured by any of the assets of CenturyLink, certain of the note guarantees are secured by a first priority security interest in substantially all of the assets of such guarantors (including the stock of certain of their respective subsidiaries), which assets also secure obligations under the Amended Credit Agreement on a pari passu basis.

Redemption

On January 15, 2020, Qwest Corporation fully redeemed all $850 million aggregate principal amount of its outstanding 6.875% senior notes due 2033 and all $250 million aggregate principal amount of its outstanding 7.125% senior notes due 2043.

(8)  Accounts Receivable

The following table presents details of our accounts receivable balances:

	As of December 31,
	2019	2018
	(Dollars in millions)
Trade and purchased receivables	$1,971	2,094
Earned and unbilled receivables	374	425
Other	20	21

Total accounts receivable	2,365	2,540
Less: allowance for doubtful accounts	(106)	(142)

Accounts receivable, less allowance	$2,259	2,398

We are exposed to concentrations of credit risk from residential and business customers. We generally do not require collateral to secure our receivable balances. We have agreements with other communications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other communications service providers primarily on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

The following table presents details of our allowance for doubtful accounts:

	Beginning Balance	Additions	Deductions	Ending Balance
	(Dollars in millions)
2019	$142	145	(181)	106
2018	164	153	(175)	142
2017	178	176	(190)	164

(9)  Property, Plant and Equipment

Net property, plant and equipment is composed of the following:

	Depreciable Lives	As of December 31,
		2019	2018
		(Dollars in millions)
Land	N/A	$867	871
Fiber, conduit and other outside plant(1)	15-45 years	24,666	23,936
Central office and other network electronics(2)	3-10 years	19,608	18,736
Support assets(3)	3-30 years	7,984	8,020
Construction in progress(4)	N/A	2,300	1,704

Gross property, plant and equipment		55,425	53,267
Accumulated depreciation		(29,346)	(26,859)

Net property, plant and equipment		$26,079	26,408

(1)	Fiber, conduit and other outside plant consists of fiber and metallic cable, conduit, poles and other supporting structures.

(2)	Central office and other network electronics consists of circuit and packet switches, routers, transmission electronics and electronics providing service to customers.

(3)	Support assets consist of buildings, cable landing stations, data centers, computers and other administrative and support equipment.

(4)	Construction in progress includes inventory held for construction and property of the aforementioned categories that has not been placed in service as it is still under construction.

We recorded depreciation expense of $3.1 billion, $3.3 billion and $2.7 billion for the years ended December 31, 2019, 2018 and 2017, respectively.

Asset Retirement Obligations

At December 31, 2019, our asset retirement obligations balance was primarily related to estimated future costs of removing equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets.

As of the Level 3 acquisition date, we recorded liabilities to reflect our fair values of Level 3’s asset retirement obligations. Our fair value estimates were determined using the discounted cash flow method.

The following table provides asset retirement obligation activity:

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Balance at beginning of year	$190	115	95
Accretion expense	11	10	6
Liabilities assumed in acquisition of Level 3(1)	—	58	45
Liabilities settled	(14)	(14)	(3)
Liabilities transferred to Cyxtera	—	—	(20)
Change in estimate	10	21	(8)

Balance at end of year	$197	190	115

(1)	The liabilities assumed during 2018 relate to purchase price adjustments during the year.

The 2019, 2018 and 2017 change in estimates are offset against gross property, plant and equipment.

(10)  Severance and Leased Real Estate

Periodically, we reduce our workforce and accrue liabilities for the related severance costs. These workforce reductions result primarily from increased competitive pressures, cost reduction initiatives, automation and other process improvements and reduced workload demands due to reduced demand for certain services.

We report severance liabilities within accrued expenses and other liabilities—salaries and benefits in our consolidated balance sheets and report severance expenses in selling, general and administrative expenses in our consolidated statements of operations. As described in Note 17—Segment Information, we do not allocate these severance expenses to our segments.

Under prior GAAP, we had previously recognized liabilities to reflect our estimates of the fair values of the existing lease obligations for real estate which we have ceased using, net of estimated sublease rentals. In accordance with transitional guidance under the new lease standard (ASC 842), the existing lease obligation of $110 million as of January 1, 2019 has been netted against the operating lease right of use assets at adoption. For additional information, see Note 6—Leases to our consolidated financial statements in Item 1 of Part I of this report.

Changes in our accrued liabilities for severance expenses were as follows:

Severance
(Dollars in millions)
Balance at December 31, 2017	$33
Accrued to expense	205
Payments, net	(151)

Balance at December 31, 2018	87
Accrued to expense	89
Payments, net	(87)

Balance at December 31, 2019	$89

(11)  Employee Benefits

Pension, Post-Retirement and Other Post-Employment Benefits

We sponsor various defined benefit pension plans (qualified and non-qualified) which, in the aggregate, cover a substantial portion of our employees including legacy CenturyLink, legacy Qwest Communications International Inc. (“Qwest”) and legacy Embarq employees. Pension benefits for participants of the CenturyLink

Combined Pension Plan (“Combined Pension Plan”) who are represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. We also maintain non-qualified pension plans for certain current and former highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. We also provide other post-employment benefits for certain eligible former employees. We use a December 31 measurement date for all our plans.

Pension Benefits

In connection with the acquisition of Level 3 Communications, Inc. on November 1, 2017, we assumed defined benefit pension plans sponsored by various Level 3 companies for their employees. Based on a valuation analysis, we recognized a $20 million liability on November 1, 2017 for the unfunded status of the Level 3 pension plans. The net unfunded status recognized on our balance sheets at December 31, 2019 and 2018 was $18 million and $11 million, respectively, representing liabilities of $140 million and $144 million, and assets of $122 million and $133 million, respectively. Due to the insignificant impact of these pension plans on our consolidated financial statements, we have predominantly excluded them from the remaining employee benefit disclosures in this Note.

United States funding laws require a company with a pension shortfall to fund the annual cost of benefits earned in addition to a seven-year amortization of the shortfall. Our funding policy for our Combined Pension Plan is to make contributions with the objective of accumulating ample assets to pay all qualified pension benefits when due under the terms of the plan. The accounting unfunded status of the Combined Pension Plan was $1.7 billion and $1.6 billion as of December 31, 2019 and 2018, respectively.

We made no voluntary cash contributions to the Combined Pension Plan in 2019 and $500 million in 2018 and paid $5 million of benefits directly to participants of our non-qualified pension plans in both 2019 and 2018. Based on current laws and circumstances, we do not believe we are required to make any contributions to the Combined Pension Plan in 2020, nor do we currently expect to make a voluntary contribution to the trust for the Combined Pension Plan in 2020. We estimate that in 2020 we will pay $5 million of benefits directly to participants of our non-qualified pension plans.

As previously mentioned, we sponsor unfunded non-qualified pension plans for certain current and former highly-compensated employees. The net unfunded status of our non-qualified pension plans was $51 million and $52 million for the years ended December 31, 2019 and 2018, respectively. Due to the insignificant impact of these pension plans on our consolidated financial statements, we have predominantly excluded them from the remaining employee benefit disclosures in this Note.

Post-Retirement Benefits

In connection with our acquisition of Level 3 Communications, Inc. on November 1, 2017, we assumed post-retirement benefit plans sponsored by Level 3 Communications, L.L.C. and Continental Level 3, Inc. for certain of its current and former employees. Based on a valuation analysis, we recognized less than $1 million in liability for the unfunded status of Level 3’s post-retirement benefit plans. Though largely unfunded, these post-retirement plans, in the aggregate, are immaterial to our consolidated financial statements. Due to the insignificant amount of these post-retirement plans, we have predominantly excluded them from the remaining employee benefit disclosures in this Note.

Our post-retirement benefit plans provide post-retirement benefits to qualified retirees and allow (i) eligible employees retiring before certain dates to receive benefits at no or reduced cost and (ii) eligible employees retiring after certain dates to receive benefits on a shared cost basis. The post-retirement benefits not paid by the trusts are funded by us and we expect to continue funding these post-retirement obligations as benefits are paid. The accounting unfunded status of our qualified post-retirement benefit plan was $3.0 billion as of December 31, 2019 and 2018.

Assets in the post-retirement trusts were substantially depleted as of December 31, 2016; as of December 31, 2019 the Company ceased to pay certain post-retirement benefits through the trusts. No contributions were made to the post-retirement trusts in 2019 nor 2018. Starting in 2020, benefits will be paid directly by us with available cash. In 2019, we paid $245 million of post-retirement benefits, net of participant contributions and direct subsidies. In 2020, we currently expect to pay directly $236 million of post-retirement benefits, net of participant contributions and direct subsidies. The decrease in anticipated post-retirement benefit payments is the result of a 3% decrease in plan participants receiving benefits as of December 31, 2019.

We expect our health care cost trend rate to range from 5.0% to 6.5% in 2020 and grading to 4.50% by 2025. Our post-retirement benefit cost, for certain eligible legacy Qwest retirees and certain eligible legacy CenturyLink retirees, is capped at a set dollar amount. Therefore, those health care benefit obligations are not subject to increasing health care trends after the effective date of the caps.

Expected Cash Flows

The Combined Pension Plan payments, post-retirement health care benefit payments and premiums, and life insurance premium payments are either distributed from plan assets or paid by us. The estimated benefit payments provided below are based on actuarial assumptions using the demographics of the employee and retiree populations and have been reduced by estimated participant contributions.

	Combined Pension Plan	Post-Retirement Benefit Plans	Medicare Part D Subsidy Receipts
	(Dollars in millions)
Estimated future benefit payments:
2020	$971	242	(6)
2021	921	238	(6)
2022	893	232	(6)
2023	868	226	(5)
2024	842	219	(5)
2025 - 2029	3,813	986	(20)

Net Periodic Benefit Expense

We utilize a full yield curve approach in connection with estimating the service and interest components of net periodic benefit expense by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flow.

The actuarial assumptions used to compute the net periodic benefit expense for our Combined Pension Plan and post-retirement benefit plans are based upon information available as of the beginning of the year, as presented in the following table.

	Combined Pension Plan			Post-Retirement Benefit Plans
	2019	2018	2017	2019	2018	2017
Actuarial assumptions at beginning of year:
Discount rate	3.94% - 4.44%	3.14% - 3.69%	3.25% - 4.14%	3.84%- 4.38%	4.26%	3.90%
Rate of compensation increase	3.25%	3.25%	3.25%	N/A	N/A	N/A
Expected long-term rate of return on plan assets(1)	6.50%	6.50%	6.50%	4.00%	4.00%	5.00%
Initial health care cost trend rate	N/A	N/A	N/A	6.50% / 5.00%	7.00% / 5.00%	7.00% / 5.00%
Ultimate health care cost trend rate	N/A	N/A	N/A	4.50%	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	N/A	2025	2025	2025

N/A—Not applicable

(1) Rates are presented net of projected fees and administrative costs.

Net periodic benefit (income) expense for our combined pension plan includes the following components:

	Combined Pension Plan Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Service cost	$56	66	63
Interest cost	436	392	409
Expected return on plan assets	(618)	(685)	(666)
Special termination benefits charge	6	15	—
Recognition of prior service credit	(8)	(8)	(8)
Recognition of actuarial loss	223	178	204

Net periodic pension benefit (income) expense	$95	(42)	2

Net periodic benefit expense for our post-retirement benefit plans includes the following components:

	Post-Retirement Plans Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Service cost	$15	18	18
Interest cost	110	97	100
Expected return on plan assets	(1)	(1)	(2)
Recognition of prior service cost	16	20	20

Net periodic post-retirement benefit expense	$140	134	136

We report service costs for our Combined Pension Plan and post-retirement benefit plans in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations for the years ended December 31, 2019, 2018 and 2017. Additionally, a portion of the service cost is also allocated to certain assets under construction, which are capitalized and reflected as part of property, plant and equipment in our consolidated balance sheets. The remaining components of net periodic benefit expense (income) are reported in other income, net in our consolidated statements of operations. As a result of ongoing efforts to reduce our workforce, we recognized a one-time charge in 2019 of $6 million and in 2018 of $15 million for special termination benefit enhancements paid to certain eligible employees upon voluntary retirement.

Benefit Obligations

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2019 and 2018 and are as follows:

	Combined Pension Plan		Post-Retirement Benefit Plans
	December 31,		December 31,
	2019	2018	2019	2018
Actuarial assumptions at end of year:
Discount rate	3.25%	4.29%	3.22%	4.26%
Rate of compensation increase	3.25%	3.25%	N/A	N/A
Initial health care cost trend rate	N/A	N/A	6.50% /5.00%	7.00% /5.00%
Ultimate health care cost trend rate	N/A	N/A	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	2025	2025

N/A—Not	applicable

In 2019, 2018 and 2017, we adopted the revised mortality tables and projection scales released by the Society of Actuaries, which decreased the projected benefit obligation of our benefit plans by $4 million, $38 million and $113 million, respectively. The change in the projected benefit obligation of our benefit plans was recognized as part of the net actuarial (gain) loss and is included in accumulated other comprehensive loss, a portion of which is subject to amortization over the remaining estimated life of plan participants, which was approximately 16 years as of December 31, 2019.

The following tables summarize the change in the benefit obligations for the Combined Pension Plan and post-retirement benefit plans:

	Combined Pension Plan Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$11,594	13,064	13,244
Service cost	56	66	63
Interest cost	436	392	409
Plan amendments	(9)	—	—
Special termination benefits charge	6	15	—
Actuarial (gain) loss	1,249	(765)	586
Benefits paid from plan assets	(1,115)	(1,178)	(1,238)

Benefit obligation at end of year	$12,217	11,594	13,064

	Post-Retirement Benefit Plans Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$2,977	3,375	3,413
Service cost	15	18	18
Interest cost	110	97	100
Participant contributions	52	54	54
Direct subsidy receipts	7	8	7
Plan Amendment	—	(36)	—
Actuarial (gain) loss	180	(224)	112
Benefits paid by company	(300)	(311)	(298)
Benefits paid from plan assets	(4)	(4)	(31)

Benefit obligation at end of year	$3,037	2,977	3,375

Our aggregate benefit obligation as of December 31, 2019, 2018 and 2017 was $15.3 billion, $14.8 billion and $16.5 billion, respectively.

Plan Assets

We maintain plan assets for our Combined Pension Plan and certain post-retirement benefit plans. The following tables summarize the change in the fair value of plan assets for the Combined Pension Plan and post-retirement benefit plans:

	Combined Pension Plan Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$10,033	11,060	10,892
Return on plan assets	1,575	(349)	1,306
Employer contributions	—	500	100
Benefits paid from plan assets	(1,115)	(1,178)	(1,238)

Fair value of plan assets at end of year	$10,493	10,033	11,060

	Post-Retirement Benefit Plans Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$18	23	53
Return on plan assets	(1)	(1)	1
Benefits paid from plan assets	(4)	(4)	(31)

Fair value of plan assets at end of year	$13	18	23

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets, net of administrative expenses paid from plan assets. It is determined annually based on the strategic asset allocation and the long-term risk and return forecast for each asset class.

Combined Pension Plan: Our investment objective for the qualified pension plan assets is to achieve an attractive risk-adjusted return over time that will provide for the payment of benefits and minimize the risk of large losses. We employ a liability-aware investment strategy designed to reduce the volatility of pension assets relative to pension liabilities. This strategy is evaluated frequently and is expected to evolve over time with changes in the funded status and other factors. Approximately 50% of plan assets is targeted to long-duration investment grade bonds and interest rate sensitive derivatives and 50% is targeted to diversified equity, fixed income and private market investments that are expected to outperform the liability with moderate funded status risk. At the beginning of 2020, our expected annual long-term rate of return on pension assets before consideration of administrative expenses is assumed to be 6.5%. Administrative expenses, including projected PBGC (Pension Benefit Guaranty Corporation) premiums reduce the annual long-term expected return net of administrative expenses to 6.0%.

The short term and long-term interest crediting rates during 2019 for cash balance components of the Combined Pension Plan were 2.25% and 4.00%, respectively.

Post-Retirement Benefit Plans: At the beginning of 2020, our expected annual long-term rate of return on post-retirement benefit plan assets is assumed to be 4.0%.

Permitted investments: Plan assets are managed consistent with the restrictions set forth by the Employee Retirement Income Security Act of 1974, as amended.

Fair Value Measurements: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB. For additional information on the fair value hierarchy, see Note 14—Fair Value of Financial Instruments.

At December 31, 2019, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2019:

•	Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

•	Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, and other methods by which all significant inputs were observable at the measurement date.

•	Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The plans’ assets are invested in various asset categories utilizing multiple strategies and investment managers. Interests in commingled funds are fair valued using a practical expedient to the net asset value (“NAV”) per unit (or its equivalent) of each fund. The NAV reported by the fund manager is based on the market value of the underlying investments owned by each fund, minus its liabilities, divided by the number of shares outstanding. Commingled funds can be redeemed at NAV, with a frequency that includes, daily, monthly, quarterly, semi-annually and annually. These commingled funds include redemption notice periods between same day and 270 days. Investments in private funds, primarily limited partnerships, represent long-term commitments with a fixed maturity date and are also valued at NAV. The plan has unfunded commitments related to certain private fund investments, which in aggregate are not material to the plan. Valuation inputs for these private fund interests are generally based on assumptions and other information not observable in the market. The assumptions and valuation methodologies of the pricing vendors, account managers, fund managers and partnerships are monitored and evaluated for reasonableness. Underlying investments held in funds are aggregated and are classified based on the fund mandate. Investments held in separate accounts are individually classified.

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2019. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivables, pending trades and accrued expenses.

	Fair Value of Combined Pension Plan Assets at December 31, 2019
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Assets
Investment grade bonds (a)	$828	3,197	—	$4,025
High yield bonds (b)	—	232	5	237
Emerging market bonds (c)	203	84	—	287
U.S. stocks (d)	756	3	1	760
Non-U.S. stocks (e)	592	—	—	592
Private debt (h)	—	—	16	16
Multi-asset strategies (l)	257	—	—	257
Repurchase agreements (n)	—	39	—	39
Cash equivalents and short-term investments (o)	—	433	—	433

Total investments, excluding investments valued at NAV	$2,636	3,988	22	6,646

Liabilities
Derivatives (m)	$1	(18)	—	(17)
Investments valued at NAV				3,864

Total pension plan assets				$10,493

	Fair Value of Post-Retirement Plan Assets at December 31, 2019
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Total investments, excluding investments valued at NAV	$—	—	—	—

Investments valued at NAV				13

Total post-retirement plan assets				$13

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2018. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivable, pending trades and accrued expenses.

	Fair Value of Combined Pension Plan Assets at December 31, 2018
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds (a)	$458	1,393	—	$1,851
High yield bonds (b)	—	277	7	284
Emerging market bonds (c)	151	181	—	332
U.S. stocks (d)	764	2	2	768
Non-U.S. stocks (e)	601	—	—	601
Private debt (h)	—	—	15	15
Multi-asset strategies (l)	342	—	—	342
Derivatives (m)	7	(2)	—	5
Cash equivalents and short-term investments (o)	3	907	—	910

Total investments, excluding investments valued at NAV	$2,326	2,758	24	5,108

Investments valued at NAV				4,925

Total pension plan assets				$10,033

	Fair Value of Post-Retirement Plan Assets at December 31, 2018
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Total investments, excluding investments valued at NAV	$—	—	—	—

Investments valued at NAV				18

Total post-retirement plan assets				$18

The table below presents the fair value of plan assets valued at NAV by category for our pension and post-retirement plans at December 31, 2019 and 2018.

	Fair Value of Plan Assets Valued at NAV
	Combined Pension Plan at December 31,		Post-Retirement Benefit Plans at December 31,
	2019	2018	2019	2018
	(Dollars in millions)
Investment grade bonds (a)	$211	109	—	—
High yield bonds (b)	39	388	—	—
U.S. stocks (d)	169	150	—	—
Non-U.S. stocks (e)	467	500	—	—
Emerging market stocks (f)	92	75	—	—
Private equity (g)	322	347	4	6
Private debt (h)	483	452	—	1
Market neutral hedge funds (i)	433	746	—	—
Directional hedge funds (j)	443	512	—	—
Real estate (k)	635	821	—	—
Multi-asset strategies (l)	449	763	—	—
Cash equivalents and short-term investments (o)	121	62	9	11

Total investments valued at NAV	$3,864	4,925	13	18

Below is an overview of the asset categories, the underlying strategies and valuation inputs used to value the assets in the preceding tables:

(a) Investment grade bonds represent investments in fixed income securities as well as commingled bond funds comprised of U.S. Treasury securities, agencies, corporate bonds, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Treasury securities are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other investment grade bonds primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. The primary observable inputs include references to the new issue market for similar securities, the secondary trading markets and dealer quotes. Option adjusted spread models are utilized to evaluate securities such as asset backed securities that have early redemption features. These securities are classified as Level 2. NAV funds’ underlying investments in this category are valued using the same inputs.

(b) High yield bonds represent investments in below investment grade fixed income securities as well as commingled high yield bond funds. The valuation inputs for the securities primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. These securities are primarily classified as Level 2. Securities whose valuation inputs are not based on observable market information are classified as Level 3. NAV funds’ underlying investments in this category are valued using the same inputs.

(c) Emerging market bonds represent investments in securities issued by governments and other entities located in developing countries as well as registered mutual funds and commingled emerging market bond funds. The valuation inputs for the securities utilize observable market information and are primarily based on dealer quotes or a spread relative to the local government bonds. The registered mutual fund is classified as Level 1 while individual securities are primarily classified as Level 2.

(d) U.S. stocks represent investments in stocks of U.S. based companies as well as commingled U.S. stock funds. The valuation inputs for U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are primarily classified as Level 1. Securities that are not actively traded but can be directly or indirectly observable are classified as Level 2. Securities whose valuation inputs are not based on observable market information are classified as Level 3. NAV funds’ underlying investments in this category are valued using the same inputs.

(e) Non-U.S. stocks represent investments in stocks of companies based in developed countries outside the U.S. as well as commingled funds. The valuation inputs for non-U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are primarily classified as Level 1. NAV funds’ underlying investments in this category are valued using the same inputs.

(f) Emerging market stocks represent investments in commingled funds comprised of stocks of companies located in developing markets. NAV funds’ underlying investments in this category are valued using the same inputs.

(g) Private equity represents non-public investments in domestic and foreign buy out and venture capital funds. Private equity funds are primarily structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The partnerships are valued at NAV using valuation methodologies that consider a range of factors, including but not limited to the price at which investments were acquired, the nature of the investments, market conditions, trading values on comparable public securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investments. These valuation methodologies involve a significant degree of judgment.

(h) Private debt represents non-public investments in distressed or mezzanine debt funds and pension group insurance contracts. Pension group insurance contracts are valued based on actuarial assumptions and are classified as Level 3. Mezzanine debt instruments are debt instruments that are subordinated to other debt issues and may include embedded equity instruments such as warrants. Private debt funds are primarily structured as limited partnerships and are valued at NAV according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The valuation of underlying fund investments is based on factors including the issuer’s current and projected credit worthiness, the security’s terms, reference to the securities of comparable companies, and other market factors. These valuation methodologies involve a significant degree of judgment.

(i) Market neutral hedge funds hold investments in a diversified mix of instruments that are intended in combination to exhibit low correlations to market fluctuations. These investments are typically combined with futures to achieve uncorrelated excess returns over various markets. Hedge funds are valued at NAV based on the market value of the underlying investments which include publicly traded equity and fixed income securities and privately negotiated debt securities.

(j) Directional hedge funds—This asset category represents investments that may exhibit somewhat higher correlations to market fluctuations than the market neutral hedge funds. Investments in hedge funds include both direct investments and investments in diversified funds of funds. Hedge funds are valued at NAV based on the market value of the underlying investments which include publicly traded equity and fixed income securities and privately negotiated debt securities.

(k) Real estate represents investments in commingled funds and limited partnerships that invest in a diversified portfolio of real estate properties. These investments are valued at NAV according to the valuation policy of each fund or partnership, subject to prevailing accounting and other regulatory guidelines. The valuation inputs of the underlying properties are generally based on third-party appraisals that use comparable sales or a projection of future cash flows to determine fair value.

(l) Multi-asset strategies represent broadly diversified strategies that have the flexibility to tactically adjust exposures to different asset classes through time. This asset category includes investments in a registered mutual fund which is classified as Level 1 and may include commingled funds which are valued at NAV based on the market value of the underlying investments.

(m) Derivatives include exchange traded futures contracts which are classified as Level 1, as well as privately negotiated over the counter swaps and options that are valued based on the change in interest rates or a specific market index and are classified as Level 2. The market values represent gains or losses that occur due to fluctuations in interest rates, foreign currency exchange rates, security prices, or other factors.

(n) Repurchase Agreements includes contracts where the security owner sells a security with the agreement to buy it back at a future date and price. Agreements are valued based on expected settlement terms and are classified as Level 2.

(o) Cash equivalents and short-term investments represent investments that are used in conjunction with derivatives positions or are used to provide liquidity for the payment of benefits or other purposes. The valuation inputs of securities are based on a spread to U.S. Treasury Bills, the Federal Funds Rate, or London Interbank Offered Rate and consider yields available on comparable securities of issuers with similar credit ratings and are primarily classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above.

Derivative instruments: Derivative instruments are used to reduce risk as well as provide return. The gross notional exposure of the derivative instruments directly held by the pension benefit plan is shown below. The notional amount of the derivatives corresponds to market exposure but does not represent an actual cash investment. Our post-retirement plans were not invested in derivative instruments for the years ended December 31, 2019 or 2018.

	Gross Notional Exposure
	Combined Pension Plan
	Years Ended December 31,
	2019	2018
	(Dollars in millions)
Derivative instruments:
Exchange-traded U.S. equity futures	$184	300
Exchange-traded Treasury and other interest rate futures	1,253	3,901
Exchange-traded EURO futures	10	—
Interest rate swaps	44	83
Credit default swaps	205	66
Index swaps	2,058	—
Foreign exchange forwards	508	295
Options	146	192

Concentrations of Risk: Investments, in general, are exposed to various risks, such as significant world events, interest rate, credit, foreign currency and overall market volatility risk. These risks are managed by broadly diversifying assets across numerous asset classes and strategies with differing expected returns, volatilities and correlations. Risk is also broadly diversified across numerous market sectors and individual companies. Financial instruments that potentially subject the plans to concentrations of counterparty risk consist principally of investment contracts with high quality financial institutions. These investment contracts are typically collateralized obligations and/or are actively managed, limiting the amount of counterparty exposure to any one financial institution. Although the investments are well diversified, the value of plan assets could change materially depending upon the overall market volatility, which could affect the funded status of the plans.

The table below presents a rollforward of the pension plan assets valued using Level 3 inputs:

	Combined Pension Plan Assets Valued Using Level 3 Inputs
	High Yield Bonds	Emerging Market Bonds	U.S. Stocks	Private Debt	Cash	Total
	(Dollars in millions)
Balance at December 31, 2017	$7	1	3	15	1	27
Acquisitions (dispositions)	—	—	(2)	—	(1)	(3)
Actual return on plan assets	—	(1)	1	—	—	—

Balance at December 31, 2018	7	—	2	15	—	24
Acquisitions (dispositions)	(2)	—	—	1	—	(1)
Actual return on plan assets	—	—	(1)	—	—	(1)

Balance at December 31, 2019	$5	—	1	16	—	22

Certain gains and losses are allocated between assets sold during the year and assets still held at year-end based on transactions and changes in valuations that occurred during the year. These allocations also impact our calculation of net acquisitions and dispositions.

For the year ended December 31, 2019, the investment program produced actual gains on qualified pension and post-retirement plan assets of $1.6 billion as compared to expected returns of $619 million for a difference of $1.0 billion. For the year ended December 31, 2018, the investment program produced actual loses on qualified pension and post-retirement plan assets of $350 million as compared to the expected returns of $686 million for a difference of $1.0 billion. The short-term annual returns on plan assets will almost always be different from the expected long-term returns and the plans could experience net gains or losses, due primarily to the volatility occurring in the financial markets during any given year.

Unfunded Status

The following table presents the unfunded status of the Combined Pension Plan and post-retirement benefit plans:

	Combined Pension Plan		Post-Retirement Benefit Plans
	Years Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(Dollars in millions)
Benefit obligation	$(12,217)	(11,594)	(3,037)	(2,977)
Fair value of plan assets	10,493	10,033	13	18

Unfunded status	(1,724)	(1,561)	(3,024)	(2,959)
Current portion of unfunded status	—	—	(224)	(252)

Non-current portion of unfunded status	$(1,724)	(1,561)	(2,800)	(2,707)

The current portion of our post-retirement benefit obligations is recorded on our consolidated balance sheets in accrued expenses and other current liabilities-salaries and benefits.

Accumulated Other Comprehensive Loss-Recognition and Deferrals

The following table presents cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2018, items recognized as a component of net periodic benefits expense in 2019, additional items deferred during 2019 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2019. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2018	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCL	2019
	(Dollars in millions)
Accumulated other comprehensive loss:
Pension plans:
Net actuarial (loss) gain	$(2,973)	224	(297)	(73)	(3,046)
Prior service benefit (cost)	46	(8)	9	1	47
Deferred income tax benefit (expense)	754	(53)	69	16	770

Total pension plans	(2,173)	163	(219)	(56)	(2,229)

Post-retirement benefit plans:
Net actuarial (loss) gain	7	—	(182)	(182)	(175)
Prior service (cost) benefit	(87)	16	—	16	(71)
Deferred income tax benefit (expense)	22	(4)	44	40	62

Total post-retirement benefit plans	(58)	12	(138)	(126)	(184)

Total accumulated other comprehensive loss	$(2,231)	175	(357)	(182)	(2,413)

The following table presents cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2017, items recognized as a component of net periodic benefits expense in 2018, additional items deferred during 2018 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2017. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2017	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCL	2018
	(Dollars in millions)
Accumulated other comprehensive loss:
Pension plans:
Net actuarial (loss) gain	$(2,892)	179	(260)	(81)	(2,973)
Prior service benefit (cost)	54	(8)	—	(8)	46
Deferred income tax benefit (expense)(1)	1,107	(418)	65	(353)	754

Total pension plans	(1,731)	(247)	(195)	(442)	(2,173)

Post-retirement benefit plans:
Net actuarial (loss) gain	(250)	—	257	257	7
Prior service (cost) benefit	(107)	20	—	20	(87)
Deferred income tax benefit (expense)(2)	122	(37)	(63)	(100)	22

Total post-retirement benefit plans	(235)	(17)	194	177	(58)

Total accumulated other comprehensive loss	$(1,966)	(264)	(1)	(265)	(2,231)

(1) Amounts currently recognized in net periodic benefits expense include $375 million of benefit arising from the adoption of ASU 2018-02. See Note 1— Background and Summary of Significant Accounting Policies for further detail.

(2) Amounts currently recognized in net periodic benefits expense include $32 million arising from the adoption of ASU 2018-02. See Note 1— Background and Summary of Significant Accounting Policies for further detail.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

We sponsor post-retirement health care plans with several benefit options that provide prescription drug benefits that we deem actuarially equivalent to or exceeding Medicare Part D. We recognize the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of our post-retirement benefit obligation and net periodic post-retirement benefit expense.

Other Benefit Plans

Health Care and Life Insurance

We provide health care and life insurance benefits to essentially all of our active employees. We are largely self-funded for the cost of the health care plan. Our health care benefit expense for current employees was $381 million, $434 million and $341 million for the years ended December 31, 2019, 2018 and 2017, respectively. Union-represented employee benefits are based on negotiated collective bargaining agreements. Employees contributed $148 million, $142 million, $128 million for the years ended December 31, 2019, 2018 and 2017, respectively. Our group basic life insurance plans are fully insured and the premiums are paid by us.

401(k) Plans

We sponsor qualified defined contribution plans covering substantially all of our employees. Under these plans, employees may contribute a percentage of their annual compensation up to certain maximums, as defined by the plans and by the Internal Revenue Service (“IRS”). Currently, we match a percentage of employee contributions in cash. At December 31, 2019 and 2018, the assets of the plans included approximately 11 million shares and 12 million shares, respectively, of our common stock all of which were the result of the combination of previous employer match and participant directed contributions. We recognized expenses related to these plans of $113 million, $93 million and $77 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Upon the November 1, 2017 closing of our acquisition of Level 3, we assumed various defined contribution plans covering substantially all eligible employees of Level 3. On December 31, 2017, we merged the Level 3 Communications, Inc. 401(k) Plan into the CenturyLink Dollar & Sense 401(k) Plan. The resulting plan covers substantially all eligible non-represented employees of the combined company in the US.

Deferred Compensation Plans

We sponsored non-qualified deferred compensation plans for various groups that included certain of our current and former highly compensated employees. The value of liabilities related to these plans was not significant.

(12)  Share-based Compensation

We maintain an equity incentive program that allows our Board of Directors (through its Compensation Committee or our Chief Executive Officer as its delegate) to grant incentives to certain employees and outside directors in one or more forms, including: incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and market and performance shares. Stock options generally expire ten years from the date of grant.

Acquisition of Level 3

As discussed in Note 2—Acquisition of Level 3, upon the November 1, 2017 acquisition of Level 3, and pursuant to the terms of the merger agreement, we assumed certain of Level 3’s share-based compensation awards, which were converted to settle in shares of CenturyLink common stock. Specifically:

•

each outstanding Level 3 restricted stock unit award granted prior to April 1, 2014 or granted to an outside director of Level 3 was converted into $26.50 in cash and 1.4286 shares of our common stock (and cash in lieu of fractional shares) with respect to each Level 3 share covered by such award (the “Converted RSU Awards”); and

•

each outstanding Level 3 restricted stock unit award granted on or after April 1, 2014 (other than these granted to outside directors of Level 3) was converted into a CenturyLink restricted stock unit award using a conversion ratio of 2.8386 to 1 as determined in accordance with a formula set forth in the merger agreement (the “Continuing RSU Awards”).

The aggregate fair value of the replaced Level 3 awards was $239 million, of which $103 million was attributable to service performed prior to the acquisition date and was included in the cost of the acquisition. The fair value of CenturyLink shares was determined based on the $18.99 closing price of our common stock on November 1, 2017. The remaining $136 million of the preliminary aggregate fair value of the replaced Level 3 awards was attributable to post-acquisition period and was recognized as compensation expense, net of estimated forfeitures, over the remaining 1 to 2 year vesting period.

Stock Options

The following table summarizes activity involving stock option awards for the year ended December 31, 2019:

	Number of Options	Weighted- Average Exercise Price
	(in thousands)
Outstanding and Exercisable at December 31, 2018	543	$27.46
Exercised	(6)	11.38
Forfeited/Expired	(68)	24.78

Outstanding and Exercisable at December 31, 2019	469	28.04

The aggregate intrinsic value of our options outstanding and exercisable at December 31, 2019 was less than $1 million. The weighted-average remaining contractual term for such options was 0.18 years.

During 2019, we received net cash proceeds of less than $1 million in connection with our option exercises. The tax benefit realized from these exercises was less than $1 million. The total intrinsic value of options exercised for the years ended December 31, 2019, 2018 and 2017, was less than $1 million each year.

Restricted Stock Awards and Restricted Stock Unit Awards

For equity based restricted stock and restricted stock unit awards that contain only service conditions for vesting (time-based awards), we calculate the award fair value based on the closing price of CenturyLink common stock on the accounting grant date. We also grant equity-based awards that contain service conditions as well as additional market or performance conditions. For awards having both service and market conditions, the award fair value is calculated using Monte-Carlo simulations. Awards with service as well as market or performance conditions specify a target number of shares for the award, although each recipient ultimately has the opportunity to receive between 0% and 200% of the target number of shares. For awards with service and market conditions, the percentage received is based on our total shareholder return over the three-year service period versus that of selected peer companies. For awards with service and performance conditions, the percentage received depends upon the attainment of one or more financial performance targets during the two- or three-year service period.

The following table summarizes activity involving restricted stock and restricted stock unit awards for the year ended December 31, 2019:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested at December 31, 2018	17,059	$19.65
Granted (1)	9,780	12.41
Vested	(9,038)	19.54
Forfeited	(1,757)	18.62

Non-vested at December 31, 2019	16,044	15.42

(1) Shares granted whose related performance conditions were not finalized at December 31, 2019, were excluded from this figure.

During 2018, we granted 9.7 million shares of restricted stock and restricted stock unit awards at a weighted-average price of $17.02. During 2017, we granted 5.2 million shares of restricted stock and restricted stock unit awards at a weighted-average price of $22.02. The total fair value of restricted stock that vested during 2019, 2018 and 2017, was $118 million, $169 million and $60 million, respectively.

Compensation Expense and Tax Benefit

We recognize compensation expense related to our market and performance share-based awards with graded vesting that only have a service condition on a straight-line basis over the requisite service period for the entire award. Total compensation expense for all share-based payment arrangements for the years ended December 31, 2019, 2018 and 2017, was $162 million, $186 million and $111 million, respectively. Our tax benefit recognized in the consolidated statements of operations for our share-based payment arrangements for the years ended December 31, 2019, 2018 and 2017, was $39 million, $46 million and $28 million, respectively. At December 31, 2019, there was $190 million of total unrecognized compensation expense related to our share-based payment arrangements, which we expect to recognize over a weighted-average period of 1.6 years.

(13)  (Loss) Earnings Per Common Share

Basic and diluted (loss) earnings per common share for the years ended December 31, 2019, 2018 and 2017 were calculated as follows:

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions, except per share amounts, shares in thousands)
Loss income (Numerator):
Net (loss) income	$(5,269)	(1,733)	1,389

Net (loss) income applicable to common stock for computing basic earnings per common share	(5,269)	(1,733)	1,389

Net (loss) income as adjusted for purposes of computing diluted earnings per common share	$(5,269)	(1,733)	1,389

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	1,088,730	1,078,409	635,576
Non-vested restricted stock	(17,289)	(12,543)	(7,768)

Weighted average shares outstanding for computing basic earnings per common share	1,071,441	1,065,866	627,808
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	—	—	10
Shares issuable under incentive compensation plans	—	—	875

Number of shares as adjusted for purposes of computing diluted (loss) earnings per common share	1,071,441	1,065,866	628,693

Basic (loss) earnings per common share	$(4.92)	(1.63)	2.21

Diluted (loss) earnings per common share (1)	$(4.92)	(1.63)	2.21

(1) For the year ended December 31, 2019 and December 31, 2018, we excluded from the calculation of diluted loss per share 3.0 million shares and 4.6 million shares, respectively, potentially issuable under incentive compensation plans or convertible securities, as their effect, if included, would have been anti-dilutive.

Our calculation of diluted (loss) earnings per common share excludes shares of common stock that are issuable upon exercise of stock options when the exercise price is greater than the average market price of our common stock. We also exclude unvested restricted stock awards that are antidilutive as a result of unrecognized compensation cost. Such shares were 6.8 million, 2.7 million and 4.7 million for 2019, 2018 and 2017, respectively.

(14)    Fair Value of Financial Instruments

Our financial instruments consist of cash, cash equivalents and restricted cash, accounts receivable, accounts payable and long-term debt, excluding finance lease and other obligations. Due to their short-term nature, the carrying amounts of our cash, cash equivalents and restricted cash, accounts receivable and accounts payable approximate their fair values.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB.

We determined the fair values of our long-term debt, including the current portion, based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

The three input levels in the hierarchy of fair value measurements are defined by the FASB generally as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.
Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3	Unobservable inputs in which little or no market data exists.

The following table presents the carrying amounts and estimated fair values of our long-term debt, excluding finance lease and other obligations, as well as the input level used to determine the fair values indicated below:

		As of December 31, 2019		As of December 31, 2018
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(Dollars in millions)
Liabilities-Long-term debt, excluding finance lease and other obligations	2	$34,472	35,737	35,260	32,915
Interest rate swap contracts (see Note 15)	2	51	51	—	—

(15)  Derivative Financial Instruments

From time to time, CenturyLink, Inc. uses derivative financial instruments, primarily interest rate swaps, to manage our exposure to fluctuations in interest rates. Our primary objective in managing interest rate risk is to decrease the volatility of our earnings and cash flows affected by changes in the underlying rates. We have floating rate long-term debt (see Note 7—Long-Term Debt and Credit Facilities of this report). These obligations expose us to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense also decreases. We have designated our currently outstanding interest rate swap agreements as cash flow hedges. As described further below, under these hedges, we receive variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the lives of the agreements without exchange of the underlying notional amount. The change in the fair value of the interest rate swap agreements is reflected in AOCI and, as described below, is subsequently reclassified into earnings in the period that the hedged transaction affects earnings by virtue of qualifying as effective cash flow hedges. We do not use derivative financial instruments for speculative purposes.

In February 2019, we entered into five variable-to-fixed interest rate swap agreements to hedge the interest payments on $2.5 billion notional amount of floating rate debt. The five interest rate swap agreements are with different counterparties; one for $700 million and the other four for $450 million each. The transactions were effective beginning March 31, 2019 and mature March 31, 2022. Under the terms of these interest rate swap transactions, we receive interest payments based on one month floating LIBOR terms and pay interest at the fixed rate of 2.48%.

In June 2019, we entered into six variable-to-fixed interest rate swap agreements to hedge the interest payments on $1.5 billion notional amount of floating rate debt. The six interest rate swap agreements are with different counterparties for $250 million each. The transactions were effective beginning June 30, 2019 and mature June 30, 2022. Under the terms of these interest rate swap transactions, we receive interest payments based on one month floating LIBOR terms and pay interest at the fixed rate of 1.58%.

We evaluate the effectiveness of all of our February 2019 and June 2019 hedges qualitatively on a quarterly basis and both qualified as effective hedge relationships at December 31, 2019.

CenturyLink, Inc. is exposed to credit related losses in the event of non-performance by counterparties. The counterparties to any of the financial derivatives we enter into are major institutions with investment grade credit ratings. We evaluate counterparty credit risk before entering into any hedge transaction and continue to closely monitor the financial market and the risk that our counterparties will default on their obligations as part of our quarterly qualitative effectiveness evaluation.

Amounts accumulated in AOCI related to derivatives are indirectly recognized in earnings as periodic settlement payments are made throughout the term of the swaps.

The table below presents the fair value of our derivative financial instruments as well as their classification on the consolidated balance sheet at December 31, 2019 as follows (in millions):

	Liability Derivatives
	December 31, 2019
Derivatives designated as	Balance Sheet Location	Fair Value
Cash flow hedging contracts	Other current and noncurrent liabilities	$51

The amount of losses recognized in AOCI consists of the following (in millions):

Derivatives designated as hedging instruments	2019
Cash flow hedging contracts
Year Ended December 31, 2019	$51

Amounts currently included in AOCI will be reflected as earnings prior to the settlement of these cash flow hedging contracts in 2022. We estimate that $22 million of net losses on the interest rate swaps (based on the estimated LIBOR curve as of December 31, 2019) will be reflected as earnings within the next twelve months.

(16)  Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act reduces the U.S. corporate income tax rate from a maximum of 35% to 21% for all corporations, effective January 1, 2018, and makes certain changes to U.S. taxation of income earned by foreign subsidiaries, capital expenditures, interest expense and various other items.

As a result of the reduction in the U.S. corporate income tax rate from 35% to 21%, we re-measured our net deferred tax liabilities at December 31, 2017 and recognized a provisional tax benefit of approximately $1.1 billion in our consolidated statement of operations for the year ended December 31, 2017. As a result of finalizing our provisional amount recorded in 2017, we recorded a reduction to this amount for purchase price accounting adjustments resulting from the Level 3 acquisition and the tax reform impact on those adjustments of $92 million in 2018.

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Income tax expense (benefit) was as follows:
Federal
Current	$7	(576)	82
Deferred	376	734	(988)

State
Current	15	(22)	21
Deferred	81	52	16

Foreign
Current	35	36	22
Deferred	(11)	(54)	(2)

Total income tax expense (benefit)	$503	170	(849)

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Income tax (benefit) expense was allocated as follows:
Income tax (benefit) expense in the consolidated statements of operations:
Attributable to income	$503	170	(849)
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	—	—	—
Tax effect of the change in accumulated other comprehensive loss	(62)	(2)	81

The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

	Years Ended December 31,
	2019	2018	2017
	(Percentage of pre-tax income)
Statutory federal income tax rate	21.0%	21.0%	35.0%
State income taxes, net of federal income tax benefit	(1.6)%	(1.5)%	3.9%
Impairment of goodwill	(28.6)%	(36.6)%	— %
Change in liability for unrecognized tax position	(0.2)%	1.3%	1.0%
Tax reform	— %	(5.9)%	(209.8)%
Net foreign income taxes	(0.5)%	1.8%	(0.7)%
Foreign dividend paid to a domestic parent company	— %	— %	0.2%
Research and development credits	0.1%	0.9%	(1.4)%
Tax impact on sale of data centers and colocation business	— %	— %	5.0%
Tax benefit of net operating loss carryback	— %	9.1%	— %
Level 3 acquisition transaction costs	— %	— %	6.0%
Other, net	(0.8)%	(1.0)%	3.6%

Effective income tax rate	(10.6)%	(10.9)%	(157.2)%

The effective tax rates for the years ended December 31, 2019 and December 31, 2018 include a $1.4 billion and a $572 million unfavorable impact of non-deductible goodwill impairments, respectively. Additionally, the effective tax rate for the year ended December 31, 2018 reflects a $92 million unfavorable impact due to finalizing the impacts of tax reform. Partially offsetting these amounts is a $142 million benefit generated by a loss carryback to 2016. The effective tax rate for the year ended December 31, 2017 reflects the benefit of approximately $1.1 billion from the re-measurement of deferred taxes as noted above, a $27 million tax expense related to the sale of our colocation business and $32 million tax impact of non-deductible transaction costs related to the Level 3 acquisition.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

	As of December 31,
	2019	2018
	(Dollars in millions)
Deferred tax assets
Post-retirement and pension benefit costs	$1,169	1,111
Net operating loss carryforwards	3,167	3,445
Other employee benefits	134	162
Other	577	553

Gross deferred tax assets	5,047	5,271
Less valuation allowance	(1,319)	(1,331)

Net deferred tax assets	3,728	3,940

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(3,489)	(3,011)
Goodwill and other intangible assets	(3,019)	(3,303)
Other	—	(23)

Gross deferred tax liabilities	(6,508)	(6,337)

Net deferred tax liability	$(2,780)	(2,397)

Of the $2.8 billion and $2.4 billion net deferred tax liability at December 31, 2019 and 2018, respectively, $2.9 billion and $2.5 billion is reflected as a long-term liability and $118 million and $131 million is reflected as a net noncurrent deferred tax asset at December 31, 2019 and 2018, respectively.

At December 31, 2019, we had federal NOLs of $6.2 billion, net of limitations of Section 382 of the Internal Revenue Code (“Section 382”) and uncertain tax positions, for U.S. federal income tax purposes. If unused, the NOLs will expire between 2022 and 2037. The U.S. federal net operating loss carryforwards expire as follows:

Expiring	Amount
December 31,	(Dollars in millions)
2022	$177
2023	614
2024	1,403
2025	1,042
2026	1,525
2027	375
2028	637
2029	645
2030	668
2031	733
2032	348
2033	238
2037	2,973

NOLs per return	11,378
Uncertain tax positions	(5,183)

Financial NOLs	$6,195

At December 31, 2019 we had state net operating loss carryforwards of $18 billion (net of uncertain tax positions). We also had foreign NOL carryforwards of $6 billion. Our acquisitions of Level 3, Qwest and SAVVIS, Inc. caused “ownership changes” within the meaning of Section 382 for the acquired companies. As a result, our ability to use these NOLs and tax credits are subject to annual limits imposed by Section 382. Despite this, we expect to use substantially all of these tax attributes to reduce our future federal tax liabilities, although the timing of that use will depend upon our future earnings and future tax circumstances.

We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2019, a valuation allowance of $1.3 billion was established as it is more likely than not that this amount of net operating loss, capital loss and tax credit carryforwards will not be utilized prior to expiration. Our valuation allowance at December 31, 2019 and 2018 is primarily related to foreign and state NOL carryforwards. This valuation allowance decreased by $12 million during 2019, primarily due to the impact of foreign exchange rate adjustments and state law changes.

A reconciliation of the change in our gross unrecognized tax benefits (excluding both interest and any related federal benefit) from January 1 to December 31 for 2019 and 2018 is as follows:

	2019	2018
	(Dollars in millions)
Unrecognized tax benefits at beginning of year	$1,587	40
Increase in tax positions of the current year netted against deferred tax assets	11	—
Increase in tax positions of prior periods netted against deferred tax assets	6	1,353
Decrease in tax positions of the current year netted against deferred tax assets	(49)	(15)
Decrease in tax positions of prior periods netted against deferred tax assets	(19)	—
Increase in tax positions taken in the current year	5	4
Increase in tax positions taken in the prior year	10	211
Decrease due to payments/settlements	(8)	(1)
Decrease from the lapse of statute of limitations	—	(2)
Decrease due to the reversal of tax positions taken in a prior year	(5)	(3)

Unrecognized tax benefits at end of year	$1,538	1,587

The total amount (including both interest and any related federal benefit) of unrecognized tax benefits that, if recognized, would impact the effective income tax rate was $259 million and $256 million at December 31, 2019 and 2018, respectively.

Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $15 million and $17 million at December 31, 2019 and 2018, respectively.

We, or at least one of our subsidiaries, file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002. The Internal Revenue Service and state and local taxing authorities reserve the right to audit any period where net operating loss carryforwards are available.

Based on our current assessment of various factors, including (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, and (iv) the administrative practices of applicable taxing jurisdictions, it is reasonably possible that the related unrecognized tax benefits for uncertain tax positions previously taken may decrease by up to $3 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(17)  Segment Information

As described in more detail below, our segments are managed based on the direct costs of providing services to their customers and the associated selling, general and administrative costs (primarily salaries and commissions). Shared costs that were previously reported in segments are managed separately and included in “Operations and Other”, in the tables below. We reclassified certain prior period amounts to conform to the current period presentation.

At December 31, 2019, we had the following five reportable segments:

•

International and Global Accounts Management (“IGAM”) Segment. Under our IGAM segment, we provide our products and services to approximately 200 global enterprise customers and to enterprises and carriers in three operating regions: Europe Middle East and Africa, Latin America and Asia Pacific;

•

Enterprise Segment. Under our enterprise segment, we provide our products and services to large and regional domestic and global enterprises, as well as public sector, which includes the U.S. Federal government, state and local governments and research and education institutions;

•	Small and Medium Business (“SMB”) Segment. Under our SMB segment, we provide our products and services to small and medium businesses directly and through our indirect channel partners; and

•

Wholesale Segment. Under our wholesale segment, we provide our products and services to a wide range of other communication providers across the wireline, wireless, cable, voice and data center sectors. Our wholesale customers range from large global telecom providers to small regional providers; and

•

Consumer Segment. Under our consumer segment, we provide our products and services to residential customers. Additionally, Universal Service Fund (“USF”) federal and state support payments, Connect America Fund (“CAF”) federal support revenue, and other revenue from leasing and subleasing including prior year rental income associated with the 2017 failed-sale-leaseback are reported in our consumer segment as regulatory revenue.

Product and Service Categories

We categorize our products and services revenue among the following four categories for our International and Global Accounts Management, Enterprise, Small and Medium Business and Wholesale segments:

•	IP and Data Services, which includes primarily VPN data networks, Ethernet, IP, content delivery and other ancillary services;

•

Transport and Infrastructure, which includes wavelengths, dark fiber, private line, colocation and data center services, including cloud, hosting and application management solutions, professional services and other ancillary services;

•	Voice and Collaboration, which includes primarily local and long-distance voice, including wholesale voice, and other ancillary services, as well as VoIP services; and

•	IT and Managed Services, which includes information technology services and managed services, which may be purchased in conjunction with our other network services.

We categorize our products and services revenue among the following four categories for our Consumer segment:

•	Broadband, which includes high-speed, fiber based and lower speed DSL broadband services;

•	Voice, which includes local and long-distance services;

•

Regulatory Revenue, which consists of (i) CAF, USF and other support payments designed to reimburse us for various costs related to certain telecommunications services and (ii) other operating revenue from the leasing and subleasing of space; and

•	Other, which includes retail video services (including our linear and TV services), professional services and other ancillary services.

The following tables summarize our segment results for 2019, 2018 and 2017 based on the segment categorization we were operating under at December 31, 2019.

	Year Ended December 31, 2019
	International and Global Accounts	Enterprise	Small and Medium Business	Wholesale	Consumer	Total Segments	Operations and Other	Total
	(Dollars in millions)
Revenue:
IP and Data Services	$1,676	2,763	1,184	1,377	—	7,000	—	7,000
Transport and Infrastructure	1,318	1,545	420	1,920	—	5,203	—	5,203
Voice and Collaboration	377	1,567	1,306	771	—	4,021	—	4,021
IT and Managed Services	225	258	46	6	—	535	—	535
Broadband	—	—	—	—	2,876	2,876	—	2,876
Voice	—	—	—	—	1,881	1,881	—	1,881
Regulatory	—	—	—	—	634	634	—	634
Other	—	—	—	—	251	251	—	251

Total Revenue	3,596	6,133	2,956	4,074	5,642	22,401	—	22,401
Expenses:
Cost of services and products	1,044	2,088	606	567	313	4,618	5,459	10,077
Selling, general and administrative	266	555	480	80	415	1,796	1,919	3,715
Less: share-based compensation	—	—	—	—	—	—	(162)	(162)

Total expense	1,310	2,643	1,086	647	728	6,414	7,216	13,630

Total adjusted EBITDA	$2,286	3,490	1,870	3,427	4,914	15,987	(7,216)	8,771

	Year Ended December 31, 2018
	International and Global Accounts	Enterprise	Small and Medium Business	Wholesale	Consumer	Total Segments	Operations and Other	Total
	(Dollars in millions)
Revenue:
IP and Data Services	$1,728	2,673	1,178	1,382	—	6,961	—	6,961
Transport and Infrastructure	1,276	1,550	471	2,136	—	5,433	—	5,433
Voice and Collaboration	387	1,607	1,443	872	—	4,309	—	4,309
IT and Managed Services	262	303	52	7	—	624	—	624
Broadband	—	—	—	—	2,822	2,822	—	2,822
Voice	—	—	—	—	2,173	2,173	—	2,173
Regulatory	—	—	—	—	729	729	—	729
Other	—	—	—	—	392	392	—	392

Total Revenue	3,653	6,133	3,144	4,397	6,116	23,443	—	23,443
Expenses:
Cost of services and products	1,056	2,038	614	645	500	4,853	6,009	10,862
Selling, general and administrative	256	573	517	86	511	1,943	2,222	4,165
Less: share-based compensation	—	—	—	—	—	—	(186)	(186)

Total expense	1,312	2,611	1,131	731	1,011	6,796	8,045	14,841

Total adjusted EBITDA	$2,341	3,522	2,013	3,666	5,105	16,647	(8,045)	8,602

	Year Ended December 31, 2017
	International and Global Accounts	Enterprise	Small and Medium Business	Wholesale	Consumer	Total Segments	Operations and Other	Total
	(Dollars in millions)
Revenue:
IP and Data Services	$528	1,515	634	916	—	3,593	1	3,594
Transport and Infrastructure	406	1,116	419	1,530	—	3,471	192	3,663
Voice and Collaboration	176	1,245	1,314	569	—	3,304	—	3,304
IT and Managed Services	272	310	51	11	—	644	—	644
Broadband	—	—	—	—	2,698	2,698	—	2,698
Voice	—	—	—	—	2,531	2,531	—	2,531
Regulatory	—	—	—	—	731	731	—	731
Other	—	—	—	—	491	491	—	491

Total Revenue	1,382	4,186	2,418	3,026	6,451	17,463	193	17,656
Expenses:
Cost of services and products	457	1,365	389	413	620	3,244	4,959	8,203
Selling, general and administrative	104	365	448	47	695	1,659	1,849	3,508
Less: share-based compensation	—	—	—	—	—	—	(111)	(111)

Total expense	561	1,730	837	460	1,315	4,903	6,697	11,600

Total adjusted EBITDA	$821	2,456	1,581	2,566	5,136	12,560	(6,504)	6,056

We recognize revenue in our consolidated statements of operations for certain USF surcharges and transaction taxes that we bill to our customers. Our consolidated statements of operations also reflect the offsetting expense for the amounts we remit to the government agencies. The USF surcharges are assigned to the products and services categories based on the underlying revenue. We also act as a collection agent for certain other USF and transaction taxes that we are required by government agencies to bill our customers, for which we do not record any revenue or expense because we only act as a pass-through agent.

The following table provides the amount of USF surcharges and transaction taxes:

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
USF surcharges and transaction taxes	$1,002	952	601

Revenue and Expenses

Our segment revenue includes all revenue from our five segments as described in more detail above. Our segment revenue is based upon each customer’s classification. We report our segment revenue based upon all services provided to that segment’s customers. Our segment expenses include specific cost of service expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are directly associated with specific segment customers or activities.

The following items are excluded from our segment results, because they are centrally managed and not monitored by or reported to our CODM by segment:

•	Network expenses not incurred as a direct result of providing services and products to segment customers;

•	centrally managed expenses such as Operations, Finance, Human Resources, Legal, Marketing, Product Management and IT, which are reported as “Operations and Other”;

•	depreciation and amortization expense or impairments;

•	interest expense, because we manage our financing on a consolidated basis and have not allocated assets or debt to specific segments;

•	stock-based compensation; and

•	other income and expense items are not monitored as a part of our segment operations.

The following table reconciles total segment adjusted EBITDA to net (loss) income for the years ended December 31, 2019, 2018 and 2017:

	Years Ended December 31,
	2019	2018	2017
	(Dollars in millions)
Total segment adjusted EBITDA	$15,987	16,647	12,560
Depreciation and amortization	(4,829)	(5,120)	(3,936)
Goodwill impairment	(6,506)	(2,726)	—
Other operating expenses	(7,216)	(8,045)	(6,504)
Share-based compensation	(162)	(186)	(111)

Operating (loss) income	(2,726)	570	2,009
Total other expense, net	(2,040)	(2,133)	(1,469)

(Loss) income before income taxes	(4,766)	(1,563)	540
Income tax expense (benefit)	503	170	(849)

Net (loss) income	$(5,269)	(1,733)	1,389

We do not have any single customer that provides more than 10% of our consolidated total operating revenue.

The assets we hold outside of the U.S. represent less than 10% of our total assets. Revenue from sources outside of the U.S. is responsible for less than 10% of our total operating revenue.

(18)  Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2019
Operating revenue	$5,647	5,578	5,606	5,570	22,401
Operating (loss) income	(5,499)	976	950	847	(2,726)
Net (loss) income	(6,165)	371	302	223	(5,269)
Basic (loss) earnings per common share	(5.77)	0.35	0.28	0.21	(4.92)
Diluted (loss) earnings per common share	(5.77)	0.35	0.28	0.21	(4.92)
2018
Operating revenue	$5,945	5,902	5,818	5,778	23,443
Operating income (loss)	750	767	894	(1,841)	570
Net income (loss)	115	292	272	(2,412)	(1,733)
Basic earnings (loss) per common share	0.11	0.27	0.25	(2.26)	(1.63)
Diluted earnings (loss) per common share	0.11	0.27	0.25	(2.26)	(1.63)

During the first quarter of 2019, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $6.5 billion for goodwill, see Note 4—Goodwill, Customer Relationships and Other Intangible Assets for further details.

During the fourth quarter of 2018, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $2.7 billion for goodwill see Note 4—Goodwill, Customer Relationships and Other Intangible Assets for further details.

During the first quarter of 2018, we recognized $71 million of expenses related to our acquisition of Level 3 followed by acquisition-related expenses of $162 million, $43 million and $117 million in the second, third and fourth quarters of 2018, respectively. During 2019, we recognized expenses related to our acquisition of Level 3 of $34 million, $39 million, $38 million and $123 million in the first, second, third and fourth quarters of 2019, respectively.

(19)  Commitments, Contingencies and Other Items

We are subject to various claims, legal proceedings and other contingent liabilities, including the matters described below, which individually or in the aggregate could materially affect our financial condition, future results of operations or cash flows. As a matter of course, we are prepared to both litigate these matters to judgment as needed, as well as to evaluate and consider reasonable settlement opportunities.

Irrespective of its merits, litigation may be both lengthy and disruptive to our operations and could cause significant expenditure and diversion of management attention. We review our litigation accrual liabilities on a quarterly basis, but in accordance with applicable accounting guidelines only establish accrual liabilities when losses are deemed probable and reasonably estimable and only revise previously-established accrual liabilities when warranted by changes in circumstances, in each case based on then-available information. As such, as of any given date we could have exposure to losses under proceedings as to which no liability has been accrued or as to which the accrued liability is inadequate. Amounts accrued for our litigation and non-income tax contingencies at December 31, 2019 and December 31, 2018 aggregated to approximately $180 million and $123 million, respectively, and are included in other current liabilities and other liabilities in our consolidated balance sheet as of such date. The establishment of an accrual does not mean that actual funds have been set aside to satisfy a given contingency. Thus, the resolution of a particular contingency for the amount accrued could have no effect on our results of operations but nonetheless could have an adverse effect on our cash flows.

In this Note, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter.

Shareholder Class Action Suit

CenturyLink and certain CenturyLink board members and officers were named as defendants in a putative shareholder class action lawsuit filed on June 12, 2018 in the Boulder County District Court of the state of Colorado, captioned Houser et al. v. CenturyLink, et al. The complaint asserts claims on behalf of a putative class of former Level 3 shareholders who became CenturyLink shareholders as a result our acquisition of Level 3. It alleges that the proxy statement provided to the Level 3 shareholders failed to disclose various material information of several kinds, including information about strategic revenue, customer loss rates, and customer account issues, among other items. The complaint seeks damages, costs and fees, rescission, rescissory damages, and other equitable relief.

Switched Access Disputes

Subsidiaries of CenturyLink, Inc. are among hundreds of companies involved in an industry-wide dispute, raised in nearly 100 federal lawsuits (filed between 2014 and 2016) that have been consolidated in the United States District Court for the Northern District of Texas for pretrial procedures. The disputes relate to switched access charges that local exchange carriers (“LECs”) collect from interexchange carriers (“IXCs”) for IXCs’ use of LEC’s access services. In the lawsuits, IXCs, including Sprint Communications Company L.P. (“Sprint”) and various affiliates of Verizon Communications Inc. (“Verizon”), assert that federal and state laws bar LECs from collecting access charges when IXCs exchange certain types of calls between mobile and wireline devices that are routed through an IXC. Some of these IXCs have asserted claims seeking refunds of payments for access charges previously paid and relief from future access charges.

In November 2015, the federal court agreed with the LECs and rejected the IXCs’ contention that federal law prohibits these particular access charges. Final judgments have been entered in the consolidated lawsuits and the IXCs are pursuing an appeal. Separately, some of the defendants, including CenturyLink’s LECs, have petitioned the FCC to address these issues on an industry-wide basis.

Our subsidiaries include both IXCs and LECs which respectively pay and assess significant amounts of the charges in question. The outcome of these disputes and lawsuits, as well as any related regulatory proceedings that could ensue, are currently not predictable.

State Tax Suits

Since 2012, a number of Missouri municipalities have asserted claims in the Circuit Court of St. Louis County, Missouri, alleging that we and several of our subsidiaries have underpaid taxes. These municipalities are seeking, among other things, declaratory relief regarding the application of business license and gross receipts taxes and back taxes from 2007 to the present, plus penalties and interest. In a February 2017 ruling in connection with one of these pending cases, the court entered an order awarding plaintiffs $4 million and broadening the tax base on a going-forward basis. We appealed that decision to the Missouri Supreme Court. In December 2019, it affirmed the circuit court’s order in some respects and reversed it in others, remanding the case to the circuit court for further proceedings. The Missouri Supreme Court’s decision will reduce our exposure in the case. In a June 2017 ruling in connection with another one of these pending cases, the circuit court made findings in a non-final ruling which, if not overturned or modified in light of the Missouri Supreme Court’s decision, will result in a tax liability to us well in excess of the contingent liability we have established. In due course, we plan to appeal that decision. We continue to vigorously defend against these claims.

Billing Practices Suits

In June 2017, a former employee filed an employment lawsuit against us claiming that she was wrongfully terminated for alleging that we charged some of our retail customers for products and services they did not authorize. Starting shortly thereafter and continuing since then, and based in part on the allegations made by the former employee, several legal proceedings have been filed.

In June 2017, McLeod v. CenturyLink, a putative consumer class action, was filed against us in the U.S. District Court for the Central District of California alleging that we charged some of our retail customers for products and services they did not authorize. A number of other complaints asserting similar claims were filed in other federal and state courts. The lawsuits assert claims including fraud, unfair competition, and unjust enrichment. Also in June 2017, Craig. v. CenturyLink, Inc., et al., a putative securities investor class action, was filed in U.S. District Court for the Southern District of New York, alleging that we failed to disclose material information regarding improper sales practices, and asserting federal securities law claims. A number of other cases asserting similar claims have also been filed.

Beginning June 2017, we also received several shareholder derivative demands addressing related topics. In August 2017, the Board of Directors formed a special litigation committee of outside directors to address the allegations of impropriety contained in the shareholder derivative demands. In April 2018, the special litigation committee concluded its review of the derivative demands and declined to take further action. Since then, derivative cases were filed. Two of these cases, Castagna v. Post and Pinsly v. Post, were filed in Louisiana state court in the Fourth Judicial District Court for the Parish of Ouachita. The remaining derivative cases were filed in federal court in Louisiana and Minnesota. These cases have been brought on behalf of CenturyLink against certain current and former officers and directors of the Company and seek damages for alleged breaches of fiduciary duties.

The consumer putative class actions, the securities investor putative class actions, and the federal derivative actions have been transferred to the U.S. District Court for the District of Minnesota for coordinated and consolidated pretrial proceedings as In Re: CenturyLink Sales Practices and Securities Litigation. Subject to confirmatory discovery and court approval, we have agreed to settle the consumer putative class actions for payments of $15.5 million to compensate class members and of up to $3.5 million for administrative costs. We accrued for those amounts during the second quarter of 2019. Certain class members may elect to opt out of the class settlement and pursue the resolution of their individual claims against us on these issues through various dispute resolution processes, including individual arbitration. One law firm claims to represent more than 22,000 potential class members. To the extent that a substantial number of class members, including many of the law firm’s alleged clients, meet the contractual requirements to arbitrate, elect to opt out of the settlement (or otherwise successfully exclude their individual claims), and actually pursue arbitrations, the Company could incur a material amount of filing and other arbitrations fees in relation to the administration of those claims.

In July 2017, the Minnesota state attorney general filed State of Minnesota v. CenturyTel Broadband Services LLC, et al. in the Anoka County Minnesota District Court, alleging claims of fraud and deceptive trade practices relating to improper consumer sales practices.

We have engaged in discussions regarding potential resolutions of these claims with a number of state attorneys general, and have entered into agreements settling the Minnesota suit and certain of the consumer practices claims asserted by state attorneys general. While we do not agree with allegations raised in these matters, we have been willing to consider reasonable settlements where appropriate.

In 2019, we recorded a charge of approximately $71 million with respect to the above-described settlements and other consumer litigation related matters.

Locate Service Investigations

In June 2019, Minnesota and Arizona initiated investigations related to the timeliness of responses by certain of our vendors to requests for marking the location of underground telecommunications facilities. We and our subsidiaries are cooperating with the investigations.

Peruvian Tax Litigation

In 2005, the Peruvian tax authorities (“SUNAT”) issued tax assessments against one of our Peruvian subsidiaries asserting $26 million, of additional income tax withholding and value-added taxes (“VAT”), penalties and interest for calendar years 2001 and 2002 on the basis that the Peruvian subsidiary incorrectly documented its importations. After taking into account the developments described below, as well as the accrued interest and foreign exchange effects, we believe the total amount of our exposure is $7 million at December 31, 2019.

We challenged the assessments via administrative and then judicial review processes. In October 2011, the highest administrative review tribunal (the Tribunal) decided the central issue underlying the 2002 assessments in SUNAT’s favor. We appealed the Tribunal’s decision to the first judicial level, which decided the central issue in favor of Level 3. SUNAT and we filed cross-appeals with the court of appeal. In May 2017, the court of appeal issued a decision reversing the first judicial level. In June 2017, we filed an appeal of the decision to the Supreme Court of Justice, the final judicial level. Oral argument was held before the Supreme Court of Justice in October 2018. A decision on this case is pending.

In October 2013, the Tribunal decided the central issue underlying the 2001 assessments in SUNAT’s favor. We appealed that decision to the first judicial level in Peru, which decided the central issue in favor of SUNAT. In June 2017, we filed an appeal with the court of appeal. In November 2017, the court of appeals issued a decision affirming the first judicial level and we filed an appeal of the decision to the Supreme Court of Justice. Oral argument was held before the Supreme Court of Justice in June 2019. A decision on this case is pending.

Brazilian Tax Claims

In December 2004, March 2009, April 2009 and July 2014, the São Paulo state tax authorities issued tax assessments against one of our Brazilian subsidiaries for the Tax on Distribution of Goods and Services

(“ICMS”) with respect to revenue from leasing certain assets (in the case of the December 2004, March 2009 and July 2014 assessments) and revenue from the provision of Internet access services (in the case of the April 2009 and July 2014 assessments), by treating such activities as the provision of communications services, to which the ICMS tax applies. In September 2002, July 2009 and May 2012, the Rio de Janeiro state tax authorities issued tax assessments to the same Brazilian subsidiary on similar issues.

We have filed objections to these assessments, arguing that the lease of assets and the provision of Internet access are not communication services subject to ICMS. The objections to the September 2002, December, 2004 and March 2009 assessments were rejected by the respective state administrative courts, and we have appealed those decisions to the judicial courts. In October 2012 and June 2014, we received favorable rulings from the lower court on the December 2004 and March 2009 assessments regarding equipment leasing, but those rulings are subject to appeal by the state. No ruling has been obtained with respect to the September 2002 assessment. The objections to the April and July 2009 and May 2012 assessments are still pending final administrative decisions. The July 2014 assessment was confirmed during the fourth quarter of 2014 at the first administrative level, and we appealed this decision to the second administrative level.

We are vigorously contesting all such assessments in both states and, in particular, view the assessment of ICMS on revenue from equipment leasing to be without merit. These assessments, if upheld, could result in a loss of up to $37 million at December 31, 2019 in excess of the accruals established for these matters.

Qui Tam Action

Level 3 was notified in late 2017 of a qui tam action pending against Level 3 Communications, Inc. and others in the United States District Court for the Eastern District of Virginia, captioned United States of America ex rel., Stephen Bishop v. Level 3 Communications, Inc. et al. The original qui tam complaint and an amended complaint were filed under seal on November 26, 2013 and June 16, 2014, respectively. The court unsealed the complaints on October 26, 2017.

The amended complaint alleges that Level 3, principally through two former employees, submitted false claims and made false statements to the government in connection with two government contracts. The relator seeks damages in this lawsuit of approximately $50 million, subject to trebling, plus statutory penalties, pre-and-post judgment interest, and attorney’s fees. The case is currently stayed.

Level 3 is evaluating its defenses to the claims. At this time, Level 3 does not believe it is probable Level 3 will incur a material loss. If, contrary to its expectations, the plaintiff prevails in this matter and proves damages at or near $50 million, and is successful in having those damages trebled, the outcome could have a material adverse effect on our results of operations in the period in which a liability is recognized and on our cash flows for the period in which any damages are paid.

Several people, including two former Level 3 employees were indicted in the United States District Court for the Eastern District of Virginia on October 3, 2017, and charged with, among other things, accepting kickbacks from a subcontractor, who was also indicted, for work to be performed under a prime government contract. Of the two former employees, one entered into a plea agreement, and the other is deceased. Level 3 is fully cooperating in the government’s investigations in this matter.

Other Proceedings, Disputes and Contingencies

From time to time, we are involved in other proceedings incidental to our business, including patent infringement allegations, administrative hearings of state public utility commissions relating primarily to our rates or services, actions relating to employee claims, various tax issues, environmental law issues, grievance hearings before labor regulatory agencies and miscellaneous third party tort actions.

We are currently defending several patent infringement lawsuits asserted against us by non-practicing entities, many of which are seeking substantial recoveries. These cases have progressed to various stages and one or more may go to trial during 2020 if they are not otherwise resolved. Where applicable, we are seeking full or partial indemnification from our vendors and suppliers. As with all litigation, we are vigorously defending these actions and, as a matter of course, are prepared to litigate these matters to judgment, as well as to evaluate and consider all reasonable settlement opportunities.

We are subject to various foreign, federal, state and local environmental protection and health and safety laws. From time to time, we are subject to judicial and administrative proceedings brought by various governmental authorities under these laws. Several such proceedings are currently pending, but none is reasonably expected to exceed $100,000 in fines and penalties.

The outcome of these other proceedings described under this heading is not predictable. However, based on current circumstances, we do not believe that the ultimate resolution of these other proceedings, after considering available defenses and any insurance coverage or indemnification rights, will have a material adverse effect on us.

The ultimate outcome of the above-described matters may differ materially from the outcomes anticipated, estimated, projected or implied by us in certain of our statements appearing above in this Note, and proceedings currently viewed as immaterial by us may ultimately materially impact us.

Environmental Contingencies

In connection with our largely historical operations, we have responded to or been notified of potential environmental liability at approximately 200 properties. We are engaged in addressing or have liquidated environmental liabilities at many of those properties. We could potentially be held liable, jointly, or severally, and without regard to fault, for the costs of investigation and remediation of these sites. The discovery of additional environmental liabilities or changes in existing environmental requirements could have a material adverse effect on our business.

Right-of-Way

At December 31, 2019, our future rental commitments for Right-of-Way agreements were as follows:

Right-of-Way Agreements
(Dollars in millions)
2020	$174
2021	75
2022	72
2023	63
2024	52
2025 and thereafter	464

Total future minimum payments	$900

Purchase Commitments

We have several commitments primarily for marketing activities and support services from a variety of vendors to be used in the ordinary course of business totaling $766 million at December 31, 2019. Of this amount, we expect to purchase $247 million in 2020, $261 million in 2021 through 2022, $85 million in 2023 through 2024 and $173 million in 2025 and thereafter. These amounts do not represent our entire anticipated purchases in the future, but represent only those items for which we were contractually committed as of December 31, 2019.

(20)  Other Financial Information

Other Current Assets

The following table presents details of other current assets in our consolidated balance sheets:

	As of December 31,
	2019	2018
	(Dollars in millions)
Prepaid expenses	$274	307
Income tax receivable	35	82
Materials, supplies and inventory	105	120
Contract assets	42	52
Contract acquisition costs	178	167
Contract fulfillment costs	115	82
Other	59	108

Total other current assets	$808	918

Selected Current Liabilities

Current liabilities reflected in our consolidated balance sheets include accounts payable and other current liabilities as follows:

	As of December 31,
	2019	2018
	(Dollars in millions)
Accounts payable	$1,724	1,933

Other current liabilities:
Accrued rent	$75	45
Legal contingencies	88	30
Other	223	282

Total other current liabilities	$386	357

Included in accounts payable at December 31, 2019 and 2018, were (i) $106 million and $86 million, respectively, representing book overdrafts and (ii) $469 million and $434 million, respectively, associated with capital expenditures.

(21)  Labor Union Contracts

As of December 31, 2019, approximately 25% of our employees were members of various bargaining units represented by the Communication Workers of America (“CWA”) and the International Brotherhood of Electrical Workers (“IBEW”). We believe that relations with our employees continue to be generally good. There were no employees subject to collective bargaining agreements that expired prior to December 31, 2019. Approximately 9% of our represented employees are subject to collective bargaining agreements that are scheduled to expire in 2020.

(22)  Accumulated Other Comprehensive Loss

Information Relating to 2019

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2019:

	Pension Plans	Post- Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Interest Rate Swap	Total
	(Dollars in millions)
Balance at December 31, 2018	$(2,173)	(58)	(230)	—	(2,461)

Other comprehensive loss before reclassifications	(219)	(138)	2	(41)	(396)
Amounts reclassified from accumulated other comprehensive loss	163	12	—	2	177

Net current-period other comprehensive (loss) income	(56)	(126)	2	(39)	(219)

Balance at December 31, 2019	$(2,229)	(184)	(228)	(39)	(2,680)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2019:

Year Ended December 31, 2019	(Decrease) Increase in Net Loss	Affected Line Item in Consolidated Statement of Operations
	(Dollars in millions)
Amounts reclassified from accumulated other comprehensive loss(1)
Interest rate swap	$2	Interest expense
Net actuarial loss	224	Other income, net
Prior service cost	8	Other income, net

Total before tax	234
Income tax benefit	(57)	Income tax expense (benefit)

Net of tax	$177

(1) See	Note 11—Employee Benefits for additional information on our net periodic benefit (expense) income related to our pension and post-retirement plans.

Information Relating to 2018

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2018:

	Pension Plans	Post- Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2017	$(1,731)	(235)	(29)	(1,995)

Other comprehensive income (loss) before reclassifications	(195)	194	(201)	(202)
Amounts reclassified from accumulated other comprehensive loss	128	15	—	143

Net current-period other comprehensive income (loss)	(67)	209	(201)	(59)

Cumulative effect of adoption of ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	$(375)	(32)	—	(407)

Balance at December 31, 2018	$(2,173)	(58)	(230)	(2,461)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2018:

Year Ended December 31, 2018	(Decrease) Increase in Net Loss	Affected Line Item in Consolidated Statement of Operations
	(Dollars in millions)
Amortization of pension & post-retirement plans(1)
Net actuarial loss	$178	Other income, net
Prior service cost	12	Other income, net

Total before tax	190
Income tax benefit	(47)	Income tax expense (benefit)

Net of tax	$143

(1) See	Note 11—Employee Benefits for additional information on our net periodic benefit (expense) income related to our pension and post-retirement plans.

(23)  Dividends

Our Board of Directors declared the following dividends payable in 2019 and 2018:

Date Declared	Record Date	Dividend Per Share	Total Amount	Payment Date
			(in millions)
November 21, 2019	12/2/2019	$0.250	$273	12/13/2019
August 22, 2019	9/2/2019	0.250	273	9/13/2019
May 23, 2019	6/3/2019	0.250	274	6/14/2019
March 1, 2019	3/12/2019	0.250	273	3/22/2019
November 14, 2018	11/26/2018	0.540	586	12/7/2018
August 21, 2018	8/31/2018	0.540	584	9/14/2018
May 23, 2018	6/4/2018	0.540	588	6/15/2018
February 21, 2018	3/5/2018	0.540	586	3/16/2018

The declaration of dividends is solely at the discretion of our Board of Directors, which may change or terminate our dividend practice at any time for any reason without prior notice. On February 27, 2020, our Board of Directors declared a quarterly cash dividend of $0.25 per share.

APPENDIX C

to Proxy Statement

Amended and Restated 2018 Equity Plan

CENTURYLINK

2018 EQUITY INCENTIVE PLAN

as amended and restated on May 20, 2020

1.    Purpose. The purpose of the CenturyLink 2018 Equity Incentive Plan (the “Plan”) is to increase shareholder value and to advance the interests of CenturyLink, Inc. (“CenturyLink”) and its subsidiaries (collectively, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward, and motivate the Company’s key employees, officers, directors, consultants, and advisors and to strengthen the mutuality of interests between such persons and CenturyLink’s shareholders. Incentives consist of opportunities to purchase or receive shares of common stock, $1.00 par value per share, of CenturyLink (the “Common Stock”) or cash valued in relation to Common Stock, on terms determined under this Plan. As used in this Plan, the term “subsidiary” means any corporation, limited liability company, or other entity of which CenturyLink owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests, or other equity interests issued thereby.

2.    Administration.

2.1    Composition. This Plan shall generally be administered by the compensation committee of the Board of Directors of CenturyLink (the “Board”) or by a subcommittee thereof (such administrator, as used in this Plan, the “Committee”). The Committee shall consist of not fewer than two members of the Board, each of whom shall qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule.

2.2    Authority. The Committee shall have plenary authority to award Incentives under this Plan and to enter into agreements with or provide notices to participants as to the terms of the Incentives (collectively, the “Incentive Agreements”). The Committee shall have the general authority to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of this Plan. Committee decisions regarding matters relating to this Plan shall be final, conclusive, and binding on the Company, participants, and all other interested persons. The Committee may delegate its authority hereunder to the extent provided in Section 3.2.

3.    Eligible Participants.

3.1    Eligibility. Key employees, officers, and directors of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee.

3.2    Delegation of Authority to Chief Executive Officer. With respect to participants not subject to Section 16 of the 1934 Act, the Committee may delegate to the chief executive officer of CenturyLink its authority to designate participants, to determine the size and type of Incentives to be received by those participants, to determine any performance objectives for these participants, and to approve or authorize the form of Incentive Agreement governing such Incentives. Following any grants of Incentives pursuant to such delegated authority, the chief executive officer of CenturyLink or any officer designated by him may exercise any powers of the Committee under this Plan to accelerate vesting or exercise periods, to terminate restricted periods, to waive compliance with specified provisions, or to otherwise make determinations contemplated hereunder with respect to those participants; provided, however, that (a) the chief executive officer may only grant options at a per share exercise price equal to or greater than the Fair Market Value (as defined in Section 12.10) of a share of Common Stock on the later of the date the officer approves such grant or the date the participant commences employment and (b) the Committee retains sole authority to make any of the determinations set forth in Section 5.4, 12.10 or Section 11 of this Plan.

4.    Types of Incentives. Incentives may be granted under this Plan to eligible participants in the forms of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock, (e) restricted stock units (“RSUs”), and (f) Other Stock-Based Awards (as defined in Section 10).

5.    Shares Subject to the Plan.

5.1    Number of Shares. Subject to the counting provisions of Section 5.2 and adjustment as provided in Section 5.4, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under this Plan shall be 75,600,000.

5.2    Share Counting. Subject to adjustment as provided in Section 5.4:

(a)    The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 34,600,000.

(b)    Any shares of Common Stock subject to an Incentive granted under this Plan that is subsequently canceled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available again for issuance or delivery under the Plan. Any shares of Common Stock subject to an Incentive granted under the Amended and Restated CenturyLink, Inc. 2011 Equity Incentive Plan that, after the date this Plan is first approved by shareholders, is cancelled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available for issuance or delivery under this Plan. Notwithstanding the foregoing, shares subject to an Incentive shall not be available again for issuance or delivery under this Plan if such shares were (a) tendered in payment of the exercise or base price of a stock option or stock-settled SAR; (b) covered by, but not issued upon settlement of, stock-settled SARs; or (c) delivered or withheld by the Company to satisfy any tax withholding obligation related to a stock option or stock-settled SAR.

(c)    If an Incentive, by its terms, may be settled only in cash, then the grant, vesting, payout, settlement, or forfeiture of such Incentive shall have no impact on the number of shares available for grant under the Plan.

5.3    Participant Limits. Subject to adjustment as provided in Section 5.4, the following additional limitations are imposed under the Plan:

(a)    The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to any one individual during any calendar year shall be 1,500,000.

(b)    The maximum value of Incentives that may be granted under the Plan to each non-employee director of CenturyLink during any single calendar year shall be $500,000, with any shares granted under such Incentives valued at Fair Market Value on the date of grant.

5.4    Adjustment.

(a)    In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other comparable change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Section 5 and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including adjustments to the exercise price of any option or the Base Price (defined in Section 7.5) of any SAR and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

(b)    If the Company merges, consolidates, sells substantially all of its assets, or dissolves, and such transaction is not a Change of Control as defined in Section 11 (each of the foregoing, a “Fundamental Change”), then thereafter, upon any exercise or payout of an Incentive granted prior to the Fundamental Change, the participant shall be entitled to receive (i) in lieu of shares of Common Stock previously issuable thereunder, the number and class of shares of stock or securities to which the participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the participant had been the holder of record of the number of shares of Common Stock subject to such Incentive or (ii) in lieu of payments based on the Common Stock previously payable thereunder, payments based on any formula that the Committee determines to be equitable in order to provide participants with substantially equivalent rights before and after the Fundamental Change. In the event any such Fundamental

Change causes a change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee in its sole discretion, whose determination shall be conclusive.

5.5    Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

5.6    Minimum Vesting Requirements. Except for any Incentives that are issued in payment of cash amounts earned under the Company’s short-term incentive program, all Incentives must be granted with a minimum vesting period of at least one year without providing for incremental vesting during such one-year period.

5.7    Dividends and Dividend Equivalent Rights. Incentives granted under this Plan in the form of stock options and SARs may not be granted with dividend or dividend equivalent rights. Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, the Committee may determine to pay dividends or dividend equivalents, as applicable, on Incentives granted under this Plan in the form of restricted stock, RSUs, or Other Stock Based Awards. In the event that the Committee grants dividend equivalent rights, the Company shall establish an account for the participant and reflect in that account any securities, cash, or other property comprising any dividend or property distribution with respect to each share of Common Stock underlying each Incentive. For any Incentives granted under this Plan with dividend or dividend equivalent rights, such dividends or dividend equivalent rights shall vest and pay out or be forfeited in tandem with underlying Incentives rather than during the vesting period.

6.    Stock Options. A stock option is a right to purchase shares of Common Stock from CenturyLink. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1    Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the Fair Market Value (as defined in Section 12.10) of a share of Common Stock as of the date of grant, except in the case of a stock option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines. In the event that an option grant is approved by the Committee, but is to take effect on a later date, such as when employment or service commences, such later date shall be the date of grant.

6.2    Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5, including, but not limited to, any adjustment as provided in Section 5.4.

6.3    Duration and Time for Exercise. The term of each stock option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Subject to Section 5.6, each stock option shall become exercisable at such time or times during its term as determined by the Committee and provided for in the Incentive Agreement. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any stock option at any time.

6.4    Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery to the Company of currently-owned shares of Common Stock (including through any attestation of ownership that effectively transfers title), which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of shares of Common Stock with an aggregate Fair Market Value equal to the difference between the aggregate exercise price of the options being surrendered and the aggregate Fair Market Value of the shares of Common Stock subject to the option; (f) in such other manner as may be authorized from time to time by the Committee; or (g) through any combination of the foregoing methods.

6.5    Limitations on Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 11 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant; and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has a per share exercise price that is greater than the then-current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.

6.6    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

(a)    Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options.

(b)    All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Board.

(c)    No incentive stock options shall be granted to any non-employee or to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of CenturyLink.

(d)    The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of CenturyLink or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, the excess options shall be treated as non-qualified stock options for federal income tax purposes.

7.    Stock Appreciation Rights.

7.1    Grant of Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, cash, or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 7.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions of the Plan and the applicable Incentive Agreement.

7.2    Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 5.4.

7.3    Duration and Time for Exercise. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Subject to Section 5.6, each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee and provided for in the Incentive Agreement. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any SAR at any time in its discretion.

7.4    Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder certificates for the shares of Common Stock to which the holder is entitled pursuant to Section 7.5 or cash or both, as provided in the Incentive Agreement.

7.5    Payment.

(a)    The number of shares of Common Stock which shall be issuable upon the exercise of a SAR payable in Common Stock shall be determined by dividing:

(i)    the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in each such share (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value (as defined in Section 12.10) of a share of Common Stock subject to the SAR on the trading day prior to the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 5.4); by

(ii)    the Fair Market Value of a share of Common Stock on the Exercise Date.

(b)    No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

(c)    If so provided in the Incentive Agreement, a SAR may be exercised for cash equal to the Fair Market Value of the shares of Common Stock that would be issuable under Section 7.5(a), if the exercise had been for Common Stock.

7.6    Limitations on Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 11 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the Base Price for any outstanding SAR granted under this Plan may not be decreased after the date of grant; and (b) an outstanding SAR that has been granted under this Plan may not, as of any date that such SAR has a Base Price that is greater than the then-current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.

8.    Restricted Stock.

8.1    Grant of Restricted Stock. The Committee may award shares of restricted stock to such eligible participants as determined pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan.

8.2    The Restricted Period. Subject to Section 5.6, at the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period.

8.3    Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the CenturyLink 2018 Equity Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and CenturyLink, Inc. (the “Company”) thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.

8.4    Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered, any certificates shall be cancelled, and any related accrued but unpaid cash dividends will be forfeited. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 5.4 due to a recapitalization or other change in capitalization.

8.5    Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse, and the Company shall cause to be delivered to the participant or the participant’s estate, as the case may be, the number of shares of restricted stock with respect to which the restrictions have lapsed, free of all such restrictions and legends, except any that may be imposed by law. The Company, in its discretion, may elect to deliver such shares through issuance of a stock certificate or by book entry.

8.6    Rights as a Shareholder. Subject to the terms and conditions of the Plan (including, but not limited to, Section 5.7) and the applicable Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

9.    Restricted Stock Units.

9.1    Grant of Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan

9.2    Vesting Period. Subject to Section 5.6, at the time an award of RSUs is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period.

9.3    Rights as a Shareholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock units shall have no rights as a shareholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.

10.    Other Stock-Based Awards. The Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards (other than options, SARs, restricted stock, or RSUs, described in Sections 6 through 9 hereof) paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock, awards of phantom stock, or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. Subject to Section 5.6, the Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a shareholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan.

11.    Change of Control.

(a)    A Change of Control shall mean:

(i)    the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the Common Stock or 30% or more of the combined voting power of CenturyLink’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(A)    any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 11(a)(iii) hereof) of Common Stock directly from the Company,

(B)    any acquisition of Common Stock by the Company,

(C)    any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D)    any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 11(a)(iii) hereof; or

(ii)    individuals who, as of May 23, 2018, constituted the Board of Directors of CenturyLink (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyLink’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii)    consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyLink) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(A)    the individuals and entities who were the beneficial owners of CenturyLink’s outstanding Common Stock and CenturyLink’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(B)    except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyLink, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(C)    at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)    approval by the shareholders of CenturyLink of a complete liquidation or dissolution of CenturyLink.

For purposes of this Section 11, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(b)    No Incentive Agreement shall provide for (1) the acceleration of the vesting of time-based Incentives upon the occurrence of a Change of Control without a contemporaneous or subsequent termination of the participant’s employment or service relationship or (2) the payout of any performance-based Incentives upon a Change of Control in an amount exceeds the greater of (i) the payout of a pro-rata portion of such Incentive, based on the portion of the performance period that has elapsed and assuming target performance and (ii) payout of such Incentive based on actual performance. Notwithstanding the foregoing, no later than 30 days after a Change of Control of the type described in subsections (a)(i) or (a)(ii) of this Section 11 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (a)(iii) or (a)(iv) of this Section 11, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant; provided, however, that no such action may be taken if it would result in the imposition of a penalty on the participant under Section 409A of the Code as a result thereof:

(i)    require that all outstanding options, SARs or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options, SARs and Other Stock-Based Awards and all rights of participants thereunder would terminate,

(ii)    make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control and provide participants with substantially equivalent rights before and after such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(iii)    provide for mandatory conversion or exchange of some or all of the outstanding options, SARs, restricted stock units or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Incentives would be deemed automatically cancelled and the Company would pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR, restricted stock unit or Other Stock-Based Award, as defined and calculated below, over the per share exercise price or Base Price of such Incentive or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(iv)    provide that thereafter, upon any exercise or payment of an Incentive that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Incentive, in lieu of the number of shares of Common Stock then covered by such Incentive, the number and class of shares of stock or other securities or property (including cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Incentive.

(c)    For the purposes of conversions or exchanges under paragraph (iii) of Section 11(c), the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(i)    the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(ii)    the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(iii)    in all other events, the fair market value of a share of Common Stock, as determined by the Committee as of the time determined by the Committee to be immediately prior to the effective time of the conversion or exchange.

(d)    In the event that the consideration offered to shareholders of CenturyLink in any transaction described in this Section 11 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

12.    General.

12.1    Duration. No Incentives may be granted under the Plan after May 23, 2028; provided, however, that subject to Section 12.8, the Plan shall remain in effect after such date with respect to Incentives granted prior to that date, until all such Incentives have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

12.2    Transferability.

(a)    No Incentives granted hereunder may be transferred, pledged, assigned, or otherwise encumbered by a participant except:

(i)    by will;

(ii)    by the laws of descent and distribution;

(iii)    if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, pursuant to a domestic relations order, as defined in the Code; or

(iv)    as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members (as defined in Section 12.2(b)); (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members, or beneficiaries, as appropriate, are the sole partners; (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members, or beneficiaries, as appropriate, are the sole members; or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members.

(b)    “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

12.3    Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee or as provided in the Incentive Agreement.

12.4    Additional Conditions. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

12.5    Withholding.

(a)    The Company shall have the right to withhold from any payments made or stock issued under the Plan or to collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld (up to the maximum permissible withholding rate). At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Incentive (each such date, a “Tax Date”), the participant may, subject to Section 12.5(b) below, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the maximum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the Tax Date.

(b)    Each Election must be made prior to the Tax Date. For participants who are not subject to Section 16 of the 1934 Act, the Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.

12.6    No Continued Employment. No participant under the Plan shall have any right, solely based on his or her participation in the Plan, to continue to serve as an employee, officer, director, consultant, or advisor of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

12.7    Deferral Permitted. Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement. Any deferral arrangements shall comply with Section 409A of the Code.

12.8    Amendments to or Termination of the Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

(a)    amend Section 6.5 or Section 7.6 to permit repricing of options or SARs without the approval of shareholders;

(b)    materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all of its rights under Section 11; or

(c)    materially revise the Plan without the approval of the shareholders. A material revision of the Plan includes (i) except for adjustments permitted herein, a material increase to the maximum number of shares of Common Stock that may be issued through the Plan, (ii) a material increase to the benefits accruing to participants under the Plan, (iii) a material expansion of the classes of persons eligible to participate in the Plan, (iv) an expansion of the types of awards available for grant under the Plan, (v) a material extension of the term of the Plan and (vi) a material change that reduces the price at which shares of Common Stock may be offered through the Plan.

12.9    Repurchase. Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted Incentive from a participant by mutual agreement by payment to the participant of cash or Common Stock or a combination thereof with a value equal to the value of the Incentive determined in good faith by the Committee; provided, however, that in no event will this section be construed to grant the Committee the power to take any action in violation of Section 6.5, 7.6, or 12.13.

12.10    Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, except as provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined, (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the “Fair Market Value” shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price. Notwithstanding the foregoing, if so determined by the Committee, “Fair Market Value” may be determined as an average selling price during a period specified by the Committee that is within 30 days before or 30 days after the date of grant, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs during any particular calendar year.

12.11    Liability.

(a)    Neither CenturyLink, its affiliates or any of their respective directors or officers shall be liable to any participant relating to the participant’s failure to (i) realize any anticipated benefit under an Incentive due to the failure to satisfy any applicable conditions to vesting, payment or settlement, or (ii) realize any anticipated tax benefit or consequence due to changes in applicable law, the particular circumstances of the participant, or any other reason.

(b)    No member of the Committee (or officer of the Company exercising delegated authority of the Committee under Section 3 thereof) will be liable for any action or determination made in good faith with respect to this Plan or any Incentive.

12.12    Interpretation.

(a)    Unless the context otherwise requires, (i) all references to Sections are to Sections of this Plan, (ii) the term “including” means including without limitation, (iii) all references to any particular Incentive Agreement shall be deemed to include any amendments thereto or restatements thereof, and (iv) all references to any particular statute shall be deemed to include any amendment, restatement or re-enactment thereof or any statute or regulation substituted therefore.

(b)    The titles and subtitles used in this Plan or any Incentive Agreement are used for convenience only and are not to be considered in construing or interpreting this Plan or the Incentive Agreement.

(c)    All pronouns contained in this Plan or any Incentive Agreement, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identities of the parties may require.

(d)    Whenever any provision of this Plan authorizes the Committee to take action or make determinations with respect to outstanding Incentives that have been granted or awarded by the chief executive officer of CenturyLink under Section 3.2 hereof, each such reference to “Committee” shall be deemed to include a reference to any officer of the Company that has delegated administrative authority under Section 3.2 of this Plan (subject to the limitations of such section).

12.13    Compliance with Section 409A. It is the intent of the Company that this Plan comply with the requirements of Section 409A of the Code with respect to any Incentives that constitute non-qualified deferred compensation under Section 409A, and the Company intends to operate the Plan in compliance with Section 409A and the Department of Treasury’s guidance or regulations promulgated thereunder. If the Committee grants any Incentives or takes any other action that would, either immediately or upon vesting or payment of the Incentive, inadvertently result in the imposition of a penalty on a participant under Section 409A of the Code, then the Company, in its discretion, may, to the maximum extent permitted by law, unilaterally rescind ab initio, sever, amend or otherwise modify the grant or action (or any provision of the Incentive) in such manner necessary for the penalty to be inapplicable or reduced.

12.14    Data Privacy. As a condition of receipt of any Incentive, each participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Incentives and such participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its affiliates may hold certain personal information about a participant, including, but not limited to, the participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its affiliates, and details of all Incentives (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Incentives and the participant’s participation in the Plan, the Company and its affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Incentives and such participant’s participation in the Plan. Recipients of the Data may be located in the participant’s country or elsewhere, and the participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Incentive, each participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Incentives and such participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the participant may elect to deposit any shares of Common Stock. The Data related to a participant will be held only as long as is necessary to implement, administer, and manage the Plan and Incentives and the participant’s participation in the Plan. A participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such participant, recommend any necessary corrections to the Data with respect to the participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. However, if a participant refuses or withdraws the consents described herein, the Company may cancel the participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the participant may forfeit any outstanding Incentive. For more information on the consequences of refusal to consent or withdrawal of consent, participants may contact their local human resources representative.

12.15    Participants Outside of the United States. The Committee may modify the terms of any Incentive under the Plan made to or held by a participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Incentive shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Incentive to such participant, as affected by non-United States tax laws and other restrictions applicable as a result of the participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Incentive to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Incentive may be modified under this Section 12.15 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the 1934 Act for the participant whose Incentive is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non-United States nationals or are primarily employed or providing services outside the United States.

Corporate Headquarters

100 CenturyLink Drive

Monroe, Louisiana 71203

General Information: 318-388-9000

Transfer Agent

For address changes, stock transfers, name changes, registration changes, lost stock certificates and stock holdings, please contact:

Computershare Investor Services L.L.C.

Post Office Box 505000

Louisville, Kentucky 40233

1-800-969-6718

www.computershare.com/centurylink

Auditors

KPMG LLP

1225 17th Street, Suite 800

Denver, Colorado 80202

Investor Relations

Inquiries by securities analysts, investment professionals and shareholders about CenturyLink, Inc. common stock, including requests for any SEC or other shareholder reports should be directed to:

Investor.relations@centurylink.com

http://ir.centurylink.com

Annual Report

After the close of each fiscal year, CenturyLink, Inc. submits an Annual Report on Form 10-K to the SEC containing certain additional information about its business. A copy of the 10-K report may be obtained without charge by addressing your request to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

Common Stock

CenturyLink common stock is traded on the New York Stock Exchange under the symbol CTL.

As of the Record Date, we had 1,097,900,481 shares of common stock and 7,018 shares of Series L preferred stock issued and outstanding. On such date there were 92,407 shareholders of record.

CenturyLink, CenturyLink, Inc. and the CenturyLink logos are either registered service marks or service marks of CenturyLink, Inc. and/or one of its Affiliates in the United States and/or other countries. Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners.

CENTURYLINK, INC. 100 CENTURYLINK DRIVE MONROE, LA 71203

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2020 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2020 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION

To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com. As discussed further in its proxy materials, the Company reserves the right to announce alternate meeting attendance options or restrictions or to adjourn or reschedule the meeting in response to the COVID-19 outbreak.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D05027-P34050	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTURYLINK, INC.

The Board of Directors recommends you vote FOR the following:

1.	Elect 11 directors.		For	Against	Abstain

	1a.	Martha H. Bejar	☐	☐	☐

	1b.	Virginia Boulet	☐	☐	☐

	1c.	Peter C. Brown	☐	☐	☐

	1d.	Kevin P. Chilton	☐	☐	☐

	1e.	Steven T. Clontz	☐	☐	☐

	1f.	T. Michael Glenn	☐	☐	☐

	1g.	W. Bruce Hanks	☐	☐	☐

	1h.	Hal S. Jones	☐	☐	☐

	1i.	Michael J. Roberts	☐	☐	☐

	1j.	Laurie A. Siegel	☐	☐	☐

	1k.	Jeffrey K. Storey	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4		For	Against	Abstain

2.	Ratify the appointment of KPMG LLP as our independent auditor for 2020.	☐	☐	☐

3.	Amend our 2018 Equity Incentive Plan.	☐	☐	☐

4.	Advisory vote to approve our executive compensation.	☐	☐	☐

5.	In their discretion to vote upon such other business as may properly come before the Meeting.

FOR YOUR VOTE TO BE COUNTED UNDER THIS PROXY CARD, WE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY 11:59 P.M. EASTERN TIME ON MAY 19, 2020.

NOTE: If you plan to attend the meeting and would like directions, please visit our website, http://ir.centurylink.com.

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com

D05028-P34050

CENTURYLINK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Jeffrey K. Storey, III and Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the "Voting Shares") of CenturyLink, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 20, 2020, and at any and all adjournments thereof (the "Meeting").

In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services L.L.C. (the "Agent") to vote in the manner designated on the reverse side hereof the shares of the Company's common stock held as of March 26, 2020 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company's dividend reinvestment plan. Upon the Company's timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified.

With respect to each matter listed on the reverse side, the Board of Directors recommends that you vote FOR Items 1 through 4, each of which is described more fully in the Company's proxy statement for the Meeting. If you properly execute and return this Proxy but fail to provide specific directions with respect to any of the matters listed on the reverse side, all of your votes will be voted in accordance with these recommendations with respect to such matters.

(Please See Reverse Side)

CENTURYLINK, INC. 100 CENTURYLINK DRIVE MONROE, LA 71203

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 17, 2020 for shares held in a Plan. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 17, 2020 for shares held in a Plan. Have your voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION

To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com. As discussed further in its proxy materials, the Company reserves the right to announce alternate meeting attendance options or restrictions or to adjourn or reschedule the meeting in response to the COVID-19 outbreak.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D05025-Z76407	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTURYLINK, INC.

The Board of Directors recommends you vote FOR the following:

1.	Elect 11 directors.		For	Against	Abstain

	1a.	Martha H. Bejar	☐	☐	☐

	1b.	Virginia Boulet	☐	☐	☐

	1c.	Peter C. Brown	☐	☐	☐

	1d.	Kevin P. Chilton	☐	☐	☐

	1e.	Steven T. Clontz	☐	☐	☐

	1f.	T. Michael Glenn	☐	☐	☐

	1g.	W. Bruce Hanks	☐	☐	☐

	1h.	Hal S. Jones	☐	☐	☐

	1i.	Michael J. Roberts	☐	☐	☐

	1j.	Laurie A. Siegel	☐	☐	☐

	1k.	Jeffrey K. Storey	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4		For	Against	Abstain

2.	Ratify the appointment of KPMG LLP as our independent auditor for 2020.	☐	☐	☐

3.	Amend our 2018 Equity Incentive Plan.	☐	☐	☐

4.	Advisory vote to approve our executive compensation.	☐	☐	☐

5.	In their discretion to vote upon such other business as may properly come before the Meeting.

NOTE: If you plan to attend the meeting and would like directions, please visit our website, http://ir.centurylink.com.

TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY 11:59 P.M. EASTERN TIME ON MAY 17, 2020.

Please mark, sign, date and return these instructions promptly using the enclosed envelope.

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Signature of Participant	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com

D05026-Z76407

CENTURYLINK DOLLARS & SENSE 401(k) PLAN
CENTURYLINK UNION 401(k) PLAN

VOTING INSTRUCTIONS

The undersigned, acting as a participant and a "named fiduciary" in either of the above-referenced retirement plans (collectively, the "Plans"), hereby directs The Northern Trust Company (the "Trustee"), as directed trustee of the Plans' trust (the "Trust"), to vote at the annual meeting of shareholders of CenturyLink, Inc. (the "Company") to be held on May 20, 2020, and any and all adjournments thereof (the "Meeting"), in the manner designated herein, the number of shares of the Company's common stock credited to the account of the undersigned maintained under either of the Plans on the matters set forth on the reverse side hereof and more fully described in the Company's proxy statement for the Meeting. If no instructions are furnished by the undersigned, the Trustee will vote unvoted shares and unallocated shares, if any, held in the Trust (collectively, "Undirected Shares") in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof, except as otherwise provided in accordance with applicable law. Under the Trust, plan participants are deemed to act as "named fiduciaries" to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares.

The undersigned hereby directs the Trustee to authorize the Company's proxies to vote in their discretion upon such other business as may properly come before the Meeting.

With respect to each matter listed on the reverse side, the Board of Directors of the Company recommends that you vote FOR Items 1 through 4 on the reverse side, each of which is described more fully in the Company's proxy statement for the Meeting. Upon the Trustee's timely receipt of these instructions, properly executed, the undersigned's shares will be voted in the manner directed. If the undersigned properly executes and returns these instructions but fails to provide specific directions with respect to any of the matters listed on the reverse side, the undersigned's shares will be voted in accordance with the Board's recommendations with respect to such matters.